    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON NOVEMBER 1, 1999


                                                      REGISTRATION NO. 333-58933
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                         POST-EFFECTIVE AMENDMENT NO. 1
                                       TO
                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                               MEDIQ INCORPORATED

             (Exact Name of Registrant as Specified in Its Charter)

           DELAWARE                        7352                    51-0219413
 (State or Other Jurisdiction        (Primary Standard          (I.R.S. Employer
              of                        Industrial            Identification No.)
Incorporation or Organization)  Classification Code Number)

                ONE MEDIQ PLAZA                                   JAY M. KAPLAN
         PENNSAUKEN, NEW JERSEY 08110                            ONE MEDIQ PLAZA
                (609) 665-9300                            PENNSAUKEN, NEW JERSEY 08110
                                                                 (609) 665-9300
  (Address, Including Zip Code, and Telephone        (Name, Address, Including Zip Code, and
                    Number,                                         Telephone
     Including Area Code, of Registrant's           Number, Including Area Code, of Agent for
         Principal Executive Offices)                               Service)

                            ------------------------

                                WITH COPIES TO:

                              BRUCE B. WOOD, ESQ.
                             DECHERT PRICE & RHOADS
                              30 ROCKEFELLER PLAZA
                            NEW YORK, NEW YORK 10112
                                 (212) 698-3500
                            ------------------------

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.


    If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. /X/


    If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /__________
    If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /__________
    If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /__________
    If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. / /
                         ------------------------------

                        CALCULATION OF REGISTRATION FEE

                                                                    PROPOSED MAXIMUM     PROPOSED MAXIMUM
           TITLE OF EACH CLASS OF                  AMOUNT TO         OFFERING PRICE          AGGREGATE            AMOUNT OF
        SECURITIES TO BE REGISTERED              BE REGISTERED         PER UNIT(1)       OFFERING PRICE(1)   REGISTRATION FEE(2)
Warrants to purchase shares of Common
  Stock.....................................        140,885               $5.32              $750,000               $221
Common Stock, par value $.01 per share(3)...        91,209                $.01                 $913                  $1

(1) Estimated solely for purposes of calculating the registration fee in accordance with Rules 457(g) and (i) of the Securities Act, based on the book value of the Warrants registered hereunder and the amount payable on exercise of such Warrants.

(2) Previously paid.

(3) The shares of Common Stock are issuable upon exercise of the Warrants registered hereunder. This Registration Statement also covers such shares as may be issuable pursuant to anti-dilution adjustments.
                         ------------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

PROSPECTUS

[LOGO]

                               MEDIQ INCORPORATED

                          140,885 WARRANTS TO PURCHASE
                         91,209 SHARES OF COMMON STOCK

                            ------------------------


    This Prospectus relates to the following securities which may be offered and sold from time to time by holders thereof or by their transferees, pledgees, donees or successors (collectively, the "Selling Holders") pursuant to this
Prospectus:



    - 140,885 warrants (the "Warrants") of MEDIQ Incorporated, a Delaware corporation ("Holdings"). Each Warrant, when exercised, entitles the holder thereof to purchase .6474 shares of the Common Stock, par value $.01 per share (the "Common Stock"), of Holdings at a price (the "Exercise Price") of $.01 per share.



    - 91,209 shares of Common Stock that may be issued from time to time upon exercise of the Warrants. The shares of Common Stock (and any other securities) for which the Warrants are exercisable or which are issued upon the exercise of the Warrants are collectively referred to herein as "Warrant Shares."



    The Warrants are exercisable at any time on or after May 30, 1999, and will expire on June 1, 2009. The number of Warrant Shares issuable upon exercise of the Warrants and the Exercise Price are subject to adjustment in dilutive events. See "Description of the Warrants."



    The Selling Holders may sell the Warrants and the Warrant Shares from time to time directly to purchasers or through agents, underwriters or dealers. If required, the names of any such agents, underwriters or dealers involved in the sale of the Warrants or the Warrant Shares and the applicable agent's commission, underwriter's discount or dealer's purchase price, if any, will be set forth in an accompanying supplement to this Prospectus. The Selling Holders will receive all of the net proceeds from the sale of the Warrants and the Warrant Shares and will pay all underwriting discounts, selling commissions and transfer taxes, if any, applicable to any such sales. We will pay other expenses incident to the registration of the Warrants and the Warrant Shares. The Selling Holders and any broker-dealers, agents or underwriters that participate in the distribution of the Warrants or the Warrant Shares may be deemed to be "underwriters" within the meaning of the Securities Act. A description of indemnification arrangements is provided in the section "Plan of Distribution."



    This investment involves risks. See the Risk Factors section beginning on page 12.



    Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the Warrants or Warrant Shares or passed upon the adequacy or accuracy of this Prospectus. Any representation to the contrary is a criminal offense.


                            ------------------------


                               November   , 1999.

                             AVAILABLE INFORMATION


    We have filed with the Securities and Exchange Commission (the "Commission") a Registration Statement on Form S-1 (the "Registration Statement") pursuant to the Securities Act of 1933, as amended (the "Securities Act"), covering the Warrants and Warrant Shares being offered. This Prospectus is part of the Registration Statement but does not contain all the information set forth in the Registration Statement. For more information about us, the Warrants or the Warrant Shares, you should read the Registration Statement and related exhibits, annexes and schedules. Statements made in this Prospectus as to the contents of any contract, agreement or other document referred to are not necessarily complete. Although this Prospectus describes the material terms of certain contracts, agreements and other documents filed as exhibits to the Registration Statement, you should read the exhibits for a more complete description of the document or matter involved. You may inspect and copy the Registration Statement and related exhibits, annexes and schedules at the Commission's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. Information about the operation of the Public Reference Room of the Commission may be obtained by calling the Commission at 1-800-SEC-0330. In addition, the Commission maintains a site on the World Wide Web that contains reports, proxy and information statements and other information regarding registrants, like us, that file electronically with the Commission. The address of the Web site is: http:
//www.sec.gov.



    We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended, and in accordance therewith file reports and other information with the Commission. We have also agreed that, whether or not we are required to do so by the rules and regulations of the Commission, we will furnish to the holders of the Warrants and file with the Commission (unless the Commission will not accept such a filing):



    - all quarterly and annual financial information that would be required to be contained in a filing with the Commission on Forms 10-Q and 10-K if we were required to file such forms, including a "Management's Discussion and Analysis of Financial Condition and Results of Operations" and, with respect to the annual information only, a report thereon by its certified independent accountants; and



    - all reports that would be required to be filed with the Commission on Form 8-K if we were required to file such reports.

                DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS


    This Prospectus includes "forward-looking statements" within the meaning of
Section 27A of the Securities Act and Section 21E of the Exchange Act. All statements other than statements of historical facts included in this Prospectus, including, without limitation, such statements in the sections "Summary," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business," with respect to our business and certain acquisitions and other transactions we have recently completed (including the timing, financing, strategies and effects thereof) are forward-looking statements. Although we believe that our expectations reflected in such forward-looking statements are reasonable, we can give no assurance that they will prove to have been correct. Important factors that could cause actual results to differ materially from expectations ("Cautionary Statements") are disclosed in this Prospectus, including, without limitation, in connection with the forward-looking statements included in this Prospectus and/or in the section "Risk Factors." The following additional factors could cause actual results to differ materially from the results which might be projected, forecast, estimated or budgeted by us in forward-looking statements:



    - heightened competition, including specifically price competition, the entry of new competitors or the introduction of new products by new and existing competitors;



    - adverse state and Federal legislation and regulation, including changes in Medicare and Medicaid reimbursement policies;



    - the termination of contracts with major customers or renegotiation of these contracts at less cost-effective rates or with longer payment terms;



    - unanticipated price increases in medical equipment or other rented equipment and supplies;



    - higher service, administrative or general expenses occasioned by the need for additional advertising, marketing, administrative or management information systems expenditures and


    - the inability to consummate proposed and future acquisitions or to successfully integrate any consummated acquisition with existing operations.


    All subsequent written or oral forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the Cautionary Statements.

                                    SUMMARY


    THE FOLLOWING SUMMARY CONTAINS BASIC INFORMATION ABOUT THIS OFFERING. IT LIKELY DOES NOT CONTAIN ALL THE INFORMATION THAT IS IMPORTANT TO YOU. FOR A MORE COMPLETE UNDERSTANDING OF THIS OFFERING, WE ENCOURAGE YOU TO READ THIS ENTIRE PROSPECTUS AND THE DOCUMENTS WE HAVE REFERRED YOU TO.



    UNLESS THE CONTEXT OTHERWISE REQUIRES, (1) THE TERM "HOLDINGS" REFERS TO MEDIQ INCORPORATED, (2) THE TERM "MEDIQ/PRN "REFERS TO MEDIQ/PRN LIFE SUPPORT SERVICES, INC., AND (3) THE TERMS "WE," "OUR," "OURS," "US" AND "THE COMPANY" REFER TO HOLDINGS AND ITS SUBSIDIARIES, INCLUDING MEDIQ/PRN, ON A COMBINED BASIS. REFERENCES HEREIN TO "FISCAL YEARS" ARE TO OUR FISCAL YEARS, WHICH END ON SEPTEMBER 30 IN THE CALENDAR YEAR, AND REFERENCES TO THE "LTM PERIOD" ARE TO THE TWELVE MONTH PERIOD ENDED JUNE 30, 1999. INFORMATION PROVIDED HEREIN ON A "PRO FORMA BASIS" FOR ANY PERIOD OR AS OF ANY DATE GIVES EFFECT TO CERTAIN ACQUISITIONS AND OTHER TRANSACTIONS WE HAVE RECENTLY COMPLETED IN THE MANNER DESCRIBED IN THE SECTION "PRO FORMA CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS."



    MARKET DATA CONCERNING OUR PRODUCTS AND SERVICES USED IN THIS PROSPECTUS REFLECT MANAGEMENT ESTIMATES; WHILE SUCH ESTIMATES ARE BELIEVED BY US TO BE RELIABLE, WE CAN GIVE NO ASSURANCE THAT SUCH DATA IS ACCURATE IN ALL MATERIAL RESPECTS.


                                  THE COMPANY


    We operate the largest critical care, life support and other movable medical equipment rental business in the United States. Through our extensive distribution network, we serve more than 5,000 hospitals, alternate care and home care providers, nursing homes and other health care providers nationwide and in Puerto Rico and Canada. We rent over 1,100 different types of critical care, life support and other movable medical equipment ("Medical Equipment"), including adult and infant ventilators, adult, infant, neonatal and fetal monitors, infusion and suction pumps, incubators, infant warmers, pulse oximeters, sequential compression devices and oxygen concentrators. In fiscal 1998, approximately 81% of our rental revenues were generated from 133 contracts with national health care providers and group purchasing organizations, including some of the largest hospital chains in the United States. These contracts numbered 145 at October 1, 1999. In addition, we rent therapeutic support surfaces, overlays and mattresses ("Support Surfaces"). On a Pro Forma Basis, we generated $283.0 million of revenue and $79.1 million of Adjusted EBITDA (as defined) during the LTM Period.



    In addition to our core rental business, we sell a variety of disposable products, accessories and repair parts ("Parts and Disposables"). Also, we provide several outsourcing services to health care providers. The Company's outsourcing services and sales of Parts and Disposables are natural complements to the Company's core rental business.



    We believe that rentals of Medical Equipment and Support Surfaces and outsourcing of non-core functions of hospitals and other health care providers have benefited from certain industry trends. In recent years, hospitals have faced increasing pressure to reduce operating costs and capital expenditures, while continuing to offer state-of-the-art health care. Equipment rental programs can be more cost effective for health care providers than the purchase or lease of equipment because they enable health care providers to incur the cost for equipment only when demand for such equipment exists, thus increasing the providers' equipment utilization rates and decreasing their overall cost structure and/or minimizing technological obsolescence of equipment. Additionally, by outsourcing activities such as asset management and repair and maintenance to third parties, hospitals and other health care providers can reduce operating costs and increase efficiency.



    In fiscal 1998, rental revenues from Medical Equipment and Support Surfaces accounted for 79% of our revenues, sales from Parts and Disposables, Medical Equipment and Support Surfaces and medical gases accounted for 15% of our revenues and other revenues primarily from outsourcing services accounted for 6% of our revenues.

    RENTALS. In our rental business, we rent our approximately 165,000 unit Medical Equipment and Support Surfaces inventory to customers through 108 locations in major metropolitan areas nationwide and in Puerto Rico and Canada. Such locations operate 24 hours a day, 365 days a year. Our customers receive a full range of rental and related services, including equipment delivery, inspection, maintenance, repair and documentation. In September 1997, we acquired the remaining 50% interest in MEDIQ PRN/ HNE, LLC ("SpectraCair") that we did not already own (the "SpectraCair Acquisition") in order to broaden our equipment rental product lines to include rentals of Support Surfaces. On
May 29, 1998 we purchased certain assets and rights of CH Industries, Inc. ("CHI"), CH Medical, Inc. ("CH Medical"), certain other subsidiaries of CHI and certain other parties related to the manufacture, sale and rental of specialty patient beds and Support Surfaces (the "CHI Acquisition"). We completed four other acquisitions from June 1998 to February 1999 that further strengthened the Support Surfaces rental business. The HTD Acquisition in June 1999 (see below) further contributed to rentals of Medical Equipment. On a Pro Forma Basis, our rental activities generated $177.5 million, or 62.7%, of total revenue during the LTM Period.



    PARTS AND DISPOSABLES. We sell a variety of parts primarily for use with the types of Medical Equipment and Support Surfaces we rent. The sales of such parts are a natural complement to our rental business. On June 15, 1999, we acquired the nonacute care business of HTD Corporation (the "HTD Acquisition"). HTD's nonacute care business principally comprises of sales Parts and Disposables, and to a lesser extent rentals of Medical Equipment and biomedical repair services (the "HTD Nonacute Care Business"). We supply over 14,000 Parts and Disposables products, actively stocking over 7,000 items, through seven distribution centers strategically located throughout the United States. With the HTD Acquisition, we have established a dedicated sales and marketing operation to support the growth in Parts and Disposables. We also sell repair parts to our customers for the repair of their owned equipment. On a Pro Forma Basis, our sales of Parts and Disposables generated $77.3 million, or 27.3%, of total revenue during the LTM Period.



    OUTSOURCING. To address the needs of hospitals and other health care providers to better manage their assets and increase profits, we also offer our customers the following services (collectively, the "Outsourcing Services"), none of which require substantial capital investment by us:



    - a Comprehensive Asset Management Program ("CAMP") which analyzes the critical care equipment activity of a customer and provides a variety of logistics and outsourcing services designed to manage, track and service the customer's Medical Equipment;



    - a biomedical service which provides safety inspections, preventive maintenance and repairs for most critical care equipment through a team of 226 experienced biomedical technicians;



    - a logistics and distribution service to assist equipment manufacturers in reducing their distribution costs through utilization of our extensive branch office network;



    - a medical gas supply program designed to complement our respiratory equipment rentals and provide "one-stop" service to health care providers in a fragmented market and



    - a health care consulting and management service designed to assist our customers in the management of their businesses.



On a Pro Forma Basis, our Outsourcing Services generated $13.9 million or 4.9% of total revenue during the LTM Period.



    Holdings was incorporated under the laws of the State of Delaware in 1977. Our principal executive offices are located at One MEDIQ Plaza, Pennsauken, New Jersey 08110 and our telephone number is (856) 662-3200.

                             COMPETITIVE STRENGTHS


    We believe that the following competitive strengths contribute to our position as a leader in renting Medical Equipment in the United States and serve as a foundation for our overall growth strategy:



    - LEADING MARKET POSITION. We are the largest Medical Equipment rental company in the United States. Our Medical Equipment rental revenues during the LTM Period were over twice as large as those of our nearest rental competitor for their most recent annual period reported. We have achieved and maintained a market leadership position by making strategic acquisitions, investing in an extensive distribution network and providing high-quality customer service and competitive pricing. We believe that our leading market position provides us with significant advantages in competing with other rental companies.



    - LARGEST RENTAL DISTRIBUTION NETWORK AND BROADEST RENTAL PRODUCT LINE. We have invested significant amounts to establish an extensive rental distribution network and the broadest rental product line in our industry. Our rental distribution network has the most expansive geographic coverage in our industry with 108 locations in 42 states, the District of Columbia, Puerto Rico and Canada. Our product line consists of approximately 165,000 units of rental inventory. Accordingly, we can provide Medical Equipment and Support Surfaces directly to our customers on a rapid and efficient basis. Because of our branch network and a gross investment in rental inventory of $265.9 million as of June 30, 1999, we can focus our capital expenditures on pursuing our growth strategy and purchasing Medical Equipment and Support Surfaces for which customer demand is already identified. We believe that we are uniquely positioned to leverage our installed base of rental equipment and distribution network to increase strategic partnerships, the provision of Outsourcing Services and to some extent sales of Parts and Disposables to our existing customers.



    - EXTENSIVE VARIETY OF PARTS AND DISPOSABLES. We supply over 14,000 Parts and Disposables products, actively stocking over 7,000 items, through seven distribution centers strategically located throughout the United States. A marketing and customer service operation dedicated to Parts and Disposables is in place to satisfy customer demand quickly and efficiently. This capability enables us to position ourselves as a single-source supplier to our equipment rental customers and others.



    - SOLID CUSTOMER BASE. During fiscal 1998, approximately 81% of our rental revenues were from national accounts and group purchasing organizations. Substantially all of our national accounts have been doing business with us for several years. We believe that such national health care providers will increasingly require services on a national level, which we expect will increase our sales to national accounts and group purchasing organizations.



    - ADVANCED INFORMATION SYSTEMS. Our sophisticated rental information system gives us the ability to track the location of each unit of equipment, as well as the maintenance history and scheduled maintenance requirements related to such unit. Accordingly, when a customer requests a certain piece of equipment, we can immediately determine whether or not such equipment is available at the local office which typically services such customer. In addition, if the requested equipment is unavailable at the local office, our rental information system automatically determines what potential substitutes are locally available as well as the approximate time of delivery for the next closest piece of requested equipment. We also employ another sophisticated information system to handle Parts and Disposables. We believe that our advanced rental and other information systems position us well to service the needs of the increasingly larger and more complex health care providers and provide us with a competitive advantage in servicing the needs of national accounts and rapidly growing group purchasing organizations.



    - DISCIPLINED APPROACH TO CAPITAL SPENDING. We generally make new Medical Equipment and Support Surfaces purchases only after customer demand is identified. As such, new equipment purchases generally have specifically identifiable cash flows associated with them. Prior to approving any new equipment purchase, we require that the new equipment meets certain minimum financial criteria, such as return on investment, and certain operating criteria, such as expected utilization rates and maintenance costs. We estimate that our cost recovery period for most new equipment purchases is between 12 and 18 months. Additionally, our Outsourcing Services and revenue sharing businesses do not require substantial capital investment.



    - STABLE BUSINESS. We believe that our core rental business does not have significant exposure to economic downturns, because cost pressures during such downturns may lead to increased rentals as a result of fewer purchases of medical equipment by customers.



    - STRONG AND COMMITTED MANAGEMENT TEAM. We are led by a seven person senior management team with approximately 170 years combined experience in the health care industry. Management has invested approximately $4.2 million in common and preferred equity of Holdings.


                                GROWTH STRATEGY


    In order to take full advantage of our market leadership and distribution network, we have introduced new services for our customers and have pursued strategic acquisition candidates. The following are the primary elements of our growth strategy:



    - GROW CORE RENTAL BUSINESS. We expect that certain regulatory and industry trends will increase overall demand for equipment rentals. We believe that we will be able to take advantage of these industry trends and grow our core rental revenues by:



       - capitalizing on our customer base, which we believe is the largest in the Medical Equipment rental industry;



       - focusing on sub-acute and long-term health care providers which are facing substantial pressure to reduce operating costs;



       - identifying incremental rental opportunities through our CAMP programs as we increase the number of hospitals under CAMP contracts;



       - increasing strategic partnerships and


       - continuing to market and grow Support Surfaces as a clinically efficient lower cost alternative to specialty beds.


    - LEVERAGE INFRASTRUCTURE TO INCREASE REVENUES IN NON-CAPITAL INTENSIVE BUSINESSES. Because our rental distribution network has the most expansive geographic coverage and broadest product line in our industry, we believe that we can increase revenues in certain non-capital intensive businesses by leveraging our infrastructure. In particular, we expect to expand our marketing of Outsourcing Services, strategic partnerships and sales of Parts and Disposables to our existing rental customer base. In addition, the HTD Acquisition has significantly increased our marketing capabilities with respect to Parts and Disposabes, giving us a dedicated distribution network and customer service operation. We believe that leveraging our infrastructure to develop these businesses will produce an increased return on assets, as these businesses require relatively low levels of capital investment.



    - FOCUS ON DEVELOPING ASSET MANAGEMENT PROGRAMS. We believe that our CAMP programs will continue to grow as a result of an increase in outsourcing trends related to equipment management and equipment related services as well as an increase in competitive pressure facing health care providers. Certain health care providers that have adopted CAMP have been able to achieve cost savings through a reduction of biomedical and other hospital staff, a decrease in equipment maintenance expenses and an increase in asset utilization rates. Additionally, they have been able to increase equipment utilization and capture increased patient charges as a result of the superior information gathering capability of CAMP. Since December 31, 1996, hospitals under CAMP contracts increased from three to 23.

      ENTER INTO STRATEGIC PARTNERSHIPS. We will continue to seek new strategic partnerships to increase revenues, and plan to increase revenues by partnering with equipment manufacturers to provide biomedical repair services for their equipment.



    - PURSUED STRATEGIC ACQUISITIONS. We have acquired businesses complementary with ours and integrated them effectively into our existing operations. Upon acquiring such businesses, we have typically been able to realize cost savings by eliminating corporate overhead, optimizing branch locations and reducing personnel. Since September 30, 1994, acquisitions in our core rental business coupled with internal growth have resulted in an increase in our revenues from $81.5 million in fiscal 1994 to $283.0 million on a Pro Forma Basis during the LTM Period. We have been able to successfully complete and integrate these acquisitions by adhering to an acquisition strategy which primarily focuses on acquisitions that:



       - present a relatively low level of integration risk;



       - allow us to effectively leverage our extensive distribution network;



       - are complementary to our lines of business and



       - have identifiable synergies.



                      ACQUISITIONS AND OTHER TRANSACTIONS



    We consummated the SpectraCair Acquisition in fiscal 1997. In fiscal 1998, we consummated the CHI Acquisition and one other acquisition as well as a transaction pursuant to which MQ Acquisition Corporation ("MQ") was merged with and into Holdings (the "Merger") with Holdings continuing as the surviving corporation. MQ was a Delaware corporation organized by Bruckmann, Rosser, Sherrill & Co., L.P. ("BRS") solely to effect the Merger and acquire, together with other investors, a controlling interest in Holdings. In fiscal 1999, we consummated the HTD Aquisition and three other acquisitions.



    The unaudited pro forma condensed consolidated financial statements included elsewhere in this Prospectus give effect to the CHI Acquisition, the HTD Acqusition, the Merger and certain related transactions in the manner described in the section "Pro Forma Condensed Consolidated Financial Statements." See "Business--Acquisitions and Dispositions."



    ACQUISITIONS. In January 1995, we entered into a 50/50 joint venture with a subsidiary of Huntleigh Technology, Inc. ("Huntleigh") and formed SpectraCair, a provider of Support Surfaces on a rental basis to acute care, long-term care and home care providers nationwide. In January 1996, SpectraCair acquired the low air loss specialty mattress overlay business of Bio Clinic Corporation (a subsidiary of Sunrise Medical, Inc.) for $6.7 million. In September 1997, SpectraCair was merged with and into MEDIQ/PRN following the acquisition and made into a division called MEDIQ/FST. The SpectraCair Acquisition created several opportunities to bolster MEDIQ/PRN's competitive presence with respect to Support Surfaces. Our national agreements provide a wider group of customers with access to MEDIQ/FST's product lines.



    On May 29, 1998, MEDIQ/PRN purchased certain assets and rights of CHI, CH Medical, certain other subsidiaries of CHI and certain other parties related to the manufacture, sale and rental of specialty patient beds and Support Surfaces (the "CH Medical Business") for a cost of approximately $50.0 million in cash, including related costs and expenses, and the assumption of certain obligations related to the CH Medical Business. The CHI Acquisition improved our competitive position in the acute health care sector.



    On June 15, 1999, MEDIQ/PRN acquired the nonacute care business of HTD for a cost of approximately $59.7 million. The HTD Acquisition provides the Company with a broader customer base, an expanded product line in Parts and Disposables and added experience and sophistication in this business.

    From June 1998 through February 1999, we acquired four other separate businesses. The aggregate purchase price of these acquisitions was $43.3 million.



    We believe that the previously mentioned acquisitions will:



       - generate financial leverage;



       - strengthen our market leadership position;



       - enable existing customers to reduce their costs by consolidating vendors;



       - enhance the quality and selection of products offered by us;



       - expand the presence of our national accounts and



       - enhance our operations by providing additional dedicated and experienced employees.



    OTHER TRANSACTIONS. On May 29, 1998, MQ was merged with and into Holdings with Holdings continuing as the surviving corporation. Prior to or simultaneously with the consummation of the Merger:



       - Holdings reorganized its corporate structure by contributing certain of its assets and liabilities to MEDIQ/PRN;



       - MEDIQ/PRN entered into a new $325.0 million senior secured credit facility (the "New Credit Facility"); and



       - all indebtedness of the Company except approximately $10.1 million of Holdings' 7.5% exchangeable subordinated debentures due 2003 (the "Exchangeable Debentures") and $2.0 million of MEDIQ/PRN's capital leases was repaid.



    The aggregate consideration paid in connection with the Merger was approximately $390.8 million, which amount included $20.0 million of newly-issued preferred stock of the surviving corporation. In addition, in connection with the Merger:



       - certain controlling stockholders of Holdings converted a portion of their preferred equity in Holdings into $14.5 million of common and preferred equity of the surviving corporation;



       - certain members of management and other persons selected by Holdings and BRS purchased $4.2 million of common and preferred equity of MQ and



       - BRS, certain entities and individuals affiliated with BRS (together with BRS, the "BRS Entities") and certain funds affiliated with Ferrer Freeman Thompson & Co. LLC and Galen Partners III, L.P. (the "Co-Investors") purchased $109.5 million of common and preferred equity of MQ.



    As part of the financing for the consideration paid in connection with the Merger, Holdings issued and sold $140,885,000 aggregate principal amount at maturity of 13% Senior Discount Debentures due 2009 (the "Debentures") on
May 29, 1998 (the "Issue Date") to Credit Suisse First Boston Corporation, NationsBanc Montgomery Securities LLC and Banque Nationale de Paris (the "Initial Purchasers") pursuant to a private placement by Holdings (the "Unit Offering") of 140,885 Units (the "Units"). Each Unit consisted of one Debenture with a principal amount at maturity of $1,000 and one Warrant. In a concurrent private placement, MEDIQ/PRN issued and sold $190,000,000 aggregate principal amount of 11% Senior Subordinated Notes due 2008 (the "Notes") to the Initial Purchasers. Additionally, MEDIQ/ PRN borrowed $200.0 million in Term Loans pursuant to the New Credit Facility to finance the CHI Acquisition and a portion of the Merger.

                          WARRANTS AND WARRANT SHARES


    Holdings originally issued the Warrants in the Unit Offering, pursuant to which 140,885 Units were issued and sold. Each Unit consisted of a Debenture and a Warrant. The Debentures and the Warrants became eligible to trade separately on October 22, 1998, the date of the commencement of an exchange offer for the Debentures. See "Description of Certain Indebtedness--Debentures." This Prospectus applies solely to the Warrants and the Warrant Shares. The registration of the Warrants and the Warrant Shares is intended to satisfy certain obligations of Holdings under the Warrant Agreement dated May 29, 1998 (as amended from time to time, the "Warrant Agreement") between Holdings and United States Trust Company of New York, as Warrant Agent (the "Warrant Agent"). Holdings will not receive any proceeds from the registration or subsequent sale of the Warrants or Warrant Shares.



Issuer........................  MEDIQ Incorporated

Warrants Offered..............  140,885 Warrants which, when exercised, will entitle the holders thereof to acquire an aggregate of 91,209 shares of
                                Common Stock.

Exercise Price................  $0.01 per share of Common Stock.

Exercise......................  The Warrants are exercisable beginning on May 30, 1999 and at any time thereafter on or prior to June 1, 2009.

Expiration....................  June 1, 2009.

Voting Rights.................  Warrant holders will have no voting rights.

Warrant Shares................  The Warrants entitle the holders thereof to acquire shares of Common Stock. The shares of Common Stock (and any other securities) for which the Warrants are exercisable or which are issued upon exercise of the Warrants are collectively
                                referred to herein as "Warrant Shares."

                                  RISK FACTORS

    Prospective investors in the Warrants or Warrant Shares should carefully consider the matters set forth herein under "Risk Factors."

      SUMMARY CONSOLIDATED HISTORICAL AND PRO FORMA FINANCIAL INFORMATION


    The following table sets forth summary consolidated historical financial information of the Company for the three fiscal years ended September 30, 1998 and for the nine months ended June 30, 1998 and 1999 and unaudited summary pro forma consolidated financial information of the Company for the fiscal year ended September 30, 1998 and for the LTM Period.



    The historical statement of operations data for the three years ended September 30, 1998 was derived from our audited consolidated financial statements included elsewhere in this Prospectus. The historical statements of operations data for the nine months ended June 30, 1998 and 1999 were derived from our unaudited consolidated financial statements included elsewhere in this Prospectus which, in our opinion, include all adjustments necessary for a fair presentation of our financial condition and results of operations for such periods. The results of operations for interim periods are not necessarily indicative of a full year's operations. The historical other data for the three years ended September 30, 1998 and the nine months ended June 30, 1998 and 1999 were derived from schedules prepared by us.



    The historical balance sheet data as of June 30, 1999 included within the supplemental pro forma data for the pro forma LTM Period reflects the acquisitions and transactions referred to in the section "Acquisitions and Other Transactions." The historical balance sheet data as of September 30, 1998 reflects the Transactions and the CHI Acquisition. The statement of operations data and other data for pro forma year ended September 30, 1998 and for the pro forma LTM Period and supplemental pro forma data give effect to the CHI Acquisition, the HTD Acquisition, and the Transactions as if they were consummated on October 1, 1997 to the extent not already included in actual results contained therein. The unaudited pro forma financial information is presented for informational purposes only and does not purport to be indicative of our results of operations that actually would have been achieved had such acquisitions and transactions been consummated on the date or for the periods indicated and do not purport to be indicative of our results of operations for any future period.



    It is important that you read this table along with "Pro Forma Condensed Consolidated Statements of Operations," "Selected Consolidated Historical Financial Information," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the financial statements and notes thereto included elsewhere in this Prospectus.

                                                            PRO FORMA            NINE MONTHS
                                 YEAR ENDED                YEAR ENDED               ENDED
                               SEPTEMBER 30,              SEPTEMBER 30,           JUNE 30,
                       ------------------------------     -------------     ---------------------     PRO FORMA
                         1996     1997(A)    1998(B)          1998          1998(B)      1999(C)    LTM PERIOD(D)
                       --------   --------   --------     -------------     --------     --------   -------------
                                 HISTORICAL                (UNAUDITED)           (UNAUDITED)         (UNAUDITED)
                                            (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
Statement of
  Operations Data:
Revenues.............  $136,066   $155,960   $180,916       $258,491        $131,920     $166,979      $282,979
Non-recurring
  items(e)...........    (2,200)        --    (38,417)       (38,417)        (34,567)       3,000          (850)
Operating income
  (loss).............    25,446     29,504    (18,704)       (17,757)        (19,889)      26,165        32,471
Interest expense.....   (27,307)   (19,107)   (27,894)       (58,842)        (14,333)     (40,768)      (59,805)
Other (charges) and
  credits(f).........    (4,695)    (7,504)     5,072          6,437             714          465         6,639
Income (Loss) from
  continuing
  operations before
  income taxes.......    (6,556)     2,893    (41,526)       (70,162)        (33,508)     (14,138)      (20,695)
Loss from continuing
  operations.........    (6,178)    (2,241)   (29,071)       (49,118)        (21,764)     (10,354)      (19,419)
Loss from continuing
  operation per
  share(g)...........      (.25)      (.09)     (1.69)        (43.89)           (.96)       (9.61)       (17.35)

Other Data:
Rental revenues......  $114,275   $124,316   $142,736       $167,891        $103,700     $128,743      $177,456
Sales revenues.......  $ 11,696   $ 20,230   $ 27,928       $ 73,677        $ 20,671     $ 28,925      $ 87,156
Other revenues.......  $ 10,095   $ 11,414   $ 10,252       $ 16,923        $  7,549     $  9,311      $ 18,367
EBITDA(h)............  $ 55,603   $ 59,863   $ 22,988       $ 31,287        $ 11,761     $ 57,765      $ 78,284
Adjusted EBITDA(h)...  $ 57,803   $ 59,863   $ 61,405       $ 69,704        $ 46,328     $ 54,765      $ 79,134
Depreciation and
  amortization.......  $ 30,157   $ 30,359   $ 41,692(i)    $ 49,044(i)     $ 31,650(i)  $ 31,600      $ 45,813
Capital
  expenditures.......  $ 18,073   $ 15,458   $ 20,022       $ 24,254        $ 17,909     $ 18,254      $ 22,390
Branches and
  distributors (at
  end of period).....        84         84        101            108             101          108           108
Equipment units (at
  end of period).....   120,388    131,897    152,853        156,720         150,050      165,393       165,393

                                                     AS OF SEPTEMBER 30, 1998(B)   AS OF JUNE 30, 1999(C)
                                                     ---------------------------   ----------------------
                                                                                        (UNAUDITED)
                                                                        (IN THOUSANDS)
Historical Balance Sheet Data:
Working capital....................................           $  49,774                   $  68,944
Property, plant and equipment, net.................             103,917                     111,040
Total assets.......................................             309,218                     409,647
Total debt (including current portion of long-term
  debt)............................................             470,041                     570,122
Mandatorily redeemable preferred stock.............             113,037                     131,676
Stockholders' deficiency...........................            (325,353)                   (347,380)



                                                                PRO FORMA
                                                              LTM PERIOD(D)
                                                              -------------
Supplemental Pro Forma Data:
Ratio of adjusted EBITDA to adjusted interest expense
  (excluding non-cash interest expense).....................    1.69 times
Ratio of debt at June 30, 1999 to Adjusted EBITDA...........          7.20


------------------------


(a) On September 1, 1997, the Company consummated the SpectraCair Acquisition for $1.9 million and the assumption of its former joint venture partner's portion of SpectraCair's outstanding debt of $4.4 million. Accordingly, the results of operations of SpectraCair for the one month ended September 30, 1997 were included in the Company's operating results.



(b) On May 29, 1998, the Company effected a Merger accounted for as a recapitalization. Accordingly, the historical basis of assets and liabilities was not changed, and the residual effects of the Merger were recorded in and created a stockholders' deficiency. In connection with the Merger, new capital stock, including cumulative preferred stock, was issued, debt was refinanced and additional debt incurred. Also, the number of shares of Common Stock issued and outstanding was greatly reduced as a result of the Merger, thereby affecting comparability of per share amounts. Additionally, on May 29, 1998, the Company acquired the CH Medical Business for $50.0 million, including related costs and expenses, that was financed with long-term debt. On June 26, 1998, the Company acquired National Patient Care Systems, Inc. ("NPC") for $11.0 million. The results of operations of these acquired companies were included in the Company's results of operations from the respective dates of acquisition.



(c) On June 15, 1999, the Company consummated the HTD Acquisition for
    $59.7 million, comprised of $49.7 million in cash and $10.0 million aggregate value of capital stock. The cash portion was financed under the New Credit Facility. For accounting purposes, the effective date of the acquisition was May 28, 1999. Accordingly, the results of operations of HTD were included in the Company's results of operations beginning May 28, 1999.



(d) The Pro Forma LTM data represent the unaudited pro forma results of operations from July 1, 1998 to June 30, 1999 (the "LTM Period"). Data for the LTM Period was derived by subtracting pro forma results of operations for the nine months ended June 30, 1998 from the unaudited pro forma results of operations for the year ended September 30, 1998 (included elsewhere herein) and then adding thereto the unaudited pro forma results of operations for the nine months ended June 30, 1999 (included elsewhere herein).



(e) Fiscal 1996 consists of restructuring charges of $2.2 million. Fiscal 1998 and the Pro Forma Year Ended September 30, 1998 consist of non-recurring merger and acquisition charges aggregating $35.0 million (consisting of compensation expense of $19.7 million upon the exercise of stock options by employees of the Company, payment of special transaction bonuses to certain current and former members of management of $6.7 million, the payment of a transaction fee of $6.0 million to BRS and the Co-Investors and $2.6 million for acquisition costs related to the CHI Acquisition), and a $3.4 million charge related to acquired receivables. The nine months ended June 30, 1998 consists of non-recurring merger and acquisition charges incurred to that time. The nine months ended June 30, 1999 and the pro forma LTM Period consist of a reduction in expense of $3.0 million regarding a cash settlement of disputed items related to an acquisition. The pro forma LTM Period also includes a $3.4 million charge related to acquired receivables and $.5 million of merger and acquisition charges.



(f) Fiscal 1996 includes a $6.0 million reserve on the note receivable from MHM Services, Inc. ("MHM"), and a net gain on the sale of assets of $0.6 million. Fiscal 1997 includes an equity participation charge related to the repurchase of MEDIQ/PRN warrants of $11.0 million, a gain on the sale of stock of $9.2 million, a reserve on amounts due from MHM of $5.5 million, the write-off of deferred acquisition costs of $4.0 million and a gain on a note receivable of $1.8 million. Fiscal 1998 and Pro Forma Year Ended September 30, 1998 include a cash settlement on the fully reserved note receivable from MHM of $3.0 million and recognition of discount on a note receivable of $1.1 million.



(g) The weighted average number of common shares outstanding used in the computations was 24.6 million for fiscal 1996, 25.3 million for fiscal 1997,
    17.2 million for fiscal 1998, 1.1 million for the Pro Forma Year Ended September 30, 1998, 22.7 million and 1.1 million for the nine months ended June 30, 1998 and 1999, respectively, and 1.1 million for the LTM Period. The weighted average number of shares outstanding for the periods presented ended June 30, 1998 and thereafter reflect the weighted effects during the periods of the recapitalization effected by the Merger. The weighted average number of shares outstanding for the pro forma year ended September 30, 1998, nine months ended June 30, 1999 and the pro forma LTM Period reflect the weighted effects of the shares of Common Stock issued in the HTD Acquisition. For the pro forma year ended September 30, 1998 and pro forma LTM Period, the number of shares effected by the Merger and HTD Acquisition were assumed to be outstanding at the beginning of each respective period. Basic and diluted per share amounts within each period are the same as no effect is given to the Warrants and stock options outstanding during the respective periods presented because they are antidilutive. At October 1, 1999, the number of shares of Common Stock that can be purchased by employees under the stock option plan adopted by the Company on October 1, 1998 is 53,470. Stock options outstanding under prior stock option plans were terminated with the Merger.



(h) EBITDA is defined as income from continuing operations before interest, taxes, depreciation and amortization and other charges and credits. EBITDA is presented because it is a widely accepted financial indicator of a company's ability to service indebtedness. However, EBITDA should not be considered as an alternative to income from operations or to cash flows from operating activities (as determined in accordance with generally accepted accounting principles) and should not be construed as an indication of a company's operating performance or as a measure of liquidity. EBITDA may be calculated differently by different companies and analysts. Therefore, the Company's computation of EBITDA may not be comparable to the EBITDA computation of others. Adjusted EBITDA is EBITDA plus non-recurring items.



(i) Includes $6.0 million additional reserve to write down certain under utilized equipment to net realizable value.

                                  RISK FACTORS


    THIS INVESTMENT INVOLVES RISKS. YOU SHOULD CAREFULLY CONSIDER THE RISK FACTORS SET FORTH BELOW, AS WELL AS THE OTHER INFORMATION APPEARING IN THIS PROSPECTUS, BEFORE MAKING ANY INVESTMENT IN THE WARRANTS AND WARRANT SHARES.


SUBSTANTIAL LEVERAGE


    We have incurred substantial indebtedness in connection with the Transactions and the CHI Acquisition. At June 30, 1999, we had $570.1 million of consolidated indebtedness and a shareholders' deficit of $347.4 million. See "Capitalization" and "Selected Consolidated Historical Financial Information." Accordingly, we have significant debt service obligations. On a Pro Forma Basis, our ratio of earnings to fixed charges would have been 0.7 to 1 for the LTM Period. In addition, we are likely to incur additional indebtedness in the future, subject to certain limitations contained in the instruments and documents governing our indebtedness. See "Description of Certain Indebtedness--New Credit Facility," "--Notes" and "--Debentures."



    The degree to which we are leveraged has important consequences. For example:



    - our ability to obtain additional financing for working capital, capital expenditures, acquisitions, debt service requirements or other purposes may be impaired;



    - a substantial portion of MEDIQ/PRN's cash flow from operations will be required to pay its interest expense and principal repayment obligations and will not be available for its general corporate needs (including distributions to Holdings for payments with respect to the Debentures);



    - our flexibility to adjust to changing market conditions may be limited, and our ability to compete against our less highly leveraged competitors may be reduced;



    - we may be more vulnerable in the event of a downturn in our business or in the economy generally; and


    - to the extent that MEDIQ/PRN incurs borrowings under the New Credit Facility, which borrowings will be at variable rates, it will be vulnerable to increases in interest rates.

See "Management's Discussion and Analysis of Financial Condition and Results of Operations."


ABILITY TO SERVICE DEBT AND PREFERRED STOCK



    The successful implementation of our business strategy is necessary for us to meet our anticipated debt service and preferred stock redemption requirements. In addition, our ability to meet our debt service and preferred stock redemption requirements will depend on our future performance, which is subject to a number of factors, most of which are outside our control. We can give no assurance that we will generate sufficient cash flow from operating activities to meet our debt service, preferred stock redemption and working capital requirements. Although the Debentures do not require cash interest payments until 2003, at such time the Debentures will have accreted to $140.9 million and will require annual cash interest payments thereafter of $18.3 million. The Debentures will mature in June 2009. Moreover, the New Credit Facility and the Notes currently require cash interest payments. Principal on Term Loans made pursuant to the New Credit Facility require quarterly amortization payments that began September 1999 until final maturity in June 2006. Principal on Acquisition Loans and Subfacility B of the Revolving Credit Facility both made pursuant to the New Credit Facility will require quarterly amortization payments beginning March 2000 that increase incrementally thereafter until final maturity in June 2004. Amounts borrowed under Subfacility A of the Revolving Credit Facility pursuant to the New Credit Facility are to be paid in full in May 2004. The Notes will mature in 2008. See "Description of Certain Indebtedness--Debentures," "--New Credit Facility" and "--Notes." Dividends on each of the Company's issued and outstanding preferred stock series are cumulative. Cumulative unpaid dividends for each series compound annually.

Outstanding shares of Series A and C Preferred Stock, plus unpaid cumulative dividends, are required to be redeemed in December 2011 and 2012, respectively. Redemption amounts could be substantial. See "Description of Capital Stock--Series A", "--Series B Preferred Stock" and "--Series C Preferred Stock." All or a portion of such indebtedness and preferred stock may need to be refinanced at or prior to maturity. There can be no assurance that any refinancing will be possible at that time or that any possible refinancing will be on terms that are acceptable to us. In the absence of such refinancing, we could be forced to dispose of assets in order to make up for any shortfall in the payments due on our indebtedness and preferred stock under circumstances that might not be favorable to realizing the highest price for such assets, and there can be no assurance that our assets could be sold quickly enough, or for sufficient amounts, to enable us to meet our obligations.


RESTRICTIVE COVENANTS


    The instruments and documents governing our indebtedness contain, and any additional financing agreements are likely to contain, certain restrictive covenants. These covenants affect, and in some cases will significantly limit or prohibit, among other things, our ability to:



    - incur indebtedness;



    - make prepayments of certain indebtedness;



    - pay dividends;



    - make acquisitions and other investments;



    - engage in transactions with stockholders and affiliates;



    - issue capital stock;



    - create liens;



    - sell assets; and


    - engage in mergers and consolidations.


    In addition to the restrictive covenants described above, the New Credit Facility requires MEDIQ/ PRN to maintain a number of financial ratios. The failure of MEDIQ/PRN and its subsidiaries to maintain such ratios would constitute events of default under the New Credit Facility, notwithstanding our ability to meet our debt service obligations (including our obligations with respect to the Debentures and the Notes). In the event we fail to comply with the various covenants contained in the instruments and documents governing our indebtedness, we would be in default thereunder and the maturity of substantially all of our long-term indebtedness could be accelerated. In addition, in the event of a change of control, we will be required, subject to certain conditions, to offer to purchase all outstanding Debentures and Notes at a price equal to 101% of accreted value or principal amount, respectively, plus accrued interest . There can be no assurance that we would be able to raise sufficient funds to meet this obligation. A default under either of the indentures under which the Debentures and the Notes have been issued would also constitute an event of default under the New Credit Facility. See "Description of Certain Indebtedness--Debentures," "--New Credit Facility" and "--Notes."


HOLDING COMPANY STRUCTURE


    Holdings is a holding company whose only material asset is the capital stock of MEDIQ/PRN. Holdings conducts no business (other than in connection with its ownership of the capital stock of MEDIQ/PRN and the performance of its obligations with respect to the Debentures, preferred stock, the Exchangeable Debentures and certain other administrative obligations), and depends on distributions from MEDIQ/PRN to meet its obligations. Because of the substantial leverage of both Holdings and MEDIQ/ PRN and the dependence of Holdings upon the operating performance of MEDIQ/PRN to generate distributions to Holdings, there can be no assurance that any such distributions will be adequate to fund Holdings' obligations when due. In addition, the New Credit Facility, the indenture under which the Notes have been issued and applicable Federal and state law impose restrictions on the payment of dividends and the making of loans by MEDIQ/PRN to Holdings. As a result of the foregoing restrictions, Holdings may be unable to gain access to the cash flow or assets of MEDIQ/PRN in amounts sufficient to pay cash interest on the Debentures on and after December 1, 2003, the date on which cash interest thereon first becomes payable, principal of the Debentures when due or upon a change of control or the occurrence of any other event requiring the repayment of principal or preferred stock redemption requirements. In such event, Holdings may be required to:



    - refinance the Debentures;



    - seek additional debt or equity financing;



    - cause MEDIQ/PRN to refinance all or a portion of MEDIQ/PRN's indebtedness with indebtedness containing covenants allowing Holdings to gain access to MEDIQ/PRN's cash flow or assets;



    - cause MEDIQ/PRN to obtain modifications of the covenants restricting Holdings' access to cash flow or assets of MEDIQ/PRN contained in MEDIQ/PRN's financing documents (including, without limitation, the New Credit Facility and the indenture under which the Notes have been issued);



    - merge MEDIQ/PRN with Holdings, which merger would be subject to compliance with applicable debt covenants and the consents of certain lenders or


    - pursue a combination of the foregoing actions.


    The measures Holdings may undertake to gain access to sufficient cash flow to meet its future debt service and preferred stock redemption requirements will depend on general economic and financial market conditions, as well as the financial condition of Holdings and MEDIQ/PRN and other relevant factors existing at the time. We can give no assurance that any of the foregoing measures can be accomplished, and any failure to do so could have a material adverse effect on the value of the Warrants and Warrant Shares.


ENCUMBRANCES ON ASSETS SECURING NEW CREDIT FACILITY


    MEDIQ/PRN's obligations under the New Credit Facility are secured by a first priority pledge of, or a first priority security interest in, as the case may be, substantially all the assets of MEDIQ/PRN and its subsidiaries, and by 100% of the common stock of MEDIQ/PRN's subsidiaries. If MEDIQ/PRN becomes insolvent or is liquidated, or if payment under the New Credit Facility or in respect of any other secured senior indebtedness is accelerated, the lenders under the New Credit Facility (the "Senior Lenders") or holders of such other secured senior indebtedness will be entitled to exercise the remedies available to a secured lender under applicable law (in addition to any remedies that may be available under documents pertaining to the New Credit Facility or such other senior indebtedness) and will have a prior claim with respect to the assets securing such indebtedness. See "Description of Certain Indebtedness--New Credit Facility."


OPERATING LOSSES


    We experienced losses from continuing operations of approximately
$6.2 million, $2.2 million and $29.1 million for the fiscal years ended September 30, 1996, 1997 and 1998, respectively. On a Pro Forma Basis, our loss from continuing operations for the fiscal year ended September 30, 1998 and for the LTM Period would have been $49.1 million and $19.4 million, respectively. We can give no assurance that we will not continue to incur operating losses.

COMPETITION


    The medical equipment rental industry is highly competitive and we encounter competition in all our locations throughout the United States. Competition is generated from:



    - medical equipment manufacturers which sell medical equipment directly to health care providers and which we believe generate the strongest competition;



    - general leasing and financing companies and financial institutions, such as banks, which finance the acquisition of medical equipment by health care providers; and



    - national, regional and local medical equipment renting and leasing companies and medical equipment distributors which rent medical equipment to health care providers.



    We believe that the key factors influencing the decision regarding the selection of a medical equipment rental vendor include availability and quality of medical equipment, service and price. We face competitive pressure in all of our markets from existing competitors and from the potential entry of new competitors. Although we believe that we are able to demonstrate the cost-effectiveness of renting medical equipment on a long term basis, we believe that many health care providers will continue to purchase a substantial portion of their medical equipment. We also face vigorous competition in our Support Surfaces and Parts and Disposables businesses. There are numerous other providers of these items, some of whom are larger than we are and have considerably greater resources and experience in those businesses than we do. We have a relatively small share of the markets for Support Surfaces and Parts and Disposables. See "Business--Competition."


ABILITY TO IMPLEMENT ACQUISITION STRATEGY AND ABILITY TO MANAGE GROWTH


    A key component of our business strategy has been the growth of our product and customer base through the acquisition of companies in similar lines of business. We have recently consummated the CHI Acquisition, the HTD Acquisition and four other smaller acquisitions. See "Business--Acquisitions and Dispositions."



    As of June 30, 1999, subject to certain conditions, the terms of the New Credit Facility provided MEDIQ/PRN with the capacity to borrow up to an additional $32.0 million thereunder, of which, pursuant to the terms of the New Credit Facility, the Notes and the Debentures, was limited in availability to $15.0 million. In order to capitalize on future acquisition opportunities, we may need to obtain additional capital and obtain Federal and/or state regulatory approvals. To raise additional capital, we may elect to undertake additional debt financings. Additional borrowings under the New Credit Facility, and the issuance of additional debt securities or other borrowings, would result in additional leverage and may reduce working capital. Furthermore, the issuance of additional debt securities or other borrowings will be restricted by the terms of the instruments and documents governing our indebtedness. We can give no assurance that we will be able to obtain the necessary approvals or such financing on terms acceptable to us, if at all, and the inability to obtain such regulatory approvals or financing could have a material adverse effect on our ability to capitalize on profitable acquisition opportunities.



    Any growth of our business through further internal expansion or acquisitions will place demands on our management, employees, operations and physical and financial resources. To manage our growth, we must continue to implement and improve our operational and financial systems and to expand, train and manage our employee base. Any inability to attract and retain the executive and managerial personnel required by our expanding business could have a material adverse effect on our results of operations and financial condition. If our systems, procedures or controls are not adequate to support our operations, we may not be able to achieve the rapid expansion necessary to exploit potential market opportunities for our products and services.

    Acquisitions involve a number of additional risks, including diversion of management's attention from other business concerns, the possible loss of key employees of acquired businesses and the potential difficulties in integrating the operations of acquired businesses with our existing businesses. In light of the foregoing, we can give no assurance as to the effect of acquired businesses on our business or results of operations. See See "Business--Acquisitions and Dispositions."


RELIANCE ON KEY PERSONNEL


    Our success depends to a significant degree upon the continued contributions of management, some of whom would be difficult to replace. The loss of the services of certain members of senior management could have a material adverse effect on us. Although Mr. Thomas E. Carroll, President and Chief Executive Officer of Holdings, and Mr. Jay M. Kaplan, Senior Vice President--Finance, Treasurer and Chief Financial Officer of Holdings, and certain other members of senior management are stockholders of Holdings and have employment contracts with us, there can be no assurance that the services of such personnel will continue to be available to us. See "Management" and "Ownership of Capital Stock."


DEPENDENCE ON SALES REPRESENTATIVES AND SERVICE SPECIALISTS


    We believe that to be successful we must continue to hire, train and retain highly qualified sales representatives and service specialists. Our sales growth has been supported by hiring and developing new sales representatives and adding, through acquisitions, established sales representatives whose existing customers generally have become our customers. Due to the relationships developed between our sales representatives and our customers, upon the departure of a sales representative we face the risk of losing the representative's customers, especially if the representative were to represent one of our competitors. In addition, there has been, and we expect that there will continue to be, intense competition in our industry for divisional managers and experienced sales representatives. We can give no assurance that we will be able to retain or attract qualified personnel in the future. Our failure to attract or retain such personnel could have a material adverse effect on our business, financial condition or results of operations.


REGULATION OF THE HEALTH CARE INDUSTRY


    We focus our business on providing services to health care institutions, particularly hospitals. The health care industry is subject to extensive government regulation, licensure, voluntary standards and prescribed operating procedures. The continued acceptance of our services and products by our customers will depend, to a very significant degree, upon whether such services and products will be in compliance with applicable regulations and standards or will assist health care institutions in complying with such regulations and standards. While we closely monitor such regulations and standards and design our services and products accordingly, a substantial change in the level of regulation and standards or the substance of particular regulations and standards could have a material adverse effect on our business, financial condition or results of operations. See "Business--Government Regulation."


UNCERTAINTY OF HEALTH CARE REFORM; REIMBURSEMENT OF HEALTH CARE COSTS


    There are widespread efforts to control health care costs in the United States and abroad. As an example, The Balanced Budget Act of 1997 significantly reduces Federal spending on Medicare and Medicaid over a period of five years after its enactment by reducing annual payment updates to acute care hospitals, changing payment systems for both skilled nursing facilities and home health care services from cost-based to prospective payment systems, eliminating annual payment updates for durable medical equipment, and allowing states greater flexibility in controlling Medicaid costs at the state level. We cannot reliably predict the timing or the exact effect that these or similar initiatives could have on the pricing and profitability of, or demand for, our products. However, certain provisions of The Balanced Budget Act of 1997, such as the changes in the way Medicare Part A reimburses skilled nursing facilities, may change the way our customers make renting and purchasing decisions and could have a material adverse effect on us.

We also believe it is likely that efforts by governmental and private payors to contain costs through managed care and other efforts and to reform health systems will continue in the future. We can give no assurance that current or future initiatives will not have a material adverse effect on our business, financial condition or results of operations.



    Our products are rented and sold principally to health care providers who receive reimbursement for the products and services they provide from various public and private third-party payors, including Medicare, Medicaid and private insurance programs. Since consummation of the CHI Acquisition, we also act as a supplier of durable medical equipment under Federal law and, as such, furnish products directly to customers and bill third-party payors. As a result, the demand for our products in any specific care setting is dependent in part on the reimbursement policies of the various payors in that setting. In order to be reimbursed, the products generally must be found to be reasonable and necessary for the treatment of medical conditions and must otherwise fall within the payor's list of covered services. In light of increased controls on Medicare spending, we can give no assurance of the outcome of future coverage or payment decisions for any of our products by governmental or private payors. If providers, suppliers and other users of our products and services are unable to obtain sufficient reimbursement for the rental and sale of our products, a material adverse impact on our business, financial condition or results of operations will likely result.


CONSOLIDATION OF PURCHASING ENTITIES


    Many health care providers have merged or consolidated with other members of their industry in an effort to reduce costs or achieve operating synergies. Accordingly, because larger purchasers tend to have more leverage in negotiating prices and because this consolidation often results in the renegotiation of contracts and in the granting of price concessions, this trend could have a material adverse effect on our business, financial condition or results of operations.


FRAUD AND ABUSE LAWS


    We and our customers are subject to various Federal and state laws pertaining to health care fraud and abuse, including prohibitions on the submission of false claims and the payment or acceptance of kickbacks or other remuneration in return for the purchase or rental of our products. The United States Department of Justice and the Office of the Inspector General of the United States Department of Health and Human Services have launched an enforcement initiative which specifically targets the long-term care, home health and durable medical equipment industries. Sanctions for violating these laws include criminal penalties and civil sanctions, including fines and penalties, and possible exclusion from Medicare, Medicaid and other Federal health care programs. We can give no assurance that our practices (including our third-party billing practices with respect to the CH Medical Business since consummation of the CHI Acquisition), the past third-party billing practices of the CH Medical Business or the billing practices of our customers will not be challenged under Federal and state fraud and abuse laws in the future or that such a challenge would not have a material adverse effect on our business, financial condition or results of operations.


PRODUCT LIABILITY


    The manufacture and marketing of medical products entails an inherent risk of product liability claims. Although we have not experienced any significant losses due to product liability claims and currently maintain umbrella liability insurance coverage, we can give no assurance that the amount or scope of the coverage we maintain will be adequate to protect us in the event a significant product liability claim is successfully asserted against us.

CONTROLLING STOCKHOLDERS


    At October 1, 1999, the BRS Entities and the Co-Investors collectively own approximately 74.1% of the outstanding Common Stock of Holdings. By virtue of such ownership, the BRS Entities and the Co-Investors control our company, and have the power to elect a majority of directors, appoint new management and approve any action requiring the approval of our stockholders, including the adoption of most amendments to our Certificate of Incorporation, the approval of mergers or sales of substantially all of our assets and the creation of new classes or series of capital stock. The directors elected by the BRS Entities and the Co-Investors have the authority to make decisions affecting our capital structure, including the issuance of additional capital stock, the implementation of stock repurchase programs and the declaration of dividends. See "Ownership of Capital Stock."


ABSENCE OF PUBLIC MARKET FOR THE WARRANTS AND THE WARRANT SHARES


    The Warrants and Warrant Shares are each new issues of securities for which there is currently no trading market. We can give no assurance regarding the future development of a market for the Warrants or Warrant Shares, the ability of the holders of the Warrants or Warrant Shares to sell such securities, or the price at which such holders may be able to sell such securities. If such a market were to develop, the Warrants and Warrant Shares could trade at prices that may be higher or lower than the price paid by selling holders of Warrants or Warrant Shares depending on many factors, including, among other things, prevailing interest rates, the operating results of the Company and the market for similar securities. The Initial Purchasers have advised us that they intend to make a market in the Warrants and Warrant Shares, subject to the limits imposed by the Securities Act and the Exchange Act and subject to any limits imposed during the pendency of any registration statement or shelf registration statement filed under the Securities Act; however, the Initial Purchasers are not obligated to do so, and may discontinue such market-making at any time without notice. Therefore, we can give no assurance as to the liquidity of any trading market for the Warrants or the Warrant Shares, or that an active market for the Warrants or the Warrant Shares will develop. We do not intend to apply for listing or quotation of the Warrants or Warrant Shares on any securities exchange or stock market.


RISKS ASSOCIATED WITH THE WARRANTS


    An investment in the Warrants is highly speculative, and we can give no assurance as to when or if the Warrants will have any significant value.



    We are required under the Warrant Agreement to use our best efforts to cause the Registration Statement to remain effective for certain specified periods of time. There can be no assurance that we will be able to keep the Registration Statement continuously effective until the expiration of such periods, and any failure to do so could have a material adverse effect on the value of the Warrants and the liquidity and value of the underlying Common Stock. See "Description of the Warrants."



    As of October 1, 1999, Holdings had 1,119,048 shares of Common Stock outstanding and options issued under Holdings' stock option plan outstanding for 53,470 shares. The total number of shares authorized under the stock option plan at October 1, 1999 is 61,543. If all outstanding Warrants and options were exercised, Holdings would have 1,263,727 shares of Common Stock outstanding. Of these shares, the 91,209 shares of Common Stock issuable on exercise of the Warrants will be freely tradeable in the public market without restriction by persons other than affiliates of Holdings. The remaining 1,172,518 shares of Common Stock and options outstanding were or would be acquired in transactions other than pursuant to an effective registration statement under the Securities Act and are "restricted stock" within the meaning of Rule 144 under the Securities Act. Sales of restricted stock, or the availability of such restricted stock for sale, could adversely affect the value of the Warrants and the underlying Common Stock.

    Furthermore, the indenture under which the Debentures have been issued contains numerous restrictive covenants with which we are required to comply. If we fail to comply with such covenants, resulting in an event of default, the Debentures and substantially all of our other long-term debt could be accelerated, which could have a material adverse effect on the value of the Warrants and the value of underlying Common Stock.


ABSENCE OF DIVIDENDS


    We have no plans to pay any dividends on any of our capital stock, including our Common Stock, in the foreseeable future and currently we intend to retain all earnings for reinvestment in our business and repayment of indebtedness. Our ability to pay any dividends on any of our capital stock, including our Common Stock, will depend on our receipt of cash dividends from MEDIQ/PRN. The timing and amount of dividends, if any, will depend, among other things, on our results of operations, financial condition, cash requirements and other relevant factors. The New Credit Facility and the indentures under which the Notes and Debentures were issued restrict the payment of dividends by MEDIQ/PRN and Holdings. Such restrictions could materially and adversely affect our ability to pay dividends on the Warrant Shares and therefore the value of the Warrants and the Warrant Shares.



THE YEAR 2000 PROBLEM



    The risks posed by the Year 2000 Problem may adversely affect our business in a number of significant ways by affecting our operations and increasing our costs. As a significant portion of our revenues and operating income are directly related to our ability to rent our equipment, the failure of a material portion of such equipment to be Year 2000 compliant could have a material adverse effect on our operations. While we have obtained assurances from the manufacturers of the products in our inventory that 88% of such products are Year 2000 compliant, we cannot guarantee that such assurances are accurate. Furthermore, we utilize third party network equipment and software products in our operations. While we have been testing such equipment and products as well as obtaining assurances from these third parties that their systems and products are Year 2000 compliant, any delay in or failure to implement Year 2000 solutions for such systems, equipment and products could adversely affect our operations. Therefore, we cannot guarantee that we will not experience disruptions in our service or other disruptions due to Year 2000 problems. See our "Management's Discussion and Analysis of Financial Condition and Results of Operations--Recent Developments" for a more detailed discussion of our Year 2000 circumstances.

                                THE TRANSACTIONS


    Concurrently with the issuance of the Units and the Notes, the Company consummated the Merger and certain related transactions.


THE MERGER, THE REORGANIZATION AND THE REFINANCING


    Pursuant to the terms of an Agreement and Plan of Merger dated as of January 14, 1998 (as amended as of April 27, 1998, the "Merger Agreement") between Holdings and MQ, on May 29, 1998 MQ was merged with and into Holdings with Holdings continuing as the surviving corporation (the "Surviving Corporation"). MQ was a Delaware corporation organized by BRS solely to effect the Merger and acquire, together with other investors, a controlling interest in Holdings. Prior to or simultaneously with the consummation of the Merger,
(i) Holdings contributed certain of its assets and liabilities (including the capital stock of all the subsidiaries of Holdings other than MEDIQ/PRN) to MEDIQ/PRN (the "Reorganization"), (ii) MEDIQ/PRN entered into the New Credit Facility providing for at that time up to $200.0 million of Term Loans, up to $50.0 million of Revolving Loans and up to $75.0 million of Acquisition Loans and (iii) all indebtedness of the Company except approximately $10.1 million of the Exchangeable Debentures and $2.0 million of MEDIQ/PRN's capital leases was repaid (the "Refinancing").



    The aggregate consideration paid in connection with the Merger (the "Merger Consideration") was approximately $390.8 million, which amount included
$20.0 million of Series A 13% Cumulative Compounding Preferred Stock, par value $.01 per share, of the Surviving Corporation ("Series A Preferred Stock"). In addition, in connection with the Merger:



    - certain controlling stockholders of Holdings (the "Rotko Entities") converted a portion of their preferred equity in Holdings into $14.5 million of common and preferred equity of the Surviving Corporation (the "Rotko Rollover");



    - Thomas E. Carroll, Jay M. Kaplan and certain other persons selected by Holdings and BRS (the "Management Stockholders") purchased $4.2 million of common and preferred equity of MQ (the "Management Investment" and, together with the issuance of Series A Preferred Stock as part of the Merger Consideration and the Rotko Rollover, the "Equity Rollover") and



    - the BRS Entities and the Co-Investors purchased $109.5 million of common and preferred equity of MQ (the "Equity Contribution"). See "--The Rotko Rollover," "--The Management Investment" and "--The Equity Contribution."



    For accounting purposes, the Merger was treated as a recapitalization. Accordingly, the historical basis of the Company's assets and liabilities was not affected.



    The Merger, the Reorganization, the Refinancing, the Equity Rollover and the Equity Contribution, together with the initial offering of the Notes by MEDIQ/PRN (the "Note Offering"), the Unit Offering, the other financing arrangements described above, the application of the proceeds therefrom and the payment of related fees and expenses, are collectively referred to herein as the "Transactions."



    The authorized capital stock of the Surviving Corporation consists of:



    - Common Stock, par value $.01 per share ("Common Stock");



    - Series A Preferred Stock;



    - Series B 13.25% Cumulative Compounding Perpetual Preferred Stock, par value $.01 per share ("Series B Preferred Stock"), and

    - Series C 13.5% Cumulative Compounding Preferred Stock, par value $.01 per share ("Series C Preferred Stock" and, together with the Series A Preferred Stock and the Series B Preferred Stock, the "Preferred Stock").



Immediately following consummation of the Merger and the subsequent purchase by the Management Stockholders in September 1998 of certain additional shares of Common Stock, the BRS Entities and the Co-Investors held approximately 77.2% of the Common Stock, 71.9% of the Series A Preferred Stock, 53.4% of the Series B Preferred Stock and 96.5% of the Series C Preferred Stock; the Management Stockholders held approximately 12.6% of the Common Stock, 3.1% of the Series A Preferred Stock (excluding any shares received in the Merger as Merger Consideration by Management Stockholders other than Messrs. Carroll and Kaplan), 1.9% of the Series B Preferred Stock and 3.5% of the Series C Preferred Stock; the Rotko Entities held approximately 10.2% of the Common Stock, 9.1% of the Series A Preferred Stock and 44.7% of the Series B Preferred Stock; and other stockholders of Holdings held approximately 15.9% of the Series A Preferred Stock. See "Ownership of Capital Stock."


THE ROTKO ROLLOVER


    In connection with the transactions contemplated by the Merger Agreement, MQ and the Rotko Entities entered into an agreement dated January 14, 1998 (the "Rollover Agreement") pursuant to which the Rotko Entities agreed to convert 1,000,000 shares (the "Rolled Shares") of Series A preferred stock, par value $.50 per share, of Holdings ("Holdings Preferred Stock") into certain securities specified therein instead of receiving Merger Consideration of $13.75 cash and
0.075 of a share of Series A Preferred Stock per Rolled Share. MQ required that the Rotko Entities enter into the Rollover Agreement in order to reduce the amount required to finance the Transactions and to facilitate the treatment of the Merger for accounting purposes as a recapitalization of the Company. Under the Merger Agreement, at the effective time of the Merger (the "Effective Time"), the Rolled Shares were converted in the Merger into 1,340,219 shares of Series B Preferred Stock and 109,781 shares of Common Stock equal to approximately 11% of the shares of Common Stock of the Surviving Corporation outstanding immediately after the Effective Time (such Series B Preferred Stock and Common Stock are together the "Converted Shares"). See "--Conversion of MQ Stock and Holdings Shares in the Merger."


    The Rotko Entities consist of (i) a trust established on November 18, 1983 by the late Bernard B. Rotko, the Company's founder, for the benefit of certain members of his family, which, subsequent to the consummation of the Transactions, was divided into two trusts, the Trust U/D of Bernard B. Rotko, dated November 18, 1983, Michael J. Rotko Share (the "Rotko 1983 Trust--Michael
J. Rotko Share") and the Trust U/D of Bernard B. Rotko, dated November 18, 1983, Judith M. Shipon Share (the "Rotko 1983 Trust--Judith M. Shipon Share" and, together with the Rotko 1983 Trust--Michael J. Rotko Share, the "Rotko 1983 Trusts"), (ii) Michael J. Rotko, a Director of Holdings and MEDIQ/PRN and a trustee of the Rotko 1983 Trust--Michael J. Rotko Share, (iii) Bessie G. Rotko, the spouse of Bernard B. Rotko and a trustee of the Rotko 1983 Trusts and
(iv) Judith M. Shipon, the daughter of Bernard B. Rotko and a trustee of the Rotko 1983 Trust--Judith M Shipon Share.

THE MANAGEMENT INVESTMENT

    The Management Stockholders purchased $4.2 million of common and preferred equity of MQ pursuant to the Management Investment. At the Effective Time, the securities of MQ purchased by the Management Stockholders were converted into approximately $0.6 million of Common Stock, $2.0 million of Series A Preferred Stock, $0.6 million of Series B Preferred Stock and $1.0 million of Series C Preferred Stock. See "--Conversion of MQ Stock and Holdings Shares in the Merger."

THE EQUITY CONTRIBUTION

    The BRS Entities and the Co-Investors purchased $109.5 million of common and preferred equity of MQ pursuant to the Equity Contribution. At the Effective Time, the securities of MQ purchased by the BRS Entities and the Co-Investors were converted into approximately $8.3 million of Common Stock, $56.2 million of Series A Preferred Stock, $16.0 million of Series B Preferred Stock and
$29.0 million of Series C Preferred Stock. See "--Conversion of MQ Stock and Holdings Shares in the Merger."

CONVERSION OF MQ STOCK AND HOLDINGS SHARES IN THE MERGER

    As a result of the Merger, each share of capital stock of MQ issued and outstanding immediately prior to the Effective Time (including the shares of capital stock issued by MQ to the Management Stockholders pursuant to the Management Investment and the shares of capital stock issued by MQ to the BRS Entities and the Co-Investors pursuant to the Equity Contribution) was converted into and represented the same number of shares of the same class and series of capital stock of the Surviving Corporation.


    As a result of the Merger, each share of Holdings Preferred Stock and each share of common stock, par value $1.00 per share, of Holdings ("Holdings Common Stock" and, together with the Holdings Preferred Stock, the "Holdings Shares") issued and outstanding immediately prior to the Effective Time was converted into the right to receive $13.75 in cash, without interest, and 0.075 of a share of Series A Preferred Stock of the Surviving Corporation; provided that (i) the Rolled Shares were converted into and represented the Converted Shares,
(ii) each Holdings Share that was issued and outstanding immediately prior to the Effective Time and owned by MQ or Holdings or any direct or indirect subsidiary of MQ or Holdings was cancelled and no payment of any consideration was made with respect thereto and (iii) any Holdings Shares held by a holder who had timely demanded and perfected his demand for appraisal of his Holdings Shares (such shares being "Dissenting Shares") in accordance with Section 262 of the Delaware General Corporation Law (the "DGCL") and as of the Effective Time had neither effectively withdrawn nor lost his right to such appraisal was entitled to only such rights as are granted by the DGCL.

                                USE OF PROCEEDS


    Holdings did not receive any proceeds from the initial registration and will not receive any proceeds from the subsequent sale of the Warrants or the Warrant Shares. Upon the exercise of the Warrants, Holdings will receive $.01 per share of Common Stock.



    Approximately $617.7 million of funds were used to consummate the Merger and the CHI Acquisition, effect the Refinancing and pay related fees and expenses. The following table sets forth the sources and uses of funds in connection with the Transactions and the CHI Acquisition. To reflect the issuance of Series A Preferred Stock as part of the Merger Consideration, the Rotko Rollover and the Management Investment, the following table includes the Equity Rollover as both a source and use of funds. See "The Transactions" and "Description of Certain Indebtedness."



                                                                 AMOUNT
                                                              -------------
                                                              (IN MILLIONS)
SOURCES OF FUNDS:
------------------------------------------------------------
Term Loans..................................................      $200.0
Notes.......................................................       190.0
Units.......................................................        75.0
Equity Contribution.........................................       109.5
Equity Rollover.............................................        38.7
Existing cash balances......................................         4.5
                                                                  ------
      Total sources.........................................      $617.7
                                                                  ======
USES OF FUNDS:
------------------------------------------------------------
Cash portion of Merger Consideration(a).....................      $352.1
Equity Rollover.............................................        38.7
Refinancing(b)..............................................       138.0
CHI Acquisition.............................................        50.0
Fees and expenses...........................................        38.9
                                                                  ------
      Total uses............................................      $617.7
                                                                  ======


------------------------


(a) Amount equals (i)(x) the cash portion of the Merger Consideration of $13.75 multiplied by (y) the number of fully diluted shares outstanding less the Rolled Shares less (ii) the sum of the Management Investment and the net proceeds received by the Company upon the exercise of all outstanding Options (as defined).



(b) The outstanding indebtedness repaid pursuant to the Refinancing consisted of $21.6 million of term loans that were to mature quarterly in varying amounts through September 30, 2002, $95.4 million of term loans that were to mature quarterly in varying amounts through September 30, 2004 and $21.0 million of revolving loans that were to mature on September 30, 2002. At May 29, 1998, the weighted average interest rate with respect to all such indebtedness was approximately 8.4%.

                        MARKET INFORMATION AND DIVIDENDS



    Holdings did not pay any dividends on its Common Stock during fiscal 1997, fiscal 1998 or during the nine months ended June 30, 1999. Holdings does not have any plans to pay any dividends on any of its capital stock, including its Common Stock, in the foreseeable future and currently intends to retain all earnings for reinvestment in its business and repayment of indebtedness. Holdings' ability to pay any dividends on any of its capital stock, including its Common Stock, will depend on its receipt of cash dividends from MEDIQ/PRN. The timing and amount of dividends, if any, will depend, among other things, on the Company's results of operations, financial condition, cash requirements and other relevant factors. The New Credit Facility and the indentures under which the Debentures and Notes were issued restrict the payment of dividends by MEDIQ/PRN and Holdings. See "Description of Certain Indebtedness."



    No established public trading market exists for Holdings' Common Stock or the Warrants. At October 1, 1999 employee stock options to purchase 53,470 shares of the Company's Common Stock were outstanding.

                                 CAPITALIZATION

    The following table sets forth the historical consolidated capitalization of Holdings as of June 30, 1999. The information set forth below should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements and notes thereto included elsewhere in this Prospectus.


                                                              AS OF JUNE 30, 1999
                                                              -------------------
                                                                (IN THOUSANDS)
                                                                  (UNAUDITED)
Long-term debt, including current portion:
New Credit Facility.........................................       $293,000
Capital lease obligations...................................          1,186
Notes.......................................................        190,000
Debentures..................................................         85,309
Exchangeable Debentures.....................................            514
Other.......................................................            113
                                                                   --------
    Total long-term debt....................................        570,122
Mandatorily redeemable preferred stock:
Series A Preferred Stock....................................         94,565
Series C Preferred Stock....................................         37,111
                                                                   --------
Total mandatorily redeemable preferred stock................        131,676
Stockholders' deficiency (a)................................       (347,380)
                                                                   --------
    Total capitalization....................................       $354,418
                                                                   ========


------------------------


(a) The stockholders' deficiency of Holdings includes $31 of Series B Preferred Stock, $11 of Common Stock, $43,669 of capital in excess of par and $(391,091) of retained earnings. Capital in excess of par includes
    $0.7 million ascribed to the Warrants issued in connection with the Units. No assurance can be given that the value allocated to the Warrants is indicative of the price at which the Warrants may actually trade.

           PRO FORMA CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS



    The following unaudited pro forma condensed consolidated statements of operations (the "Pro Forma Statements") are based on the historical results of operations of the Company, CH Medical and the HTD Nonacute Care Business. The CHI Acquisition was consummated on May 29, 1998. Accordingly, the Company's historical consolidated results of operations include the results of operations of the CH Medical Business from the acquisition date. The HTD Acquisition was consummated on June 15, 1999. For accounting purposes, the acquisition was effective May 28, 1999. Accordingly, the Company's historical results of operations include the results of operations of the HTD Nonacute Care Business beginning May 28, 1999. A pro forma balance sheet is not presented herein as the Company's historical consolidated balance sheet at June 30, 1999 as contained in the Company's Form 10-Q for the period ended June 30, 1999 includes the assets and liabilities of the CH Medical Business, the HTD Nonacute Care Business and amounts associated with the Transactions.



    The unaudited pro forma condensed consolidated statements of operations for the year ended September 30, 1998 and for the nine months ended June 30, 1999 give effect to the Transactions, the CHI Acquisition and the HTD Acquisition as if they were consummated on October 1, 1997, to the extent not already included in the historical results of operations. All the unaudited pro forma adjustments are described more fully in the accompanying notes.



    The CH Medical Business and HTD Nonacute Care Business were conducted as an integral part of the overall operations of their respective entities, and separate financial statements were not prepared for either. The Company has been advised by the management of the respective acquired businesses that the results of operations of each acquired business were prepared from historical accounting records and include various allocations for costs and expenses. Therefore, the results of operations of CH Medical and HTD Nonacute Care Business may not be indicative of the results of operations that would have resulted if either had operated on a stand-alone basis. The Company has been advised by the management of the respective acquired businesses that all of the allocations and estimates reflected in the results of operations of each acquired business are based on assumptions that are believed to be reasonable under the circumstances.



    The Pro Forma Statements are presented for informational purposes only and do not purport to be indicative of the results of operations that actually would have been achieved had such transactions been consummated on the date or for the periods indicated and do not purport to be indicative of the results of operations for any future period. The Pro Forma Statements should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the financial statements and notes thereto of Holdings, CH Medical, HTD and Triad Holdings, Inc. ("Triad") included elsewhere in this Prospectus. The financial statements of Triad are included because Triad was a significant acquiree of HTD during HTD's year ended December 31, 1998 presented herein and represent the principal predecessor HTD Nonacute Care Business during this year.



    The unaudited pro forma adjustments were applied to the respective historical statements to reflect and account for the Merger as a recapitalization. Accordingly, the historical basis of the Company's assets and liabilities has not been affected by the Merger. The CHI Acquisition and HTD Acquisition were accounted for using the purchase method of accounting. The purchase method of accounting allocates the aggregate purchase price to the assets acquired and liabilities assumed based upon their respective fair values. The allocation of the aggregate purchase price of the CHI Medical Business reflected in the Pro Forma Statements has been finalized without any material adjustments from the allocation of the purchase price previously reported. The allocation of the purchase price of the HTD Acquisition has been estimated and is contingent upon determinations and valuations not yet completed. The Company is unable to predict whether any adjustments to the allocation of the HTD Acquisition purchase price may be material.

                      MEDIQ INCORPORATED AND SUBSIDIARIES

           PRO FORMA CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

                                  (UNAUDITED)


                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)



                                                          YEAR ENDED SEPTEMBER 30, 1998
                                                           PRO FORMA ADJUSTMENTS FOR:
                                              -----------------------------------------------------
                                                                         THE              THE          PRO FORMA
                                 HISTORICAL                              CHI              HTD         CONSOLIDATED
                                  COMPANY     THE TRANSACTIONS      ACQUISITION(F)   ACQUISITION(G)     COMPANY
                                 ----------   ----------------      --------------   --------------   ------------
Revenues:
    Rental.....................   $142,736        $     --             $15,056          $10,099         $167,891
    Sales......................     27,928              --               2,181           43,568           73,677
    Other......................     10,252              --                  --            6,671           16,923
                                  --------        --------             -------          -------         --------
                                   180,916              --              17,237           60,338          258,491
Costs and Expenses:
    Cost of sales..............     22,659              --                 392           41,530           64,581
    Operating..................     63,072              --               7,449               --           70,521
    Selling....................     16,590              --               2,367            3,703           22,660
    General and
    administrative.............     20,586             667 (C)           4,688            8,480           34,421
    Merger and acquisition
      charges(A)...............     35,021              --                  --               --           35,021
    Depreciation and
      amortization.............     41,692              --               2,801            4,551           49,044
                                  --------        --------             -------          -------         --------
Operating (Loss) Income........    (18,704)           (667)               (460)           2,074          (17,757)
Other (Charges) Credits:
    Interest expense...........    (27,894)        (24,959)(D)            (205)          (5,784)         (58,842)
    Other-net..................      5,072              --                 265            1,100            6,437
                                  --------        --------             -------          -------         --------
Loss from Continuing Operations
  before Income Taxes..........    (41,526)        (25,626)               (400)          (2,610)         (70,162)
Income Taxes...................    (12,455)         (7,686)(E)            (120)            (783)         (21,044)
                                  --------        --------             -------          -------         --------
Loss from Continuing
  Operations...................   $(29,071)       $(17,940)            $  (280)         $(1,827)        $(49,118)
                                  ========        ========             =======          =======         ========
Loss from Continuing Operations
  per Share(B).................   $  (1.69)                                                             $ (43.89)
                                  ========                                                              ========
Weighted Average Number of
  Common Shares
  Outstanding(B)...............     17,205                                                                 1,119
                                  ========                                                              ========


     See Notes to Pro Forma Condensed Consolidated Statements of Operations

                      MEDIQ INCORPORATED AND SUBSIDIARIES

           PRO FORMA CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

                                  (UNAUDITED)


                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)



                                                                 NINE MONTHS ENDED JUNE 30, 1999
                                                            ------------------------------------------
                                                                           PRO FORMA
                                                                          ADJUSTMENTS      PRO FORMA
                                                            HISTORICAL    FOR THE HTD     CONSOLIDATED
                                                             COMPANY     ACQUISITION(G)     COMPANY
                                                            ----------   --------------   ------------
Revenues:
    Rental................................................   $128,743       $ 7,084         $135,827
    Sales.................................................     28,925        36,437           65,362
    Other.................................................      9,311         4,455           13,766
                                                             --------       -------         --------
                                                              166,979        47,976          214,955
Cost and Expenses:
    Cost of sales.........................................     22,589        33,638           56,227
    Operating.............................................     48,117            --           48,117
    Selling...............................................     20,128         1,898           22,026
    General and administrative............................     18,380         5,815           24,195
    Depreciation and amortization.........................     31,600         3,034           34,634
                                                             --------       -------         --------
Operating Income..........................................     26,165         3,591           29,756
Other (Charges) Credits:
    Interest expense......................................    (40,768)       (4,066)         (44,834)
    Other-net.............................................        465         1,050            1,515
                                                             --------       -------         --------
Income (Loss) from Continuing Operations before Income
  Taxes...................................................    (14,138)          575          (13,563)
Income Taxes..............................................     (3,784)          154           (3,630)
                                                             --------       -------         --------
Income (Loss) from Continuing Operations..................   $(10,354)      $   421         $ (9,933)
                                                             ========       =======         ========
Loss from Continuing Operations per Share (B).............   $  (9.61)                      $  (8.88)
                                                             ========                       ========
Weighted Average Number of Common Shares Outstanding (B)..      1,077                          1,119
                                                             ========                       ========


     See Notes to Pro Forma Condensed Consolidated Statements of Operations

       NOTES TO PRO FORMA CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

                                  (UNAUDITED)

                                 (IN THOUSANDS)


    (A) Represents non-recurring charges related to the Merger consisting of compensation expense of $19.7 million upon the exercise of stock options by employees of the Company, payment of special transaction bonuses to certain current and former members of management of $6.7 million, the payment of a transaction fee of $6.0 million to BRS and the Co-Investors and $2.6 million for acquisition costs related to the CHI Acquisition.



    (B) The pro forma weighted average number of common shares outstanding for each period presented reflect the 1,075,000 shares of Common Stock issued in connection with the Merger and the 44,225 shares of Common Stock issued in connection with the HTD Acquisition. These shares are assumed to be outstanding at the beginning of each period presented. Basic and diluted per share amounts within each period are the same as no effect is given to the Warrants and stock options outstanding during the respective periods presented because they are antidulitive. At October 1, 1999, the number of shares of Common Stock that can be purchased by employees under the stock option plan adopted by the Company on October 1, 1998 is 53,470. Stock options outstanding under prior stock option plans were terminated with the Merger.



    (C) Reflects a $1.0 million annual management fee to BRS and the Co-Investors pro rated for eight months.



    (D) Reflects the incremental interest expense related to the Debentures, the New Credit Facility and the Notes, as follows:



Debentures..................................................  $ 10,067
New Credit Facility:
  Revolving Credit Facility.................................       286
  Acquisition Loans.........................................       375
  Term Loans................................................    16,953
Notes.......................................................    20,900
Amortization of financing fees/debt issue costs over the
  period of the related financings..........................     2,346
Existing borrowings (Exchangeable Debentures and capital
  leases) and other interest to carry forward...............     1,926
                                                              --------
                                                                52,853
Historical interest expense.................................   (27,894)
                                                              --------
Incremental interest expense................................  $ 24,959
                                                              ========



    The Debentures were issued at an initial discounted value of $75.0 million at a stated rate of interest of 13% along with detachable stock purchase warrants. The cash proceeds from the Debentures were allocated to the Debentures and the Warrants based on their relative fair values. Accordingly, the Debentures bear interest at an effective rate of interest of approximately 13.1%. The Debentures are assumed to be outstanding throughout fiscal 1998.



    The Revolving Credit Facility has a commitment in the amount of $50.0 million and is assumed to bear interest at an annual rate of prime plus applicable margins on amounts borrowed and bear a fee of 0.5% on the undrawn portion of the commitment. Interest on the Revolving Credit Facility is on an assumed average amount outstanding throughout fiscal 1998 of $.4 million, which is reflective of the Company's actual experience in fiscal 1998 subsequent to the Transactions, at the Company's actual average prime rate of interest plus applicable margins for fiscal 1998 of 9.04% and commitment fees on the remaining $49.6 million undrawn portion of the commitment. The Acquisition Loan Facility has a commitment in the amount of $75.0 million. Interest on the Acquisition Loans represents commitment fees at 0.5% on an assumed undrawn commitment of $75.0 million, which is reflective of the Company's actual experience in fiscal 1998. The Term Loan Facility has a commitment of $200.0 million and is assumed to bear interest at an annual rate of LIBOR plus applicable margins. All of the Term Loan commitment was assumed to be borrowed and outstanding throughout fiscal 1998. The assumed rate of interest on Term Loans is based on the Company's actual average LIBOR rate plus applicable margins for fiscal 1998 of 8.48%. The Notes with a principal amount of $190.0 million bear interest at 11.0% and are assumed to be outstanding throughout fiscal 1998.



    Deferred financing fees on the New Credit Facility are allocated between the borrowings based on each borrowings' relative value to the total facility. Amortization periods for deferred financing fees related to the Revolving Credit Facility and the Acquisition Loans are approximately six years and approximately eight years for the Term Loans. Debt issue costs on the Notes and Debentures are amortized over 10 and 11 years, respectively.



    (E) Reflects the Company's historical effective tax rate for fiscal 1998, as the relationship that the Company's historical income taxes have with the Company's historical loss from continuing operations before taxes is representative for pro forma purposes.



    (F) CHI was acquired by the Company on May 29, 1998 and, accordingly, four months of their results of operations are included in the Company's historical results of operations for fiscal 1998. The following unaudited pro forma statement of operations for CHI is based on their eight months ended April 30, 1998. The unaudited pro forma statement of operations is based on the Company's best estimate of the effects of the CHI Acquisition as if such acquisition had occurred on October 1, 1997. The unaudited pro forma statement of operations may not be indicative of the results of operations that actually would have been achieved had the CHI Acquisition been consummated on October 1, 1997.



                                                        EIGHT MONTHS ENDED APRIL 30, 1998
                                                       ------------------------------------
                                                                     PRO FORMA
                                                       HISTORICAL   ADJUSTMENTS   PRO FORMA
                                                       ----------   -----------   ---------
                                                                   (UNAUDITED)
Revenues:
  Rental.............................................   $15,056       $    --      $15,056
  Sales..............................................     2,181            --        2,181
                                                        -------       -------      -------
                                                         17,237            --       17,237

Costs and Expenses:
  Cost of sales......................................       392            --          392
  Operating..........................................     7,449            --        7,449
  Selling............................................     2,367            --        2,367
  General and administrative.........................     4,688            --        4,688
  Depreciation and amortization......................     1,184         1,617 (i)    2,801
                                                        -------       -------      -------
Operating Income.....................................     1,157        (1,617)        (460)
Other (Charges) Credits:
  Interest expense...................................      (205)           --         (205)
  Other-net..........................................       265            --          265
                                                        -------       -------      -------
Income (Loss) from Continuing Operations before
  Income Taxes.......................................     1,217        (1,617)        (400)
Income Taxes.........................................       463          (583)(ii)     (120)
                                                        -------       -------      -------
Income (Loss) from Continuing Operations.............   $   754       $(1,034)     $  (280)
                                                        =======       =======      =======

------------------------


(i) Reflects the increase in depreciation and amortization from the allocation of the acquisition cost of approximately $50.0 million to property, plant and equipment and intangible assets, including goodwill acquired. Property, plant and equipment, which is assumed to approximate historic net book value, is depreciated over three years. The intangible assets represent a covenant not to compete which is amortized over five years, five patents which are amortized over the remaining life of each respective patent (which averages approximately 11 years) and goodwill of $28.5 million which is amortized over 20 years. Incremental depreciation and amortization expense is calculated as follows:



                                                                     EIGHT MONTHS
                                                                        ENDED
                                                                    APRIL 30, 1998
                                                                    --------------
Property, plant and equipment..........................                  $ 1,452
Covenant not to compete................................                       67
Patents................................................                      333
Goodwill...............................................                      949
                                                                         -------
                                                                           2,801
Historical depreciation and amortization expense.......                   (1,184)
                                                                         -------
Incremental depreciation and amortization expense......                  $ 1,617
                                                                         =======



(ii) The net effect on the historical tax expense and the pro forma adjustments to arrive at a pro forma tax amount based on the Company's historical effective tax rate of 30.0% for fiscal 1998. The relationship that the Company's historical income taxes have with the Company's historical loss from continuing operations before taxes is representative for pro forma purposes.



    (G) For accounting purposes, the HTD Acquisition was effective May 28, 1999. Accordingly, the Company's historical results of operations for the nine months ended June 30, 1999 include the results of operations of the HTD Nonacute Care Business beginning May 28, 1999. The following unaudited pro forma statements of operations for the HTD Nonacute Care Business are based on its year ended December 31, 1998 and its eight months ended May 27, 1999. The historical results of operations of the HTD Nonacute Care Business for the year ended December 31, 1998 consist of the historical results of operations of the HTD Nonacute Care Business for the 12 months ended December 31, 1998 and the historical results of operations of each of Triad and Bimeco, Inc. ("Bimeco") for the four months ended April 30, 1998. The historical results of operations of Triad and Bimeco for the four months ended April 30, 1998 represent the predecessor operations of the HTD Nonacute Care Business during the year ended December 31, 1998. HTD acquired Triad and Bimeco on May 1, 1998. The unaudited pro forma statements of operations are based on the Company's best estimate of the effects of the HTD Acquisition as if such acquisition had occurred on October 1, 1997. The unaudited pro forma statements of operations may not be indicative of the results of operations that actually would have been achieved had the HTD Acquisition been consummated on October 1, 1997.

                                                           YEAR ENDED DECEMBER 31, 1998
                                                     ----------------------------------------
                                                                   PRO FORMA
                                                     HISTORICAL   ADJUSTMENTS       PRO FORMA
                                                     ----------   -----------       ---------
                                                                   (UNAUDITED)
Revenues:
  Rental...........................................    $10,099      $    --          $10,099
  Sales............................................     43,568           --           43,568
  Other............................................      6,671                         6,671
                                                       -------      -------          -------
                                                        60,338           --           60,338

Costs and Expenses:
  Cost of sales....................................     41,530           --           41,530
  Selling..........................................      3,703           --            3,703
  General and administrative.......................      8,480           --            8,480
  Depreciation and amortization....................      3,371        1,180 (i)        4,551
                                                       -------      -------          -------
Operating Income...................................      3,254       (1,180)           2,074
Other (Charges) Credits:
  Interest expense.................................     (1,297)      (4,487)(ii)      (5,784)
  Other-net........................................      1,100           --            1,100
                                                       -------      -------          -------
Income (Loss) from Continuing Operations before
  Income Taxes.....................................      3,057       (5,667)          (2,610)
Income Taxes.......................................      1,501       (2,284)(iii)       (783)
                                                       -------      -------          -------
Income (Loss) from Continuing Operations...........    $ 1,556      $(3,383)         $(1,827)
                                                       =======      =======          =======



                                                         EIGHT MONTHS ENDED MAY 27, 1999
                                                     ----------------------------------------
                                                                   PRO FORMA
                                                     HISTORICAL   ADJUSTMENTS       PRO FORMA
                                                     ----------   -----------       ---------
                                                                   (UNAUDITED)
Revenues:
  Rental...........................................    $ 7,084      $    --          $ 7,084
  Sales............................................     36,437           --           36,437
  Other............................................      4,455                         4,455
                                                       -------      -------          -------
                                                        47,976           --           47,976

Costs and Expenses:
  Cost of sales....................................     33,638           --           33,638
  Selling..........................................      1,898           --            1,898
  General and administrative.......................      5,815           --            5,815
  Depreciation and amortization....................      2,427          607 (i)        3,034
                                                       -------      -------          -------
Operating Income...................................      4,198         (607)           3,591
Other (Charges) Credits:
  Interest expense.................................     (1,569)      (2,497)(ii)      (4,066)
  Other-net........................................      1,050           --            1,050
                                                       -------      -------          -------
Income (Loss) from Continuing Operations before
  Income Taxes.....................................      3,679       (3,104)             575
Income Taxes.......................................      2,968       (2,814)(iii)        154
                                                       -------      -------          -------
Income (Loss) from Continuing Operations...........    $   711      $  (290)         $   421
                                                       =======      =======          =======

------------------------


(i) Reflects the increase in depreciation and amortization expense from the allocation of the acquisition cost of $59.7 million to property, plant and equipment, other assets and intangible assets, including goodwill, acquired. Property, plant and equipment, which is assumed to approximate historical net book value, is estimated to be depreciated over five years. The intangible assets primarily represent covenants not to compete which will be amortized over five years. Other assets primarily consist of office equipment, furniture and fixtures and machinery and equipment which are being depreciated over three years. Goodwill of approximately $41.5 million will be amortized over 20 years. Incremental depreciation and amortization expense is calculated as follows:



                                                        YEAR          EIGHT MONTHS
                                                        ENDED            ENDED
                                                  DECEMBER 31, 1998   MAY 27, 1999
                                                  -----------------   ------------
Property, plant and equipment...................       $ 2,151           $ 1,434
Intangible assets...............................           123                82
Other assets....................................           204               136
Goodwill........................................         2,073             1,382
                                                       -------           -------
                                                         4,551             3,034
Historical depreciation and amortization
  expense.......................................        (3,371)           (2,427)
                                                       -------           -------
Incremental depreciation and amortization
  expense.......................................       $ 1,180           $   607
                                                       =======           =======



(ii) Incremental interest expense connected with acquisition is as follows:



                                                        YEAR          EIGHT MONTHS
                                                        ENDED            ENDED
                                                  DECEMBER 31, 1998   MAY 27, 1999
                                                  -----------------   ------------
Revolving credit facility.......................       $2,473            $1,443
Acquisition loan facility.......................        1,856               949
Amortization of amendment fee...................          158               105
                                                       ------            ------
Incremental interest expense....................       $4,487            $2,497
                                                       ======            ======



    To fund the cash portion of the HTD Acquisition, the Company borrowed
    $27.5 million under the Revolving Credit Facility and $22.2 million under the Acquisition Loan Facility. These borrowings are assumed to be outstanding at the beginning of each period presented. The assumed rate of interest on the borrowings under the Revolving Credit Facility is a weighted average variable rate of 9.04% for HTD's year ended December 31, 1998 and 7.92% for HTD's eight months ended May 27, 1999. The assumed rate of interest on the borrowings under the Acquisition Loan Facility is a weighted average variable rate of 9.04% for HTD's year ended December 31, 1998 and 7.48% for HTD's eight months ended May 27, 1999. The assumed rate of interest for HTD's year ended December 31, 1998 is the rate actually incurred by the Company for its year ended September 30, 1998, and the rate of interest for HTD's eight months ended May 27, 1999 is the rate actually incurred by the Company in its nine months ended June 30, 1999. The assumed rates include applicable margins. Commitment fees of the Company were adjusted to reflect the additional amounts borrowed and no longer subject to commitment fees. In connection with the HTD Acquisition, the new Credit Facility was amended. The fee to effect this amendment of approximately
    $1.0 million is assumed to be amortized over the remaining term of the facilities of approximately six years.



(iii) The net effect on the historical tax expense and the pro forma adjustments to arrive at a pro forma tax amount based on the Company's historical effective tax rate of 30.0% for fiscal 1998 and 26.8% for the nine months ended June 30, 1999. The relationship that the Company's historical income taxes have with the Company's historical loss from continuing operations before taxes is representative for pro forma purposes.

             SELECTED CONSOLIDATED HISTORICAL FINANCIAL INFORMATION


    The following table sets forth selected consolidated historical financial information of the Company for the five fiscal years ended September 30, 1998 and for the nine months ended June 30, 1998 and 1999. The statement of operations data for the three years ended September 30, 1998 and the balance sheet data as of September 30, 1997 and 1998 were derived from the audited consolidated financial statements of the Company included elsewhere in this Prospectus. The statement of operations data for the two years ended
September 30, 1995 and the balance sheet data as of September 30, 1994, 1995 and 1996 were derived from audited consolidated financial statements of the Company. The statement of operations data for the nine months ended June 30, 1998 and 1999 and the balance sheet data as of June 30, 1999 were derived from the unaudited consolidated financial statements of the Company included elsewhere in this Prospectus which, in the opinion of management, include all adjustments necessary for a fair presentation of the financial condition and results of operations of the Company for such periods. The results of operations for interim periods are not necessarily indicative of a full year's operations. The other data presented below was prepared from Company prepared schedules. This table should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the financial statements and notes thereto included elsewhere in this Prospectus.



                                                                                          NINE MONTHS
                                                                                             ENDED
                                             YEAR ENDED SEPTEMBER 30,                      JUNE 30,
                               ----------------------------------------------------   -------------------
                               1994(A)      1995       1996     1997(B)    1998(C)    1998(C)    1999(D)
                               --------   --------   --------   --------   --------   --------   --------
                                                                                          (UNAUDITED)
                                            (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
Statement of Operations Data:
Revenues.....................  $ 81,498   $132,241   $136,066   $155,960   $180,916   $131,920   $166,979
Non-recurring items(e).......        --         --     (2,200)        --    (38,417)   (34,567)     3,000
Operating income (loss)......     1,354     24,202     25,446     29,504    (18,704)   (19,889)    26,165
Interest expense.............   (21,335)   (29,241)   (27,307)   (19,107)   (27,894)   (14,333)   (40,768)
Other (charges) and
  credits(f).................     7,381      1,381     (4,695)    (7,504)     5,072        714        465
Income (loss) from continuing
  operations before income
  taxes......................   (12,600)    (3,658)    (6,556)     2,893    (41,526)   (33,508)   (14,138)
Loss from continuing
  operations.................    (8,254)    (3,346)    (6,178)    (2,241)   (29,071)   (21,764)   (10,354)
Loss from continuing
  operations per share (g)...      (.34)      (.14)      (.25)      (.09)     (1.69)      (.96)     (9.61)
Other Data:
Rental revenues..............  $ 69,079   $117,043   $114,275   $124,316   $142,736   $103,700   $128,743
Sales revenues...............  $  1,729   $  7,036   $ 11,696   $ 20,230   $ 27,928   $ 20,671   $ 28,925
Other revenues...............  $ 10,690   $  8,162   $ 10,095   $ 11,414   $ 10,252   $  7,549   $  9,311
EBITDA(h)....................  $ 22,480   $ 54,363   $ 55,603   $ 59,863   $ 22,988   $ 11,761   $ 57,765
Depreciation and
  amortization...............  $ 21,126   $ 30,161   $ 30,157   $ 30,359   $ 41,692(j) $ 31,650(j) $ 31,600
Capital expenditures.........  $ 13,257   $ 13,356   $ 18,073   $ 15,458   $ 20,022   $ 17,909   $ 18,254
Cash dividends declared per
  common share...............  $    .09         --         --         --         --         --         --
Ratio of earnings to fixed
  charges(i).................       .45        .88        .77       1.14       (.39)     (1.15)       .67
Branches and distributors (at
  end of period).............        73         84         84         84        101        101        108
Equipment units (at end of
  period)....................    83,101    123,309    120,388    131,897    152,853    150,050    165,393

                                                       AS OF SEPTEMBER 30,                       AS OF
                                      -----------------------------------------------------    JUNE 30,
                                      1994(A)      1995       1996     1997(B)     1998(C)      1999(D)
                                      --------   --------   --------   --------   ---------   -----------
                                                                                              (UNAUDITED)
                                                         (IN THOUSANDS)
Balance Sheet Data:
Working capital (deficiency).......   $(24,569)  $(20,249)  $   (511)  $ 29,732   $  49,774    $  68,944
Property, plant and equipment,
  net..............................    149,051    132,823    122,706    113,589     103,917      111,040
Total assets.......................    377,795    334,169    308,423    257,522     309,218      409,647
Total debt (including current
  portion of long-term debt).......    289,261    256,156    242,210    145,834     470,041      570,122
Mandatorily redeemable preferred
  stock............................         --         --         --         --     113,037      131,676
Stockholders' equity
  (deficiency).....................     36,280     31,517     17,445     48,603    (325,353)    (347,380)


------------------------


(a) On September 30, 1994, MEDIQ/PRN acquired the critical care, life support and other movable medical rental equipment inventory of Kinetic
    Concepts, Inc. ("KCI"). The purchase price, which was primarily financed with long-term debt, approximated $88.0 million, including transaction costs and the assumption of certain capital lease obligations.



(b) On September 1, 1997, the Company consummated the SpectraCair Acquisition for $1.9 million and the assumption of its former joint venture partner's portion of SpectraCair's outstanding debt of $4.4 million. Accordingly, the results of operations of SpectraCair for the one month ended September 30, 1997 were included in the Company's operating results.



(c) On May 29, 1998, the Company effected the Merger, accounted for as a recapitalization. Accordingly, the historical basis of assets and liabilities was not changed, and the residual effects of the Merger were recorded in and created a stockholders' deficiency. In connection with the Merger, new capital stock, including cumulative preferred stock, was issued, debt was refinanced and additional debt incurred. Also, the number of shares of common stock issued and outstanding was greatly reduced as a result of the Merger, thereby affecting comparability of per share amounts. Additionally, on May 29, 1998, the Company acquired the CH Medical Business for $50.0 million, including related costs and expenses, that was financed with long-term debt. On June 26, 1998, the Company acquired NPC for $11.0 million. The results of operations of these acquired companies were included in the Company's results of operations from the respective dates of acquisition.



(d) On June 15, 1999, the Company consummated the HTD Acquisition for
    $59.7 million, comprising $49.7 million in cash and $10.0 million aggregate value of capital stock. The cash portion was financed under the New Credit Facility. For accounting purposes, the effective date of the acquisition was May 28, 1999. Accordingly, the results of operations of HTD were included in the Company's results of operations beginning May 28, 1999.



(e) Fiscal 1996 consists of restructuring charges of $2.2 million. Fiscal 1998 consists of non-recurring merger and acquisition charges aggregating
    $35.0 million (consisting of compensation expense of $19.7 million upon the exercise of stock options by employees of the Company, payment of special transaction bonuses to certain current and former members of management of $6.7 million, the payment of a transaction fee of $6.0 million to BRS and the Co-Investors and $2.6 million for acquisition costs related to the CHI Acquisition), and a $3.4 million charge related to acquired receivables. The nine months ended June 30, 1998 consists of non-recurring merger and acquisition charges incurred to that time. The nine months ended June 30, 1999 consist of a reduction in expense of $3.0 million regarding a cash settlement of disputed items related to an acquisition.



(f) Fiscal 1994 includes a net gain on the sale of assets of $5.8 million. Fiscal 1995 includes a $0.4 million net loss on the sale of assets. Fiscal 1996 includes a $6.0 million reserve on the note receivable from

    MHM and a net gain on the sale of assets of $0.6 million. Fiscal 1997 includes an equity participation charge related to the repurchase of MEDIQ/PRN warrants of $11.0 million, a gain on the sale of stock of $9.2 million, a reserve on amounts due from MHM of $5.5 million, the write-off of deferred acquisition costs of $4.0 million and a gain on a note receivable of $1.8 million . Fiscal 1998 includes a cash settlement on the fully reserved note receivable from MHM of $3.0 million and recognition of discount on a note receivable of $1.1 million.



(g) The weighted average number of common shares outstanding used in the computations was 24.0 million for fiscal 1994, 24.2 million for fiscal 1995,
    24.6 million for fiscal 1996, 25.3 million for fiscal 1997 and 17.2 million for fiscal 1998, and 22.7 million and 1.1 million for the nine months ended June 30, 1998 and 1999, respectively. The weighted average number of shares outstanding for fiscal 1998 and the nine months ended June 30, 1998 and 1999 reflect the weighted effects during the periods of the recapitalization effected by the Merger. The weighted average number of shares outstanding for the nine months ended June 30, 1999 reflect the weighted effects of the shares of Common Stock issued in the HTD Acquisition. Basic and diluted per share amounts within each period are the same as no effect is given to the Warrants and stock options outstanding during the respective periods presented because they are antidilutive. At October 1, 1999, the number of shares of Common Stock that can be purchased by employees under the stock option plan adopted by the Company on October 1, 1998 is 53,470. Stock options outstanding under prior stock option plans were terminated with the Merger.



(h) Excluding the effects of non-recurring items, EBITDA as adjusted was $57.8 million for fiscal 1996 and $61.4 million for fiscal 1998, and $46.3 million and $54.8 million for the nine months ended June 30, 1998 and 1999, respectively.



(i) In fiscal 1994 through 1996, fiscal 1998 and the nine months ended June 30, 1998 and 1999, earnings were inadequate to cover fixed charges by $12.6 million, $3.7 million, $6.6 million, $41.5 million, $33.5 million and $14.1 million, respectively.



(j) Includes $6.0 million additional reserve to write-down certain under-utilized equipment to net realizable value.

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS

    The following discussion should be read in conjunction with the financial statements and related notes, and the other financial information, included elsewhere in this Prospectus.

GENERAL


    Since September 30, 1994, the Company's revenues and operating income have been driven principally by acquisitions in its core rental business and Parts and Disposables, as well as internal growth in Parts and Disposables and to a lesser extent in the core rental business. During this period, the Company increased revenues from $81.5 million in fiscal 1994 to $180.9 million in fiscal 1998. In addition, as a result of acquisitions and management initiatives, the Company increased operating income and operating margins from $1.4 million to $19.7 million and from 2% to 11%, respectively, during the same period. The fiscal 1998 amounts are exclusive of nonrecurring items. See "Business--General."



    During the last two fiscal years, operating margins have decreased largely as a result of the growth experienced by the Company in sales of Parts and Disposables and revenue share activities. These activities have lower operating margins and have experienced higher growth rates than the Company's core rental business. Additionally, operating margins have been depressed by added operational, sales support and general and administrative costs associated with actual and anticipated business expansion. The Company believes that it will realize the full benefits of these added costs incrementally with future growth in the business.



    The Company's rental business is somewhat seasonal, with demand historically peaking during periods of increased hospital census, which generally occur in the winter months during the Company's second fiscal quarter. Demand is generally at its lowest point during the Company's first quarter. During the past three fiscal years, first quarter sales have represented an average of approximately 23% of annual revenues and second quarter sales have represented an average of approximately 27% of annual revenues.



    The Company intends to continue to expand its business through strategic partnerships and internal growth. However, no assurance can be given that other partnerships will be consummated or that any consummated will be successful.



    See the sections "The Transactions" and "Business" for information about the Company's organization and business.


RESULTS OF OPERATIONS


NINE MONTHS ENDED JUNE 30, 1999 COMPARED TO NINE MONTHS ENDED JUNE 30, 1998



    Total revenue increased in the nine months ended June 30, 1999 by $35.1 million, or 26.6%, to $167.0 million. This overall increase reflects increases in each of the Company's revenue classifications. The increase in rental revenue resulted from the Company's acquisitions in the last year. The increase in sales and other revenues resulted from both internal growth and the Company's acquisitions. The Company's acquisitions accounted for approximately $31.0 million of the total revenue increase, while internal growth accounted for approximately $4.1 million.



    The Company's acquisitions prior to HTD focused on expanding the Company's rental revenues, principally those in Support Surfaces. The HTD Acquisition focused on expanding Parts and Disposables while also contributing to increases in rental and biomedical repair revenues. The Company anticipates that the HTD Acquisition will provide incremental annual revenues of approximately
$60.0 million. It is also anticipated that the three other acquisitions through June 30 in fiscal 1999 will provide incremental annual revenues of approximately $11.0 million. However, there is no assurance that such annual revenues from any of these acquisitions will materialize.

    Total costs and expenses, exclusive of depreciation and amortization and applicable non-recurring items, increased in the nine months ended June 30, 1999 by $26.6 million, or 31.1%, to $112.2 million. Included is a $2.0 million additional bad debt charge related to the aging of receivables regarding Support Surfaces and a $3.0 million reduction in expense regarding a cash settlement of disputed items related to the CHI Acquisition reserved for in fiscal 1998. Included in the fiscal 1998 period are non-recurring merger and acquisition charges of $34.6 million. The increase in costs and expenses, as adjusted for the non-recurring items, was broad-based and associated with the increased operational requirements of the Company as a result of the actual and anticipated growth in business. The increase in cost of sales correlates with the increase in sales. Sales margin was 21.9% in the nine months ended June 30, 1999 compared to 19.1% in the prior year period. This increase was primarily attributable to changes in the product mix in sales of Parts and Disposables and equipment. Selling expenses in the nine months ended June 30, 1999 increased $8.7 million, or 75.5%, to $20.1 million. This increase was due to increased rental/ sales support related to the Company's expanded operations for Support Surfaces and Parts and Disposables. The Company recently reduced the number of sales personnel in its Support Surfaces business as a result of the leveling in the growth curve of Support Surfaces. The total of operating expenses and general and administrative expenses, exclusive of the applicable settlement recovery, increased in the nine months ended June 30, 1999 by $12.1 million, or 21.1%, to $69.5 million. This increase, as adjusted, was primarily due to:
(i) the additional bad debt charge; (ii) increased infrastructure costs associated with expanded operational requirements attributable to the actual and anticipated growth in the business; (iii) increased equipment service requirements associated with a larger and expanded product fleet and
(iv) management fees resulting from the Merger.



    Depreciation and amortization, excluding in the prior year a $6.0 million depreciation reserve to write-down certain under-utilized equipment to net realizable values, increased in the nine months ended June 30, 1999 by $6.0 million, or 23.2%, to $31.6 million. This increase, as adjusted, resulted from additional depreciable equipment purchased and obtained in acquisitions and increased goodwill associated with acquisitions since May 1998.



    Operating margin for the nine months ended June 30, 1999, exclusive of applicable non-recurring items, was 13.9% compared to 15.7% in the prior year period. This decrease was primarily due to the additional bad debt charge, increased infrastructure costs in support of the actual and anticipated growth in business and added depreciation and amortization.



    Adjusted EBITDA was $54.8 million in the nine months ended June 30, 1999 compared to $46.3 million in the prior year period. Although EBITDA is a widely accepted financial indicator of a company's ability to service indebtedness, it should not be considered as an alternative to income from operations or to cash flows from operating activities, and should not be construed as an indication of a company's performance or as a measure of liquidity.



    Interest expense was $40.8 million in the nine months ended June 30, 1999 compared to $14.3 million in the prior year period. This increase was principally due to the amount of time the substantially higher level of debt resulting from the Transactions and CHI Acquisition was outstanding during each period and the additional debt undertaken in fiscal 1999 to fund acquisitions. The cash portion of this interest expense was $30.8 million in the nine months ended June 30, 1999. The remaining interest expense primarily represented non-cash accretion of the Debentures and amortization of deferred debt issuance costs.



    The estimated annual effective income tax rate associated with the loss from continuing operations for the nine months ended June 30, 1999 was 26.8%. This rate is lower than the overall statutory rate of 40.0% for the Company due to estimated non-deductible costs associated with the Company's acquisitions and valuation allowances against net operating losses available for state income taxes.



    Accreted but unpaid dividends on preferred stock in the nine months ended June 30, 1999 was $13.9 million compared to $1.6 million in the prior year period. This variance was due to the amount of time the related preferred stock issued in connection with the Merger was outstanding in each period.

    For the nine months ended June 30, 1999, there was a loss available to common shareholders of $24.3 million. Due to the amount of cash and non-cash interest and non-cash preferred stock dividend requirements, combined with non-cash depreciation and amortization, it is likely that the Company will continue to report a net loss available to common shareholders in the foreseeable future.



    The disparity in the weighted average number of common shares used in the earnings per share computations in each period primarily resulted from the Merger and recapitalization.



FISCAL 1998 COMPARED TO FISCAL 1997



    Revenues were $180.9 million in fiscal 1998 compared to $156.0 million in the prior year, an increase of 16%. The revenue growth was attributable to a 15% increase in rental revenue and a 38% increase in sales, offset by a 10% decrease in other revenue. The growth in rental revenue is primarily attributable to the acquisitions of SpectraCair in September 1997, and the CH Medical Business and NPC in May and June 1998, respectively. These three acquisitions established the Company in the Support Surfaces business. Rental revenue related to Medical Equipment remained flat with the prior year, with increased revenues related to revenue share activities offset by decreases in the core rental business. The increases in revenue share activities related to increased volume primarily with existing customers. The decrease in the core rental business was principally attributable to a shift from rental to purchase by one of the Company's larger home care customers in the fourth quarter of fiscal 1997. The growth in sales revenue related to increased volume in the sales of Parts and Disposables and Medical Equipment and Support Surfaces, as well as from growth in sales of medical gases which the Company initiated in the fourth quarter of fiscal 1997. The decrease in other revenue was primarily attributable to the discontinuance of logistics services that had been provided to SpectraCair by the Company prior to the acquisition of SpectraCair by the Company in September 1997 and a reduction in consulting services, partially offset by increased revenues from biomedical repair services and asset management projects.



    Adjusted EBITDA increased $1.5 million from the prior year to $61.4 million principally as a result of the items discussed above. The adjusted EBITDA margin decreased to 34% from 38% in fiscal 1997 primarily attributable to the growth in sales and revenue share activities that have lower margins than the Company's core rental businesses and increases in selling and operating expenses.



    The operating loss for fiscal 1998 of $18.7 million includes non-recurring charges of $35.0 million related to the Merger and the acquisition of the CH Medical Business, a $3.4 million charge related to acquired receivables and a $6.0 million depreciation reserve to write-down certain under-utilized rental equipment to net realizable value. Exclusive of the items noted above, operating income decreased $3.8 million from the prior year to $25.7 million principally as a result of investments in sales and operational personnel to facilitate the growth in Support Surfaces, sales of disposables and Outsourcing Services and increased depreciation and amortization expenses related to capital equipment purchases and the acquisitions of CHI and NPC.



    Interest expense increased 46% from the prior year to $27.9 million principally as a result of the substantial increase in debt incurred in connection with the Transactions and the acquisition of the CH Medical Business and the termination of existing interest rate hedging contracts.



    In the fourth quarter of fiscal 1998, the Company received a $3.0 million settlement on its note receivable with MHM. The Company had previously written off the note receivable in fiscal 1997 and 1996.



    On June 5, 1998, pursuant to the change of control provisions of the indenture under which the Exchangeable Debentures were issued, the Company made a tender offer to repurchase the $10.1 million remaining outstanding balance. On July 3, 1998, the Company redeemed $9.5 million of the Exchangeable Debentures pursuant to the tender offer and received 621,830 shares of NutraMax
Products, Inc. ("NutraMax") common stock from escrow. Pursuant to the terms of the Company's stock purchase agreement with NutraMax, the Company returned the shares to NutraMax and received a $5.6 million cash payment on its note receivable from NutraMax. The Company recorded a gain of $1.1 million on this transaction as a result of recognizing substantially all of the remaining discount on the note.



    The Company's income tax benefit at its effective tax rate for fiscal 1998 was lower than the tax benefit computed at the statutory rate as a result of the non-deductibility of certain goodwill amortization and the non-recognition for state income tax purposes of certain operating losses.



    In November 1997, the Company sold to InnoServ Technologies ("InnoServ") all of the shares of InnoServ common stock owned by the Company, together with a warrant to acquire additional shares of InnoServ common stock. Under the terms of the agreement, InnoServ made no cash payment, however, the parties agreed to terminate a noncompete covenant relating to maintenance and repair services. In addition, in the event of a change of control in InnoServ before September 30, 1998, the Company was entitled to certain payments from the acquiring party as if the Company had continued to own the shares. In the fourth quarter of fiscal 1998, InnoServ had an event that triggered the change of control provisions of the agreement. The Company recognized a gain of $2.9 million ($2.0 million, net of tax) as a result of such change in control. The gain was reflected as a component of Income from Discontinued Operations in the Consolidated Statement of Operations.



    The Refinancing, related to the Merger and the tender offer for the Exchangeable Debentures, caused the Company to recognize an extraordinary charge of $6.5 million ($4.5 million net of tax) as a result of the write-off of deferred financing fees for the debt repaid.



FISCAL 1997 COMPARED TO FISCAL 1996



    Revenues from continuing operations were $156.0 million as compared to $136.1 million in the prior year, an increase of $19.9 million, or 15%. The revenue growth was attributable to a 9% increase in rental revenue, a 73% increase in sales, and a 13% increase in other revenue. The growth in rental revenue was primarily attributable to new revenue share arrangements, a sustained flu season, increased volume and the acquisition of SpectraCair. The increase in sales was derived primarily from a significant distribution contract which was in place during all of 1997 as compared to five months in the prior year as well as increases in sales of Parts and Disposables as a result of additional volume attributable to an expanded customer base, a wider variety of product offerings, a new revenue share arrangement and the expansion of a distribution agreement to include additional product lines. The increase in other revenue was achieved principally through Outsourcing Services as a result of an expanded customer base.



    EBITDA increased $2.1 million to $59.9 million from adjusted EBITDA in the prior year of $57.8 million. EBITDA margins decreased from 42% in the prior year to 38% primarily as a result of the growth in sales and revenue share activities that have lower margins than the core rental businesses and increased selling and operating expenses.



    Operating income increased $1.9 million or 7% to $29.5 million, as compared to $27.6 million, exclusive of a $2.2 million restructuring charge, in the prior year. The restructuring charge was incurred in connection with the downsizing of corporate functions and consolidation of certain activities within the operations of MEDIQ/PRN. The improvement in operating income was attributable to the growth in revenue share and sales activities and reductions in corporate overhead of $0.9 million related to the downsizing of corporate functions. This improvement was partially offset by an additional investment in people and information systems to facilitate the accelerated growth of sales of Parts and Disposables and revenues from Outsourcing Services, higher variable costs associated with the sustained flu season and increased volume. Operating margins remained consistent with the prior year as a result of the Company's growth in revenue share activities and sales of Parts and Disposables which provide a lower gross margin than the traditional rental of equipment but do not require any capital investment.



    Interest expense decreased 30% to $19.1 million from $27.3 million in 1996 primarily as a result of substantial reductions of debt with the proceeds from the sales of discontinued operations and lower interest rates associated with the refinancing of the 11 1/8% Senior Secured Notes due 1999 that occurred on October 1, 1996.



    In October 1996, the Company incurred a non-recurring charge of $11.0 million for the repurchase of warrants to purchase 10% of the capital stock of MEDIQ/PRN issued in connection with financing the acquisition of KCI in 1994.



    In February 1997, the Company entered into an agreement with Universal Hospital Services, Inc. ("UHS") to acquire the outstanding shares of UHS for $17.50 per share. Including the assumption of debt, the total purchase price would have been $138.0 million. The transaction was structured as a cash merger. In July 1997, the Company and UHS were informed by the Federal Trade Commission ("FTC") that it had authorized its staff to take legal action to block the proposed transaction, and subsequently the FTC filed a motion for a preliminary injunction to block the transaction. In September 1997, facing the likelihood of a protracted administrative proceeding before the FTC, the uncertainty of the outcome and the costs associated with continuing to defend against the efforts of the FTC to prevent the merger, the Company and UHS mutually terminated the proposed acquisition. The Company wrote-off $4.0 million ($2.4 million net of taxes) of deferred acquisition and financing costs related to the acquisition.



    In September 1997, the Company recorded additional reserves of $5.5 million on amounts due from MHM as a result of its assessment of the net realizable value of these amounts in light of continued deterioration in MHM's financial condition.



    The Company's effective tax rate was disproportionate compared to the statutory rate as a result of the non-deductibility of the expense associated with the repurchase of the MEDIQ/PRN warrants, goodwill amortization and non-recognition of certain operating losses and non-operating gains for state income tax purposes.



    The Company recorded a reserve of $5.0 million before taxes ($1.3 million after taxes) as a component of Income from Discontinued Operations in the Company's Consolidated Statements of Operations in connection with the sale of InnoServ Common Stock.



    On May 7, 1997, the Company sold the stock of Health Examinetics to the management of Health Examinetics for approximately $1.7 million, consisting of $0.1 million in cash and an interest-bearing promissory note in the amount of $1.6 million. The promissory note bears interest at 7% per annum and matures in April 2003. Interest only was due on the promissory note for the first eighteen months. Quarterly principal and interest payments commenced on January 1, 1999. The sale resulted in an after-tax charge of $1.0 million in addition to the estimated net loss on the disposal recorded in fiscal 1996. The charge is reflected as a component of Income from Discontinued Operations in the Company's Consolidated Statements of Operations.



    On December 31, 1996, the Company sold to NutraMax all of the 4,037,258 shares of common stock, par value $.01 per share, of NutraMax ("NutraMax Common Stock") owned by the Company at a price of $9.00 per share. The Company received from NutraMax $19.9 million in cash and an interest-bearing promissory note (the "NutraMax Note") in the amount of $16.4 million. The Company recognized an after-tax gain of $4.8 million on the sale of the NutraMax Common Stock which is included in Discontinued Operations in the Company's Consolidated Statements of Operations. Cash payments on the NutraMax Note of $10.5 million were received by the Company in fiscal 1997. The Company recorded a $1.8 million pre-tax gain for a portion of the discount initially recorded on the NutraMax Note relative to the cash payments received. This gain is reflected in Other-net in the Company's Consolidated Statements of Operations. The Company used the cash proceeds received from these transactions to reduce debt.



    On November 6, 1996, the Company sold substantially all the assets of MEDIQ Mobile X-Ray Services, Inc. to Symphony Diagnostics, Inc., a subsidiary of Integrated Health Services, Inc. ("IHS"), for $5.3 million in cash and shares of IHS common stock with a value of $5.2 million. In 1997, the Company received additional proceeds of $1.1 million. The loss on the disposal of these assets was recorded in fiscal

1996. In July 1997, the Company sold the IHS shares at an amount which approximated carrying value. The proceeds from these transactions were used to reduce debt.



    On October 11, 1996, PCI Services, Inc. ("PCI") was acquired by Cardinal Health, Inc. ("Cardinal"). In that transaction, the Company received 1,449,000 shares (adjusted for a stock split) of Cardinal stock in exchange for its 46% ownership interest in PCI. The Company recognized an after-tax gain of $32.6 million on this transaction as a component of Income from Discontinued Operations in the Company's Consolidated Statements of Operations. The Company sold its Cardinal shares in January 1997 for $88.4 million and used the proceeds to reduce debt.


    Revenues and operating income from discontinued operations (excluding equity investees) in 1997 were $6.6 million and $0.2 million, respectively, as compared to revenues and operating income of $36.8 million and $4.3 million, respectively, in the prior year.


    As a result of the refinancing that occurred on October 1, 1996 and the repurchases of the Company's 7.25% Convertible Subordinated Debentures and Exchangeable Debentures, the Company recognized an extraordinary charge of $13.4 million ($8.0 million, net of taxes) resulting primarily from premiums incurred related to the tender offer to purchase the $100 million 11 1/8% Senior Secured Notes due 1999 and the write-off of related deferred charges.


LIQUIDITY AND CAPITAL RESOURCES


    Net cash provided by operating activities for the nine months ended
June 30, 1999 was $8.2 million, compared to net cash used in operating activities of $1.9 million in the corresponding prior year period. Included in the nine months ended June 30, 1999 is a $3.0 million cash settlement recovery. Included in the prior year period are cash payments for expenses related to the Merger and CHI Acquisition totaling approximately $34.3 million. Adjusting for these non-recurring cash items, cash provided by operating activities in the nine months ended June 30, 1999 decreased by $27.2 million from the corresponding prior year period. This decrease was principally due to interest payments in the current year substantially exceeding those in the prior year due to the considerably greater amounts of indebtedness resulting from the Transactions and acquisitions since May 1998. Also contributing to the reduced level of net cash from operations during the current year when compared to the prior year was an increase in working capital requirements principally related to an increase in accounts receivable.



    In the nine months ended June 30, 1999, the Company used its Acquisition Loan Facility to fund $50.0 million of acquisitions and its Revolving Credit Facility to fund $43.0 million of acquisitions, purchases of equipment and general corporate purposes. At June 30, 1999, borrowings outstanding under the Acquisition Loan and Revolving Credit facilities were $50.0 million and $43.0 million, respectively. At June 30, 1999, availability under the Revolving Credit Facility was approximately $15.0 million.



    The variable rate of interest on the Term Loan Facility at June 30, 1999 was effectively 8.06% compared to 8.50% at September 30, 1998. The Term Loan rate of 8.06% is fixed until December 10, 1999. The combined weighted average variable rate of interest on the Revolving Credit Facility at June 30, 1999 was 7.77% compared to 9.00% at September 30, 1998. The combined weighted average variable rate of interest on the Acquisition Loan Facility at June 30, 1999 was 7.42%. No amounts were outstanding under the Acquisition Loan Facility at September 30, 1998. The changes in the rates of interest indicated above reflect the movement in short-term market rates of interest. All of the above noted rates of interest include applicable margins.



    The New Credit Facility was amended in June 1999. This amendment reduced the borrowing capacity under the Acquisition Loan Facility from $75.0 million to $50.0 million and increased the total borrowing capacity under the Revolving Credit Facility from $50.0 million to $75.0 million. The amendment established Subfacility A and Subfacility B under the Revolving Credit Facility. Subfacility A has a borrowing capacity of $50.0 million and Subfacility B has a borrowing capacity of $25.0 million. All of the

$25.0 million capacity under Subfacility B was utilized to fund the HTD Acquisition. The Company was charged a fee of approximately $1.0 million to effect the amendment. Borrowings outstanding under Subfacility B are subject to variable rates of interest. Principal amounts outstanding on November 30, 1999 under Subfacility B commence to amortize quarterly on March 31, 2000 in increasing increments as scheduled in the New Credit Facility, as amended. Any remaining principal balance under Subfacility B is due on its termination date of June 30, 2004.



    The Company expects to grow internally and potentially through additional acquisitions. It is likely that the Company will incur additional indebtedness to consummate any future significant acquisitions, thereby adding to the existing debt service requirements. The Company expects that cash flows generated from any acquisitions consummated will be sufficient to cover additional debt service, that total Company leverage will decrease and that the acquisitions will provide additional shareholder value. However, no assurance can be given that any acquisitions will be consummated, or if consummated will meet the Company's expectations.



    The Company's principal capital requirements are to fund working capital needs, meet required debt payments, fund capital expenditures and complete planned maintenance and expansion. The Company anticipates that its operating cash flow, together with available borrowings under the New Credit Facility, will be sufficient to meet its working capital, capital expenditure and debt service requirements for the foreseeable future.



    In fiscal 1998, cash used by operating activities was $0.5 million, compared to cash provided by operating activities of $1.2 million in the prior year. Included in fiscal 1998 is a charge of $19.7 million related to the purchase of stock options as a result of the Merger. The stock option purchase was funded by borrowings under the Company's debt facilities.



    Net cash used in investing activities was $72.2 million for fiscal 1998, and consisted primarily of expenditures for the acquisitions of the CH Medical Business and NPC of $59.5 million and expenditures for rental equipment of $20.0 million, partially offset by collections under the NutraMax note receivable of $7.9 million. The Company expects capital expenditures of approximately $20.0 million for fiscal 1999, primarily for rental equipment. Also, the Company has entered into long term agreements with two vendors to purchase approximately $14.5 million of certain products in fiscal 1999.



    Net cash provided by financing activities was $71.5 million for fiscal 1998 and consisted primarily of borrowings of $464.3 million and issuances of capital stock of $149.0 million to fund the Merger, the Refinancing and the acquisition of the CH Medical Business. Repurchases of capital stock pursuant to the Merger were $377.9 million, debt repayments were $143.9 million related to the Refinancing, subordinated debenture repurchases and debt service, and costs associated with the issuance of the above noted borrowings was $20.8 million.



    In July 1998, the Company terminated its existing interest rate hedging contracts at a cost of approximately $0.6 million which was reflected as interest expense in the Company's fourth quarter. In addition, the Company entered into new interest rate hedging contracts. On a notional amount of $100.0 million, the Company fixed its LIBOR rate at 5.35% until July 2003 as long as the three month LIBOR rate does not exceed 6.25%. The Company must pay the actual LIBOR rate when LIBOR exceeds 6.25%. In order to mitigate its interest rate exposure for LIBOR rates above 6.25%, the Company obtained zero cost collars with notional amounts aggregating $100.0 million with ceiling rates of 7.00% and a weighted average floor rate of 5.03%.



    On June 5, 1998, pursuant to the change of control provisions of the indenture for the Company's Exchangeable Debentures, the Company made a tender offer to repurchase the $10.1 million remaining outstanding balance. On July 3, 1998, the Company redeemed $9.5 million of the Exchangeable Debentures pursuant to its tender offer and received 621,830 shares of NutraMax common stock from escrow.

Pursuant to the terms of the Company's stock purchase agreement with NutraMax, the Company returned the shares to NutraMax and received a $5.6 million cash payment on its note receivable from NutraMax.


MARKET RISK SENSITIVITY


    In the fourth quarter of 1998 and in accordance with the terms of the New Credit Facility, the Company entered into three interest rate swap contracts ("Swap Contracts"). The Swap Contracts hedge the Company's interest rate exposure and terminate in fiscal 2003. The Company did not enter into the Swap Contracts for trading or speculative purposes.



    In connection with the Transactions, substantially all of the Company's debt outstanding at the date of the Transactions was repaid or refinanced. A comparison of the effects of material changes in interest rates from September 30, 1997 to September 30, 1998 is not meaningful.



    The information below summarizes the Company's market risks associated with debt obligations and Swap Contracts outstanding as of September 30, 1998. Fair values of debt instruments included herein have been determined based on quoted market prices where available. The fair values of interest rate instruments are the estimated amounts the Company would expect to pay to terminate the Swap Contracts. The information presented below should be read in conjunction with Notes I and J of the Company's Notes to Consolidated Financial Statements as contained in the Company's Form 10-K for fiscal 1998 included elsewhere in this Prospectus.



    For debt obligations, the table presents principal cash flows and related interest rates by fiscal year of maturity. Fixed interest rates disclosed represent the weighted average rates for the Company's capital leases, except where noted. Variable interest rates disclosed represent the weighted average rates of the portfolio at September 30, 1998. For interest rate swaps, the table presents notional amounts and related interest rates by fiscal year of maturity.



                        EXPECTED FISCAL YEAR OF MATURITY
                       (IN THOUSANDS, EXCEPT PERCENTAGES)



DEBT                         1999       2000       2001       2002       2003       THEREAFTER      TOTAL     FAIR VALUE
----                       --------   --------   --------   --------   --------     ----------     --------   ----------
Fixed rate...............   $1,537     $  262     $  166         --    $    514(a)   $330,885(b)   $333,364    $250,572
Average interest rate....    9.61%      8.86%      8.08%         --       7.50%(a)     11.85%(b)
Variable rate............   $  500     $2,000     $2,000     $2,000    $  2,000      $191,500      $200,000    $200,000
Average interest rate....    8.50%      8.50%      8.50%      8.50%       8.50%         8.50%

INTEREST RATE COLLARS
-------------------------
Notional amount..........                                              $100,000                    $100,000    $ (2,183)
Cap......................                                                 7.00%                       7.00%
Floor....................                                                 5.03%                       5.03%


------------------------


(a) Represents the Company's Exchangeable Debentures.



(b) Represents the Company's Notes and Debentures. The Debentures are reflected at their aggregate principal amount at maturity of $140.9 million. At September 30, 1998, the carrying value was $77.6 million.



    In July 1998, the Company entered into an interest rate swap agreement in the notional amount of $100.0 million. The swap effectively fixes the Company's borrowing rate on $100.0 million of the Term Loan Facility at 5.35% until July 2003 as long as the three month LIBOR rate does not exceed 6.25%. If the three month LIBOR rate exceeds 6.25%, the swap temporarily terminates until the three month LIBOR rate drops back below 6.25%. The anniversary dates for determining the three month LIBOR rate are the closest business day to January 3, April 3, July 3 and October 3 in each year. The LIBOR rate at

October 4, 1999 was 6.08%. The estimated cost to terminate this swap at September 30, 1998 was $2.9 million. The estimated net settlement amount at September 30, 1999 was less than $.1 million.



    There were no changes during the nine months ended June 30, 1999 in the way that the Company manages its interest rate risk. Also, there were no material payments associated with the Company's interest rate swap and collar instruments during the nine months ended June 30, 1999.


RECENT DEVELOPMENTS


    ACCOUNTING PRONOUNCEMENTS. The Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 130, "Reporting Comprehensive Income," which requires disclosure of comprehensive income and its components (revenues, expenses, gains and losses) in a full set of general-purpose financial statements. This standard became applicable to the Company in fiscal 1999 without any material impact.



    The FASB issued SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information," which established standards for the way public business enterprises report information about operating segments in annual financial statements and requires that those enterprises report selected information about operating segments in interim financial reports issued to shareholders. It also establishes standards for related disclosures about products and services, geographic areas and major customers. This standard becomes applicable to the Company in its annual reporting for fiscal 1999. The Company has determined that it operates in only one reportable operating segment.



    The FASB issued SFAS No. 132, "Employers' Disclosures about Pensions and Other Postretirement Benefits." This statement provides for additional disclosure regarding pensions and other postretirement benefits and becomes applicable to the Company in its annual reporting for fiscal 1999. The Company will incorporate the required disclosures in its annual reporting for fiscal 1999.



    In July 1998, the FASB issued SFAS No. 133 "Accounting for Derivative Instruments and Hedging Activities." This statement establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. In
June 1999, the FASB issued SFAS No. 137 which delayed the effective date of SFAS No. 133 to fiscal years beginning after June 15, 2000. At this time, the Company has not determined the impact the adoption of this standard will have on the Company's financial statements.



    YEAR 2000. The Company continues to evaluate the risks associated with its operations as a result of Year 2000 compliance issues. The Company has evaluated these risks on three levels: internal and existing computer programs and applications; rental equipment; and customers and suppliers. In evaluating these risks, the Company considered the material implications of each of these items on its operations on and subsequent to January 1, 2000. The Company's internal business information systems have been analyzed for Year 2000 compliance and the Company believes that these systems are Year 2000 compliant. The Company commenced testing of the compliance readiness of the internal business information systems in January 1999, and continues testing on an ongoing basis. The Company utilizes third-party network equipment and software products, which may or may not be Year 2000 compliant. Delays in the implementation of the Year 2000 solutions for such systems, equipment and products which may not be Year 2000 compliant could adversely effect the Company's operations. At this time, the Company believes that resolution of this Year 2000 issue will not have a material adverse effect on the Company's operations or results of operations.



    A significant portion of the Company's revenues and operating income are directly related to the Company's ability to rent its equipment. Should a material portion of such equipment not be Year 2000 compliant and, therefore, not suitable for its designed purpose, there could be a material adverse effect on the Company's results of operations. The Company believes that Support Surfaces that have been manufactured by the Company and entities acquired by the Company are fully Year 2000 compliant. The

Company continues to conduct formal communications with the equipment manufacturers for products the Company maintains in its inventory to determine the extent to which the Company's rental equipment may be vulnerable to Year 2000 issues. As of October 1, 1999, approximately 97% of the equipment manufacturers have responded to the Company's requests. As of October 1, 1999, based on the responses received from manufacturers of the related equipment, approximately 88% of the Company's rental inventory is fully Year 2000 compliant, as represented by the manufacturers. The Company relies on these representations made by the manufacturers. An internal evaluation of Year 2000 compliance was made on some of the equipment for which the Company could not locate the manufacturers. This evaluation concluded that an additional 4% of the rental inventory is Year 2000 compliant, making 92% the total amount of rental inventory that is Year 2000 compliant. For manufacturers that have not yet responded, the Company has a formal follow-up plan that is being executed. The Company expects to complete the evaluation process of its rental inventory by November 15, 1999. As of October 1, 1999, based on responses from the equipment manufacturers and the Company's internal evaluation, the Company believes it would need to spend approximately $4.0 million to bring its entire rental inventory into Year 2000 compliance. The Company may decide not to modify its entire rental inventory. The extent to which expenditures, if any, are incurred to modify the inventory, and the timing thereof, will be based on yet-to-be determined anticipated utilization of compliant equipment. The Company is not able to estimate the costs associated with Year 2000 issues for rental equipment whose manufacturers have not yet replied. The status and timing of compliance is subject to adjustment in accordance with future changing circumstances and the pace of efforts of third parties upon which the Company relies.



    The Company has determined that no one individual customer or supplier could create a material adverse effect for the Company as a result of not being Year 2000 compliant. However, should a number of individual customers of and/or suppliers to the Company not be compliant, there could be a material adverse effect on the Company's operations and results of operations. The Company cannot predict the extent or dollar amount, if any, of such effect.



    Should a material portion of the Company's rental inventory not be Year 2000 compliant and, therefore, not suitable for its designed purpose, an interruption in or a failure of certain normal business activities or operations could occur. There can be no assurance that the systems of other parties upon which the Company relies will be Year 2000 compliant and, therefore, not have a material adverse effect on the Company. The Company cannot predict the extent or dollar amount, if any, of such effect.



    The cost of compliance and the date on which the compliance will be completed are based on estimates, which were derived utilizing numerous assumptions of future events including the continued availability of certain resources and other factors. However, there can be no assurance that these estimates will be achieved. Actual results could differ materially from the projections. Specific factors that might cause a material change include, but are not limited to, the availability and cost of personnel trained in this area, the ability to obtain all necessary components or upgrade parts and similar uncertainties.



    The Company has investigated developing contingency plans for dealing with worst case scenarios regarding its rental inventory and overall operations. The Company believes that it is not necessary or practical to implement contingency measures; however, the Company will make available all of its Year 2000 compliant equipment to customers that desire to have sufficient back up units on hand for their own contingency plans. Concerning its internal systems, the Company performs ongoing testing of these and believes them to be Year 2000 compliant.

                                    BUSINESS

GENERAL


    Over the past five fiscal years, the Company has grown significantly to become the largest Medical Equipment rental business in the United States. This growth was primarily a result of strategic acquisitions and ensuing internal development and growth of the business. Also through acquisitions and internal development and growth, the Company has grown to be a leading national provider of Support Surfaces on a rental basis and a leading seller of Parts and Disposables nationwide. The Company has focused on developing and growing its core rental business, sales of Parts and Disposables and providing Outsourcing Services during this period, and the Company has shed a number of non-core businesses and investments over this five-year period. See "--Acquisitions and Dispositions." Total revenues have grown to $180.9 million in fiscal 1998 from $81.5 million in fiscal 1994.



    Through its extensive distribution network, the Company serves more than 5,000 hospitals, alternate care and home care providers, nursing homes and other health care providers nationwide and in Puerto Rico and Canada. The Company rents over 1,100 different types of Medical Equipment, including adult and infant ventilators, adult, infant, neonatal and fetal monitors, infusion and suction pumps, incubators, infant warmers, pulse oximeters, sequential compression devices and oxygen concentrators. In fiscal 1998, approximately 81% of the Company's rental revenues were generated from 133 contracts with national health care providers and group purchasing organizations, including some of the largest hospital chains in the United States. These contracts numbered 145 at October 1, 1999. In addition, the Company rents Support Surfaces. On a Pro Forma Basis, the Company generated $283.0 million of revenue and $79.1 million of Adjusted EBITDA during the LTM Period.



    In addition to its core rental business, the Company sells a variety of Parts and Disposables. Also, the Company provides several Outsourcing Services to health care providers. The Company's Outsourcing Services and sales of Parts and Disposables are natural complements to the Company's core rental business.



    The Company believes that rentals of Medical Equipment and Support Surfaces and outsourcing of non-core functions of hospitals and other health care providers have benefited from certain industry trends. In recent years, hospitals have faced increasing pressure to reduce operating costs and capital expenditures, while continuing to offer state-of-the-art health care. Equipment rental programs can be more cost effective for health care providers than the purchase or lease of equipment because they enable health care providers to incur the cost for equipment only when demand for such equipment exists, thus increasing the providers' equipment utilization rates and decreasing their overall cost structure and/or minimizing technological obsolescence of equipment. Additionally, by outsourcing activities such as asset management and repair and maintenance to third parties, hospitals and other health care providers can reduce operating costs and increase efficiency.



    The percentage breakdown of total revenues within each of the past three fiscal years were as follows:



                                                               1998       1997       1996
                                                             --------   --------   --------
Rentals....................................................     79%        80%        84%
Sales......................................................     15         13          9
Other......................................................      6          7          7



    RENTALS. The Company rents its approximately 165,000 unit Medical Equipment and Support Surfaces inventory to customers through 108 locations in major metropolitan areas nationwide and in Puerto Rico and Canada. Such locations operate 24 hours a day, 365 days a year. The Company's customers receive a full range of rental and related services, including equipment delivery, inspection, maintenance, repair and documentation. The acquisition by the Company of SpectraCair in September 1997, the CH Medical Business in May 1998 and four other acquisitions between June 1998 and February 1999 broadened the Company's equipment rental product lines to include rentals of Support Surfaces. The HTD Acquisition in

June 1999 further contributed to rentals of Medical Equipment. See "--Acquisitions and Dispositions." On a Pro Forma Basis, the Company's rental activities generated $177.5 million or 62.7% of total revenue during the LTM Period.



    PARTS AND DISPOSABLES. The Company sells a variety of parts primarily for use with the types of Medical Equipment and Support Surfaces it rents. The sales of such parts are a natural complement to the Company's rental business. The HTD Acquisition in June 1999 further contributed to sales of Parts and Disposables. The Company supplies over 14,000 Parts and Disposables products, actively stocking over 7,000 items, through seven distribution centers strategically located throughout the United States. The Company has a dedicated sales and marketing operation to support the growth in Parts and Disposables. The Company also sells repair parts to its customers for the repair of their own equipment. On a Pro Forma Basis, the Company's sales of Parts and Disposables generated $77.3 million or 27.3% of total revenue during the LTM Period.


    OUTSOURCING. To address the needs of hospitals and other health care providers to better manage their assets and increase profits, the Company also offers its customers the following Outsourcing Services, none of which require substantial capital investment by the Company:


    - CAMP programs, which analyze the critical care equipment activity of a customer and provides a variety of logistics and outsourcing services designed to manage, track and service the customer's Medical Equipment;



    - a biomedical service which provides safety inspections, preventive maintenance and repairs for most critical care equipment through a team of 226 experienced biomedical technicians;



    - a logistics and distribution service to assist equipment manufacturers in reducing their distribution costs through utilization of the Company's branch office network;



    - a medical gas supply program designed to complement the Company's respiratory equipment rentals and provide "one-stop" service to health care providers in a fragmented market; and


    - a health care consulting and management service designed to assist the Company's customers in the management of their businesses.


On a Pro Forma Basis, the Company's Outsourcing Services generated $13.9 million or 4.9% of total revenue during the LTM Period.


COMPETITIVE STRENGTHS


    The Company believes that the following competitive strengths contribute to its position as a leader in renting Medical Equipment in the United States and serve as a foundation for the Company's overall growth strategy:



    - LEADING MARKET POSITION. The Company is the largest Medical Equipment rental company in the United States. The Company's Medical Equipment rental revenues during the LTM Period were over twice as large as those of its nearest rental competitor for their most recent annual period reported. The Company has achieved and maintained a market leadership position by making strategic acquisitions, investing in an extensive distribution network and providing high-quality customer service and competitive pricing. The Company believes that its leading market position provides it with significant advantages in competing with other rental companies.



    - LARGEST RENTAL DISTRIBUTION NETWORK AND BROADEST RENTAL PRODUCT LINE. The Company has invested significant amounts to establish an extensive rental distribution network and the broadest rental product line in its industry. The Company's rental distribution network has the most expansive geographic coverage in its industry with 108 locations in 42 states, the District of Columbia, Puerto Rico and Canada. The Company's product line consists of approximately 165,000 units of Medical Equipment and Support Surfaces rental inventory. Accordingly, the Company can provide Medical

      Equipment and Support Surfaces directly to its customers on a rapid and efficient basis. Because of the Company's branch network and a gross investment in rental inventory of $265.9 million as of June 30, 1999, the Company can focus its capital expenditures on pursuing its growth strategy and purchasing Medical Equipment and Support Surfaces for which customer demand is already identified. The Company believes that it is uniquely positioned to leverage its installed base of rental equipment and distribution network to increase strategic partnerships, the provision of Outsourcing Services and to some extent sales of Parts and Disposables to its existing customers.



    - EXTENSIVE VARIETY OF PARTS AND DISPOSABLES. The Company supplies over 14,000 Parts and Disposables products, actively stocking over 7,000 items, through seven distribution centers strategically located throughout the United States. A marketing and customer service operation dedicated to Parts and Disposables is in place to satisfy customer demand quickly and efficiently. This capability enables us to position ourselves as a single-source supplier to our equipment rental customers and others.



    - SOLID CUSTOMER BASE. During fiscal 1998, approximately 81% of the Company's rental revenues were from national accounts and group purchasing organizations. Substantially all of the Company's national accounts have been doing business with the Company for several years. The Company believes that such national health care providers will increasingly require services on a national level, which the Company expects will increase its sales to national accounts and group purchasing organizations.



    - ADVANCED INFORMATION SYSTEMS. The Company's sophisticated rental information system gives it the ability to track the location of each unit of equipment, as well as the maintenance history and scheduled maintenance requirements related to such unit. Accordingly, when a customer requests a certain piece of equipment, the Company can immediately determine whether or not such equipment is available at the local office which typically services such customer. In addition, if the requested equipment is unavailable at the local office, the Company's rental information system automatically determines what potential substitutes are locally available as well as the approximate time of delivery for the next closest piece of requested equipment. The Company also employs another sophisticated information system to handle Parts and Disposables. The Company believes that its advanced rental and other information systems position it well to service the needs of the increasingly larger and more complex health care providers and provide it with a competitive advantage in servicing the needs of national accounts and rapidly growing group purchasing organizations.


    - DISCIPLINED APPROACH TO CAPITAL SPENDING. The Company generally makes new Medical Equipment and Support Surfaces purchases only after customer demand is identified. As such, new equipment purchases generally have specifically identifiable cash flows associated with them. Prior to approving any new equipment purchase, the Company requires that the new equipment meets certain minimum financial criteria, such as return on investment, and certain operating criteria, such as expected utilization rates and maintenance costs. The Company estimates that its cost recovery period for most new equipment purchases is between 12 and 18 months. Additionally, the Company's Outsourcing Services and revenue sharing businesses do not require substantial capital investment.


    - STABLE BUSINESS. The Company believes that its core rental business does not have significant exposure to economic downturns, because cost pressures during such downturns may lead to increased rentals as a result of fewer purchases of medical equipment by customers.



    - STRONG AND COMMITTED MANAGEMENT TEAM. The Company is led by a seven person senior management team with approximately 170 years combined experience in the health care industry. Management has invested approximately
      $4.2 million in common and preferred equity of Holdings.

GROWTH STRATEGY


    In order to take full advantage of its market leadership and distribution network, the Company has introduced new services for its customers and is pursuing strategic acquisition candidates. The following are the primary elements of the Company's growth strategy:



    - GROW CORE RENTAL BUSINESS. The Company expects that certain regulatory and industry trends will increase overall demand for equipment rentals. The Company believes that it will be able to take advantage of these industry trends and grow its core rental revenues by:



    - capitalizing on its customer base, which the Company believes is the largest in the Medical Equipment rental industry;



    - focusing on sub-acute and long-term health care providers which are facing substantial pressure to reduce operating costs;



    - identifying incremental rental opportunities through its CAMP programs as it increases the number of hospitals under CAMP contracts,



    - increasing strategic partnerships and



    - continuing to market and grow Support Surfaces as a clinically efficient lower cost alternative to specialty beds.



    - LEVERAGE INFRASTRUCTURE TO INCREASE REVENUES IN NON-CAPITAL INTENSIVE BUSINESSES. Because the Company's rental distribution network has the most expansive geographic coverage and broadest product line in its industry, the Company believes that it can increase revenues in certain non-capital intensive businesses by leveraging its infrastructure. In particular, the Company expects to expand its marketing of Outsourcing Services, strategic partnerships and sales of Parts and Disposables to its existing rental customer base. In addition, the HTD Acquisition has significantly increased our marketing capabilities with respect to Parts and Disposables, giving us a dedicated distribution network and customer service operation. The Company believes that leveraging its infrastructure to develop these businesses will produce an increased return on assets, as these businesses require relatively low levels of capital investment.



    - FOCUS ON DEVELOPING ASSET MANAGEMENT PROGRAMS. The Company believes that its CAMP programs will continue to grow as a result of an increase in outsourcing trends related to equipment management and equipment related services as well as an increase in competitive pressure facing health care providers. Certain health care providers that have adopted CAMP have been able to achieve cost savings through a reduction of biomedical and other hospital staff, a decrease in equipment maintenance expenses and an increase in asset utilization rates. Additionally, they have been able to increase equipment utilization and capture increased patient charges as a result of the superior information gathering capability of CAMP. Since December 31, 1996, hospitals under CAMP contracts increased from three to 23.



    - ENTER INTO STRATEGIC PARTNERSHIPS. The Company will continue to seek new strategic partnerships to increase revenues, and plans to increase revenues by partnering with equipment manufacturers to provide biomedical repair services for their equipment.



    - PURSUED STRATEGIC ACQUISITIONS. The Company has acquired businesses complementary with its businesses and integrated them effectively into its existing operations. Upon acquiring such businesses, the Company has typically been able to realize cost savings by eliminating corporate overhead, optimizing branch locations and reducing personnel. Since September 30, 1994, acquisitions in its core rental business coupled with internal growth have resulted in an increase in the Company's revenues from $81.5 million in fiscal 1994 to $283.0 million on a Pro Forma Basis during the LTM Period. The Company has been able to successfully complete and integrate these acquisitions by adhering to an acquisition strategy which primarily focuses on acquisitions that:

    - present a relatively low level of integration risk;



    - allow the Company to effectively leverage its extensive distribution network;



    - are complementary to the Company's lines of business; and



    - have identifiable synergies.



ACQUISITIONS AND DISPOSITIONS



    In September 1994, MEDIQ/PRN acquired the Medical Equipment inventory of KCI for a total cost of approximately $88.0 million.



    In January 1995, the Company and a subsidiary of Huntleigh entered into a 50/50 joint venture and formed SpectraCair, a provider of Support Surfaces on a rental basis to acute care, long-term care and home care providers nationwide. In January 1996, SpectraCair acquired the low air loss specialty mattress overlay business of Bio Clinic Corporation (a subsidiary of Sunrise
Medical, Inc.) for $6.7 million. In September 1997, SpectraCair was merged with and into MEDIQ/PRN following the acquisition and made into a division called MEDIQ/FST. The SpectraCair Acquisition created several opportunities to bolster MEDIQ/PRN's competitive presence with respect to Support Surfaces. The Company's national agreements provide a wider group of customers with access to MEDIQ/FST's product lines.



    On May 29, 1998, MEDIQ/PRN purchased certain assets and rights related to the CH Medical Business (including, but not limited to, inventory, rental equipment and other tangible property, intellectual property rights, certain contract rights, customer lists, customer files, supplier information and other key records) for a cost of approximately $50.0 million in cash, including related costs and expenses, and the assumption of certain obligations related to the CH Medical Business. The CHI Acquisition improved the Company's competitive position in the acute health care sector.



    CHI is a Texas-based corporation which has specialized in the development of various medical products utilized in patient care treatment and therapy for over 30 years. In addition to its development of medical products, CHI is a national sales, rental and service corporation specializing in patient beds, overlays, mattress replacement systems, pressure relieving pads and surfaces and other therapeutic support surfaces with approximately 75 business locations nationwide. CHI has, among other things, developed technology used in the manufacture of beds and frameless systems for hospitals, extended care facilities and homes to effectively treat the severe conditions and complications inherent to patients who are bed confined. CHI offers a complete line of portable pressure relieving products to provide hospitals and extended care facilities with an array of bed therapies in a cost effective manner. The assets acquired in the CHI Acquisition include only those related to the manufacture, sale and rental of beds and other support surfaces and do not include the sellers' other fabrication businesses. In November 1998, the Company closed the manufacturing facility acquired in the CHI Acquisition.



    On June 15, 1999, MEDIQ/PRN acquired all of the issued and outstanding common stock of HTD. Total consideration paid was approximately $59.7 million, comprising $49.7 million in cash and $10.0 million aggregate value of capital stock of the Company. MEDIQ/PRN retained HTD's nonacute care business serving the acute care, alternate care and home care marketplace, consisting of its core business of sales of disposable products along with rental of moveable medical equipment and biomedical repair services. The HTD Acquisition provides the Company with a broader customer base, an expanded product line in Parts and Disposables and added experience and sophistication in this business. Contemporaneously with the Company's acquisition of HTD, HTD sold to a third party unrelated to the Company and HTD all of the issued and outstanding common stock of HTD's subsidiaries that specialized in the acute care distribution business. Following the acquisition, HTD was merged into MEDIQ/PRN.



    The Company has made other acquisitions as follows:



    - National Patient Care Systems, Inc. in June 1998;



    - Vivax Medical Services, Inc. in November 1998;

    - Veritas Enterprises, Incorporated in January 1999; and



    - Hospital Rentals of America, Inc. in February 1999.



    The aggregate purchase price of these acquisitions was $43.3 million. The Company believes these acquisitions further strengthen the Company. Based on the most recent annual revenues available for each acquisition, the Company expects that these acquisitions will contribute incremental annual revenues of approximately $24.0 million in the aggregate.



    The Company believes that the previously mentioned acquisitions will:



    - generate financial leverage;



    - strengthen the Company's market leadership position;



    - enable existing customers to reduce; their costs by consolidating vendors;



    - enhance the quality and selection of products offered by the Company;



    - expand the presence of the Company's national accounts; and



    - enhance the operations of the Company by providing additional dedicated and experienced employees.



    In November 1997, the Company sold to InnoServ all of the 2,026,483 shares of InnoServ common stock owned by the Company, together with a warrant to acquire additional shares of InnoServ common stock. No cash payment was made by InnoServ, however, the parties agreed to terminate a noncompete covenant relating to maintenance and repair services. In addition, in the event of a change of control of InnoServ before September 30, 1998, the Company would be entitled to certain payments from the acquiring party. InnoServ was acquired in May 1998, and in September 1998, the Company received $2.9 million, net of expenses, in settlement of the amounts due the Company.



    In fiscal 1997, the Company completed its previously announced strategy of divesting non-core operating assets. Since fiscal 1994, a total of 10 businesses and investments were sold. Cash resulting from these sales was approximately $157.0 million. Additionally, in these sales the Company received notes of approximately $23.0 million and had debt of the Company assumed by purchasers of approximately $37.0 million. Net cash proceeds from these sales were used to reduce indebtedness outstanding at the time of these sales.


INDUSTRY OVERVIEW


    The United States health care system includes approximately 5,200 acute care community hospitals and a number of other health care providers such as nursing homes, surgicenters, sub-acute care facilities, specialty clinics and home health care providers. These hospitals and other health care providers normally spend substantial sums on obtaining capital equipment, including movable medical equipment. Hospitals have a number of options in obtaining this equipment, including purchase, lease and rental. Historically, hospitals have favored the purchase option in meeting a substantial portion of their movable medical equipment needs. However, the Company believes that a variety of trends favor rental as an alternative to purchase or lease, including the substantial cost containment pressures under which hospitals and other health care providers currently operate. See "Risk Factors--Regulation of the Health Care Industry."

    The cost containment pressures on hospitals and other health care providers have increased greatly during the past decade as a result of Federal regulations that have significantly affected the extent of reimbursement under Medicare's prospective payment system. Changes to the Medicare program adopted in 1991, which are being phased in over a 10-year period, call for medical equipment cost reimbursement at rates established by the Health Care Financing Administration that may or may not reflect the hospitals' actual equipment costs. The Company believes that the current reform effort will focus on cost containment in health care and may reduce levels of reimbursement by Medicare as well as other third-party payors and that other third-party payors of medical expenses have followed or will follow the Federal government in limiting reimbursement for medical equipment costs through measures including preferred provider arrangements, discounted fee arrangements and "capitated" (fixed patient care reimbursement) managed care arrangements. Moreover, the Company believes that various current legislative proposals will continue the momentum toward health care related consolidations, acceleration of managed care and the formation of integrated delivery systems and that the cost containment pressures on health care providers will continue to intensify. See "Risk Factors--Uncertainty of Health Care Reform; Reimbursement of Health Care Costs."


    The Company believes that as a result of these cost containment pressures, hospitals and other health care providers will increasingly seek to reduce their capital expenditures, including expenditures on medical equipment. Because the Medicare system is, to an increasing extent, reimbursing health care providers at fixed rates unrelated to actual capital costs, hospitals and other health care providers have an incentive to manage their capital costs more efficiently. Providers may better manage their capital costs by replacing fixed capital costs with variable operating costs. In the case of medical equipment, these fixed costs include equipment acquisition costs and the substantial costs associated with servicings necessary to maintain the equipment. Consequently, many entities may elect to rent equipment, rather than incur the substantial capital related costs associated with owning or leasing equipment for which they may not be reimbursed during non-use periods.


MEDICAL EQUIPMENT AND SUPPORT SURFACES RENTALS


    The Company operates the largest Medical Equipment rental business in the United States, serving more than 5,000 hospitals, alternate care and home care providers, nursing homes and other health care providers nationwide and in Puerto Rico and Canada. The Company offers the broadest selection of Medical Equipment for rent in the country, and believes it is better positioned than any of its rental competitors to be a "single-source" supplier of Medical Equipment to its customers. The Company offers its customers a wide selection of rental programs including (i) daily, weekly or monthly rentals with fixed rate terms,
(ii) longer-term rentals with pricing related to the length of the rental term and (iii) "usage" rentals on a per use, per hour or per day basis.



    GEOGRAPHIC SCOPE. The Company rents its inventory to customers through 108 office locations in major metropolitan areas nationwide and in Puerto Rico and Canada. This extensive geographic presence enables the Company to service national chains as well as local and regional facilities. The Company locations operate 24 hours a day, 365 days a year. The Company's customers receive a full range of rental and related support services, including equipment delivery, inspection, maintenance, repair and documentation, from the Company's staff of 226 experienced biomedical technicians and 330 customer service representatives.



    CONVENIENT SERVICE. Medical Equipment and Support Surfaces inventories are maintained at each of the Company's locations. The Company utilizes a centralized order entry and dispatching system which processes on average approximately 40,000 deliveries and pickups per month. Most orders are received by telephone at the Company's Pennsauken, New Jersey headquarters, and scheduling and routing of equipment delivery is made from such office. Upon return, equipment is inspected, cleaned and tested at the branch location before being designated as available for rental. If major service or repair is necessary, the equipment is shipped to a Company repair facility in Pennsauken, New Jersey or Santa Fe Springs,

California. The Company's state-of-the-art information and inventory systems have sufficient capability and capacity to adequately handle the large quantities and variety of rental units and Parts and Disposables as well as track essential activities, such as equipment availability, training, repair and maintenance, delivery and pickup, pre-delivery inspections, major inspections and call backs.



    DIVERSE PRODUCT OFFERING. The Company's approximately 165,000 unit inventory includes equipment used in respiratory care, emergency, neonatal intensive care, medical and surgical intensive care, central supply and sterile processing and distribution, biomedical engineering, surgery, labor and delivery, and anesthesia/recovery. The Company rents over 1,100 types of Medical Equipment and offers the most complete selection for rent in the country. The following is a list of principal types of Medical Equipment available to the Company's customers:


Adult, Infant and Portable Ventilators         Oxygen Concentrators
Compressors/Nebulizers/Pulmonary Aids          Defibrillators
Continuous Passive Motion Machines             Cold Therapy Units
Cribs and Bassinets                            Scales
Heat Therapy Units                             Hypo/Hyperthermia Units
Incubators/Isolettes                           Infant Warmers
Monitors                                       Pediatric Aerosol Tents
Nasal CPAP and BiPap Units                     Pressure Reduction Units
Phototherapy and Bilirubin Lamps               Pulse Oximeters
Sequential and Uniform Compression Devices     Infusion Pumps
Suction Units                                  Telemetry Units


    In addition to the above, the Company also provides Support Surfaces on a rental basis to acute care, long-term care and home care providers nationwide through MEDIQ/FST. MEDIQ/FST purchases and supplies, on a rental basis, Support Surfaces that are installed on top of standard hospital beds. MEDIQ/ FST's products are utilized in the treatment of bedridden patients where specially designed Support Surfaces are employed to treat problems such as skin ulcers. Presently, most health care providers rent specialized beds to treat these problems, and rental of such beds can cost up to $150 per day. MEDIQ/ FST's products match the clinical efficacy of the specialized beds for prices generally ranging from $10 to $35 per day. MEDIQ/FST has expanded its product line to include additional specialized products such as Support Surfaces designed for obese patients (bariatrics), specialized seating products and passive restraint Support Surfaces. As hospitals continue to face margin pressure and more revenues become capitated and fee-for-service based, the Company believes MEDIQ/FST can provide a lower cost, clinically equivalent alternative.


SALES OF PARTS AND DISPOSABLES


    The Company sells a variety of parts to its customers primarily for use with the types of Medical Equipment and Support Surfaces it rents. The sales of such parts are a natural complement to the Company's rental business. The Company distributes products to its existing rental customers in order to enable them to fill smaller turnaround needs more quickly and to smaller health care providers which do not meet the minimum order requirements of the major medical supply distributors. The Company sells a variety of disposable products to both the rental customer base and to other markets requiring quick turnaround and specialized products. The Company supplies over 14,000 Parts and Disposables products, actively stocking over 7,000 items from more than 1,500 manufacturers through seven distribution centers strategically located throughout the United States. Each distribution center maintains a level of products sufficient to supply the customer base that it serves. In addition, a small quantity of Parts and Disposables are maintained at each branch office in order to provide immediate delivery of certain products on an emergency basis. The Company also sells repair parts to its customers for the repair of their own equipment. This enables the Company to generate incremental revenues within an existing customer relationship. To support the growth of its Parts and Disposables business, the Company has a dedicated sales and marketing operation incorporating telephone sales, direct mail and trade publication advertising. To better serve customers for Parts and Disposables, 16 customer service representatives are dedicated to this business.


OUTSOURCING SERVICES

    To enable hospitals and other health care providers to better manage their assets and increase profits, the Company began to offer its customers Outsourcing Services in fiscal 1996. Each of the Company's Outsourcing Services leverages off of the Company's extensive distribution network and broad customer base. These services include:


    - CAMP, which analyzes the critical care equipment activity of a customer and provides a variety of logistics and outsourcing services designed to manage, track and service the customer's movable medical equipment;



    - a biomedical service which provides safety inspections, preventive maintenance and repairs for most critical care equipment through a team of 226 experienced biomedical technicians;



    - a logistics and distribution service to assist equipment manufacturers in reducing their distribution costs through utilization of the Company's branch office network;



    - a medical gas supply program designed to complement the Company's respiratory equipment rentals; and



    - a health care consulting and management service designed to assist the Company's customers in the management of their businesses.



The Company believes that its Outsourcing Services businesses offer further growth opportunities.


    ASSET MANAGEMENT. The Company's CAMP programs enable clients to contract with the Company to supply all elements of their critical care equipment management needs. CAMP includes a variety of consulting services for patient care equipment, including providing on-site personnel, equipment processing, maintenance, patient billing, documentation and tracking services. CAMP contracts are typically three to five years in duration.

    While most acute care facilities can benefit from more efficient equipment management, the typical CAMP profile hospital is 200 beds or more and often part of an integrated health network. Several hospitals, with inventories linked through a network, can gain even more dramatic cost savings and efficiencies when the Company provides logistic services to move owned equipment between facilities. The growth in the number of these integrated health networks further increases the market for CAMP.


    While some competitors' asset management programs focus on the purchase and rent back to clients of hospital-owned equipment, CAMP focuses on increasing the utilization of hospital-owned assets. Under CAMP, the Company's asset management team and the client determine benchmarks and goals to be met. The Company thereafter conducts quarterly business reviews to assess progress and provides the client with detailed documentation regarding equipment utilization trends, thereby greatly aiding in capital budget planning. CAMP clients benefit through the reduction of central supply and biomedical staff (some of whom may be employed by the Company in its outsourcing programs), lower equipment maintenance expenses, the reduction of capital expenditures related to equipment, increased equipment utilization and markedly increased captured patient charges. Even with a highly capitated payer mix, a portion of this revenue may be recovered by the client for other uses. Additionally, CAMP provides hospital clients with clear cost data which can assist in negotiations with managed care contracts.

    The Company also offers its CAMP Plus logistics program that provides similar management services for multi-site health care networks to manage, service and transport movable patient care equipment. A proprietary bar-code based asset management system provides customers optimum utilization of owned equipment. This system provides information used to track equipment, capture lost patient charges, control inventory and equipment migration, reduce the need for supplemental rentals and manage overall capital planning. The Company also has programs pursuant to which it acquires all or some of the customer's equipment and rents the equipment back to the customer, eliminating the customer's burdens of ownership, underutilization and seasonal usage.


    The Company operates 15 asset management programs covering 23 hospitals, compared to only three at the end of fiscal 1996. The programs represent substantial incremental profit for the Company with little or no capital costs.



    BIOMEDICAL SERVICES. The Company performs safety inspections, preventative maintenance and repairs for most brands and models of Medical Equipment owned by the Company, client health care organizations and other third parties through a team of 226 experienced biomedical technicians. Service and repairs can be performed on-site. Pick-up and delivery is also available for servicing at any of the Company's branch locations, two major service centers or at a service center in Phoenix, Arizona that specializes in biomedical equipment.



    OTHER SERVICES. The Company offers a logistics and distribution service to hospitals and equipment manufacturers to reduce their transportation costs through utilization of the Company's branch office network.



    The Company also offers a medical gas administrative management service to health care providers to enable such providers to centralize the purchasing function for bulk liquid oxygen, portable and semi-portable oxygen containers and high pressure gas cylinders for a variety of medical gas products. Health care facilities traditionally purchase medical gases from a large number of local suppliers. The market is fragmented, and historically there has been a lack of price stability. Health care providers have been unable to purchase these gases on a cost effective basis, and often end up paying different prices for the same product in different locations. This program offers competitive pricing and price standardization for many locations, elimination of multiple local vendor contracts, reduction in the time it takes to process supplier invoices and improved purchasing efficiencies with a single-source contract.



    MEDIQ Management Services, a subsidiary of MEDIQ/PRN, provides consulting services to the acute care hospital industry and provides management services to several diagnostic imaging centers. This business primarily works with clients in the mid-Atlantic states providing consulting services ranging from logistics to corporate planning. MEDIQ Management Services also serves as an internal consultant for the Company, as management seeks to integrate the Company's product offerings, extract synergies from complementary businesses and leverage the utilization of the Company's already established infrastructure.


QUALITY ASSURANCE


    Quality control/quality assurance and risk management procedures are conducted for all of the Company's Medical Equipment and Support Surfaces by trained biomedical technicians to ensure compliance with safety, testing and performance standards at all branch offices. All Medical Equipment and Support Surfaces are serviced and tested prior to delivery to customers in accordance with the Company's Safety and Performance Inspection Program, which is primarily derived from the Emergency Care Research Institute's programs. Most types of Medical Equipment and Support Surfaces rented by the Company require routine servicing at scheduled intervals based upon hours of usage or passage of time, including complete testing and inspection of all components that may need to be replaced or refurbished. Routine servicing is conducted by the Company's trained personnel at all of its branch locations. Major repairs are performed by its biomedical equipment technicians at the Company's Pennsauken, New Jersey, Santa Fe Springs, California or Phoenix, Arizona facilities.

SALES AND MARKETING


    The Company markets its rental programs and Outsourcing Services primarily through its field sales force, which consists of 78 promotional sales representatives. MEDIQ/FST's sales and marketing efforts are conducted through a separate 95 person sales force and are augmented by the efforts of the Company's field sales force. The sales and marketing efforts for Parts and Disposables are conducted by a sales staff of 16 people. In its marketing efforts, the Company primarily targets key operational and administrative decision makers, such as materials managers, department heads and directors of purchasing, nursing and central supply, as well as administrators, chief executive officers and chief financial officers. The Company also promotes its programs and services to hospital and health care provider groups and associations. The Company develops and provides its field sales force with a variety of materials designed to support its promotional efforts. The Company also uses direct mail advertising to supplement this activity, as well as specifically targeted trade journal advertising.


    A corporate accounts team negotiates and sells national contract agreements to group purchasing organizations ("GPOs") for acute care hospitals, alternate care and home care providers, nursing homes and other health care providers. This same team also sells to the corporate headquarters of proprietary national and regional hospital chains ("National Providers"). In addition, the Company's sales force is also active in selling individual members of these organizations on the benefits of each individual contract. For those health care providers who are not members of a National Provider or a GPO, individual rental agreements are negotiated by the Company's field sales organization.

    From time to time, the Company has developed specific marketing programs intended to address current market demands. The most significant of such programs includes the Company's CAMP programs, which present hospitals with a total management approach to equipment needs. See "--Outsourcing Services--Asset Management."

CUSTOMERS


    The Company's customer base is composed of National Providers, GPOs and acute and non-acute care facilities and organizations. In total, the Company services more than 5,000 hospitals, alternate care and home care providers, nursing homes and other health care providers. The Company's top ten national accounts and GPO's generated approximately 57% of its total rental revenues in fiscal 1998, with no single account representing more than 10% of total revenues. The following table illustrates the Company's rental revenue breakdown by business classification.



                                                                 YEAR ENDED SEPTEMBER 30,
                                                              ------------------------------
                                                                1996       1997       1998
                                                              --------   --------   --------
                                                                      (IN THOUSANDS)
Acute facilities............................................  $ 76,118   $ 83,846   $ 89,724
Home health care providers..................................    18,655     17,631     13,546
Sub-acute facilities........................................     9,779     10,783     14,260
Other.......................................................     9,723     12,056     25,206
                                                              --------   --------   --------
    Total...................................................  $114,275   $124,316   $142,736
                                                              ========   ========   ========



    National Provider contracts generally require that the individual hospitals associated with or owned by the National Providers fill their rental needs with the Company, although the level of compliance by local providers varies among the contracts. The Company also contracts with GPOs, which provide their members the opportunity to purchase or rent products at reduced prices. The GPOs do not require members to purchase or rent with any particular supplier that the GPO has contracted with and many health care providers are members of more than one GPO. However, under most GPO contracts, prices that the Company offers to the GPO participants decline as the aggregate rentals by such GPO increase.

The Company's contracts with National Providers and GPOs are generally three to five years in duration. At October 1, 1999, the Company had 145 contracts with National Providers and GPO's.


    As the health care market continues to consolidate, the Company expects that its focus on marketing to National Providers and GPOs and its nationwide distribution network will give it a competitive advantage in obtaining and retaining new business from consolidated health care organizations. In addition, the Company is selling new national account agreements to increase participation and capture business in markets other than the acute care hospital market. These market segments include long term care, sub-acute care home health care and home infusion therapy.

SUPPLIERS


    The Company acquires substantially all of its Medical Equipment, Support Surfaces and Parts and Disposables from approximately 400 suppliers. At
October 1, 1999, the Company has no commitment to purchase a required dollar amount in fiscal 2000. The Company is not dependent upon any single supplier and believes that alternative purchasing sources of Medical Equipment, Support Surfaces and Parts and Disposables are available to the Company should they be needed.



    The Company is currently in dispute with one of the vendors with whom it has a purchase agreement. See "--Legal Proceedings."


EMPLOYEES


    The Company has approximately 1,430 employees. The Company believes that its relations with employees are satisfactory. None of the Company's employees are subject to a collective bargaining agreement.


PROPERTIES


    The Company's principal facility is owned by MEDIQ/PRN and is located in Pennsauken, New Jersey, where the Company's corporate offices and a portion of its operating activities are located. Major repairs of Medical Equipment and Support Surfaces are performed at this facility and this facility also serves as a distribution center. Repairs of Medical Equipment and Support Surfaces are also performed at a leased facility located in Santa Fe Springs, California. A leased facility in Phoenix, Arizona specializes in biomedical repairs. The Company provides services to its customers through 108 locations in major metropolitan areas nationwide and in Puerto Rico and Canada. Eighty-eight of such sites contain office and warehouse space and are leased by the Company. The remaining 20 office locations are operated by independent distributors. Seven leased facilities, located in Texas, California, Florida, Georgia, Illinois and New York, serve as distribution centers for Parts and Disposables. None of the leases are with parties affiliated with the Company. The Company believes that the properties owned and leased by it are adequate for its operations.


COMPETITION


    The medical equipment rental industry is highly competitive and the Company, which operates throughout the United States, and in Puerto Rico and Canada, encounters competition in all locations in which it operates. Competition is generated from:



    - medical equipment manufacturers which sell medical equipment directly to health care providers and which the Company believes generate the strongest competition;



    - national, regional and local medical equipment rental and leasing companies and medical equipment distributors which rent medical equipment to health care providers; and

    - general leasing and financing companies and financial institutions, such as banks, which finance the acquisition of medical equipment by health care providers.



    The Company's principal competitor in the medical equipment rental business is UHS. The Company believes that its geographic scope and national account relationships provide it with competitive advantages over UHS. The Company believes that key factors influencing the decision regarding the selection of a medical equipment rental vendor include availability and quality of medical equipment, service and price. The Company faces competitive pressure in all of its markets from existing competitors and from the potential entry by new competitors. See "Risk Factors--Competition."



    The Company faces vigorous competition in its Support Surfaces and Parts and Disposables businesses as well. In Support Surfaces, the Company believes it is third in terms of market share, with less than 10% of the overall market. The two largest competitors are KCI and Hill-Rom, Inc. These two companies are much larger and have considerably more resources and experience in the market for Support Surfaces than the Company. Parts and Disposables include a very large variety of items. There are numerous providers of Parts and Disposables, many of which are much larger and with considerably more resources and experience in this market than the Company. The Company has a relatively small share of the market in Parts and Disposables. The Company believes the key competitive factors in these businesses are selection, quality and availability of products, dependability and service and pricing.


GOVERNMENTAL REGULATION

    The Company's businesses are subject to Federal, state and local laws, rules and regulations relating to the operation of such businesses.


    The Company's customers are subject to documentation and safety reporting standards with respect to the medical equipment they use, including but not limited to standards established by the following organizations and federal laws: the Joint Commission on Accreditation of Healthcare Organizations, Underwriter Laboratories ("UL"), National Fire Protection Agency ("NFPA") the Safe Medical Devices Act of 1990, as amended, and the FDA Modernization Act of 1997. Some states and municipalities also have similar laws. The Company's CAMP programs help customers meet their documentation and reporting needs under such standards, laws and regulations. As a provider of such services, the Company may be subject to liability for violating, directly or indirectly, such standards, laws and regulations.



    Manufacturers and certain providers of the Company's Medical Equipment and Support Surfaces are subject to regulations and standards developed and enforced by agencies and organizations such as the Food and Drug Administration ("FDA"), the Association for the Advancement of Medical Instrumentation, UL, the NFPA and the Canadian Standards Association. The FDA regulates companies which manufacture, prepare, propagate or install medical devices. Device manufacturers must comply with registration and labeling regulations, submit premarket notifications or obtain premarketing approvals, comply with medical device reporting, tracking and post-market surveillance regulations and with Quality Systems Regulations ("QSR's"), and are subject to FDA inspection. The QSR's specify the minimum standards for the manufacture, storage, distribution and installation of medical devices, and impose certain record keeping requirements. The FDA currently does not regulate as device manufacturers the Company or organizations which provide similar services as the Company. However, any company which services, repairs or reconditions medical devices is subject to regulatory action by the FDA if its activities cause the devices to become adulterated or mislabeled. In addition, no assurance can be given that in the future the FDA will not regulate as device manufacturers companies such as the Company, which acquire ownership of devices, service, repair, recondition or rebuild such devices and rent them to customers or which service, repair or recondition devices owned by others. The Company is unable to predict the cost of compliance if any such regulations were to be adopted. The foregoing laws and regulations that are directly applicable to manufacturers of medical equipment became applicable to the Company upon consummation of the CHI Acquisition. In November 1998, the Company closed the manufacturing operation it acquired in the CHI

Acquisition and became what the FDA calls a "specification developer" type of manufacturer. The actual manufacturing activities were transferred to third-party contract manufacturers which are also registered with the FDA.


    Federal law and regulations generally prohibit the offer, payment, solicitation or receipt of any form of remuneration in return for referring or arranging for the referral of a person for the furnishing or arranging for the furnishing of items or services reimbursable under the Medicare or Medicaid programs, or in return for the purchase, lease or order or arranging or recommending purchasing, leasing or ordering of any item or service reimbursable under Medicare or Medicaid. In addition, Federal law and regulations also generally prohibit physicians from referring patients to entities with which the physicians have financial relationships, including ownership interests and compensation arrangements. Various exceptions are contained in Federal laws and regulations. Many states have similar anti-kickback and anti-referral laws and regulations, and similar laws barring or restricting referrals. Non-compliance with Federal and state anti-kickback and anti-referral laws and regulations can result in criminal and civil penalties and exclusion from participation in Medicare and Medicaid programs.


    The Company enters into various contractual and other arrangements with health care providers and other persons who are subject to the laws and regulations referred to above, and who are possibly in a position to refer or arrange for the referral of business to the Company. In addition, as a health care provider reimbursed under the Medicare and Medicaid programs, the Company is subject to the foregoing anti-kickback and anti-referral laws and regulations. The Company believes that its operations comply in all material respects with all applicable anti-kickback, anti-referral and similar laws and regulations. A determination that the Company's business practices violate or have violated one or more of these laws or regulations could have a material adverse effect on the Company's revenues.



    The Company's business may be significantly affected by, and the success of its growth strategies depends on, the availability and nature of reimbursements to hospitals and other health care providers for their medical equipment costs under Federal programs such as Medicare, and by other third-party payors. Under this system of reimbursement, Medicare-related equipment costs are reimbursed in a single, fixed-rate, per-discharge reimbursement. As a result of the prospective payment system, the manner in which hospitals incur equipment costs (whether through purchase, lease or rental) does not impact the extent of hospitals' reimbursement. Because the Medicare system, to an increasing extent, reimburses health care providers at fixed rates unrelated to actual equipment costs, hospitals have an incentive to manage their capital related costs more efficiently and effectively. The Company believes that hospitals will continue to benefit from cost-containment and cost-efficiency measures, such as converting existing fixed equipment costs to variable costs through rental and equipment management programs. Changes to reimbursement methodologies or amounts may have a material adverse effect on the business of the Company.



    In addition, the Company is subject to Federal, state and local laws, rules and regulations relating to the protection of the environment, including laws, rules and regulations governing the use, management and disposal of hazardous and non-hazardous substances. As the owner and operator of real property, the Company could become subject to liability under certain environmental laws for the cleanup of contaminated properties relating to current or past operations. The Company is not aware of any such threatened or pending cleanup liabilities, however, and believes that it is in material compliance with all applicable environmental laws.



LEGAL PROCEEDINGS



    In July 1998, MEDIQ Mobile X-Ray Services, Inc., a subsidiary of MEDIQ/PRN whose assets were sold in November 1996, was notified that it is the subject of an investigation by the Department of Justice and the Office of the Inspector General of the Department of Health and Human Services. The Company has not yet been informed of the nature or scope of the investigation.

    On October 16, 1998, the Company filed a complaint in the Superior Court of New Jersey, Camden County, against Siemens Medical Systems, Inc. ("Siemens") in connection with the latter's attempted termination of a distribution agreement between the parties. The lawsuit seeks declaratory relief and monetary damages for breach of contract, common law fraud, breach of the implied covenant of fair dealing and statutory violations. Siemens filed a motion to dismiss the complaint, which was denied. Discovery in this case has not yet commenced. The Company believes that resolution of the suit will not have a material adverse effect on the operations or financial condition of the Company.



    On July 8, 1999, SizeWise Rental, Inc. ("SizeWise") filed a suit against the Company in the United States District Court, District of Kansas. The suit is in connection with the purported termination by SizeWise of a rental agreement with the Company due to an alleged breach of the agreement by the Company. The complaint seeks a declaratory judgment and damages. The Company believes that the allegations are without merit and intends to vigorously defend this case. Based on information available, the Company believes that resolution of the suit will not have a material adverse effect on the operations or financial condition of the Company.



    Other than the foregoing matters, the Company is not a party to any material pending legal proceedings. The Company is subject to ordinary litigation incidental to the conduct of its businesses and the ownership of its properties.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS OF HOLDINGS

    The following table sets forth certain information with respect to the directors and executive officers of Holdings. Directors of Holdings hold their offices for a term of one year or until their successors are elected and qualified; executive officers of Holdings serve at the discretion of the Board of Directors of Holdings. For information concerning certain arrangements with respect to the election of directors, see "Ownership of Capital Stock--Holders Agreement."


NAME                                          AGE                       POSITION
----                                        --------   ------------------------------------------
Thomas E. Carroll                              56      President, Chief Executive Officer and
                                                         Director

Jay M. Kaplan                                  51      Senior Vice President--Finance, Treasurer
                                                         and Chief Financial Officer

Bruce C. Bruckmann                             46      Director

Michael J. Rotko                               61      Director

Stephen C. Sherrill                            46      Director

Robert T. Thompson                             44      Director

L. John Wilkerson                              56      Director



    THOMAS E. CARROLL has served as President and Chief Executive Officer of Holdings and MEDIQ/PRN since 1995 and as a Director of Holdings and MEDIQ/PRN since October 1995 and December 1994, respectively. He served as President and Chief Operating Officer of MEDIQ/PRN from 1994 to 1995 and as Executive Vice President and Chief Operating Officer of MEDIQ/PRN from 1990 to 1994.
Mr. Carroll is a director of Roy F. Weston, Inc.



    JAY M. KAPLAN has served as the Senior Vice President--Finance, Treasurer and Chief Financial Officer of Holdings since 1997 and has served as the Senior Vice President and Chief Financial Officer of MEDIQ/PRN since 1992.



    BRUCE C. BRUCKMANN has been a Director of Holdings since the consummation of the Transactions. Mr. Bruckmann is a Managing Director of Bruckmann, Rosser, Sherrill & Co., Inc. ("BRS Inc."), an investment firm. He was an officer of Citicorp Venture Capital Ltd. ("CVC") from 1983 through 1994. Prior to joining CVC, Mr. Bruckmann was an associate at the New York law firm of Patterson, Belknap, Webb & Tyler. Mr. Bruckmann is a director of Mohawk Industries, Inc., AmeriSource Health Corporation, Chromcraft Revington Corporation, Cort Furniture Rental Corp., Jitney-Jungle Stores of America, Inc., Town Sports
International, Inc. and Anvil Knitwear, Inc.



    MICHAEL J. ROTKO has been a Director of Holdings since 1965 and was Chairman of the Board of Holdings prior to the Merger. Mr. Rotko presently is of Counsel to the law firm of Drinker Biddle & Reath LLP ("DBR"). In 1997 and 1998,
Mr. Rotko served as Special Counsel to the United States Senate investigation into issues arising from the Persian Gulf War. Mr. Rotko was a partner at DBR from 1993 to 1997. Prior to joining DBR, Mr. Rotko was the United States Attorney, Eastern District of Pennsylvania.



    STEPHEN C. SHERRILL has been a Director of Holdings since the consummation of the Transactions. Mr. Sherrill is a Managing Director of BRS Inc. He was an officer of CVC from 1983 through 1994. Previously, he was an associate at the New York law firm of Paul, Weiss, Rifkind, Wharton & Garrison. Mr. Sherrill is a director of Galey & Lord, Inc., Jitney-Jungle Stores of America, Inc., B&G Foods, Inc., HealthPlus Corporation, Doane Pet Care Enterprises, Inc. and Alliance Laundry Systems LLC.

    ROBERT T. THOMPSON has been a Director of Holdings since the consummation of the Transactions. Mr. Thompson is a Managing Director of Ferrer Freeman
Thompson & Co. LLC ("FFT"), an investment firm, the general partner of Health Care Capital Partners, L.P., and Health Care Executive Partners, L.P. From 1988 to 1995, Mr. Thompson was Managing Director and Equity Group Leader of GE Capital Corporation. Prior to joining GE Capital, Mr. Thompson was a consultant with Bain & Company from 1983 to 1988. Mr. Thompson is currently a director of Vista Hospice Care and Timm Medical Technologies.



    L. JOHN WILKERSON has been a Director of Holdings since the consummation of the Transactions. Mr. Wilkerson has been a General Partner in Galen Associates ("Galen"), a risk capital partnership, since 1990. Since 1980, Mr. Wilkerson has also held various positions with The Wilkerson Group, a dedicated health care products consulting practice, including his current position as a consultant to the firm. Mr. Wilkerson serves as a director of British Biotechnology PLC and Stericycle, Inc. Mr. Wilkerson holds a Ph.D from Cornell University.


MEMBERS OF SENIOR MANAGEMENT

    The following table sets forth certain information with respect to the persons who are, along with the executive officers listed above, members of senior management of MEDIQ/PRN and, where indicated, its subsidiaries.


NAME                                          AGE                       POSITION
----                                        --------   ------------------------------------------
Jorge Gonzalez............................     51      Senior Vice President-Corporate
                                                       Operations, Alternate Sales, Business
                                                       Development and Corporate Accounts

Steve Hansen..............................     39      Senior Vice President-MEDIQ/FST

Katherine Hill............................     48      Senior Vice President-Asset Management
                                                       Group

John Morgan...............................     40      Senior Vice President-Rental/Sales

Jo Surpin.................................     45      President, MEDIQ Management Services


DIRECTOR COMPENSATION AND ARRANGEMENTS


    Each non-employee director of Holdings is entitled to an annual retainer of $12,000 plus fees of $1,000 for each board meeting attended and $500 for each committee meeting attended. Directors who are employees of Holdings or MEDIQ/PRN do not receive additional compensation as directors.


    Holdings has a Compensation Committee of the Board of Directors which is responsible for reviewing annual salaries and bonuses paid to senior management and administering Holdings' stock option programs. The members of the Compensation Committee are Messrs. Bruckmann, Thompson and Wilkerson. Holdings also has an Audit Committee which reviews external and internal auditing matters and recommends the selection of the Company's independent auditors for approval by the Board of Directors. The members of the Audit Committee are Messrs. Rotko, Sherrill and Thompson.

EXECUTIVE COMPENSATION


    The following table summarizes the compensation paid or accrued for fiscal 1998, 1997 and 1996 to the Chief Executive Officer of Holdings and MEDIQ/PRN and to the other executive officers of Holdings and MEDIQ/PRN whose total annual salary and bonus exceeded $100,000 for services rendered to

Holdings and its subsidiaries, including MEDIQ/PRN, during fiscal 1998 (each such person being referred to as a "Named Executive Officer").


                           SUMMARY COMPENSATION TABLE


                                                                                   LONG-TERM
                                                                                 COMPENSATION
                                                              ANNUAL           -----------------
                                                         COMPENSATION (1)        COMMON STOCK
                                                      ----------------------      UNDERLYING          ALL OTHER
NAME AND PRINCIPAL POSITION                  YEAR     SALARY ($)   BONUS ($)   STOCK OPTIONS (#)   COMPENSATION ($)
---------------------------                --------   ----------   ---------   -----------------   ----------------
Thomas E. Carroll........................  1998         374,500     112,000              --            4,793,000(2)
President and Chief Executive              1997         350,000     192,000          50,000                2,000(3)
Officer of Holdings and                    1996         297,000     135,000         250,000                2,000(3)
MEDIQ/PRN

Jay M. Kaplan............................  1998         200,000      40,000              --              484,000(2)
Senior Vice President --                   1997         187,500      94,000          25,000                2,000(3)
Finance, Treasurer and Chief               1996         177,000      70,000          85,000                2,000(3)
Financial Officer of Holdings
and Senior Vice President and
Chief Financial Officer of
MEDIQ/PRN


------------------------

(1) Excludes information concerning the value of perquisites and other personal benefits which, in the aggregate, do not exceed the lesser of $50,000 or 10% of the total salary and bonus reported for the Named Executive Officer.


(2) Consists of:



                                                        MR. CARROLL   MR. KAPLAN
                                                        -----------   ----------
Cash bonus paid upon consummation of the Merger.......  $4,790,000     $481,000
Company's matching contribution to the Company's
  Profit Sharing Plan and Trust ("401(k) Savings
  Plan")..............................................       3,000        3,000



(3) Company's matching contribution to 401(k) Savings Plan



    The following table summarizes option exercises during fiscal 1998 and option/SAR (Stock Appreciation Rights) at the end of fiscal 1998 for each Named Executive Officer.



                                                                 NUMBER OF SECURITIES    VALUE OF UNEXERCISED
                                                                UNDERLYING UNEXERCISED       IN-THE-MONEY
                                                                   OPTIONS/SARS AT         OPTIONS/SARS AT
                                   NUMBER OF                       FISCAL YEAR END         FISCAL YEAR END
                                SHARES ACQUIRED      VALUE           EXERCISABLE/            EXERCISABLE/
NAME                            ON EXERCISE(1)    REALIZED(2)       UNEXERCISABLE           UNEXERCISABLE
----                            ---------------   -----------   ----------------------   --------------------
Thomas E. Carroll.............      23,062        $2,950,000                 --                      --
Jay M. Kaplan.................       9,225         1,156,000                 --                      --


------------------------


(1) Number of shares of Series A Preferred Stock, issued upon the exercise of 307,500 and 123,012 stock options for Mr. Carroll and Mr. Kaplan, respectively, in connection with the Merger.



(2) Cash consideration, net of exercise price, of $2,719,000 and $1,064,000, respectively, plus value attributed to Series A Preferred Stock of $231,000 and $92,000, respectively, for Mr. Carroll and Mr. Kaplan.

    On October 1, 1998, Holdings adopted a stock option plan, under which options to purchase shares of its Common Stock were issued to employees. Under this plan, Mr. Carroll and Mr. Kaplan were each issued options to purchase 4,914 and 3,076 shares, respectively.


EMPLOYMENT AGREEMENTS


    In April 1995, Holdings and MEDIQ/PRN entered into a two-year employment agreement with Mr. Carroll under which he agreed to serve as President and Chief Operating Officer of Holdings and MEDIQ/PRN. Mr. Carroll was subsequently appointed as President and Chief Executive Officer of Holdings and MEDIQ/PRN. In November 1997, the term of Mr. Carroll's employment agreement was extended to November 13, 1999. Pursuant to this agreement, Mr. Carroll received a one-time special payment of $100,000 on April 28, 1995. He is entitled to receive an annual salary of $374,500 and an incentive bonus of up to 60% of his base salary based on the achievement of performance criteria approved by the Compensation Committee. This agreement also provided that Mr. Carroll receive a one-time "success bonus" if a "Strategic Transaction" (as defined therein) occurred before June 30, 1998. The Merger constituted a "Strategic Transaction;" accordingly, the Company paid a bonus to Mr. Carroll in fiscal 1998 of approximately $4.8 million upon consummation of the Transactions. Upon receipt of such "success bonus," Mr. Carroll forfeited any stock appreciation rights compensation previously granted to him pursuant to his employment agreement. Under his employment agreement, Mr. Carroll is entitled to receive an additional payment from the Company to compensate him for liabilities, if any, imposed under Section 4999 of the Internal Revenue Code of 1986, as amended (the "Code"), or any successor provision thereto.



    In June 1995, the Company entered into an eighteen-month employment agreement with Mr. Kaplan providing for a minimum salary of $165,000 and an incentive bonus based on the achievement of performance criteria approved by the Compensation Committee. This agreement automatically renews from year to year unless and until either party gives prior notice of an election to terminate at the end of the then-current term. Mr. Kaplan currently receives an annual salary of $200,000. Under the terms of his employment agreement, Mr. Kaplan was entitled to receive a one-time cash bonus upon the occurrence of a "Sale Event" (as defined therein). The Merger constituted a "Sale Event;" accordingly, the Company paid Mr. Kaplan a bonus in fiscal 1998 in the amount of approximately $481,000 upon consummation of the Transactions.


    These employment agreements also include other provisions relating to benefits, confidentiality and other provisions customary in agreements of this nature. In addition, Mr. Carroll has agreed not to compete with the business of the Company for two years following the termination of his employment under certain circumstances.

PENSION PLAN

    The Company maintains a noncontributory defined benefit plan (the "Pension Plan") covering all eligible employees of the Company. The Pension Plan is subject to the provisions of the Employee Retirement Income Security Act of 1974. Employees aged 21 or older who have completed twelve months of service during which they worked a minimum of 1,000 hours and are not covered by a collective bargaining agreement are eligible to participate. Employees earn a year of service for vesting purposes in each calendar year in which they complete at least 1,000 hours of employment. Employees become fully vested in the Pension Plan after five years of service with the Company. Benefits are based upon the participant's annual compensation (including bonuses and similar special pay), as more fully defined in the Pension Plan, over the number of years of participation up to a maximum of 35 years.

    The following table shows at September 30, 1998 the estimated annual pension benefits payable upon retirement to participants of the Pension Plan for various salary levels and years of service.



                                                  ESTIMATED ANNUAL BENEFITS
                                                PAYABLE AT AGE 65 FOR VARIOUS
             AVERAGE ANNUAL                       YEARS OF PLAN MEMBERSHIP
          COMPENSATION DURING             -----------------------------------------
            PLAN MEMBERSHIP                  10         20         30         40
----------------------------------------  --------   --------   --------   --------
$200,000 and above......................  $20,436    $39,943    $59,362    $69,244
100,000.................................   12,036     23,143     34,162     39,844



    During fiscal 1998, the maximum amount of annual compensation which may be included for Pension Plan purposes was $160,000. Estimated annual benefits are determined in part by the average Social Security wage base during the 35 years ending in the year of Social Security normal retirement age. The benefit amounts listed are not subject to any deduction for Social Security or other offset amounts. As a result of limitations imposed under Federal income tax law, the maximum annual benefit payable under the Pension Plan for the fiscal year ending September 30, 1998 is $125,000, although the amount will be actuarially adjusted in accordance with Federal income tax regulations if payments commence prior to or following the date that unreduced Social Security benefits become payable. As of September 30, 1998, Messrs. Carroll and Kaplan had 10 and 25 years of service credited, respectively, under the Pension Plan.



401(K) SAVINGS PLAN



    The Company maintains a 401(k) Savings Plan for the benefit of its employees who have satisfied the plan's eligibility requirements. Employees aged 21 or older are eligible to participate on their date of hire. Participants are permitted to make pre-tax salary reduction contributions up to the amount permitted under applicable tax law. The Company makes a matching contribution equal to 50% of each participant's salary reduction contribution, up to a maximum of 3% of the participant's compensation. The Company's matching contribution is made in cash and is invested according to the participant's contribution allocation. Matching contributions commence upon one year of service by the participant and vest immediately. Shares of Holdings Common Stock held under the 401(k) Savings Plan were surrendered in connection with the Merger and exchanged for cash and shares of Series A Preferred Stock.


COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION


    Mr. Carroll, Mr. Rotko, Sheldon M. Bonovitz and H. Scott Miller served on the Compensation Committee of the Board of Directors during fiscal 1998 prior to the consummation of the Transactions. Messrs. Bruckmann, Thompson and Wilkerson have served on the Compensation Committee since July 1998. Mr. Carroll did not participate in any matter relating to his compensation.



    Mr. Bruckmann is a Managing Director of BRS Inc., which was the sponsoring investor in the Merger and is a principal stockholder of Holdings' Common Stock. Mr. Thompson is a Managing Director of FFT, which was a principal Co-Investor in the Merger and is a principal stockholder of Holdings' Common Stock.
Mr. Wilkerson is a General Partner of Galen, which was a principal Co-Investor in the Merger and is a principal stockholder of Holdings' Common Stock. Each of BRS Inc., FFT and Galen also provides management, business and organizational strategy and merchant and investment banking services to the Company.

                           OWNERSHIP OF CAPITAL STOCK


    The following table sets forth as of October 1, 1999 certain information with respect to (i) the beneficial ownership of the Common Stock and each series of Preferred Stock of Holdings by each person or entity who owns five percent or more thereof and (ii) the beneficial ownership of each class of equity securities of Holdings by each director of Holdings who is a stockholder, the Chief Executive Officer of Holdings and the other executive officer named in the "Summary Compensation Table" above who are stockholders and all directors and executive officers of Holdings as a group. Unless otherwise specified, all shares are directly held.



                                                      NUMBER AND PERCENT OF SHARES
                                     ---------------------------------------------------------------
                                                       SERIES A         SERIES B         SERIES C
                                        COMMON        PREFERRED        PREFERRED        PREFERRED
NAME OF BENEFICIAL OWNER                STOCK           STOCK            STOCK            STOCK
------------------------             ------------   --------------   --------------   --------------
Bruckmann, Rosser, Sherrill & Co.,   465,259/41.6%  3,155,841/37.9%    899,057/28.6%  1,625,015/49.8%
  L.P.(1)..........................
  Two Greenwich Plaza
  Suite 100
  Greenwich, CT 06830
Health Care Capital Partners, L.P.   199,013/17.8%  1,349,896/16.2%    384,567/12.2%    695,092/21.3%
  (2)..............................
  c/o Ferrer Freeman Thompson &
    Co. LLC
  The Mill
  10 Glenville Street
  Greenwich, CT 06831
Galen Partners III, L.P.(3)........  132,675/11.9%    899,930/10.8%     256,378/8.2%    463,395/14.2%
  610 Fifth Avenue
  Rockefeller Center
  New York, NY 10020
Michael J. Rotko (4)...............    54,891/4.9%     389,108/4.7%    475,017/15.1%              --
Bessie G. Rotko (5)................            --      504,541/6.1%  1,340,219/42.6%              --
Rotko 1983 Trust...................            --      243,252/2.9%    475,017/15.1%              --
  --Michael J. Rotko Share (6)
Rotko 1983 Trust...................            --      243,253/2.9%    475,016/15.1%              --
  --Judith M. Shipon Share (7)
Judith M. Shipon (8)...............    54,891/4.9%     306,616/3.7%    475,016/15.1%              --
Thomas E. Carroll (9), (10)........    56,888/5.1%      94,816/1.1%         19,724*       35,650/1.1%
Jay M. Kaplan (9)..................       10,077*          29,724*           5,149*           9,306*
Bruce C. Bruckmann (11)............  497,531/44.5%  3,374,739/40.5%    961,418/30.6%  1,737,731/53.2%
Stephen C. Sherrill(11)............  497,531/44.5%  3,374,739/40.5%    961,418/30.6%  1,737,731/53.2%
Robert T. Thompson(12).............  199,013/17.8%  1,349,896/16.2%    384,567/12.2%    695,092/21.3%
L. John Wilkerson(13)..............  132,675/11.9%    899,930/10.8%     256,378/8.2%    463,395/14.2%
All directors and executive
  officers as a group
  (7 persons)......................  951,075/85.0%  6,138,213/73.6%  2,102,253/66.8%  2,941,174/90.1%


------------------------


*   Less than one percent of total outstanding.



(1) BRS is a limited partnership, the sole general partner of which is BRS Partners, Limited Partnership ("BRS Partners") and the manager of which is BRS Inc. The sole general partner of BRS Partners is BRSE Associates, Inc. ("BRSE Associates"). Bruce C. Bruckmann, Harold O. Rosser II, Stephen C. Sherrill and Stephen F. Edwards are the only stockholders of BRS Inc. and BRSE Associates and may be deemed to share beneficial ownership of the shares shown as beneficially owned by BRS. Such individuals disclaim beneficial ownership of any such shares.



(2) Includes 7,947 shares of Common Stock, 53,907 shares of Series A Preferred Stock, 15,357 shares of Series B Preferred Stock and 27,758 shares of
    Series C Preferred Stock held by Health Care Executive Partners, L.P. ("HCEP"). Health Care Capital Partners, L.P. ("HCCP" and, together with HCEP, the "FFT Entities") disclaims beneficial ownership of such shares. The FFT Entities are limited partnerships for which FFT is the general partner. Carlos A. Ferrer, David A. Freeman and Robert T. Thompson are the only voting members of FFT and may be deemed to share beneficial ownership of the shares shown as beneficially owned by the FFT Entities. Such individuals disclaim beneficial ownership of any such shares.



(3) Includes 11,660.08 shares of Common Stock, 79,089.9 shares of Series A Preferred Stock, 22,531.65 shares of Series B Preferred Stock and 40,725.24 shares of Series C Preferred Stock held by Galen Partners International III, L.P. ("Galen International") and 527.47 shares of Common Stock, 3,577.85 shares of Series A Preferred Stock, 1,019.28 shares of Series B Preferred Stock and 1,842.32 shares of Series C Preferred Stock held by Galen Employee Fund III, L.P. ("Galen Employee Fund"). Galen Partners III, L.P. ("Galen Partners" and, together with Galen International and Galen Employee Fund, the "Galen Entities") disclaims beneficial ownership of such shares. L. John Wilkerson is a general partner of the general partner of each of Galen Partners and Galen International. Mr. Wilkerson disclaims beneficial ownership of the shares held by Galen Partners and Galen International, except to the extent of his proportionate partnership interest therein.



(4) Includes 243,252 shares of Series A Preferred Stock and 475,017 shares of Series B Preferred Stock held by the Rotko 1983 Trust--Michael J. Rotko Share, of which Mr. Rotko is a co-trustee. Address is: P.O. Box 369, Unionville, PA 19375.



(5) Includes 243,252 shares of Series A Preferred Stock and 475,017 shares of Series B Preferred Stock held by the Rotko 1983 Trust-Michael J. Rotko Share, of which Ms. Rotko is a co-trustee, and 243,253 shares of Series A Preferred Stock and 475,016 shares of Series B Preferred Stock held by the Rotko 1983 Trust--Judith M. Shipon Share, of which Ms. Rotko is a co-trustee. Address is: c/o Schnader Harrison Segal & Lewis, 1600 Market Street, Suite 3600, Philadelphia, PA 19103.



(6) Michael J. Rotko, Bessie G. Rotko, First Union National Bank and John Iskrant, of the law firm of Schnader Harrison Segal & Lewis, share voting and dispositive power as co-trustees of the Rotko 1983 Trust--Michael J. Rotko Share. Address is: c/o First Union National Bank,
    P.O. Box 7558-PA4394, Philadelphia, PA 19101.



(7) Judith M. Shipon, Bessie G. Rotko, PNC Bank Corp. and John Iskrant share voting and dispositive power as co-trustees of the Rotko 1983 Trust--Judith
    M. Shipon Share. Address is: c/o PNC Bank Corp., 1600 Market Street, Philadelphia, PA 19103.



(8) Includes 243,253 shares of Series A Preferred Stock and 475,016 shares of Series B Preferred Stock held by the Rotko 1983 Trust--Judith M. Shipon Share, of which Ms. Shipon is a co-trustee. Address is: c/o Schnader Harrison Segal & Lewis, 1600 Market Street, Suite 3600, Philadelphia, PA 19103.



(9) Address is: c/o MEDIQ Incorporated, One MEDIQ Plaza, Pennsauken, NJ 08110-1460.



(10) Includes 9,000 shares of Common Stock, 45,474 shares of Series A Preferred Stock, 15,000 shares of Series B Preferred Stock and 15,000 shares of Series C Preferred Stock owned by individuals and trusts related to Mr. Carroll.



(11) Includes shares which are owned by BRS and certain other entities and individuals affiliated with BRS. Although Messrs. Bruckmann and Sherrill may be deemed to share beneficial ownership of such shares, such individuals disclaim beneficial ownership thereof. See Note 1 above.

(12) Consists of shares which are owned by the FFT Entities. Although
    Mr. Thompson may be deemed to share beneficial ownership of such shares, such individual disclaims beneficial ownership thereof. See Note 2 above.



(13) Consists of shares which are owned by the Galen Entities. Although
    Mr. Wilkerson may be deemed to share beneficial ownership of such shares, such individual disclaims beneficial ownership thereof, except to the extent of his proportionate partnership interest therein. See Note 3 above. Address is: Galen Associates, 610 Fifth Avenue, 5th Floor, New York, NY 10020.


HOLDERS AGREEMENT


    Upon consummation of the Transactions, MQ, Holdings, the BRS Entities, the Co-Investors, the Rotko Entities and the Management Stockholders entered into a Securities Purchase and Holders Agreement (the "Holders Agreement") which contains certain agreements among such stockholders with respect to the capital stock and corporate governance of Holdings. Upon consummation of the HTD acquisition, PENMAN Private Equity and Mezzanine Fund, L.P. ("PENMAN") also became a party to the Holders Agreement. The following is a summary of the material terms of the Holders Agreement.


    Pursuant to the Holders Agreement, each of the parties thereto will ensure that the Board of Directors of Holdings is composed at all times of at least six persons with the exact number to be designated as follows: (a) one person designated by the Rotko 1983 Trusts, for so long as the Rotko Entities collectively own 5% of the Common Stock on a fully diluted basis; (b) one person designated by the FFT Entities for so long as they (and their respective affiliates) own at least 5% of the Common Stock on a fully diluted basis;
(c) one person designated by the Galen Entities for so long as they (and their respective affiliates) own at least 5% of the Common Stock on a fully diluted basis; (d) the Chief Executive Officer of Holdings; and (e) such number of persons as the BRS Entities may determine; provided that if the number of directors designated by BRS is greater than three, such additional directors shall be independent of the Company and shall have been approved by the FFT Entities and the Galen Entities.


    The Holders Agreement contains provisions which, with certain exceptions, restrict the parties thereto from transferring any equity securities of Holdings except pursuant to the terms of the Holders Agreement. Subject to certain exceptions, in the event that certain holders of Common Stock and Preferred Stock propose to sell at least 2% of such securities then outstanding, the parties to the Holders Agreement have the right to require the proposed transferee to purchase, on the same terms and conditions as given to the proposed transferor, a pro rata portion of like securities held by such parties to the Holders Agreement. Subject to certain exceptions, if Holdings proposes to issue and sell any of its shares of Common Stock or any shares convertible into Common Stock, Holdings must first offer to each of the other parties to the Holders Agreement who hold in excess of 5% of Common Stock of Holdings (or, in the case of the Rotko Entities, such entities in the aggregate) and each Management Stockholder who was a Management Stockholder as of the date of consummation of the Transactions and who is an "accredited investor" (as defined in the Securities Act) to purchase pro rata portions of the securities to be sold in such a transaction on the same terms and conditions of the proposed issuance. If prior to the consummation of a public offering with respect to such class or series of securities, holders of a majority of shares of Common Stock held by the parties to the Holders Agreement approve the sale of Holdings (whether by merger, consolidation, sale of all or substantially all of its assets or the sale of all of its outstanding capital stock) or holders of a majority of the then outstanding shares of any class or series of the Preferred Stock held by the parties to the Holders Agreement approve the sale of all of such class or series of stock, the parties to the Holders Agreement will agree to sell and will be permitted to sell all of their shares of Common Stock or Preferred Stock, as the case may be, on the same terms and conditions as such holders holding a majority of shares of Common Stock or Preferred Stock. The Holders Agreement provides that, subject to certain exceptions, if Holdings shall redeem shares of Series A Preferred Stock or Series C Preferred Stock, BRS or a third party designated by BRS will offer to purchase from the Rotko Entities a percentage of the Series B Preferred Stock held by them equal to the aggregate liquidation preference of the Series A Preferred Stock or Series C Preferred Stock so redeemed (not including any redemption of Series A Preferred Stock issued as Merger Consideration) divided by the sum of the aggregate liquidation preference of the Series A Preferred Stock, the Series B Preferred Stock and the Series C Preferred Stock then outstanding plus the original cost of the shares of Common Stock then outstanding. The BRS Entities, the Co-Investors, the Rotko Entities, PENMAN and the Management Stockholders have been granted the right to participate, or "piggyback," in certain registrations of Series A Preferred Stock and Series B Preferred Stock by Holdings.


    The Holders Agreement contains certain rights of Holdings to repurchase securities held by each Management Stockholder upon termination of his or her employment (other than by reason of retirement) with the Company within a specified period of time after the consummation of the Transactions at formula prices which will depend in part upon the circumstances of the termination.

                          DESCRIPTION OF CAPITAL STOCK

COMMON STOCK


    Holdings is authorized to issue up to 30,000,000 shares of Common Stock. As of October 1, 1999, 1,119,048 shares of Common Stock were outstanding and there were 49 holders of record of the Common Stock. The holders of Common Stock are entitled to one vote per share on all matters submitted for action by the stockholders. There is no provision for cumulative voting with respect to the election of directors. Accordingly, subject to the provisions of the Holders Agreement, the holders of more than 50% of the shares of Common Stock are able to elect all of the directors. In such event, the holders of the remaining shares of Common Stock will not be able to elect any directors.


    Subject to the rights of any holders of outstanding preferred stock of Holdings, all shares of Common Stock are entitled to share in such dividends as the Board of Directors of Holdings may from time to time declare from sources legally available therefor. Subject to the rights of any holders of outstanding preferred stock of Holdings, upon liquidation or dissolution of Holdings, whether voluntary or involuntary, all shares of Common Stock are entitled to share equally in the assets available for distribution to stockholders after payment of all prior obligations of Holdings.

SERIES A PREFERRED STOCK


    Holdings is authorized to issue up to 10,000,000 shares of Series A Preferred Stock. As of October 1, 1999, there were 8,336,310 shares outstanding.


    RANK. The Series A Preferred Stock, with respect to dividend rights and rights on liquidation, winding up and dissolution of Holdings, ranks senior to the Common Stock, the Series B Preferred Stock, the Series C Preferred Stock, and each other class of capital stock or class or series of preferred stock issued by Holdings the terms of which specifically provide that such class or series will rank junior to the Series A Preferred Stock as to dividend distributions or distributions upon the liquidation, winding up and dissolution of Holdings (collectively referred to as "Series A Junior Securities"). Although the Series A Preferred Stock, with respect to dividend rights and rights on liquidation, ranks senior to Series A Junior Securities issued by Holdings, it is junior in right of payment to all existing and future indebtedness and obligations of Holdings.


    DIVIDENDS. Each holder of Series A Preferred Stock is entitled to receive, when, as and if declared by the Board of Directors, out of funds legally available therefor, cash dividends on each share of Series A Preferred Stock at a rate equal to $1.30 per share per annum. All dividends are cumulative, whether or not earned or declared, accrue on a daily basis from the date of issuance of Series A Preferred Stock and are payable semi-annually in arrears. Dividends with respect to the Series A Preferred Stock can only be paid by Holdings to the extent funds are legally available therefor under the DGCL. The New Credit Facility and the Indentures do, and any future credit agreements or indentures to which MEDIQ/PRN or Holdings become a party may, restrict the ability of Holdings to pay cash dividends.

    LIQUIDATION PREFERENCE. Upon any voluntary or involuntary liquidation, dissolution or winding up of Holdings, the holders of all shares of Series A Preferred Stock then outstanding will be entitled to be paid out of the assets of Holdings available for distribution to its stockholders an amount in cash equal to $10.00 per share, plus an amount equal to full cumulative dividends (whether or not earned or declared) accrued and unpaid thereon, including additional dividends accrued on such unpaid dividends ("Additional Dividends"), to the date of final distribution (the "Series A Liquidation Preference") and no more, before any distribution is made on any Series A Junior Securities. After payment in full in accordance with the preceding sentence, the holders of the Series A Preferred Stock shall not be entitled to any further participation in any distribution in the event of liquidation, dissolution or winding up of the affairs of Holdings with respect to the shares of Series A Preferred Stock.

    OPTIONAL REDEMPTION. Holdings may, at its option, redeem at any time or from time to time, from any source of funds legally available therefor, in whole or in part, any or all of the shares of Series A Preferred Stock, at the redemption prices set forth below, plus an amount equal to full cumulative dividends (whether or not earned or declared) accrued and unpaid thereon, including Additional Dividends, to the redemption date. The redemption prices for optional redemptions are as follows:

                                                              REDEMPTION PRICE
REDEMPTION DATE                                                  PER SHARE
---------------                                               ----------------
On or before December 31, 1999..............................       $11.00
On or after January 1, 2000 but before January 1, 2002......       $10.50
On or after January 1, 2002.................................       $10.00

    MANDATORY REDEMPTION. All outstanding shares of the Series A Preferred Stock will be redeemed from funds legally available therefor on December 31, 2011, at a price per share equal to the Series A Liquidation Preference on December 31, 2011.

    VOTING RIGHTS. The holders of Series A Preferred Stock are not entitled or permitted to vote on any matter required or permitted to be voted upon by the stockholders of Holdings, except as otherwise required by Delaware law; provided, that, without the written consent of the holders of a majority of the outstanding shares of Series A Preferred Stock or the vote of the holders of a majority of the outstanding shares of Series A Preferred Stock at a meeting of the holders of Series A Preferred Stock called for such purpose, Holdings will not (a) create, authorize or issue any other class or series of stock entitled to a preference prior to Series A Preferred Stock upon any dividend or distribution or any liquidation, distribution of assets, dissolution or winding up of Holdings or (b) amend, alter or repeal any provision of Holdings' Certificate of Incorporation so as to materially adversely affect the relative rights and preferences of the Series A Preferred Stock. In any case in which the holders will be entitled to vote, each holder of Series A Preferred Stock will be entitled to one vote for each share of Series A Preferred Stock held unless otherwise required by applicable law. Without limiting the generality of the foregoing, in no event are the holders of Series A Preferred Stock entitled to vote (individually or as a class) on any merger or consolidation involving Holdings, any sale of all or substantially all of the assets of Holdings or any similar transaction. The BRS Entities own a majority of the outstanding shares of Series A Preferred Stock.

    NO RIGHT OF CONVERSION OR EXCHANGE. The holders of Series A Preferred Stock do not have any rights to convert such shares into or exchange such shares for shares of any other class or classes or of any other series of any class or classes of capital stock of Holdings.

    NO PREEMPTIVE RIGHTS. Except as provided in the Holders Agreement, no holder of Series A Preferred Stock possesses any preemptive rights to subscribe or acquire any unissued shares of capital stock of Holdings (whether now or hereafter authorized) or securities of Holdings convertible into or carrying a right to subscribe to or acquire shares of capital stock of Holdings.

SERIES B PREFERRED STOCK


    Holdings is authorized to issue up to 5,000,000 shares of Series B Preferred Stock. As of October 1, 1999, there were 3,146,302 shares outstanding.


    RANK. The Series B Preferred Stock, with respect to dividend rights and rights on liquidation, winding up and dissolution of Holdings, ranks junior to the Series A Preferred Stock and senior to the Series C Preferred Stock. Although the Series B Preferred Stock, with respect to dividend rights and rights on liquidation, ranks senior to Series C Preferred Stock issued by Holdings, it is junior in right of payment to all existing and future indebtedness and obligations of Holdings.

    DIVIDENDS. Each holder of Series B Preferred Stock is entitled to receive, when, as and if declared by the Board of Directors, out of funds legally available therefor, cash dividends on each share of Series B Preferred Stock at a rate equal to $1.325 per share per annum. All dividends are cumulative and compounding, whether or not earned or declared, accrue on a daily basis from the date of issuance of Series B Preferred Stock and are payable semi-annually in arrears. Dividends with respect to the Series B Preferred Stock can only be paid by Holdings to the extent funds are legally available therefor under the DGCL. The New Credit Facility and the Indentures do, and any future credit agreements or indentures to which MEDIQ/PRN or Holdings becomes a party may, restrict the ability of Holdings to pay cash dividends.

    LIQUIDATION PREFERENCE. Upon any voluntary or involuntary liquidation, dissolution or winding up of Holdings, the holders of all shares of Series B Preferred Stock then outstanding will be entitled to be paid out of the assets of Holdings available for distribution to its stockholders an amount in cash equal to $10.00 per share, plus an amount equal to full cumulative dividends (whether or not earned or declared) accrued and unpaid thereon, including additional dividends, to the date of final distribution, after distributions are made on the Series A Preferred Stock and before any distribution is made on any Series C Preferred Stock. After payment in full in accordance with the preceding sentence, the holders of the Series B Preferred Stock shall not be entitled to any further participation in any distribution in the event of liquidation, dissolution or winding up of the affairs of Holdings with respect to the shares of Series B Preferred Stock.

    NO MANDATORY REDEMPTION. Holdings is not required to mandatorily redeem the shares of Series B Preferred Stock.

    VOTING RIGHTS. The holders of Series B Preferred Stock are not entitled or permitted to vote on any matter required or permitted to be voted upon by the stockholders of Holdings, except as otherwise required by Delaware law.

    NO RIGHT OF CONVERSION OR EXCHANGE. The holders of Series B Preferred Stock do not have any rights to convert such shares into or exchange such shares for shares of any other class or classes or of any other series of any class or classes of capital stock of Holdings.

    NO PREEMPTIVE RIGHTS. Except as provided in the Holders Agreement, no holder of Series B Preferred Stock possesses any preemptive rights to subscribe or acquire any unissued shares of capital stock of Holdings (whether now or hereafter authorized) or securities of Holdings convertible into or carrying a right to subscribe to or acquire shares of capital stock of Holdings.

SERIES C PREFERRED STOCK


    Holdings is authorized to issue up to 5,000,000 shares of Series C Preferred Stock. As of October 1, 1999, there were 3,264,438 shares outstanding.


    RANK. The Series C Preferred Stock, with respect to dividend rights and rights on liquidation, winding up and dissolution of Holdings, ranks junior to the Series A Preferred Stock and the Series B Preferred Stock. The Series C Preferred Stock is also junior in right of payment to all existing and future indebtedness and obligations of Holdings.

    DIVIDENDS. Each holder of Series C Preferred Stock is entitled to receive, when, as and if declared by the Board of Directors, out of funds legally available therefor, cash dividends on each share of Series C Preferred Stock at a rate equal to $1.35 per share per annum. All dividends are cumulative and compounding, whether or not earned or declared, accrue on a daily basis from the date of issuance of Series C Preferred Stock and are payable semi-annually in arrears. Dividends with respect to the Series C Preferred Stock can only be paid by Holdings to the extent funds are legally available therefor under the DGCL. The New Credit Facility and the Indentures do, and any future credit agreements or indentures to which MEDIQ/PRN or Holdings becomes a party may, restrict the ability of Holdings to pay cash dividends.

    LIQUIDATION PREFERENCE. Upon any voluntary or involuntary liquidation, dissolution or winding up of Holdings, the holders of all shares of Series C Preferred Stock then outstanding will be entitled to be paid out of the assets of Holdings available for distribution to its stockholders an amount in cash equal to $10.00 per share, plus an amount equal to full cumulative dividends (whether or not earned or declared) accrued and unpaid thereon, including additional dividends, to the date of final distribution, after distributions are made on the Series A Preferred Stock and the Series B Preferred Stock (the "Series C Liquidation Preference"). After payment in full in accordance with the preceding sentence, the holders of the Series C Preferred Stock shall not be entitled to any further participation in any distribution in the event of liquidation, dissolution or winding up of the affairs of Holdings with respect to the shares of Series C Preferred Stock.

    NO RIGHT OF CONVERSION OR EXCHANGE. The holders of Series C Preferred Stock do not have any rights to convert such shares into or exchange such shares for shares of any other class or classes or of any other series of any class or classes of capital stock of Holdings.

    NO PREEMPTIVE RIGHTS. Except as provided in the Holders Agreement, no holder of Series C Preferred Stock possesses any preemptive rights to subscribe or acquire any unissued shares of capital stock of Holdings (whether now or hereafter authorized) or securities of Holdings convertible into or carrying a right to subscribe to or acquire shares of capital stock of Holdings.

    OPTIONAL REDEMPTION. Holdings may, at its option, redeem at any time or from time to time, from any source of funds legally available therefor, in whole or in part, any or all of the shares of Series C Preferred Stock, at $10.00 in cash per share, plus an amount equal to full cumulative dividends (whether or not earned or declared) accrued and unpaid thereon to the redemption date.

    MANDATORY REDEMPTION. All outstanding shares of the Series C Preferred Stock will be redeemed from funds legally available therefor on December 31, 2012 at a price per share equal to the Series C Liquidation Preference on December 31, 2012.

    VOTING RIGHTS. The holders of Series C Preferred Stock are not entitled or permitted to vote on any matter required or permitted to be voted upon by the stockholders of Holdings, except as otherwise required by Delaware law.

OTHER PREFERRED STOCK

    In addition to the Preferred Stock, Holdings' Certificate of Incorporation authorizes the issuance of 20,000,000 shares of preferred stock, par value $.01 per share. Such shares of preferred stock may be issued by the Board of Directors of Holdings from time to time in one or more series with such preferences, terms and rights as the Board of Directors may determine without further action by the stockholders of Holdings. Accordingly, the Board of Directors has the power to fix the dividend rate and to establish the provisions, if any, relating to dividends, voting rights, redemption rates, sinking funds, liquidation preferences and conversion rights for any series of preferred stock issued in the future. The issuance of such preferred stock may have the effect of delaying, deferring or preventing a change in control of Holdings without further action by the stockholders.

ANTI-TAKEOVER STATUTE

    Section 203 of the DGCL prohibits certain transactions between a Delaware corporation whose voting stock is publicly traded or held of record by more than 2,000 stockholders and an interested stockholder (which term is defined therein as a person who, together with any affiliates and/or associates of such person, beneficially owns, directly or indirectly, 15% or more of the outstanding voting shares of a Delaware corporation). This provision prohibits certain business combinations (defined broadly to include mergers, consolidations, sales or other dispositions of assets having an aggregate value in excess of 10% of the consolidated assets of the corporation, and certain transactions that would increase the interested stockholder's proportionate share ownership in the corporation) between an interested stockholder and a corporation for a period of three years after the date the interested stockholder became an interested stockholder unless (i) the business combination is approved by the corporation's Board of Directors prior to the date the interested stockholder became an interested stockholder, (ii) the interested stockholder acquired at least 85% of the voting stock of the corporation in the transaction in which it becomes an interested stockholder or (iii) the business combination is approved by a majority of the Board of Directors and by the affirmative vote of 66 2/3% of the votes entitled to be cast by disinterested stockholders at an annual or special meeting. Although Holdings is not subject to the provisions of Section 203 of the DGCL as of the date of this Prospectus, the Certificate of Incorporation and By-laws of Holdings do not exclude Holdings from the restrictions imposed under
Section 203 of the DGCL and Holdings may become subject to Section 203 of the DGCL in the future.

INDEMNIFICATION OF DIRECTORS AND OFFICERS

    The Certificate of Incorporation of Holdings provides that the directors of Holdings shall be entitled to the benefits of all limitations on the liability of directors generally that are now or hereafter become available under the DGCL and that, without limiting the generality of the foregoing, no director shall be liable to Holdings or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to Holdings or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, relating to prohibited dividends or distributions or the repurchase or redemption of stock, or
(iv) for any transaction from which the director derived an improper personal benefit.

    The By-laws of Holdings provide that Holdings shall indemnify any person who was or is party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a "proceeding"), by reason of the fact that such person is or was a director or officer of Holdings or a constituent corporation absorbed in a consolidation or merger, or is or was serving at the request of Holdings or a constituent corporation absorbed in a consolidation or merger, as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, or is or was a director or officer of Holdings serving at its request as an administrator, trustee or other fiduciary of one or more of the employee benefit plans of Holdings or other enterprise, against expenses (including attorneys' fees), liability and loss actually and reasonably incurred or suffered by such person in connection with such proceeding, whether or not the indemnified liability arises or arose from any threatened, pending or completed proceeding by or in the right of Holdings, except to the extent that such indemnification is prohibited by applicable law. The By-laws of Holdings further provide that expenses incurred by a director or officer of Holdings in defending a proceeding shall be paid by Holdings in advance of the final disposition of such proceeding subject to the provisions of any applicable statute.


    The foregoing summary of the Certificate of Incorporation and By-laws of Holdings is qualified in its entirety by reference to the relevant provisions of Holdings' Certificate of Incorporation and By-laws.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS


TRANSACTIONS WITH MANAGEMENT AND OTHERS



    Pursuant to the Merger Agreement, Holdings merged with MQ on May 29, 1998. MQ was formed by BRS solely to consummate the Merger and acquire a controlling interest in Holdings. The BRS Entities and Co-Investors together beneficially owned 829,219 shares, or 74.1%, of Holdings' Common Stock at October 1, 1999. Mr. Bruckmann and Mr. Sherrill are Managing Directors of BRS Inc., and may be deemed to control the BRS entities. Mr. Thompson is a Managing Director of FFT and Mr. Wilkerson is a General Partner in Galen and may be deemed to control the Co-Investors affiliated with each. Mr. Bruckman, Mr. Sherrill, Mr. Thompson and Mr. Wilkerson are Directors of Holdings Board of Directors.



    Upon consummation of the Merger, the Company paid BRS, FFT and Galen a closing fee and related expenses of $6.2 million in the aggregate. In addition, MEDIQ/PRN entered into a management services agreement with BRS, FFT and Galen in which BRS, FFT and Galen will be paid annually in the aggregate the greater of $1.0 million or 1.5% of EBITDA for certain management, business and organizational strategy and merchant and investment banking services rendered to the Company. The amount of the annual management fee may be increased under certain circumstances based upon performance or other criteria to be established by the Board of Directors of MEDIQ/PRN. The Company incurred $0.3 million in fiscal 1998 and $1.0 million through August in fiscal 1999 in fees with respect to the management services agreement.



    In connection with the Merger, Michael F. Sandler, a member of the Board of Directors until the date of the Merger and a former executive officer, received a one time special cash bonus of $1.3 million.



    Upon consummation of the Merger, Mr. Carroll, Holdings' President and Chief Executive Officer and a Director, and Mr. Kaplan, Holdings' Senior Vice President-Finance, Treasurer and Chief Financial Officer, each received a special cash bonus of $4.8 million and $.5 million, respectively.



    Prior to the Merger, the Rotko Entities collectively controlled 63.4% of the combined voting power of the then outstanding common and preferred stocks. Their voting power alone was sufficient to approve the Merger. At October 1, 1999 the Rotko Entities together beneficially own 109,781 shares, or 9.8% of Holdings' Common Stock.



CERTAIN BUSINESS RELATIONSHIPS



    Mr. Rotko is of Counsel to Drinker, Biddle & Reath, which provided legal services to the Company during fiscal 1998 and 1999.



STOCK OPTION PLAN



    On October 1, 1998, the Board of Directors adopted a stock option plan ("Plan"). The Plan authorized the issuance of nonqualified options to certain employees to purchase up to a maximum of 61,543 shares of Common Stock in the aggregate, subject to adjustment as provided in the Plan. The maximum number of shares of Common Stock with respect to which options may be granted to an employee is 5,121, subject to adjustment as provided in the Plan. The exercise price of the options is equal to the fair market value, as determined under the Plan, of the Common Stock at the date the option is granted. Options have a term no greater than 10 years and no option is exercisable sooner than six months from the date of grant. Unvested options vest immediately in the event of a significant corporate event, as defined in the Plan. As of October 1, 1999, the number of shares of Common Stock under outstanding options under the Plan was 53,470.


INDEMNIFICATION RIGHTS UNDER THE MERGER AGREEMENT


    Pursuant to the Merger Agreement, Holdings is obligated, for a period of six years after the Effective Time, to indemnify directors and officers of Holdings and its subsidiaries and, subject to certain limitations, to maintain directors' and officers' liability insurance.

                      DESCRIPTION OF CERTAIN INDEBTEDNESS

    The following is a summary of certain indebtedness of the Company. To the extent such summary contains descriptions of the indentures governing the Debentures, the Exchangeable Debentures or the Notes, or the New Credit Facility and other loan documents, such descriptions do not purport to be complete and are qualified in their entirety by reference to such documents.

DEBENTURES

    On May 29, 1998, Holdings issued 140,885 Units, each consisting of one Debenture with a principal amount at maturity of $1,000 and one Warrant to purchase .6474 shares of Common Stock, pursuant to the Unit Offering for gross proceeds of approximately $75.0 million. The Debentures were issued pursuant to an indenture dated as of May 15, 1998 (the "Debenture Indenture") between Holdings and United States Trust Company of New York, as Trustee ("USTC"). The Warrants were issued pursuant to the Warrant Agreement. The net proceeds of the Unit Offering, together with the net proceeds of the Note Offering and certain other funds, were used to pay the net cash portion of the Merger Consideration, effect the Refinancing and pay related fees and expenses. See "The Transactions."


    The Debentures, amounting to $140.9 million aggregate principal amount at maturity, mature on June 1, 2009. No cash interest will accrue on the Debentures prior to June 1, 2003. Thereafter, the Debentures will accrue cash interest at a rate of 13% per annum, and cash interest will be payable on June 1 and December 1 of each year commencing December 1, 2003. The Debentures bear original issue discount ("OID"), and the holders of the Debentures will be required to include such OID in gross income for U.S. Federal income tax purposes on a constant yield to maturity basis, in advance of the receipt of the cash payments to which such income is attributable. The Debentures are general unsecured obligations of Holdings, and rank PARI PASSU in right of payment with all existing and future Senior Indebtedness (as defined in the Debenture Indenture) of Holdings and senior in right of payment to all existing and future subordinated indebtedness of Holdings. The Debentures are effectively subordinated to all indebtedness and obligations of MEDIQ/PRN and its subsidiaries (including the Notes, obligations under the New Credit Facility, trade payables and other accrued liabilities).


    The Debentures are not redeemable at the option of Holdings prior to June 1, 2003, except that until June 1, 2001 Holdings may redeem, at its option, up to 25% of the Accreted Value of the Debentures at a redemption price (expressed as a percentage of Accreted Value) of 113%, plus accrued and unpaid interest, with the net proceeds of one or more Public Equity Offerings (as defined in the Debenture Indenture) following which there is a Public Market (as defined in the Debenture Indenture) if at least $105.6 million aggregate principal amount at maturity of the Debentures remains outstanding after any such redemption. On or after June 1, 2003, the Debentures may be redeemed at the option of Holdings, in whole or in part, at the following redemption prices (expressed as percentages of principal amount at maturity), plus accrued and unpaid interest, if redeemed during the 12 months beginning June 1 of the years indicated below:

YEAR                                                PERCENTAGE
----                                                ----------
2003..............................................    106.500%
2004..............................................    104.333
2005..............................................    102.167
2006 and thereafter...............................    100.000

    Upon a Change of Control (as defined in the Debenture Indenture), each holder of Debentures may require Holdings to repurchase all or any portion of such holder's Debentures at a purchase price equal to 101% of the Accreted Value thereof plus accrued and unpaid interest.

    The Debenture Indenture contains certain covenants that, among other things, limit (i) the incurrence of additional debt by Holdings and certain of its subsidiaries, (ii) the payment of dividends on capital stock of Holdings and the purchase, redemption or retirement of capital stock or subordinated indebtedness, (iii) investments, (iv) certain transactions with affiliates, (v) sales of assets, including capital stock of subsidiaries, and
(vi) certain consolidations, mergers and transfers of assets. The Debenture Indenture also prohibits certain restrictions on distributions from certain subsidiaries, including MEDIQ/PRN. All of these limitations and prohibitions, however, are subject to a number of important qualifications.


    Pursuant to a registration rights agreement dated May 21, 1998 (the "Registration Rights Agreement") among, at that time, Holdings, MEDIQ/PRN, the Subsidiary Guarantors and the Initial Purchasers, Holdings agreed to (a) file with the Commission, within 45 days after the Issue Date, a registration statement (the "Exchange Offer Registration Statement") with respect to an offer to exchange the Debentures for new debentures of Holdings with terms substantially identical to the Debentures (the "New Debentures"), except that the New Debentures generally will not contain terms with respect to restrictions on the resale or transfer thereof, and (b) use its best efforts to cause such Exchange Offer Registration Statement to become effective under the Securities Act by October 26, 1998. The Exchange Offer Registration Statement became effective under the Securities Act on October 21, 1998, and Holdings commenced its offer to exchange the New Debentures for surrender of the Debentures on such date. Under certain circumstances, Holdings may be required under the Registration Rights Agreement to file a shelf registration statement to cover resales of the Debentures. Upon the failure by Holdings to comply with certain of its obligations under the Registration Rights Agreement, additional interest will be payable on the Debentures.



    At June 30, 1999, the amount outstanding for the Debentures including accreted interest was $85.3 million.


EXCHANGEABLE DEBENTURES

    In July 1993, Holdings issued an aggregate of $34.5 million principal amount of Exchangeable Debentures pursuant to an indenture dated as of July 30, 1993 (the "Exchangeable Debenture Indenture") between Holdings and First Fidelity Bank, N.A. Pennsylvania ("First Fidelity"), as trustee. The Exchangeable Debentures mature on July 15, 2003 and are exchangeable into shares of NutraMax Common Stock at any time before the close of business on such date. Interest on the Exchangeable Debentures accrues and is payable at the rate of 7 1/2% per annum and is payable semiannually. The Exchangeable Debentures are general unsecured obligations of Holdings and are subordinated to all existing and future Senior Indebtedness (as defined in the Exchangeable Debenture Indenture) of Holdings.


    Approximately $10.1 million in principal amount of the Exchangeable Debentures was outstanding at the time of the Merger. The Merger resulted in a "Change of Control" under the Exchangeable Debentures, and Holdings was required by the terms of the Exchangeable Debentures to notify holders thereof of their right to require Holdings to purchase the Exchangeable Debentures at 100% of their principal amount plus accrued interest. Holders of approximately
$9.6 million in principal amount of the Exchangeable Debentures tendered their Exchangeable Debentures for purchase by Holdings. At June 30, 1999, $514,000 in principal amount of the Exchangeable Debentures is outstanding.



    Pursuant to an Escrow Agreement dated as of July 30, 1993 between Holdings and First Fidelity, 2,254,902 shares of NutraMax Common Stock were deposited by Holdings in escrow with First Fidelity in support of Holdings' exchange obligations under the Exchangeable Debentures. On December 31, 1996, the Company sold to NutraMax all of the shares of NutraMax Common Stock owned by the Company pursuant to an agreement under which the Company received cash and an interest bearing note secured by a $5.9 million letter of credit. In the event the Exchangeable Debentures are exchanged into shares of NutraMax Common Stock, the amount of the note, will be reduced on a pro rata basis. The note is payable when the shares of NutraMax Common Stock held in escrow in support of the Exchangeable Debentures are delivered to NutraMax upon release from escrow. All but 33,595 of the shares of NutraMax Common Stock were released from escrow upon the purchase of Exchangeable Debentures by the Company


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

following the Merger. Accordingly, Holdings received approximately $5.6 million in cash in respect of the NutraMax note in July 1998. The net amount of the note on June 3, 1999 was $.3 million.


NEW CREDIT FACILITY

    In order to finance a portion of the cash consideration paid pursuant to the Merger, MEDIQ/PRN's existing credit facility (the "Existing Credit Facility") with a syndicate of banks led by Banque Nationale de Paris ("BNP") was replaced by the $325.0 million New Credit Facility.


    The New Credit Facility, as amended, consists of three facilities: (i) a senior secured term loan facility in an aggregate principal amount equal to $200.0 million (the "Term Loan Facility") that expires June 30, 2006; (ii) a revolving credit facility in an aggregate principal amount not to exceed
$75.0 million (the "Revolving Credit Facility") that expires June 30, 2004; and
(iii) a senior secured acquisition facility in an aggregate principal amount not to exceed $50.0 million (the "Acquisition Facility") that expires June 30, 2004. The Revolving Credit Facility has two subfacilities--Subfacility A in the amount of $50.0 million and Subfacility B in the amount of $25.0 million. Loans made under the Term Loan Facility are referred to herein as "Term Loans," advances made under the Revolving Credit Facility are referred to herein as "Revolving Loans" and loans made under the Acquisition Facility are referred to herein as "Acquisition Loans."



    Term Loans in an aggregate principal amount of $200.0 million were drawn on the closing date of the New Credit Facility in connection with the Transactions and the consummation of the CHI Acquisition. Subject to compliance with customary conditions precedent, Revolving Loans will be available at any time prior to the final maturity of the Revolving Credit Facility. Amounts repaid under Subfacility A may be reborrowed prior to the final maturity of the Revolving Credit Facility, provided that availability requirements are met. Amounts repaid under Subfacility B may not be reborrowed. Letters of credit will be available and mature at any time before the sixtieth business day prior to the final maturity of the Revolving Credit Facility. Subject to compliance with customary conditions precedent and maximum ratios, both before and after making any acquisition, of pro forma funded debt to consolidated EBITDA (as such term is defined under the New Credit Facility) and pro forma senior debt to consolidated EBITDA (as such term is defined under the New Credit Facility), Acquisition Loans will be available for up to eighteen months following the execution and delivery of the New Credit Facility after which time (the "Conversion Date") the Acquisition Facility shall convert to an amortizing Term Loan. Amounts repaid under the Acquisition Facility may not be reborrowed.


    All obligations of MEDIQ/PRN under the New Credit Facility are unconditionally guaranteed (the "Facility Guaranties") by each existing and each subsequently acquired or organized domestic and, to the extent no adverse tax consequences would result, foreign subsidiary of MEDIQ/PRN (the "Facility Guarantors"). The New Credit Facility and the related guarantees are secured by substantially all the assets of MEDIQ/PRN and each Facility Guarantor, including but not limited to (i) a first priority pledge of all the capital stock of each Facility Guarantor and (ii) perfected first priority security interests in, and mortgages on, substantially all tangible and intangible assets of MEDIQ/PRN and each Facility Guarantor.

    Borrowings under the New Credit Facility bear interest at a floating rate based upon, at MEDIQ/ PRN's option, (i) the higher of the prime rate of BNP, or the federal funds effective rate plus 0.5%, plus, in the case of the Term Loans, a margin equal to 1.5%, and in the case of the Revolving Loans and the Acquisition Loans, a margin equal to 1.0%, or (ii) the London Interbank Offered Rate ("LIBOR") plus, in the case of the Term Loans, a margin equal to 2.75%, and in the case of the Revolving Loans and the Acquisition Loans, a margin equal to 2.25%. MEDIQ/PRN may elect interest periods of one, two, three or six months for LIBOR borrowings. Interest shall be payable at the end of each interest period and, in any event, at least every three months.

    In addition to paying interest on outstanding principal under the New Credit Facility, MEDIQ/PRN is required to pay a commitment fee to the Senior Lenders equal to 0.5% per annum of the undrawn portion

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
of the commitments in respect of the facilities (subject to adjustment as set forth below), commencing to accrue upon the execution and delivery of the New Credit Facility and payable quarterly in arrears and upon the termination of any commitment, in each case for the actual number of days elapsed in a 360-day year. The New Credit Facility contains provisions under which commitment fees and margins on interest rates under the facilities will be adjusted in increments based on performance goals.


    The Term Loans began amortizing on a quarterly basis on September 30, 1999, payable in installments under a schedule contained in the New Credit Facility. Principal amounts outstanding under Subfacility B begin amortizing on a quarterly basis on March 31, 2000 and are payable in installments under a schedule contained in the New Credit Facility. Principal amounts outstanding under Subfacility A will be due and payable in full at maturity. Principal amounts outstanding under the Acquisition Facility at the Conversion Date will amortize on a quarterly basis commencing March 31, 2000 and are payable in installments under a schedule contained in the New Credit Facility. The Term Loans, Revolving Loans and Acquisition Loans are subject to mandatory prepayments and reductions in the event of certain extraordinary transactions or issuances of debt and equity by MEDIQ/PRN or any Facility Guarantor. Such loans are also required to be prepaid with 75% of the Excess Cash Flow (as such term is defined in the New Credit Facility) of MEDIQ/ PRN or, if the Company's ratio of funded debt to pro forma EBITDA for the preceding 12-month period is less than 5.0 to 1.0, 50% of such Excess Cash Flow.



    The New Credit Facility contains representations and warranties, covenants, events of default and other provisions customary for credit facilities of this type. MEDIQ/PRN paid the Senior Lenders certain syndication and administration fees, reimbursed certain expenses and provided certain indemnities, in each case which are customary for credit facilities of this type.



    At June 30, 1999, principal amounts outstanding were $200.0 million under the Term Loan Facility, $50.0 million under the Acquisition Facility,
$18.0 million under Subfacility A and $25.0 million under Subfacility B. Pursuant to the terms of the New Credit Facility and/or the Indentures, the availability under Subfacility A was limited to approximately $15.0 million at June 30, 1999.


NOTES

    On May 29, 1998, MEDIQ/PRN issued $190.0 million aggregate principal amount of Notes pursuant to the Note Offering. The Notes were issued pursuant to an indenture dated as of May 15, 1998 (the "Note Indenture" and, together with the Debenture Indenture, the "Indentures") among MEDIQ/PRN, the Subsidiary Guarantors (as defined in the Note Indenture) and USTC, as Trustee. The net proceeds of the Note Offering, together with the net proceeds of the Unit Offering and certain other funds, were used to pay the net cash portion of the Merger Consideration, effect the Refinancing and pay related fees and expenses. See "The Transactions."

    The Notes mature on June 1, 2008. Interest on the Notes accrues and is payable at a rate of 11% per annum and is payable semiannually on June 1 and December 1 of each year commencing December 1, 1998. The Notes are general unsecured obligations of MEDIQ/PRN, and are subordinated in right of payment to all existing and future Senior Indebtedness (as defined in the Note Indenture) of MEDIQ/ PRN, including MEDIQ/PRN's obligations under the New Credit Facility; the Notes rank PARI PASSU to all future senior subordinated indebtedness of MEDIQ/PRN. The Notes are fully and unconditionally guaranteed, jointly and severally, on an unsecured senior subordinated basis by the Subsidiary Guarantors. Each Subsidiary Guaranty (as defined in the Note Indenture) is subordinated to all existing and future Senior Indebtedness of the respective Subsidiary Guarantor, including the guarantee by such Subsidiary Guarantor of MEDIQ/PRN's obligations under the New Credit Facility.

    The Notes are not redeemable at the option of MEDIQ/PRN prior to June 1, 2003, except that until June 1, 2001 MEDIQ/PRN may redeem, at its option, up to 25% of the original principal amount of the Notes at a redemption price (expressed as a percentage of principal amount) of 111%, plus accrued and unpaid interest, with the net proceeds of one or more Public Equity Offerings (as defined in the Note

Indenture) following which there is a Public Market (as defined in the Note Indenture) if at least $142.5 million aggregate principal amount of the Notes remains outstanding after any such redemption. On or after June 1, 2003, the Notes may be redeemed at the option of MEDIQ/PRN, in whole or in part, at the following redemption prices (expressed as percentages of principal amount), plus accrued and unpaid interest, if redeemed during the 12 months beginning June 1 of the years indicated below:

YEAR                                                PERCENTAGE
----                                                ----------
2003..............................................    105.500%
2004..............................................    103.667
2005..............................................    101.834
2006 and thereafter...............................    100.000

    Upon a Change of Control (as defined in the Note Indenture), each holder of Notes may require MEDIQ/PRN to repurchase all or any portion of such holder's Notes at a purchase price equal to 101% of the principal amount thereof plus accrued and unpaid interest The Note Indenture contains certain covenants that, among other things, limit (i) the incurrence of additional debt by MEDIQ/PRN and certain of its subsidiaries, (ii) the payment of dividends on capital stock of MEDIQ/PRN and the purchase, redemption or retirement of capital stock or subordinated indebtedness, (iii) investments, (iv) certain transactions with affiliates, (v) sales of assets, including capital stock of subsidiaries, and
(vi) certain consolidations, mergers and transfers of assets. The Note Indenture also prohibits certain restrictions on distributions from certain subsidiaries. All of these limitations and prohibitions, however, are subject to a number of important qualifications.

    Pursuant to the Registration Rights Agreement, MEDIQ/PRN agreed to (a) file with the Commission, within 45 days after the Issue Date, the Exchange Offer Registration Statement with respect to an offer to exchange the Notes for new notes of MEDIQ/PRN with terms substantially identical to the Notes (the "New Notes"), except that the New Notes generally will not contain terms with respect to restrictions on the resale or transfer thereof, and (b) use its best efforts to cause the Exchange Offer Registration Statement to become effective under the Securities Act by October 26, 1998. The Exchange Offer Registration Statement became effective under the Securities Act on October 21, 1998 and MEDIQ/PRN commenced its offer to exchange the New Notes for surrender of the Notes on such date. Under certain circumstances, MEDIQ/PRN may be required under the Registration Rights Agreement to file a shelf registration statement to cover resales of the Notes. Upon the failure by MEDIQ/PRN to comply with certain of its obligations under the Registration Rights Agreement, additional interest will be payable on the Notes.

                          DESCRIPTION OF THE WARRANTS

    The Warrants were issued pursuant to the Warrant Agreement. The following summary of certain provisions of the Warrant Agreement does not purport to be complete and is qualified in its entirety by reference to all of the provisions of the Warrant Agreement, including the definitions therein of certain terms. Capitalized terms in this "Description of the Warrants" not defined in this Prospectus have the meanings ascribed to them in the Warrant Agreement.

GENERAL


    Each Warrant, when exercised, entitles the holder thereof to purchase .6474 shares of Common Stock from Holdings, as the Surviving Corporation of the Merger, at a price (the "Exercise Price") of $0.01 per share. The Exercise Price was determined in connection with the offering and pricing of the Units. The Exercise Price and the number of shares of Common Stock issuable upon exercise of a Warrant are both subject to adjustment in certain cases. See "--Adjustments" below. The Warrants initially entitle the holders thereof to acquire, in the aggregate, 91,209 shares of Common Stock.



    The Warrants became exercisable on May 30, 1999. Holders of Warrants will be able to exercise their Warrants only if the Common Shelf Registration Statement relating to the Common Stock underlying the Warrants is effective or the exercise of such Warrants is exempt from the registration requirements of the Securities Act, and such securities are qualified for sale or exempt from qualification under the applicable securities laws of the states or other jurisdictions in which such holders reside. Unless earlier exercised, the Warrants will expire on June 1, 2009 (the "Expiration Date"). Holdings will give notice of expiration not less than 90 nor more than 120 days prior to the Expiration Date to the registered holders of the then outstanding Warrants. If Holdings fails to give such notice, the Warrants will nevertheless expire and become void on the Expiration Date. The Warrants became eligible to trade separately from the Debentures on the Separation Date.


    At Holdings' option, fractional shares of Common Stock may not be issued upon exercise of the Warrants. If any fraction of a share of Common Stock would, except for the foregoing provision, be issuable upon the exercise of any such Warrants (or specified portion thereof), Holdings will pay an amount in cash equal to the Current Market Value per share of Common Stock, as determined on the day immediately preceding the date the Warrant is presented for exercise, multiplied by such fraction, computed to the nearest whole cent.

    Certificates for Warrants have been and will be issued in fully registered form only. No service charge will be made for registration of transfer or exchange upon surrender of any Warrant Certificate at the office of the Warrant Agent maintained for that purpose. Holdings may require payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection with any registration of transfer or exchange of Warrant Certificates.

    In the event a bankruptcy, reorganization or similar proceeding is commenced by or against Holdings, a bankruptcy court may hold that unexercised Warrants are executory contracts which may be subject to rejection by Holdings with approval of the bankruptcy court. As a result, holders of the Warrants may, even if sufficient funds are available, not be entitled to receive any consideration or may receive an amount less than they would be entitled to if they had exercised their Warrants prior to the commencement of any such bankruptcy, reorganization or similar proceeding.

CERTAIN TERMS

EXERCISE

    In order to exercise all or any of the Warrants, the holder thereof is required to surrender to the Warrant Agent the related Warrant Certificate and pay in full the Exercise Price for each share of Common Stock or other securities issuable upon exercise of such Warrants. The Exercise Price may be paid (i) in cash or by certified or official bank check or by wire transfer to an account designated by Holdings for such purpose or (ii) without the payment of cash, by reducing the number of shares of Common Stock that would be obtainable upon the exercise of a Warrant and payment of the Exercise Price in cash so as to yield a number of shares of Common Stock upon the exercise of such Warrant equal to the product of (a) the number of shares of Common Stock for which such Warrant is exercisable as of the date of exercise (if the Exercise Price were being paid in cash) and (b) the Cashless Exercise Ratio (the "Cashless Exercise"). The "Cashless Exercise Ratio" shall equal a fraction, the numerator of which is the excess of the Current Market Value per share of Common Stock on the Exercise Date over the Exercise Price per share as of the Exercise Date and the denominator of which is the Current Market Value per share of the Common Stock on the Exercise Date. Upon surrender of a Warrant Certificate representing more than one Warrant in connection with the holder's option to elect a Cashless Exercise, the number of shares of Common Stock deliverable upon a Cashless Exercise shall be equal to the number of shares of Common Stock issuable upon the exercise of Warrants that the holder specifies are to be exercised pursuant to a Cashless Exercise multiplied by the Cashless Exercise Ratio. All provisions of the Warrant Agreement shall be applicable with respect to a surrender of a Warrant Certificate pursuant to a Cashless Exercise for less than the full number of Warrants represented thereby.

NO RIGHTS AS STOCKHOLDERS

    The holders of unexercised Warrants are not entitled, by virtue of being such holders, to receive dividends, to vote, to consent, to exercise any preemptive rights or to receive notice as stockholders of Holdings in respect of any stockholders meeting for the election of directors of Holdings or any other purpose, or to exercise any other rights whatsoever as stockholders of Holdings.

MERGERS, CONSOLIDATIONS, ETC.

    In the event that Holdings consolidates with, merges with or into, or sells all or substantially all of its assets to, another Person, each Warrant thereafter shall entitle the holder thereof to receive upon exercise thereof, per share of Common Stock for which such Warrant is exercisable, the number of shares of common stock or other securities or property which the holder of a share of Common Stock is entitled to receive upon completion of such consolidation, merger or sale of assets. However, if (i) Holdings consolidates with, merges with or into, or sells all or substantially all of its assets to, another Person and, in connection therewith, the consideration payable to the holders of Common Stock in exchange for their shares is payable solely in cash or (ii) there is a dissolution, liquidation or winding-up of Holdings, then the holders of the Warrants will be entitled to receive distributions on an equal basis with the holders of Common Stock or other securities issuable upon exercise of the Warrants, as if the Warrants had been exercised immediately prior to such event, less the Exercise Price. Upon receipt of such payment, if any, the Warrants will expire and the rights of the holders thereof will cease. In the case of any such merger, consolidation or sale of assets, the surviving or acquiring person and, in the event of any dissolution, liquidation or winding-up of Holdings, Holdings must deposit promptly with the Warrant Agent the funds, if any, required to pay the holders of the Warrants. After such funds and the surrendered Warrant Certificates are received, the Warrant Agent is required to deliver a check in such amount as is appropriate (or, in the case of consideration other than cash, such other consideration as is appropriate) to such Persons as it may be directed in writing by the holders surrendering such Warrants. The Warrants were issued by Holdings as the Surviving Corporation in the Merger, and nothing set forth in this paragraph is applicable to the Merger.

ADJUSTMENTS


    The number of Warrant Shares issuable upon the exercise of the Warrants and the Exercise Price will be subject to adjustment in certain events including:
(i) the payment by Holdings of certain dividends (or other distributions) on the Common Stock of Holdings including dividends or distributions payable in shares of such Common Stock or other shares of Holdings' capital stock,
(ii) subdivisions, combinations and certain reclassifications of the Common Stock, (iii) the issuance to all holders of Common Stock of rights, options or warrants entitling them to subscribe for shares of Common Stock, or of securities convertible into or exchangeable or exercisable for shares of Common Stock, for a consideration per share which is less than the Current Market Value per share of the Common Stock, (iv) the issuance of shares of Common Stock for a consideration per share which is less than the Current Market Value per share of the Common Stock, and (v) the distribution to all holders of the Common Stock of any of Holdings' assets, debt securities or any rights or warrants to purchase securities (excluding those rights and warrants referred to in the foregoing clause (iii) and cash dividends and other cash distributions from current or retained earnings other than any Extraordinary Cash Dividend). No adjustment to the number of Warrant Shares issuable upon the exercise of the Warrants and the Exercise Price will be required in certain events including: (i) the issuance of shares of Common Stock in bona fide public offerings that are underwritten or in which a placement agent is retained by the Company, (ii) the issuance of options and (iii) the issuance of shares of Common Stock in connection with acquisitions of products and businesses other than to affiliates of the Company.


    In the event of a distribution to holders of Common Stock which results in an adjustment to the number of shares of Common Stock or other consideration for which a Warrant may be exercised, the holders of the Warrants may, in certain circumstances, be deemed to have received a distribution subject to United States Federal income tax as a dividend. See "Certain U.S. Federal Income Tax Considerations".

    No adjustment in the Exercise Price will be required unless such adjustment would require an increase or decrease of at least one percent in the Exercise Price; PROVIDED, HOWEVER, that any adjustment which is not made as a result of this paragraph will be carried forward and taken into account in any subsequent adjustment.

AMENDMENT

    From time to time, Holdings and the Warrant Agent, without the consent of the holders of the Warrants, may amend or supplement the Warrant Agreement for certain purposes, including curing defects or inconsistencies or making any change that does not adversely affect the rights of any holder. Any amendment or supplement to the Warrant Agreement that has an adverse effect on the interests of the holders of the Warrants shall require the written consent of the holders of a majority of the then outstanding Warrants. The consent of each holder of the Warrants affected shall be required for any amendment pursuant to which the Exercise Price would be increased or the number of shares of Common Stock issuable upon exercise of Warrants would be decreased (other than pursuant to adjustments provided in the Warrant Agreement).

REGISTRATION RIGHTS

REGISTRATION OF WARRANTS

    Holdings is required under the Warrant Agreement to use its best efforts to cause the Registration Statement to remain effective until the earliest of
(i) such time as all of the Warrants have been sold thereunder, (ii) two years after its effective date and (iii) such time as the Warrants can be sold without restriction under the Securities Act.

    Each holder of Warrants that sells such Warrants pursuant to the Registration Statement generally will be required to be named as a selling securityholder in the related prospectus and to deliver a prospectus to the purchaser, will be subject to certain of the civil liability provisions under the Securities Act in connection with such sales and will be bound by certain provisions of the Warrant Agreement which are applicable to such holder (including certain indemnification obligations). In addition, each holder of Warrants will be required to deliver information to be used in connection with the Registration Statement in order to have its Warrants included in the Registration Statement.

REGISTRATION OF UNDERLYING COMMON STOCK

    Holdings is required under the Warrant Agreement to use its best efforts to cause the Registration Statement to remain effective until the earlier of
(i) such time as all Warrants have been exercised and (ii) the Expiration Date.

    During any consecutive 365-day period, Holdings shall be entitled to suspend the availability of the Registration Statement for up to two 45 consecutive-day periods (except for the 45 consecutive-day period immediately prior to the Expiration Date) if the Board of Directors determines in the exercise of its reasonable judgment that there is a valid business purpose for such suspension and provides notice that such determination was made to the holders of the Warrants; PROVIDED, HOWEVER, that in no event shall Holdings be required to disclose the business purpose for such suspension if Holdings determines in good faith that such business purpose must remain confidential. There can be no assurance that Holdings will be able to keep the Registration Statement continuously effective until all of the Warrants have been exercised or have expired.

CERTAIN DEFINITIONS

    The Warrant Agreement contains, among others, the following definitions:

    "CURRENT MARKET VALUE" per share of Common Stock or any other security at any date means (i) if the security is not registered under the Exchange Act,
(a) the value of the security, determined in good faith by the Board and certified in a board resolution, based on the most recently completed arm's-length transaction between Holdings and a Person other than an Affiliate of Holdings, the closing of which shall have occurred on such date or within the six-month period preceding such date, or (b) if no such transaction shall have occurred on such date or within such six-month period, the value of the security as determined by an independent financial expert or (ii) if the security is registered under the Exchange Act, the average of the daily closing bid prices (or the equivalent in an over-the-counter market) for each Business Day during the period commencing 15 Business Days before such date and ending on the date one day prior to such date, or if the security has been registered under the Exchange Act for less than 15 consecutive Business Days before such date, then the average of the daily closing bid prices (or such equivalent) for all of the Business Days before such date for which daily closing bid prices are available; PROVIDED, HOWEVER, that if the closing bid price is not determinable for at least ten Business Days in such period, the "Current Market Value" of the security shall be determined as if the security were not registered under the Exchange Act.

    "ISSUE DATE" means May 29, 1998.

    "PERSON" means any individual, corporation, partnership, joint venture, limited liability company, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

    "SEPARATION DATE" means the date of the commencement of an exchange offer or the effectiveness of a shelf registration statement for the Debentures or such earlier date after July 28, 1998, as the Initial Purchasers may determine. On October 21, 1998, an exchange offer for the Debentures was commenced.

    "WARRANT CERTIFICATES" mean the registered certificates (including the Global Warrants (as defined)) issued by Holdings under the Warrant Agreement representing the Warrants.

                              PLAN OF DISTRIBUTION

    The Warrants and the Warrant Shares may be sold from time to time to purchasers directly by the Selling Holders. Alternatively, the Selling Holders may from time to time offer the Warrants or the Warrant Shares to or through underwriters, broker-dealers or agents, who may receive compensation in the form of underwriting discounts, concessions or commissions from the Selling Holders or the purchasers of such securities for whom they may act as agents. The Selling Holders and any underwriters, broker-dealers or agents that participate in the distribution of Warrants or the Warrant Shares may be deemed to be "underwriters" within the meaning of the Securities Act and any profit on the sale of such securities and any discounts, commissions, concessions or other compensation received by any such underwriter, broker-dealer or agent may be deemed to be underwriting discounts and commissions under the Securities Act.

    The Warrants and the Warrant Shares may be sold from time to time in one or more transactions at fixed prices, at prevailing market prices at the time of sale, at varying prices determined at the time of sale or at negotiated prices. The sale of the Warrants and the Warrant Shares may be effected in transactions (which may involve crosses or block transactions) (i) on any national securities exchange or quotation service on which such securities may be listed or quoted at the time of sale, (ii) in the over-the-counter market, (iii) in transactions otherwise than on such exchanges or in the over-the-counter market or
(iv) through the writing of options. At the time a particular offering of the Warrants or the Warrant Shares is made, a supplement to this Prospectus (a "Prospectus Supplement"), if required, will be distributed which will set forth the aggregate amount of Warrants or Warrant Shares being offered and the terms of the offering, including the name or names of any underwriters, broker-dealers or agents, any discounts, commissions and other terms constituting compensation from the Selling Holders and any discounts, commissions or concessions allowed or reallowed or paid to broker-dealers. Each broker-dealer that receives the Warrants or Warrant Shares for its own account pursuant to this Prospectus must acknowledge that it will deliver the Prospectus and any Prospectus Supplement in connection with any sale of such Warrants or Warrant Shares.

    To comply with the securities laws of certain jurisdictions, if applicable, the Warrants and Warrant Shares will be offered or sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain jurisdictions the Warrants and Warrant Shares may not be offered or sold unless they have been registered or qualified for sale in such jurisdictions or an exemption from registration or qualification is available and is complied with.

    The Selling Holders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, which provisions may limit the timing of purchases and sales of any of the Warrants or Warrant Shares by the Selling Holders. The foregoing may affect the marketability of such securities.

    Pursuant to the Warrant Agreement, certain expenses of the registration of the Warrants and Warrant Shares hereunder will be paid by Holdings, including, without limitation, filing fees of the Commission and expenses of compliance with state securities or "blue sky" laws; PROVIDED, HOWEVER, that the Selling Holders will pay all underwriting discounts, selling commissions and transfer taxes, if any, applicable to any sales pursuant to the Registration Statement. Holdings has agreed to indemnify the Selling Holders against certain civil liabilities, including certain liabilities under the Securities Act, and the Selling Holders will be entitled to contribution in connection with any such registration and any sales pursuant thereto. Holdings will be indemnified by the Selling Holders severally against certain civil liabilities, including certain liabilities under the Securities Act, or will be entitled to contribution in connection with any such registration and any sales pursuant to the Registration Statement.

                          NOTICE TO CANADIAN RESIDENTS

RESALE RESTRICTIONS

    The distribution of the Warrants and Warrant Shares in Canada is being made only on a private placement basis exempt from the requirement that Holdings prepare and file a prospectus with the securities regulatory authorities in each province where trades of Warrants and Warrant Shares are effected. Accordingly, any resale of the Warrants and Warrant Shares in Canada must be made in accordance with applicable securities laws which will vary depending on the relevant jurisdiction, and which may require resales to be made in accordance with available statutory exemptions or pursuant to a discretionary exemption granted by the applicable Canadian securities regulatory authority. Holders are advised to seek legal advice prior to any resale of the Warrants and Warrant Shares.

REPRESENTATIONS OF PURCHASERS

    Each purchaser of Warrants and Warrant Shares in Canada who receives a purchase confirmation will be deemed to represent to Holdings and the dealer from whom such purchase confirmation is received that (i) such purchaser is entitled under applicable provincial securities laws to purchase such Warrants and Warrant Shares without the benefit of a prospectus qualified under such securities laws, (ii) where required by law, that such purchaser is purchasing as principal and not as agent and (iii) such purchaser has reviewed the text above under "Resale Restrictions."

RIGHTS OF ACTION (ONTARIO PURCHASERS)

    The securities being offered are those of a foreign issuer and Ontario purchasers will not receive the contractual right of action prescribed by
Section 32 of the Regulation under the SECURITIES ACT (Ontario). As a result, Ontario purchasers must rely on other remedies that may be available, including common law rights of action for damages or rescission or rights of action under the civil liability provisions of the U.S. Federal securities laws. Following a decision of the U.S. Supreme Court, it is possible that Ontario purchasers will not be able to rely upon the remedies set out in Section 12(2) of the U.S. Securities Act where securities are being offered under a U.S. prospectus such as this document.

ENFORCEMENT OF LEGAL RIGHTS

    All of Holdings' directors and officers as well as the experts named herein may be located outside of Canada and, as a result, it may not be possible for Canadian purchasers to effect service of process within Canada upon Holdings or such persons. All or a substantial portion of the assets of Holdings and such persons may be located outside of Canada and, as a result, it may not be possible to satisfy a judgment against Holdings or such persons in Canada or to enforce a judgment obtained in Canadian courts against Holdings or persons outside of Canada.

NOTICE TO BRITISH COLUMBIA RESIDENTS

    A purchaser of Warrants and Warrant Shares to whom the SECURITIES ACT (British Columbia) applies is advised that such purchaser is required to file with the British Columbia Securities Commission a report within ten days of the sale of any Warrants and Warrant Shares acquired by such purchaser pursuant to this offering. Such report must be in the form attached to British Columbia Securities Commission Blanket Order BOR #95/17, a copy of which may be obtained from Holdings. Only one such report must be filed in respect of Warrants and Warrant Shares acquired on the same date and under the same prospectus exemption.

TAXATION AND ELIGIBILITY FOR INVESTMENT

    Canadian purchasers of Warrants and Warrant Shares should consult their own legal and tax advisors with respect to the tax consequences of an investment in the Warrants and Warrant Shares in their particular circumstances and with respect to the eligibility of the Warrants and Warrant Shares for investment by the purchaser under relevant Canadian legislation.

                 CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS

    The following discussion is based upon the provisions of the Code, the applicable Treasury Regulations promulgated and proposed thereunder, judicial authority and current administrative rulings and practice, all of which are subject to change, possibly with retroactive effect. This discussion does not purport to deal with all aspects of U.S. Federal income taxation that might be relevant to particular holders in light of their personal investment circumstances or status, nor does it discuss the U.S. Federal income tax consequences to certain types of holders subject to special treatment under the U.S. Federal income tax laws (for example, financial institutions, insurance companies, dealers in securities, tax-exempt organizations, or taxpayers holding the Warrants or the Warrant Shares as part of a "straddle," "hedge" or "conversion transaction"). Moreover, the effect of any applicable state, local, foreign, gift, estate or other tax laws generally is not discussed.


    Except as otherwise indicated below, this discussion assumes that the Warrants and Warrant Shares are held as capital assets (as defined in Section 1221 of the Code) by the holders thereof.


U.S. HOLDERS

    Except as specifically provided below, the immediately following discussion is limited to the U.S. Federal income tax consequences relevant to a holder of the Warrants and Warrant Shares who or which is (i) an individual who is a citizen or resident of the United States, (ii) a corporation, partnership or other entity created or organized under the laws of the United States, or any political subdivision thereof, (iii) an estate the income of which is subject to U.S. Federal income taxation regardless of its source, (iv) a trust with respect to which a court within the United States is able to exercise primary supervision of the administration of such trust and one or more United States fiduciaries have the authority to control all substantial decisions of such trust or (v) a person whose worldwide income or gain is otherwise subject to U.S. Federal income taxation on a net income basis (each a "U.S. Holder"). Potential Federal income tax consequences to persons who are not U.S. Holders are discussed in detail below under "--Non-U.S. Holders."

    Prospective holders are urged to consult their own tax advisors regarding the Federal, state, local, foreign and other tax considerations of the acquisition, ownership and disposition of the Warrants and Warrant Shares.

TAX TREATMENT OF THE WARRANTS


    The U.S. Federal income tax consequences of the purchase and the exercise or sale of the Warrants will depend, to some extent, on whether they are viewed, for U.S. Federal income tax purposes, as equivalent to common stock. There is no authority directly dealing with that issue. Because nominal consideration is required to exercise the Warrants and the exercise of the Warrants is therefore economically compelled, Holdings believes that, if presented with the issue, it is likely that the Internal Revenue Service (the "Service") would treat the Warrants as issued and outstanding shares of common stock of Holdings for U.S. Federal income tax purposes.


    EXERCISE. A holder may receive Warrant Shares upon a payment in cash of the Exercise Price (a "Cash Exercise") as described in "Description of the Warrants--Certain Terms--Exercise." In the case of a Cash Exercise, a holder will not recognize gain or loss as a result of such holder's receipt of Warrant Shares

(except with respect to cash received in lieu of fractional shares) regardless of whether the Warrants are treated as stock or as warrants for U.S. Federal income tax purposes. Upon such a Cash Exercise, a holder's adjusted tax basis in the Warrant Shares will be an amount equal to the holder's adjusted tax basis in the Warrants plus the amount paid in cash to Holdings as the exercise price for the Warrants.

    A holder of Warrants that receives cash in lieu of fractional shares of Holdings' Common Stock upon a Cash Exercise will be treated as having received such cash in exchange for such fractional shares. Such holder generally will recognize capital gain or loss on such deemed exchange in an amount equal to the difference between the amount of cash received and such holder's adjusted tax basis in the fractional shares.

    If the Warrants lapse without exercise, the holder should recognize a loss in an amount equal to the holder's adjusted tax basis in the Warrants. If the Warrants are treated as stock of Holdings for U.S. Federal income tax purposes, it is unclear whether such loss should be an ordinary or a capital loss; if the Warrants are treated as warrants for U.S. Federal income tax purposes, such loss should be a capital loss. Any such capital loss will be long-term capital loss if the holding period for the Warrants exceeds one year.

    SALE OR REDEMPTION. In the event that a Warrant is sold or otherwise disposed of in a taxable transaction (other than a redemption or repurchase of a Warrant by Holdings), the holder will recognize capital gain or loss in an amount equal to the difference between the amount realized in the transaction and the holder's adjusted tax basis in the Warrant. If the Warrant has been held for more than one year, any capital gain or loss recognized by the holder will be long-term capital gain or loss. Long-term capital gain recognized by taxpayers who are individuals, estates or trusts on Warrants held for more than one year will generally be subject to a 20% maximum rate of tax. In general, upon redemption or repurchase by Holdings of the Warrants a holder will recognize capital gain or loss in an amount equal to the difference between the amount realized in the redemption or repurchase and the holder's adjusted tax basis in such Warrants. If the Warrants are treated as stock of Holdings for U.S. Federal income tax purposes, however, then in certain limited circumstances, upon redemption or repurchase by Holdings of Warrants, a holder will be required to treat the redemption or repurchase price (without offset by the holder's adjusted tax basis in the Warrants) as a dividend to the extent of Holdings' undistributed current and accumulated earnings and profits. In such a case, a holder will not be entitled to recognize a loss. The limited circumstances in which a redemption or repurchase will result in dividend income primarily involve holders whose proportionate interests in Holdings remain the same or increase after the redemption or repurchase and, in the case of a holder with a significant percentage equity interest in the Company, whose interest in Holdings is not materially reduced by the redemption or repurchase.

    WARRANT SHARES. If the Warrants are exercised and Warrant Shares are thereafter sold or disposed of in a taxable transaction (other than pursuant to a redemption or repurchase by Holdings), holders of Warrant Shares will recognize capital gain or loss in an amount equal to the difference between the amount realized in the transaction and the holder's adjusted tax basis in the Warrant Shares. The gain or loss recognized will be long-term capital gain or loss if the holding period with respect to the Warrant Shares is more than one year. Long-term capital gain recognized by taxpayers who are individuals, estates or trusts on Warrant Shares held for more than one year will generally be subject to a 20% maximum rate of tax. Where the Warrant Shares are redeemed or repurchased by Holdings, a holder may recognize dividend income in a manner similar to that described above with respect to a redemption or repurchase by Holdings of Warrants that are treated as stock for U.S. Federal income tax purposes.

    The holding period of Warrant Shares will depend on whether the Warrants are treated for U.S. Federal income tax purposes as warrants or as stock. If the Warrants are treated as stock of Holdings, the holding period of the Warrant Shares will include the holding period of the Warrants. On the other hand, if the Warrants are treated as warrants, the holding period for the Warrant Shares will commence on the day after the date the Warrants are exercised.

    ADJUSTMENTS. The conversion ratio of the Warrants is subject to adjustment under certain circumstances. If an adjustment increases the proportionate interest of a holder of a Warrant in the fully diluted Common Stock (e.g., an adjustment to reflect a taxable dividend paid to holders of Common Stock),
Section 305 of the Code may treat holders of the Warrants as having received a constructive dividend distribution.

BACKUP WITHHOLDING AND INFORMATION REPORTING

    Under the Code, U.S. Holders may be subject, under certain circumstances, to information reporting and "backup withholding" at a 31% rate with respect to cash payments with respect to dividends on the Warrant Shares and the gross proceeds from dispositions of the Warrants or Warrant Shares. Backup withholding applies only if the U.S. Holder (i) fails to furnish its social security or other taxpayer identification number ("TIN") within a reasonable time after a request therefor, (ii) furnishes an incorrect TIN, (iii) fails properly to report interest or dividends or (iv) fails under certain circumstances to provide a certified statement, signed under penalty of perjury, that the TIN provided is its correct number and that it is not subject to backup withholding. Any amount withheld from a payment to a U.S. Holder under the backup withholding rules is allowable as a credit (and may entitle such holder to a refund) against such U.S. Holder's U.S. Federal income tax liability, provided that the required information is furnished to the Service. Certain persons are exempt from backup withholding, including corporations and financial institutions. U.S. Holders of Warrants or Warrant Shares should consult their tax advisors as to their qualification for exemption from backup withholding and the procedure for obtaining such exemption.

    Holdings will furnish annually to the Service and to record holders of the Warrants or Warrant Shares (to whom it is required to furnish such information) information relating to the amount of dividends, as applicable.

NON-U.S. HOLDERS

    The following discussion is limited to the U.S. Federal income tax consequences relevant to a holder of Warrants or Warrant Shares that is not a U.S. Holder (a "Non-U.S. Holder").

    For purposes of the following discussion, gain on the sale, exchange or other disposition of Warrants or Warrant Shares will be considered to be "U.S. trade or business income" if such income or gain is (i) effectively connected with the conduct of a U.S. trade or business or (ii) in the case of a treaty resident, attributable to a permanent establishment (or, in the case of an individual, a fixed base) in the United States.

    DIVIDENDS. Generally, any dividends on Warrant Shares to a Non-U.S. Holder will be subject to withholding of U.S. Federal income tax at a rate of 30% unless the dividend is effectively connected with the conduct of a trade or business within the United States by the Non-U.S. Holder, in which case the dividend will be subject to U.S. Federal income tax on a net basis at the rates applicable to U.S. persons generally (and, with respect to corporate holders under certain circumstances, may also be subject to a 30% branch profits tax). The rate of withholding may be reduced to the extent provided by a tax treaty to which the United States is a party if the recipient of the dividends is entitled to the benefits of the treaty. Non-U.S. Holders seeking a reduction in the rate of withholding under an income tax treaty and Non-U.S. Holders seeking an exemption for dividends effectively connected with a trade or business carried on by such Non-U.S. Holder in the United States will be required to comply with certain certification and other requirements.

    SALE, EXCHANGE OR REDEMPTION OF WARRANTS OR WARRANT SHARES. Except as described below and subject to the discussions concerning backup withholding and "FIRPTA", any gain realized by a Non-U.S. Holder on the sale, exchange, redemption or other disposition of a Warrant or Warrant Share generally will not be subject to U.S. Federal income tax, unless (i) such gain is U.S. trade or business income, (ii) subject to certain exceptions, the Non-U.S. Holder is an individual who holds the Warrant or Warrant Share as a capital asset, is present in the United States for 183 days or more in the taxable year of the disposition and certain other conditions are satisfied or
(iii) the Non-U.S. Holder is subject to tax pursuant to the provisions of U.S. tax law applicable to certain U.S. expatriates (including certain former citizens or residents of the United States).

    FIRPTA. Under certain rules added to the Code by the Foreign Investment in Real Property Tax Act ("FIRPTA"), Holdings would be classified as a U.S. real property holding corporation ("USRPHC") if the fair market value of its U.S. real property interests were to exceed 50% of the fair market value of its real property interests and other assets held for use in its trade or business. A Non-U.S. Holder of Warrants or Warrant Shares would be subject to U.S. Federal income tax on gain arising from a sale or other disposition of such Warrants or Warrant Shares if Holdings is or has been a USRPHC within the preceding five years or the period of such holder's ownership of such Warrants or Warrant Shares, if shorter (the "FIRPTA period"). However, if the Common Stock is regularly traded on an established securities market (within the meaning of the applicable Treasury Regulations) a Non-U.S. Holder of Warrants or Warrant Shares, other than certain 5% holders (within the meaning of applicable Treasury Regulations), would not be subject to FIRPTA tax on any gain arising from a sale or other disposition of such Warrants or Warrant Shares. If a Non-U.S. Holder is subject to FIRPTA tax on gain arising from a sale or other disposition of Warrants or Warrant Shares, a required withholding in respect of such tax will be imposed at a rate of 10% of the amount realized.

    Management believes that Holdings is not, has not been, and does not presently expect to become a USRPHC.

    FEDERAL ESTATE TAX. The Warrants or Warrant Shares owned (or treated as owned) by an individual who is not a citizen or domiciliary of the United States at the date of his death will be included in such individual's estate for U.S. Federal estate tax purposes, unless an applicable estate tax treaty provides otherwise.

    INFORMATION REPORTING AND BACKUP WITHHOLDING. MEDIQ/PRN and Holdings must report annually to the Service and to each Non-U.S. Holder any dividend income that is subject to withholding, or that is exempt from U.S. withholding tax pursuant to a tax treaty. Copies of these information returns may also be made available under the provisions of a specific treaty or agreement to the tax authorities of the country in which the Non-U.S. Holder resides.


    Under current law, backup withholding (at a rate of 31%) will not apply to dividends paid a Non-U.S. Holder at an address outside the United States. Under recently promulgated Treasury Regulations (the "Final Regulations"), however, dividend payments will generally be subject to information reporting and backup withholding unless applicable certification requirements are satisfied. The Final Regulations generally will be effective with respect to dividend payments made after December 31, 2000.



    The payment of the proceeds from the disposition of the Warrants or Warrant Shares to or through the United States office of any broker, U.S. or foreign, will be subject to information reporting and possibly backup withholding unless the owner certifies its non-U.S. status under penalty of perjury or otherwise establishes an exemption, provided that the broker does not have actual knowledge that the holder is a U.S. person or that the conditions of any other exemption are not, in fact, satisfied. The payment of the proceeds from the disposition of Warrants or Warrant Shares to or through a non-U.S. office of a non-U.S. broker that is not a U.S. related person will not be subject to information reporting or backup withholding. For this purpose, a "U.S. related person" is (i) a "controlled foreign corporation" for U.S. Federal income tax purposes or (ii) a foreign person 50% or more of whose gross income from all sources for the three-year period ending with the close of its taxable year preceding the payment (or for such part of the period that the broker has been in existence) is derived from activities that are effectively connected with the conduct of a United States trade or business.

    In the case of the payment of proceeds from the disposition of Warrants or Warrant Shares to or through a non-U.S. office of a broker that is either a U.S. person or a U.S. related person, the Treasury Regulations require information reporting on the payment unless the broker has documentary evidence in its files that the owner is a Non-U.S. Holder and the broker has no knowledge to the contrary. Backup withholding will not apply to payments made through foreign offices of a broker that is not a U.S. person or a U.S. related person (absent actual knowledge that the payee is a U.S. person).

    Any amounts withheld under the backup withholding rules from a payment to a Non-U.S. Holder will be allowed as a refund or a credit against such Non-U.S. Holder's U.S. Federal income tax liability, provided that the requisite procedures are followed.


    THE FOREGOING DISCUSSION IS BASED ON THE PROVISIONS OF THE CODE, REGULATIONS, RULINGS AND JUDICIAL DECISIONS NOW IN EFFECT, ALL OF WHICH ARE SUBJECT TO CHANGE. ANY SUCH CHANGES MAY BE APPLIED RETROACTIVELY IN A MANNER THAT COULD ADVERSELY AFFECT HOLDERS OF WARRANTS OR WARRANT SHARES. EACH PURCHASER OF ANY OF THE WARRANTS OR WARRANT SHARES SHOULD CONSULT ITS OWN TAX ADVISOR WITH RESPECT TO THE TAX CONSEQUENCES TO IT, INCLUDING THE TAX CONSEQUENCES UNDER STATE, LOCAL, FOREIGN AND OTHER TAX LAWS, OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF THE WARRANTS OR WARRANT SHARES.


                                 LEGAL MATTERS

    Certain legal matters with respect to the Warrants and the Warrant Shares will be passed upon for Holdings by Dechert Price & Rhoads, New York, New York. Certain partners of that firm are limited partners of BRS and/or stockholders of Holdings.

                                    EXPERTS


    The consolidated financial statements and the related financial statement schedule of MEDIQ Incorporated and subsidiaries as of September 30, 1998 and 1997 and for each of the three years in the period ended September 30, 1998 included in this Prospectus and the related financial statement schedule included elsewhere in the registration statement have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports appearing herein and elsewhere in the registration statement, and have been so included in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.


    The consolidated financial statements of CH Medical, Inc. and subsidiaries as of August 31, 1997 and 1996, and for each of the three years in the period ended August 31, 1997, included in this Prospectus have been audited by BDO Seidman, LLP, independent certified public accountants, as stated in their report appearing herein, and are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.


    The combined financial statements of HTD Corporation and subsidiaries, excluding the acute care division, as of and for the year ended December 31, 1998 and the consolidated financial statements of Triad Holdings, Inc. and subsidiaries for the four months ended April 30, 1998 included in this Prospectus and elsewhere in the registration statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports thereto, and are included herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said reports.

                         INDEX TO FINANCIAL STATEMENTS


                                                                PAGE
                                                              --------
MEDIQ INCORPORATED AND SUBSIDIARIES
Independent Auditors' Report................................     F-2
Consolidated Statements of Operations--Three Years Ended         F-3
  September 30, 1998........................................
Consolidated Balance Sheets--September 30, 1998 and 1997....     F-4
Consolidated Statements of Stockholders' Equity--Three Years     F-5
  Ended September 30, 1998..................................
Consolidated Statements of Cash Flows--Three Years Ended         F-6
  September 30, 1998........................................
Notes to Consolidated Financial Statements..................     F-7
Unaudited Condensed Consolidated Statements of                  F-28
  Operations--Three and Nine Months Ended June 30, 1999 and
  1998......................................................
Condensed Consolidated Balance Sheets--June 30, 1999            F-29
  (unaudited) and September 30, 1998........................
Unaudited Condensed Consolidated Statements of Cash             F-30
  Flows--Nine Months Ended June 30, 1999 and 1998...........
Notes to Unaudited Condensed Consolidated Financial             F-31
  Statements................................................

CH MEDICAL, INC. AND SUBSIDIARIES
Report of Independent Certified Public Accountants..........    F-34
Consolidated Statements of Net Assets--August 31, 1997 and      F-35
  1996......................................................
Consolidated Statements of Income--Three Years Ended August     F-36
  31, 1997..................................................
Consolidated Statements of Cash Flows--Three Years Ended        F-37
  August 31, 1997...........................................
Summary of Accounting Policies..............................    F-38
Notes to Consolidated Financial Statements..................    F-40
Unaudited Consolidated Statements of Net Assets--February       F-43
  28, 1998..................................................
Unaudited Consolidated Statements of Income--Six Months         F-44
  Ended February 28, 1998 and 1997..........................
Unaudited Consolidated Statements of Cash Flows--Six Months     F-45
  Ended February 28, 1998 and 1997..........................
Unaudited Summary of Accounting Policies....................    F-46
Unaudited Notes to Consolidated Financial Statements........    F-48

HTD CORPORATION AND SUBSIDIARIES, EXCLUDING THE ACUTE CARE
  DIVISION
Report of Independent Public Accountants....................    F-50
Combined Statement of Net Assets--December 31, 1998.........    F-51
Combined Statement of Operations--Year Ended December 31,       F-52
  1998......................................................
Combined Statement of Changes in Net Assets--Year Ended         F-53
  December 31, 1998.........................................
Combined Statement of Cash Flows--Year Ended December 31,       F-54
  1998......................................................
Notes to Combined Financial Statements......................    F-55
Unaudited Condensed Combined Statements of Net Assets--April    F-64
  30, 1999..................................................
Unaudited Combined Statement of Operations--Four Months         F-65
  Ended April 30, 1999......................................
Unaudited Condensed Combined Statement of Cash Flows--Four      F-66
  Months Ended April 30, 1999...............................
Notes to Condensed and Combined Financial Statements            F-67
  (unaudited)...............................................

TRIAD HOLDINGS, INC. AND SUBSIDIARIES
Report of Independent Public Accountants....................    F-69
Consolidated Statement of Operations--Four Months Ended         F-70
  April 30, 1998............................................
Consolidated Statement of Changes in Net Assets--Four Months    F-71
  Ended April 30, 1998......................................
Consolidated Statement of Cash Flows--Four Months Ended         F-72
  April 30, 1998............................................
Notes to Consolidated Financial Statements--Four Months         F-73
  Ended April 30, 1998......................................

                          INDEPENDENT AUDITORS' REPORT

Board of Directors and Stockholders
MEDIQ Incorporated
Pennsauken, New Jersey


    We have audited the accompanying consolidated balance sheets of MEDIQ Incorporated and subsidiaries as of September 30, 1998 and 1997, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the three years in the period ended September 30, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.


    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.


    In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of MEDIQ Incorporated and subsidiaries as of September 30, 1998 and 1997, and the results of their operations and their cash flows for each of the three years in the period ended September 30, 1998 in conformity with generally accepted accounting principles.


/s/ DELOITTE & TOUCHE LLP


Philadelphia, Pennsylvania
December 30, 1998

                      MEDIQ INCORPORATED AND SUBSIDIARIES



                     CONSOLIDATED STATEMENTS OF OPERATIONS



                                                                       YEAR ENDED SEPTEMBER 30,
                                                              ------------------------------------------
                                                                  1998           1997           1996
                                                              ------------   ------------   ------------
                                                               (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
Revenues:
Rental......................................................   $ 142,736      $ 124,316      $ 114,275
Sales.......................................................      27,928         20,230         11,696
Other.......................................................      10,252         11,414         10,095
                                                               ---------      ---------      ---------
                                                                 180,916        155,960        136,066
Costs and Expenses:
Cost of sales...............................................      22,659         16,334          9,534
Operating...................................................      63,072         46,139         47,934
Selling.....................................................      16,590         13,353          8,795
General and administrative..................................      20,586         20,271         12,000
Merger and acquisition charges..............................      35,021             --             --
Restructuring charges.......................................          --             --          2,200
Depreciation and amortization...............................      41,692         30,359         30,157
                                                               ---------      ---------      ---------
                                                                 199,620        126,456        110,620
                                                               ---------      ---------      ---------
Operating (Loss) Income.....................................     (18,704)        29,504         25,446
Other (Charges) and Credits:
Interest expense............................................     (27,894)       (19,107)       (27,307)
Interest income.............................................         948          2,069          1,452
Other-net...................................................       4,124         (9,573)        (6,147)
                                                               ---------      ---------      ---------
(Loss) Income from Continuing Operations before Income
  Taxes.....................................................     (41,526)         2,893         (6,556)
Income Tax (Benefit) Expense................................     (12,455)         5,134           (378)
                                                               ---------      ---------      ---------
Loss from Continuing Operations before Discontinued
  Operations and Extraordinary Item.........................     (29,071)        (2,241)        (6,178)
Discontinued Operations:
Income from operations (net of income taxes of $2,025)......          --             --          3,929
Gain (Loss) on disposal (net of income taxes of $875 in
  1998, $20,507 in 1997 and $(5,406) in 1996)...............       2,044         34,941        (14,598)
                                                               ---------      ---------      ---------
                                                                   2,044         34,941        (10,669)
                                                               ---------      ---------      ---------
(Loss) Income before Extraordinary Item.....................     (27,027)        32,700        (16,847)
Extraordinary (Loss) Gain-Early Retirement of Debt (net of
  income taxes of $(1,939) in 1998, $(5,316) in 1997 and
  $587 in 1996).............................................      (4,527)        (8,037)         1,143
                                                               ---------      ---------      ---------
Net (Loss) Income...........................................     (31,554)        24,663        (15,704)
Dividends on Preferred Stock................................      (6,149)            --             --
                                                               ---------      ---------      ---------
Net (Loss) Income Available for Common Shareholders.........   $ (37,703)     $  24,663      $ (15,704)
                                                               =========      =========      =========
Basic and Diluted Earnings per Share:
Continuing operations, net of preferred dividends...........   $   (2.05)     $    (.09)     $    (.25)
Discontinued operations.....................................         .12           1.38           (.43)
Extraordinary item..........................................        (.26)          (.32)           .04
                                                               ---------      ---------      ---------
Net (loss) income available for common shareholders.........   $   (2.19)     $     .97      $    (.64)
                                                               =========      =========      =========
Weighted average number of common shares outstanding........      17,205         25,297         24,578
                                                               =========      =========      =========



                 See Notes to Consolidated Financial Statements

                      MEDIQ INCORPORATED AND SUBSIDIARIES



                          CONSOLIDATED BALANCE SHEETS



                                                                 SEPTEMBER 30,
                                                              --------------------
                                                                1998        1997
                                                              ---------   --------
                                                                 (IN THOUSANDS)
                           Assets
Current Assets:
Cash........................................................  $   2,411   $  3,639
Accounts receivable (net of allowance of $11,432 in 1998 and
  $4,077 in 1997)...........................................     52,659     39,686
Inventories.................................................     21,820     13,047
Deferred income taxes.......................................      6,267      6,967
Income taxes receivable.....................................      2,556      4,917
Other current assets........................................      1,100      1,495
                                                              ---------   --------
    Total Current Assets....................................     86,813     69,751
Property, Plant and Equipment--net..........................    103,917    113,589
Goodwill--net...............................................     91,121     57,056
Deferred Financing Costs--net...............................     20,013      8,478
Other Assets................................................      7,354      8,678
                                                              ---------   --------
Total Assets................................................  $ 309,218   $257,552
                                                              =========   ========
     Liabilities and Stockholders' Equity (Deficiency)
Current Liabilities:
Accounts payable............................................  $  14,152   $  8,793
Accrued expenses............................................     20,569     22,732
Other current liabilities...................................        281        846
Current portion of long term debt...........................      2,037      7,648
                                                              ---------   --------
    Total Current Liabilities...............................     37,039     40,019
Senior Debt.................................................    277,490    128,131
Subordinated Debt...........................................    190,514     10,055
Deferred Income Taxes.......................................     14,019     28,178
Other Liabilities...........................................      2,472      2,566
Commitments and Contingencies (Note K)......................         --         --
Mandatorily Redeemable Preferred Stock......................    113,037         --
Stockholders' Equity (Deficiency):
Series B 13.25% Cumulative Compounding Perpetual Preferred
  Stock ($.01 par value)....................................         30         --
Series A Preferred Stock ($.50 par value)...................         --      3,322
Common stock ($.01 par value: authorized 30,000 shares;
  issued and outstanding 1,075).............................         11         --
Common stock ($1.00 par value)..............................         --     20,068
Capital in excess of par value..............................     41,450     27,127
(Accumulated deficit) Retained earnings.....................   (366,844)     2,892
Treasury stock, at cost.....................................         --     (4,806)
                                                              ---------   --------
    Total Stockholders' Equity (Deficiency).................   (325,353)    48,603
                                                              ---------   --------
Total Liabilities and Stockholders' Equity (Deficiency).....  $ 309,218   $257,552
                                                              =========   ========



                 See Notes to Consolidated Financial Statements

                      MEDIQ INCORPORATED AND SUBSIDIARIES



          CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIENCY)


                                                             SERIES B
                                                            CUMULATIVE
                                                            COMPOUNDING
                                       SERIES A              PERPETUAL
                                    PREFERRED STOCK       PREFERRED STOCK        COMMON STOCK
                                  -------------------   -------------------   -------------------                (ACCUMULATED
                                                                                                    CAPITAL IN     DEFICIT)
                                   SHARES                SHARES                SHARES               EXCESS OF      RETAINED
                                   ISSUED     AMOUNT     ISSUED     AMOUNT     ISSUED     AMOUNT    PAR VALUE      EARNINGS
                                  --------   --------   --------   --------   --------   --------   ----------   ------------
                                                                                 (IN THOUSANDS)
Balance October 1, 1995.........    6,752    $ 3,376                           19,127    $ 19,127     $22,124     $  (6,067)
Net loss........................                                                                                    (15,704)
Conversion of preferred stock to
  common stock..................      (64)       (32)                              64          64         (32)
Stock options exercised.........                                                                         (575)
                                   ------    -------     ------      ---      -------    --------     -------     ---------
Balance September 30, 1996......    6,688      3,344                           19,191      19,191      21,517       (21,771)
Net income......................                                                                                     24,663
Conversion of subordinated
  debentures to common stock....                                                  833         833       5,417
Conversion of preferred stock to
  common stock..................      (44)       (22)                              44          44         (22)
Acquisition of SpectraCair......
Stock options exercised.........                                                                          215
                                   ------    -------     ------      ---      -------    --------     -------     ---------
Balance September 30, 1997......    6,644      3,322                           20,068      20,068      27,127         2,892
Net loss........................                                                                                    (31,554)
Recapitalization................   (6,644)    (3,322)     3,000      $30      (18,993)    (20,057)     13,605      (332,033)
Issuance of warrants............                                                                          743
Stock options exercised.........                                                                          (25)
Dividends earned on preferred
  stock.........................                                                                                     (6,149)
                                   ------    -------     ------      ---      -------    --------     -------     ---------
Balance September 30, 1998......       --    $    --      3,000      $30        1,075    $     11     $41,450     $(366,844)
                                   ======    =======     ======      ===      =======    ========     =======     =========


                                  TREASURY
                                   STOCK
                                  --------

Balance October 1, 1995.........  $(7,043)
Net loss........................
Conversion of preferred stock to
  common stock..................
Stock options exercised.........    2,207
                                  -------
Balance September 30, 1996......   (4,836)
Net income......................
Conversion of subordinated
  debentures to common stock....
Conversion of preferred stock to
  common stock..................
Acquisition of SpectraCair......     (404)
Stock options exercised.........      434
                                  -------
Balance September 30, 1997......   (4,806)
Net loss........................
Recapitalization................    4,651
Issuance of warrants............
Stock options exercised.........      155
Dividends earned on preferred
  stock.........................
                                  -------
Balance September 30, 1998......  $    --
                                  =======



                 See Notes to Consolidated Financial Statements

                      MEDIQ INCORPORATED AND SUBSIDIARIES



                     CONSOLIDATED STATEMENTS OF CASH FLOWS



                                                                 YEAR ENDED SEPTEMBER 30,
                                                              ------------------------------
                                                                1998       1997       1996
                                                              --------   --------   --------
                                                                      (IN THOUSANDS)
Cash Flows From Operating Activities
Net (loss) income...........................................  $(31,554)  $ 24,663   $(15,704)
Adjustments to reconcile net income (loss) to net cash
  provided by operating activities:
  Depreciation and amortization.............................    41,692     30,359     30,157
  Provision for deferred income taxes.......................   (11,465)    29,480       (650)
  Reserve on note receivable from MHM.......................        --      5,523      6,000
  Accretion on discount debentures..........................     3,305         --         --
  Cash provided by discontinued operations..................        --        660      3,240
  (Income) loss from discontinued operations................        --    (34,941)    10,669
  Extraordinary item--early retirement of debt..............     6,466      2,879     (1,730)
  Gain on sale of Cardinal stock............................        --     (9,213)        --
  Equity participation--MEDIQ/PRN warrants..................        --     11,047        625
  Other.....................................................     1,478      1,751        484
Increase (decrease), net of effects from acquisitions:
  Accounts receivable--net..................................    (8,529)    (4,833)    (1,191)
  Inventories...............................................    (6,504)    (6,397)    (2,433)
  Accounts payable..........................................     4,773     (1,577)     2,213
  Accrued expenses..........................................    (1,297)    (4,402)    (2,973)
  Federal and state taxes payable...........................     2,184    (36,273)        --
  Deferred income taxes.....................................    (1,994)    (2,559)     1,933
  Other current assets and liabilities......................       913     (4,930)    (1,572)
                                                              --------   --------   --------
Net cash (used in) provided by operating activities.........      (532)     1,237     29,068

Cash Flows From Investing Activities
Purchase of equipment.......................................   (20,022)   (15,458)   (18,073)
Acquisitions................................................   (59,468)    (1,915)        --
Collection of notes receivable..............................     7,862         --         --
Proceeds from sale of discontinued operations...............        --    130,259      1,500
Repurchase of MEDIQ/PRN warrants............................        --    (12,500)    (1,625)
Other.......................................................      (603)       947      1,249
                                                              --------   --------   --------
Net cash (used in) provided by investing activities.........   (72,231)   101,333    (16,949)

Cash Flows From Financing Activities
Borrowings..................................................   464,257    214,000     25,747
Debt repayments.............................................  (143,889)  (307,639)   (39,045)
Issuance of capital stock...................................   148,983         --         --
Repurchase of capital stock.................................  (377,875)        --         --
Deferred financing fees.....................................   (20,814)    (8,874)        --
Other.......................................................       873        363      1,432
                                                              --------   --------   --------
Net cash provided by (used in) financing activities.........    71,535   (102,150)   (11,866)
                                                              --------   --------   --------
(Decrease) increase in cash.................................    (1,228)       420        253
Cash:
  Beginning balance.........................................     3,639      3,219      2,966
                                                              --------   --------   --------
  Ending balance............................................  $  2,411   $  3,639   $  3,219
                                                              ========   ========   ========
Supplemental disclosure of cash flow information:
  Interest paid.............................................  $ 16,746   $ 21,381   $ 25,563
                                                              ========   ========   ========
  Income taxes paid.........................................  $    833   $  7,553   $    557
                                                              ========   ========   ========
Supplemental disclosure of non cash investing and financing
  activities:
  Conversion of 7.25% subordinated debentures into common
    stock...................................................  $     --   $  6,251   $     --
                                                              ========   ========   ========
  Equipment financed with long-term debt and capital
    leases..................................................  $    534   $     --   $    840
                                                              ========   ========   ========



                 See Notes to Consolidated Financial Statements

                      MEDIQ INCORPORATED AND SUBSIDIARIES



                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



                   YEARS ENDED SEPTEMBER 30, 1998, 1997, 1996



NOTE A--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES



    DESCRIPTION OF OPERATIONS--MEDIQ Incorporated and its subsidiaries (the "Company") rents movable critical care and life support medical equipment and support surfaces, distributes disposable products, accessories and repair parts used with the types of equipment and support surfaces it rents and provides outsourcing services to its customers in the healthcare industry throughout the United States.



    PRINCIPLES OF CONSOLIDATION--The consolidated financial statements include the accounts of MEDIQ Incorporated and its subsidiaries. Investments in companies owned 20% to 50% were accounted for under the equity method of accounting. Investments in discontinued operations are stated at the lower of cost or net realizable value. In consolidation, all significant intercompany transactions and balances are eliminated.



    INVENTORIES--Inventories, which consist primarily of disposable products, repair parts and raw materials for rental equipment, are stated at the lower of cost (first-in, first-out method) or market.



    PROPERTY, PLANT AND EQUIPMENT--Rental equipment, machinery and equipment, buildings and improvements and land are recorded at cost. Capital leases are recorded at the lower of fair market value or the present value of future lease payments. The Company provides straight line depreciation and amortization over the estimated useful lives (rental equipment and machinery and equipment--2 to 10 years and buildings and improvements--10 to 25 years).



    GOODWILL--The cost of acquired businesses in excess of the fair value of net assets is amortized on a straight line basis primarily over 20 years. Accumulated amortization was $16.7 million and $12.3 million as of September 30, 1998 and 1997, respectively. Amounts accumulated through the respective dates are adjusted for associated write offs.



    DEFERRED FINANCING COSTS--Costs incurred in the issuance of long term debt are amortized on a straight line basis over the term of the related debt instrument. Accumulated amortization was $.7 million and $1.5 million as of September 30, 1998 and 1997, respectively. Amounts accumulated through the respective dates are adjusted in association with the early retirement of the related debt instruments.



    CARRYING VALUE OF LONG TERM ASSETS--The Company evaluates the carrying value of long term assets, including rental equipment, goodwill and other intangible assets, based upon current and anticipated undiscounted cash flows, and recognizes an impairment when it is probable that such estimated cash flows will be less than the carrying value of the asset. Measurement of the amount of impairment, if any, is based upon the difference between carrying value and fair value.



    REVENUE RECOGNITION--Rental revenue is recognized in accordance with the terms of the related rental agreement and/or the usage of the related rental equipment. Revenues from other activities are recognized as services are rendered, income is earned or products are shipped.



    The Company entered into several revenue share arrangements with original equipment manufacturers ("OEMs") whereby the Company rents moveable medical equipment and support surfaces and sells disposable products owned by the OEMs to the Company's customers. Under these arrangements, the Company bills the customer and pays the OEMs a fee based upon a percentage of the amount billed. The Company bears the risk of loss relating to the equipment and collection of revenue. Revenue related to the rental of equipment owned by the OEMs is included in rental revenue while the related fees are reflected in operating expenses. Revenue related to the sale of the OEMs' disposable products is included in sales while the related fees are reflected in cost of goods sold.

                      MEDIQ INCORPORATED AND SUBSIDIARIES

                   YEARS ENDED SEPTEMBER 30, 1998, 1997, 1996



NOTE A--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)


    SUBSIDIARY AND UNCONSOLIDATED AFFILIATE STOCK TRANSACTIONS--Gains and losses resulting from the issuance or repurchase of stock by subsidiaries and unconsolidated affiliates are recognized by the Company as equity participation and included in Other-net within Other Charges and Credits in the Consolidated Statements of Operations.



    EARNINGS (LOSS) PER SHARE--The Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 128, "Earnings Per Share", which the Company adopted in the first quarter of fiscal 1998. Accordingly, earnings (loss) per share ("EPS") for 1997 and 1996 has been restated in conformity with the computational requirements of SFAS No. 128.



    Basic EPS is computed by dividing net income (loss) available for common shareholders, as well as other applicable items in the Consolidated Statement of Operations, by the weighted average number of common shares outstanding during the respective periods. Diluted EPS gives effect to potential common shares outstanding during the respective periods and related adjustments to net income
(loss) available for common shareholders and other reportable items as applicable.



    In accordance with the provisions of SFAS No. 128, no potential common shares shall be included in the computation of any diluted per share amount when a loss from continuing operations exists, even if the entity reports net income. Accordingly, earnings per share assuming dilution on the face of the income statement reflects the same earnings per share and weighted average shares outstanding as for the basic EPS.



    ESTIMATES--The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results may differ from those estimates and assumptions.



    RECLASSIFICATION OF ACCOUNTS--Certain reclassifications have been made to conform prior years' balances to the current year presentation.



NOTE B--MERGER, REORGANIZATION, REFINANCING AND RECAPITALIZATION



    Pursuant to the terms of an Agreement and Plan of Merger dated January 14, 1998, as amended between the Company and MQ Acquisition Corporation ("MQ"), on May 29, 1998, MQ was merged with and into the Company (the "Merger") with the Company continuing as the surviving corporation (the "Surviving Corporation"). MQ was organized by Bruckmann, Rosser, Sherrill & Co., L.P. ("BRS") solely to effect the Merger and acquire, together with other investors, a controlling interest in the Company. In connection with the consummation of the Merger, a corporate restructuring took place in which the Company contributed the capital stock of all of its subsidiaries other than MEDIQ/PRN Life Support
Services, Inc. ("MEDIQ/PRN") to MEDIQ/PRN.



    Simultaneously with the Merger, a refinancing was undertaken in which
(i) MEDIQ/PRN sold $190.0 million principal amount of senior subordinated notes,
(ii) the Company sold 140,885 units, each unit consisting of senior discount debentures and warrants to purchase Common Stock of the Surviving Corporation for gross proceeds of $75.0 million, (iii) MEDIQ/PRN entered into a new senior secured credit facility amounting to $325.0 million and (iv) all indebtedness of the Company except approximately

                      MEDIQ INCORPORATED AND SUBSIDIARIES

                   YEARS ENDED SEPTEMBER 30, 1998, 1997, 1996



NOTE B--MERGER, REORGANIZATION, REFINANCING AND RECAPITALIZATION (CONTINUED)


$10.1 million of the 7.50% Exchangeable Subordinated Debentures due 2003 and $2.0 million of MEDIQ/ PRN's capital leases was repaid.



    In the Merger, each share of the Company's existing Series A Preferred Stock, par value $.50 per share and Common Stock, par value $1.00 per share issued and outstanding immediately prior to the Merger was converted into the right to receive $13.75 in cash, without interest, and 0.075 of a share of Series A 13.0% Cumulative Compounding Preferred Stock, par value $.01
("Series A Preferred Stock") of the Surviving Corporation, except that certain premerger controlling stockholders converted 1,000,000 shares of preferred stock into shares of Series B 13.25% Cumulative Compounding Perpetual Preferred Stock, par value $.01 per share ("Series B Preferred Stock") and Common Stock, par value $.01 per share ("Common Stock") of the Surviving Corporation. Options to purchase common stock outstanding at the date of the Merger became exercisable on that date. The options were exchanged for cash consideration of $13.75 for each option less the exercise price per option and 0.075 shares of Series A Preferred Stock. Additionally, shares of common and preferred stock held in treasury at the date of the Merger were cancelled.



    The authorized capital stock of the Surviving Corporation consists of
(i) Common Stock, (ii) Series A Preferred Stock, (iii) Series B Preferred Stock and (iv) Series C 13.5% Cumulative Compounding Preferred Stock, par value $.01 per share ("Series C Preferred Stock").



    For accounting purposes the Merger was treated as a recapitalization. The historical basis of the Company's assets and liabilities was not affected.



    The aggregate consideration paid in connection with the Merger was approximately $390.8 million. Certain costs were incurred to effect the Merger. Such costs aggregated $32.4 million and were charged to expense as Merger and Acquisition Charges in the Consolidated Statement of Operations. The costs consisted of $19.7 million related to the exercise of stock options outstanding at the date of the Merger, $6.7 million in incentive bonuses paid in connection with the Merger and a one time $6.0 million management fee to BRS and its other investors.



NOTE C--ACQUISITIONS



    On May 29, 1998, the Company purchased specified assets and rights of CH Industries, Inc. ("CHI"), certain subsidiaries (including CH Medical, Inc.) and certain other parties (the "CH Medical Business") for a purchase price of $48.5 million in cash (subject to adjustment based on closing net asset adjustments), including related costs and expenses, and the assumption of certain specified obligations related to the CH Medical Business (the "CH Medical Acquisition"). The Company financed the purchase price and related costs and expenses of the CH Medical Acquisition with the proceeds from Term Loans under the Senior Secured Credit Facility. CHI developed various medical products utilized in patient care treatment and therapy. In addition to its development of medical products, CHI was a national sales, rental and service corporation specializing in patient beds, overlays, mattress replacement systems, pressure relieving pads and surfaces and other therapeutic support services. CHI developed, among other things, technology used in the manufacture of beds and frameless systems for hospitals, extended care facilities and homes to effectively treat the severe conditions and complications inherent to patients who are bed confined.



    On June 26, 1998, the Company acquired certain assets of National Patient Care Systems, Inc. ("NPC") for $11.0 million in cash, including related costs and expenses, with contingent consideration of

                      MEDIQ INCORPORATED AND SUBSIDIARIES

                   YEARS ENDED SEPTEMBER 30, 1998, 1997, 1996



NOTE C--ACQUISITIONS (CONTINUED)


up to $2.8 million payable over the next two years if certain revenue targets are achieved by NPC. NPC is a provider of air support therapy rental equipment including frameless and framed integrated bed systems.



    Both acquisitions were accounted for by the purchase method of accounting and, accordingly, the purchase price was allocated to the assets acquired based on their estimated fair values on the date of purchase. The excess of the purchase price over the estimated fair values of the net assets acquired, $27.9 million for the CH Medical Business and $9.0 million for NPC, was recorded as goodwill and is being amortized on a straight line basis over twenty years. In connection with the CH Medical Business, the Company acquired five patents. Such patents were issued between September 1990 and February 1995. The Company has assigned a value to the patents based on its best estimate until a valuation is completed by an independent appraiser. Although the Company is unable to predict whether there will be an adjustment, if any, as a result of such valuation, the Company does not believe there will be any material adverse effect on the Company's results of operations. The Company incurred
$2.6 million of costs related to severance and future purchase commitments as a result of the acquisition of the CH Medical Business. Such costs are reflected as Merger and Acquisition Charges in the Consolidated Statement of Operations.



    Currently, the Company is in negotiations with CHI to resolve proposed closing net asset adjustments and guaranteed current asset realization. The Company cannot determine at this time the amount of funds, if any, it will ultimately receive as a result of such negotiations. The Company believes that the results of such negotiations will not have a material adverse effect on its financial position or results of operations.



    The operations of the CH Medical Business and NPC are included in the Company's Consolidated Statement of Operations from their respective acquisition dates. The following pro forma financial information presents the consolidated results of operations of the Company as if the acquisitions had occurred on October 1 of the respective periods. The unaudited pro forma information is presented for comparative purposes only and does not necessarily reflect the results of operations of the Company had the acquisitions been made on such date.



                                                            YEAR ENDED
                                                           SEPTEMBER 30,
                                                     -------------------------
                                                       1998             1997
                                                     --------         --------
                                                       (IN THOUSANDS, EXCEPT
                                                        PER SHARE AMOUNTS)
                                                            (UNAUDITED)
Revenues...........................................  $207,814         $195,552
(Loss) income from continuing operations...........   (33,052)           4,341
Net (loss) income..................................   (35,535)          31,245
(Loss) earnings per share..........................    (33.06)           29.07



    On September 18, 1997, the Company acquired the remaining 50% interest in its SpectraCair Joint Venture ("SpectraCair") from a subsidiary of Huntleigh Healthcare ("Huntleigh") for $1.9 million in cash and the assumption of Huntleigh's portion of the outstanding debt of SpectraCair. The acquisition was accounted for under the purchase method of accounting and, accordingly, the purchase price was allocated to assets acquired and liabilities assumed based on their estimated fair market values at the date of the acquisition. The excess of the purchase price over the estimated fair values of the net assets acquired was not material.

                      MEDIQ INCORPORATED AND SUBSIDIARIES

                   YEARS ENDED SEPTEMBER 30, 1998, 1997, 1996



NOTE D--DISPOSITIONS



    In fiscal 1997, the Company recorded a reserve of $5.0 million in Loss on Disposal within Discontinued Operations in the Consolidated Statement of Operations against its investment in InnoServ Technologies ("InnoServ") in anticipation of the sale to InnoServ of all of the common stock of InnoServ owned by the Company. The sale occurred in November 1997. In a change of control of InnoServ thereafter, and before September 30, 1998, the Company was entitled to certain payments from the acquiring party. InnoServ was acquired in May 1998, and in September 1998 the Company received $2.9 million, net of expenses, in settlement of the amounts due the Company. This gain is reflected in Gain on Disposal within Discontinued Operations in the Consolidated Statement of Operations.



    In December 1996, the Company sold to NutraMax Products, Inc. ("NutraMax") all of the shares of NutraMax common stock owned by the Company and recognized an after tax gain of $4.8 million. The Company received from NutraMax
$19.9 million in cash and an interest bearing promissory note in the amount of $16.4 million. The shares sold were placed in escrow in support of the Company's 7.50% Exchangeable Subordinated Debentures ("Exchangeable Debentures"). The note is payable when the shares are delivered to NutraMax upon release from escrow. NutraMax shares are released from escrow upon the purchase or redemption of the Exchangeable Debentures by the Company. In the event the Exchangeable Debentures are exchanged into shares of NutraMax, the note is reduced on a pro rata basis. The note does not bear a market rate of interest for its full term and, accordingly, the note was discounted to $13.6 million. Repurchases of Exchangeable Debentures by the Company in fiscal 1997 and 1998 resulted in the release from escrow and delivery of NutraMax common shares to NutraMax. Accordingly, the Company received $10.5 million and $5.6 million in cash on the note and recognized gains of $1.8 million and $1.1 million on the note in 1997 and 1998, respectively. These gains are reflected in Other-net within Other Charges and Credits in the Consolidated Statement of Operations. At
September 30, 1998, the balance of the note receivable was $.2 million.



    In May 1997, the Company sold the stock of Health Examinetics, Inc. for approximately $1.7 million, consisting of $.1 million in cash and an interest bearing promissory note in the amount of $1.6 million. The note bears interest at 7% per annum and matures in April 2003. Interest only is due on the note for the first eighteen months. Quarterly principal and interest payments commence on January 1, 1999. The sale resulted in an after tax charge of $1 million, which was in addition to the estimated net loss on the disposal recorded in fiscal 1996. The charge is netted in Gain on Disposal within Income from Discontinued Operations in the Consolidated Statement of Operations.



    In November 1996, the Company sold substantially all of the assets of MEDIQ Mobile X-Ray Services, Inc. to a subsidiary of Integrated Health Services, Inc. ("IHS"). The consideration received was $5.3 million in cash and shares of IHS common stock valued at $5.2 million, with potential for additional cash consideration based upon the occurrence of certain future events. In July 1997, the Company sold the IHS shares at an amount approximating carrying value. Also, in fiscal 1997 the Company received approximately $1.1 million in additional cash consideration.



    In October 1996, PCI Services, Inc. ("PCI") was acquired by Cardinal Health, Inc. ("Cardinal"). In that transaction, the Company received 1,449,000 shares (adjusted for stock split) of Cardinal stock in exchange for its 46% ownership interest in PCI. The Company recognized an after tax gain of $32.6 million on this transaction as a component of Income from Discontinued Operations in the Consolidated Statement of Operations. The Company sold its Cardinal shares in January 1997 for $88.4 million and used the proceeds to reduce debt.

                      MEDIQ INCORPORATED AND SUBSIDIARIES

                   YEARS ENDED SEPTEMBER 30, 1998, 1997, 1996



NOTE D--DISPOSITIONS (CONTINUED)


    Revenues from discontinued operations (excluding equity investees) were $6.6 million in 1997 and $36.8 million in 1996. No revenues were recorded in 1998.



NOTE E--NONRECURRING CHARGES



    In February 1997, the Company entered into an agreement with Universal Hospital Services, Inc. ("UHS") to acquire the outstanding shares of UHS. Including the assumption of debt, the total purchase price was to be $138 million. In July 1997, the Company and UHS were informed by the Federal Trade Commission ("FTC") that it was to take legal action to block the proposed transaction. Facing the likelihood of a protracted proceeding before the FTC, the uncertainty of the outcome and the costs associated with continuing to defend against the FTC, in September 1997 the Company and UHS mutually terminated the proposed acquisition. The Company wrote off $4 million
($2.4 million net of taxes) of deferred acquisition and financing costs related to the proposed acquisition which is included in Other-net within Other Charges and Credits in the Consolidated Statement of Operations.



    In the first quarter of fiscal 1996, the Company recorded a restructuring charge of $2.2 million for employee severance costs in connection with a plan approved by the Board of Directors to downsize corporate functions and consolidate certain activities with MEDIQ/PRN. The Company paid approximately $1.5 million of severance benefits through September 30, 1998. Payments in settlement of the remaining restructuring obligation will be substantially completed in fiscal 1999.



NOTE F--INVENTORY



                                                               SEPTEMBER 30,
                                                            -------------------
                                                              1998       1997
                                                            --------   --------
                                                              (IN THOUSANDS)
Raw materials.............................................  $ 2,791    $ --
Finished goods............................................   19,029     13,047
                                                            -------    -------
                                                            $21,820    $13,047
                                                            =======    =======



NOTE G--PROPERTY, PLANT AND EQUIPMENT



                                                             SEPTEMBER 30,
                                                          -------------------
                                                            1998       1997
                                                          --------   --------
                                                            (IN THOUSANDS)
Rental equipment........................................  $236,828   $229,095
Equipment and fixtures..................................    14,561     12,787
Building and improvements...............................     8,128      7,589
Land....................................................       149        149
                                                          --------   --------
                                                           259,666    249,620
Less accumulated depreciation and amortization..........   155,749    136,031
                                                          --------   --------
                                                          $103,917   $113,589
                                                          ========   ========

                      MEDIQ INCORPORATED AND SUBSIDIARIES

                   YEARS ENDED SEPTEMBER 30, 1998, 1997, 1996



NOTE G--PROPERTY, PLANT AND EQUIPMENT (CONTINUED)


    Depreciation and amortization expense related to property, plant and equipment was $36.9 million, $26.5 million and $26.3 million in 1998, 1997 and 1996, respectively. Fiscal 1998 included a $6.0 million charge to write down certain under utilized rental equipment to net realizable value.



NOTE H--ACCRUED EXPENSES



                                                               SEPTEMBER 30,
                                                            -------------------
                                                              1998       1997
                                                            --------   --------
                                                              (IN THOUSANDS)
Interest..................................................  $ 8,086    $ 2,135
Payroll and related taxes.................................    2,490      3,588
Commissions...............................................    1,876      1,693
Severance.................................................    1,038      2,431
Government investigations.................................    --         4,200
Insurance.................................................    1,433      1,960
Pension...................................................    1,910      1,961
Other.....................................................    3,736      4,764
                                                            -------    -------
                                                            $20,569    $22,732
                                                            =======    =======

                      MEDIQ INCORPORATED AND SUBSIDIARIES

                   YEARS ENDED SEPTEMBER 30, 1998, 1997, 1996



NOTE I--LONG TERM DEBT



                                                             SEPTEMBER 30,
                                                          -------------------
                                                            1998       1997
                                                          --------   --------
                                                            (IN THOUSANDS)
Senior debt:
  Term loans............................................  $200,000   $128,933
  Revolving credit......................................     --         3,500
  13% senior discount debentures due 2009...............    77,562      --
  Capital lease obligations payable in varying
    installments through 2001 at fixed rates from 8.1%
    to 13.6%............................................     1,965      3,346
                                                          --------   --------
                                                           279,527    135,779
Less current portion....................................     2,037      7,648
                                                          --------   --------
                                                          $277,490   $128,131
                                                          ========   ========
Subordinated debt:
  11% senior subordinated notes due 2008................  $190,000   $  --
  7.50% exchangeable subordinated debentures due 2003...       514     10,055
                                                          --------   --------
                                                          $190,514   $ 10,055
                                                          ========   ========



    To finance a portion of the cash consideration pursuant to the Merger and the CH Medical Acquisition and pay off certain outstanding debt, the Company and MEDIQ/PRN undertook a refinancing consisting of: (i) a $325.0 million Senior Secured Credit Facility ("New Credit Facility"); (ii) $190.0 million principal amount of 11% Senior Subordinated Notes due 2008 ("Notes"); and
(iii) $140.9 million aggregate principal amount at maturity of 13% Senior Discount Debentures due 2009 ("Debentures"). The New Credit Facility replaced a $260.0 million facility formerly in place.



    The New Credit Facility is secured by a (i) first priority lien and security interests in substantially all tangible and intangible assets of MEDIQ/PRN and its subsidiaries presently owned and subsequently acquired or organized,
(ii) first priority pledge of all capital stock of MEDIQ/PRN's subsidiaries presently owned and subsequently acquired or organized and (iii) mortgage on the Company's corporate headquarters building and certain personal property therein. Also, each subsidiary of MEDIQ/PRN presently owned and subsequently acquired or organized is a party to and an unconditional guarantor under the New Credit Facility.



    The New Credit Facility consists of (i) an eight year senior secured
$200.0 million term loan facility (the "Term Loan Facility"), (ii) a six year revolving credit facility not to exceed $50.0 million (the "Revolving Credit Facility") and (iii) a six year senior secured acquisition facility not to exceed $75.0 million (the "Acquisition Facility"). The Acquisition Facility is available through November 1999. Amounts borrowed under the Term and Acquisition Facilities and repaid may not be reborrowed. Amounts borrowed under the Revolving Credit Facility and repaid may be reborrowed.



    Borrowings under the New Credit Facility bear interest at a floating rate based upon, at MEDIQ/ PRN's option, (i) the higher of the prime rate of Banque Nationale de Paris or the Federal funds effective rate plus 0.5% plus, in the case of the Term Loans, a margin equal to 1.5%, and in the case of the Revolving Loans and the Acquisition Loans, a margin equal to 1.0% or (ii) the London Interbank Offered

                      MEDIQ INCORPORATED AND SUBSIDIARIES

                   YEARS ENDED SEPTEMBER 30, 1998, 1997, 1996



NOTE I--LONG TERM DEBT (CONTINUED)


Rate ("LIBOR") plus, in the case of the Term Loans, a margin equal to 2.75%, and in the case of the Revolving Loans and Acquisition Loans, a margin equal to 2.25%. At September 30, 1998, borrowings under the Term Loan Facility principally bear interest at 8.50%. On December 10, 1998, the interest rate on the Term Loan Facility was reduced to 7.88% as a result of a reduction in LIBOR. Such rate will be in effect until June 10, 1999, when it will be adjusted to the then current LIBOR or prime rate. In addition, commitment fees are required at 0.5% per year of the undrawn portion of the commitments in respect of the facilities. The New Credit Facility contains provisions under which commitment fees and margins on interest rates under the facilities will be adjusted in increments based on meeting certain performance goals.



    Principal amounts outstanding under the Revolving Credit Facility are due and payable in full at maturity. The Term Loans amortize on a quarterly basis commencing September 30, 1999. Principal amounts outstanding under the Acquisition Facility on November 30, 1999 will amortize on a quarterly basis. The Term, Revolving and Acquisition Loans are subject to mandatory prepayments and reductions in the event of certain extraordinary transactions or issuances of debt and equity by MEDIQ/PRN or any of its subsidiary guarantors. Such loans are required to be prepaid with 75% of the excess cash flow (as defined in the New Credit Agreement) of MEDIQ/PRN or, if MEDIQ/PRN's ratio of funded debt to pro forma earnings before interest, taxes, depreciation and amortization for the preceding 12 month period is less than 5.0 to 1.0, 50% of such excess cash flow.



    At September 30, 1998, pursuant to the terms of the New Credit Facility and/or the indentures for the Notes and Debentures, availability under the Revolving Credit Facility and the Acquisition Facility was limited to $29.8 million and $50.0 million, respectively.



    The Notes, issued on May 29, 1998, are unsecured obligations of MEDIQ/PRN maturing on June 1, 2008 and bear interest at 11% per year payable on June 1 and December 1. The Notes are supported by unconditional guaranties of each of MEDIQ/PRN's subsidiaries presently owned and subsequently acquired or organized. Commencing June 1, 2003, the Notes may be redeemed at MEDIQ/PRN's option at prices specified in the indenture. Prior to June 1, 2001, MEDIQ/PRN may at its option redeem a limited amount of the Notes at a redemption price of 111%, plus accrued and unpaid interest, with proceeds from a public offering of equity securities. In the event of a change in control of the Company, MEDIQ/PRN may be required to repurchase Notes at a redemption price of 101%, plus accrued and unpaid interest. The Notes are subordinate to senior indebtedness of MEDIQ/PRN and its subsidiaries, including obligations under the New Credit Facility.



    The Debentures, issued on May 29, 1998, are unsecured obligations of the Company maturing on June 1, 2009. The Debentures were issued at an aggregate discounted amount of $74.3 million. The carrying amount per bond accretes incrementally at an effective rate of 13.2% to the full principal amount on June 1, 2003. No cash interest accrues on the Debentures through June 1, 2003. Thereafter, interest accrues at 13% per year, payable on June 1 and December 1. Commencing June 1, 2003, the Debentures may be redeemed at the Company's option at prices specified in the indenture. Prior to June 1, 2001, the Company may at its option redeem a limited amount of the Debentures at a redemption price of 113% of accreted value, plus accrued and unpaid interest, with proceeds from a public offering of equity securities. In the event of a change in control of the Company, the Company may be required to repurchase Debentures at a redemption price of 101% of the accreted value per bond, plus accrued and unpaid interest. The Debentures are subordinate to the New Credit Facility and 11% Senior Subordinated Notes

                      MEDIQ INCORPORATED AND SUBSIDIARIES

                   YEARS ENDED SEPTEMBER 30, 1998, 1997, 1996



NOTE I--LONG TERM DEBT (CONTINUED)


due 2008, as well as to all other creditors of MEDIQ/PRN and its subsidiaries even if the indebtedness of MEDIQ/PRN and its subsidiaries is not designated as senior indebtedness. The Debentures were initially issued in units with warrants to purchase Common Stock of the Company. The Debentures and Warrants have since become separable from one another. (See Note N.)



    On June 5, 1998, pursuant to a change of control provision, the Company made a tender offer to repurchase the remaining outstanding balance of the Exchangeable Debentures of approximately $10.1 million. On July 3, 1998, the Company redeemed $9.5 million of the Exchangeable Debentures pursuant to the tender offer. Early retirement of this debt resulted in an extraordinary loss of $.2 million, related to the write off of deferred financing costs. The outstanding balance of the Exchangeable Debentures at September 30, 1998 is subject to redemption at the Company's option at a redemption price per bond of $103.33 through July 14, 1999 and $102.50 from July 15, 1999 through July 14, 2000.



    Term loans and revolving credit advances outstanding at the date of the Merger were repaid with proceeds from the refinancing described above. As a result of such refinancing, the Company recognized an extraordinary loss of $4.3 million (net of tax of $1.9 million) related to the write off of deferred financing costs.



    During 1998, weighted average interest rates incurred on the New Credit Facility were (i) Term Facility--8.64% and (ii) Revolving Credit
Facility--9.50%. No borrowings were made under the Acquisition Facility. Weighted average interest rates incurred in 1998 under the previous credit arrangements were: term loan A--7.79%, (ii) term loan B--8.50% and
(iii) revolving credit advances--9.00%. Aggregate commitment fees incurred under all facilities in 1998 were $.4 million.



    The New Credit Facility and the indentures related to the Debentures and Notes include significant operating and financial restrictions, such as limits on the Company's ability to incur indebtedness, create liens, sell assets, engage in mergers and consolidations, make investments and capital expenditures and pay dividends.



    Maturities of long term debt in the next five years are: $2.0 million in 1999; $2.3 million in 2000; $2.2 million in 2001; $2.0 million in 2002; and
$2.5 million in 2003.



NOTE J--FINANCIAL INSTRUMENTS



    The Company utilizes interest rate swap contracts to manage interest rate exposure. The principal object of such contracts is to minimize the risks and/or costs associated with financial activities. The Company does not use swap contracts for trading or other speculative purposes. The counterparties to these arrangements are a diverse group of major financial institutions. The Company is exposed to credit loss in the event of nonperformance by these counterparties. The Company does not anticipate nonperformance by the counterparties.



    The Company enters into interest rate swap and interest rate collar contracts to reduce the impact of changes in interest rates on its floating rate debt. The swap contracts exchange floating rate for fixed interest payments periodically over the life of the contracts without the exchange of the underlying notional amounts. The notional amounts of swap contracts are used to measure interest to be paid or received and do not represent the amount of exposure to credit loss. For swap contracts that effectively

                      MEDIQ INCORPORATED AND SUBSIDIARIES

                   YEARS ENDED SEPTEMBER 30, 1998, 1997, 1996



NOTE J--FINANCIAL INSTRUMENTS (CONTINUED)


hedge interest rate exposures, the net cash amounts paid or received on the contract are accrued and recognized as an adjustment to interest expense.



    In July 1998, the Company entered into a new interest rate swap agreement in the notional amount of $100.0 million. The swap effectively fixes the Company's borrowing rate on $100.0 million of the Term Loan Facility at 5.35% until July 2003 as long as the three month LIBOR rate does not exceed 6.25%. If the three month LIBOR rate exceeds 6.25%, the swap temporarily terminates until the three month LIBOR rate drops back below 6.25%. The Company must pay the actual LIBOR rate when LIBOR exceeds 6.25%. The anniversary dates for determining the three month LIBOR rate are the closest business day to January 3, April 3, July 3 and October 3 in each year. On the latest anniversary date, October 5, 1998, the three month LIBOR rate was 5.31%. The estimated cost to terminate this swap at September 30, 1998 was $2.9 million.



    In order to mitigate its interest rate exposure for LIBOR rates above 6.25%, the Company obtained zero cost collars with notional amounts aggregating
$100.0 million with ceiling rates of 7.00% and a weighted average floor rate of 5.03%. The collars are in effect until July 2003. The estimated cost to terminate this collar at September 30, 1998 was $2.2 million.



    In July 1998, the Company terminated previously existing interest rate hedging contracts at a cost of approximately $.6 million, which was reflected as interest expense.



NOTE K--COMMITMENTS AND CONTINGENCIES



    LEASES--The Company leases certain equipment, automobiles and office space. The future minimum lease payments under noncancelable operating leases and capital leases are as follows:



                                                              CAPITAL    OPERATING
YEAR ENDING SEPTEMBER 30,                                      LEASES     LEASES
-------------------------                                     --------   ---------
                                                                 (IN THOUSANDS)
1999........................................................   $1,845     $ 5,294
2000........................................................      345       3,968
2001........................................................      312       2,601
2002........................................................       --       1,572
2003 and thereafter.........................................       --         778
                                                               ------     -------
Total minimum lease payments................................    2,502     $14,213
                                                                          =======
Less amount representing interest...........................      537
                                                               ------
Present value of minimum lease payments.....................   $1,965
                                                               ======



    Total rent expense under operating leases was $5.7 million, $5.6 million and $5.2 million in 1998, 1997 and 1996, respectively. Certain leases, which are for terms of up to five years, contain options to renew for additional periods.



    At September 30, 1998, rental equipment and machinery and equipment included assets under capitalized lease obligations of $7.0 million, less accumulated amortization of $3.0 million.

                      MEDIQ INCORPORATED AND SUBSIDIARIES

                   YEARS ENDED SEPTEMBER 30, 1998, 1997, 1996



NOTE K--COMMITMENTS AND CONTINGENCIES (CONTINUED)


    PURCHASE COMMITMENTS--The Company entered into two long term agreements to purchase approximately $14.5 million of products in the next fiscal year. The Company purchased $13.8 million, $1.2 million and $5.9 million under purchase commitment agreements in 1998, 1997 and 1996, respectively.



    EMPLOYMENT AGREEMENTS--The Company maintains employment agreements with its two Executive Officers and certain officers of its subsidiaries. Such agreements, which automatically renew each year unless terminated as described in the agreement, provide for minimum salary levels, adjusted annually in accordance with Company policy, as well as for incentive bonuses that are payable if specified management goals are attained. A majority of the employment agreements contain provisions for severance payments unless the individual is terminated for cause or resigns. As of September 30, 1998, the aggregate minimum commitment under these employment agreements, excluding bonuses, was approximately $6.3 million.



    MANAGEMENT AGREEMENT--As a result of the Merger, MEDIQ/PRN entered into a management agreement with BRS and its other investors for them to provide business and organizational strategy, financial and investment management and merchant and investment banking services. The annual management fee is the greater of $1.0 million or 1.5% of EBITDA (as defined in the agreement). MEDIQ/PRN paid $.3 million under the management agreement in 1998.



    INVESTIGATIONS AND LEGAL PROCEEDINGS--On January 15, 1998, a complaint purporting to be a class action, was filed in Delaware Chancery Court, naming the Company and each of its directors as defendants and seeking to enjoin consummation of the Merger or, in the alternative, to recover compensatory damages. Plaintiff, a stockholder of the Company, alleges generally that the directors have breached fiduciary duties to stockholders. The Company believes that the allegations in the complaint are completely without merit and intends to vigorously defend this case. Based on the information currently available, the Company believes that resolution of the claim will not have a material adverse effect on the operations or financial condition of the Company.



    In July 1998, MEDIQ Mobile X-Ray Services, Inc., a subsidiary of MEDIQ/PRN whose assets were sold in November 1996, was notified that it is the subject of an investigation by the Department of Justice and the Office of the Inspector General of the Department of Health and Human Services. The Company has not yet been informed of the nature or scope of the investigation.



    MEDIQ Imaging Services, Inc., the assets of which were sold by the Company in August 1995, was the subject of a civil investigation by the United States Attorney's Office for the District of New Jersey and the Department of Health and Human Services. The investigation focused on advice given by certain MEDIQ Imaging employees to physician customers of MEDIQ Imaging relating to the reassignment of certain Medicare claims. The Company and MEDIQ Imaging voluntarily reported the issue to the United States Government in January 1995 after learning that the advice given by the employees may have been inconsistent with the regulations relating to reassignment. The Company and MEDIQ Imaging cooperated in the investigation and denied any wrongdoing. In December 1997 the Company reached a settlement with the United States Government for $4.2 million, which was fully reserved as of September 30, 1997. The settlement represents the repayment of alleged excess Medicare reimbursements.



    In February 1997, the Company was sued in the Superior Court of New Jersey by its former wholly owned subsidiary, MHM Services, Inc. ("MHM"). The suit challenged the validity of a note receivable in the original principal amount of $11.5 million that MEDIQ and MHM entered into in connection with the spin off of MHM to the Company's shareholders in August 1993. In addition, beginning in February 1997,

                      MEDIQ INCORPORATED AND SUBSIDIARIES

                   YEARS ENDED SEPTEMBER 30, 1998, 1997, 1996



NOTE K--COMMITMENTS AND CONTINGENCIES (CONTINUED)


MHM stopped making the required monthly installments on the note, upon which the Company gave notice to MHM of its default and declared all sums outstanding under the note immediately due and payable. In October 1997, the Company filed a motion for summary judgment against MHM. In November 1997, the Court granted summary judgment in favor of the Company and against MHM on all counts. Specifically, the Court ruled that the note was valid and enforceable. The Court also rejected MHM's request for a stay pending appeal. On April 17, 1998, the Court entered a Final Damages Order in favor of the Company in the approximate amount of $11.8 million. In July 1998, the Company reached a settlement with MHM in which MHM paid the Company $3.0 million in cash in full satisfaction of all amounts due. This gain is reflected in Other-net within Other Charges and Credits in the Consolidated Statement of Operations.



    On June 12, 1996, the Company, ATS Medical Services, Inc. ("ATS") and MEDIQ Mobile X-Ray Services, Inc. were sued in United States District Court for the Middle District of Pennsylvania by former employees of ATS. The lawsuit alleges that the former employees were wrongfully terminated and asserts claims pursuant to the whistleblower provision of the False Claims Act and the Pennsylvania Wage Payment and Collection Law. In December 1997, the Company, without admission of guilt and desiring to avoid the expense of further litigation, reached a settlement, the amount of which was immaterial to the Company's financial statements.



    The Company has pending other legal claims incurred in the normal course of business which the Company believes will not have a material effect on the consolidated financial statements.



    VENDOR DISPUTE--Currently, the Company is in a dispute with a significant vendor. The vendor wishes to terminate a contract with the Company and the Company intends to vigorously defend its rights under the contract. As such the Company has filed a complaint in the Superior Court of New Jersey to protect its rights under the contract. Pursuant to the contract, the Company purchases parts and disposables and re-sells such products. The Company recognized
$10.3 million in revenues in fiscal 1998 pursuant to this activity. The vendor also contended the Company was in arrears on its payments to the vendor. The Company has reviewed its internal books and records and disagrees with the vendor. However, the Company paid the vendor the alleged arrearage in order that the vendor could not contend the Company was in breach of contract. The two parties have agreed to attempt to work out the dispute prior to litigation. The Company believes any such resolution will not have a material adverse effect on the Company's results of operations.



    REIMBURSEMENTS--The Company's products are rented and sold principally to health care providers who receive reimbursement for the products and services they provide from various public and private third party payors, including Medicare, Medicaid and private insurance programs. With the acquisition of the CH Medical Business, the Company also acts as a supplier of durable medical equipment under Federal law and, as such, furnishes products directly to customers and bills third party payors. As a result, the demand for the Company's products in any specific care setting is dependent in part on the reimbursement policies of the various payors in that setting. In order to be reimbursed, the products generally must be found to be reasonable and necessary for the treatment of medical conditions and must otherwise fall within the payor's list of covered services. In light of increased controls on Medicare spending, there is no assurance of the outcome of future coverage or payment decisions for any of the Company's products by governmental or private payors. If providers and other users of the Company's products and services are unable to obtain sufficient reimbursement, a material adverse impact may result.

                      MEDIQ INCORPORATED AND SUBSIDIARIES

                   YEARS ENDED SEPTEMBER 30, 1998, 1997, 1996



NOTE L--FAIR VALUE OF FINANCIAL INSTRUMENTS



    Estimated fair value of financial instruments is provided in accordance with the requirements of SFAS No. 107, "Disclosures About Fair Value of Financial Instruments". The estimated fair value amounts have been determined by the Company using available market information and appropriate methodologies. However, considerable judgment is necessarily required in interpreting market data to develop the estimates of fair value. Accordingly, the estimates presented herein are not necessarily indicative of the amounts that the Company could realize in a current market exchange.



    The use of different market assumptions and/or estimation methodologies may have a material effect on the estimated fair value amounts.



    The following methods and assumptions were used to estimate the fair value of each class of financial instruments:



    ACCOUNTS RECEIVABLE AND ACCOUNTS PAYABLE--The carrying amounts of these items are an estimate of their fair values at September 30, 1998.



    LONG TERM DEBT (EXCLUDING CAPITAL LEASE OBLIGATIONS)--The fair value of the Company's publicly traded debt is based on quoted market prices. Interest rates that are currently available to the Company for issuance of debt with similar terms and remaining maturities are used to estimate fair value for debt issues for which quoted market prices are not available. The carrying amount and estimated fair value of long term debt are $470.0 million and $450.6 million, respectively.



    INTEREST RATE INSTRUMENTS--The fair values are the estimated amounts that the Company would receive or pay to terminate the agreements at September 30, 1998, taking into account current interest rates and the current creditworthiness of the counterparties. At September 30, 1998, the notional amounts were $200.0 million, there was no carrying value and the fair value was $5.1 million, which represents the cost to settle these instruments.



    The fair value estimates presented herein are based on information available to management as of September 30, 1998, and have not been comprehensively revalued for purposes of these financial statements since that date. Current estimates of fair value may differ significantly from the amounts presented herein.



NOTE M--PREFERRED STOCK



                                                                 SEPTEMBER 30,
                                                                 -------------
                                                                1998       1997
                                                              --------   --------
                                                                (IN THOUSANDS)
Mandatorily Redeemable Preferred Stock:
  Series A 13.0% cumulative compounding.....................  $ 81,669    $   --
  Series C 13.5% cumulative compounding.....................    31,368        --
                                                              --------    ------
                                                              $113,037    $   --
                                                              ========    ======
  Series B 13.25% cumulative compounding perpetual..........  $     30    $   --
  Series A..................................................        --     3,322
                                                              --------    ------
                                                              $     30    $3,322
                                                              ========    ======

                      MEDIQ INCORPORATED AND SUBSIDIARIES

                   YEARS ENDED SEPTEMBER 30, 1998, 1997, 1996



NOTE M--PREFERRED STOCK (CONTINUED)


    In connection with the Merger, the Company issued the following preferred stocks: (i) Series A Preferred Stock; (ii) Series B Preferred Stock; and
(iii) Series C Preferred Stock. At September 30, 1998, authorized shares issued and outstanding for each series were: Series A Preferred Stock-- authorized
10 million, issued and outstanding 7,823,506; Series B Preferred
Stock--authorized 5 million, issued and outstanding 2,999,999; Series C Preferred Stock--authorized 5 million, issued and outstanding 3,000,000.



    Dividend rates per share of each series of preferred stock are $1.30 for Series A Preferred Stock, $1.325 for Series B Preferred Stock and $1.35 for Series C Preferred Stock. Each series has a stated value per share of $10.00. Dividends for each series are payable on June 30 and December 31 of each year, commencing December 31, 1998, but only upon declaration by the Company's Board of Directors. Accrued and unpaid dividends are cumulative for each series and are added to the liquidation value for Series A Preferred Stock and Series C Preferred Stock and to long term liabilities with respect to Series B Preferred Stock. Accrued dividends not paid on any dividend payment date accrue additional dividends compounded annually. Liquidation, whether voluntary or involuntary, preference per share for each series is $10.00, plus cumulative dividends in arrears.



    All outstanding shares of Series A Preferred Stock and Series C Preferred Stock are required to be redeemed by the Company from legally available funds on December 31, 2011 and 2012, respectively, both at a liquidation value per share of $10.00, plus accrued and unpaid dividends. At its option, subject to debt restrictions, the Company may redeem outstanding shares on a pro rata basis among all holders of each respective Series A Preferred Stock or Series C Preferred Stock at any time in whole or part from legally available funds. Series A Preferred Stock has an optional redemption price per share through December 31, 1999 of $11.00, plus accrued and unpaid dividends. Series C Preferred Stock has an optional redemption price per share of $10.00, plus accrued and unpaid dividends. No partial redemption of either Series A Preferred Stock or Series C Preferred Stock may occur unless all accrued and unpaid dividends to the date of redemption have been declared and paid, or a sum sufficient for such payments has been separately set apart. The Company has neither the right nor is required to redeem any outstanding shares of Series B Preferred Stock. However, outstanding shares of Series B Preferred Stock may be repurchased by the Company with the consent of the selling holder, subject to debt restrictions.



    Series A Preferred Stock has priority with respect to dividends and liquidation rights over the other two series. Series B Preferred Stock has priority over Series C Preferred Stock with respect to such rights. Each series of preferred stock has priority over common stock, and each series of preferred stock is junior in priority to all existing and future indebtedness. Generally, no series of preferred stock is entitled nor permitted to vote on any matter required or permitted to be voted on by the holders of common stock.



    Accrued and unpaid dividends for fiscal 1998 from the date of issue were $3.4 million for Series A Preferred Stock, $1.3 million for Series B Preferred Stock and $1.4 million for Series C Preferred Stock. Accrued dividends for each series were charged to accumulated deficit. For Series A Preferred Stock and Series C Preferred Stock, the accrued dividends were added to the respective carrying amount of each series. For Series B Preferred Stock, the accrued dividends were recorded in long term liabilities.



    There is no established public market for the Company's preferred stock, and as such, there is no practicable manner to obtain an aggregate market valuation.



    At the date of the Merger, all but 1.0 million outstanding shares of the premerger Series A preferred stock, par value $.50 were exchanged for 0.075 shares of post-merger Series A Preferred Stock and cash

                      MEDIQ INCORPORATED AND SUBSIDIARIES

                   YEARS ENDED SEPTEMBER 30, 1998, 1997, 1996



NOTE M--PREFERRED STOCK (CONTINUED)


consideration. The 1.0 million shares were exchanged for Series B Preferred Stock and new Common Stock. Premerger Series A was subsequently cancelled. All shares of preferred stock held in treasury at the date of Merger were also cancelled.



    The Company has 20 million authorized shares, par value $.01 available for issuance in one or more series. These may be issued by the Board of Directors of the Company, with preference, terms and rights determined by the Board of Directors, without further action by the holders of the Company's Common Stock.



    Terms of the New Credit Facility, Notes and Debentures restrict the ability of the Company to pay dividends with respect to each series of preferred stock.



NOTE N--COMMON STOCK AND WARRANTS



    In the recapitalization effected by the Merger, the Company authorized 30 million shares of Common Stock and issued 1.0 million shares. In September 1998, certain members of management purchased an additional 74,823 shares. Total shares of Common Stock issued and outstanding at September 30, 1998 were 1,074,823.



    Holders of Common Stock are entitled to one vote per share on all matters required or permitted to be submitted for action by stockholders. Subject to the preference on dividends of preferred stock, all shares of Common Stock are entitled to share in dividends as the Board of Directors of the Company may declare from legally available funds.



    The Company issued 140,885 Warrants entitling holders to purchase 91,209 shares of the Company's Common Stock. The Warrants have an exercise price of $.01 and are exercisable from May 30, 1999 to the expiration date of June 1, 2009. The value attributed to the Warrants upon issuance was $.7 million and was recorded in Capital in Excess of Par Value. The Warrants were initially issued as a unit with the Debentures. The Warrants and Debentures have since become separable from one another.



    Shares of Common Stock, par value $1.00 outstanding at the Merger date were exchanged for 0.075 of a share of post-merger Series A preferred stock and cash consideration. Premerger common stock was subsequently cancelled. Options to purchase shares of premerger common stock outstanding at the Merger date became exercisable on that date and were exchanged for 0.075 of a share of post-merger Series A preferred stock and cash consideration. All shares of common stock held in treasury at the Merger date were cancelled.



    Terms of the New Credit Facility, Notes and Debentures restrict the ability of the Company to pay dividends on the Common Stock.



    In the first quarter of fiscal 1999, the Company's Board of Directors adopted a stock option plan. The plan authorizes the issuance of options for 61,543 shares of Common Stock. Also in the first quarter, the Company issued options for 54,115 shares of Common Stock. Such options have an exercise price of $10.00 per share, expire on October 1, 2008 and vest over four years in accordance with a formula defined in the plan.

                      MEDIQ INCORPORATED AND SUBSIDIARIES

                   YEARS ENDED SEPTEMBER 30, 1998, 1997, 1996



NOTE O--INCOME TAXES



    Income tax (benefit) expense relating to continuing operations consisted of:



                                                      YEAR ENDED SEPTEMBER 30,
                                                   ------------------------------
                                                     1998       1997       1996
                                                   --------   --------   --------
                                                           (IN THOUSANDS)
Current:
  Federal........................................  $    547   $(24,397)   $  --
  State..........................................       176         51      272
                                                   --------   --------    -----
                                                        723    (24,346)     272
                                                   --------   --------    -----
Deferred:
  Federal........................................   (13,178)    29,641     (810)
  State..........................................        --       (161)     160
                                                   --------   --------    -----
                                                    (13,178)    29,480     (650)
                                                   --------   --------    -----
Total income tax (benefit) expense...............  $(12,455)  $  5,134    $(378)
                                                   ========   ========    =====



    The differences between the Company's income tax (benefit) expense and the income tax (benefit) expense computed using the Federal income tax rate were:



                                                      YEAR ENDED SEPTEMBER 30,
                                                   ------------------------------
                                                     1998       1997       1996
                                                   --------   --------   --------
                                                           (IN THOUSANDS)
Statutory federal tax (benefit) expense..........  $(14,119)   $  984    $(2,229)
State income taxes, net of federal income
  taxes..........................................       116       (72)     1,201
Goodwill amortization............................       916       350        368
Equity participation--MEDIQ/PRN warrants.........        --     3,756        213
Other items--net.................................       632       116         69
                                                   --------    ------    -------
Income tax (benefit) expense.....................  $(12,455)   $5,134    $  (378)
                                                   ========    ======    =======

                      MEDIQ INCORPORATED AND SUBSIDIARIES

                   YEARS ENDED SEPTEMBER 30, 1998, 1997, 1996



NOTE O--INCOME TAXES (CONTINUED)


    Significant components of the Company's deferred tax assets and liabilities were:



                                                               SEPTEMBER 30,
                                                            -------------------
                                                              1998       1997
                                                            --------   --------
                                                              (IN THOUSANDS)
Liabilities:
  Depreciation............................................  $27,527    $28,004
  Intangible assets.......................................    2,543      2,050
  Accrued expenses........................................    5,198      4,510
  Prepaid expenses........................................       48        117
  Other...................................................      118        768
                                                            -------    -------
    Gross deferred tax liabilities........................   35,434     35,449
                                                            -------    -------
Assets:
  Net operating and capital loss carry forwards...........    7,119      4,894
  Tax credit carry forwards...............................    5,219      1,997
  Accrued expenses and reserves...........................   10,350      6,972
  Intangible assets.......................................    3,702        364
  Other...................................................    8,411      4,905
                                                            -------    -------
    Gross deferred tax assets.............................   34,801     19,132
  Valuation allowance.....................................   (7,119)    (4,894)
                                                            -------    -------
                                                             27,682     14,238
                                                            -------    -------
Net deferred tax liability................................  $ 7,752    $21,211
                                                            =======    =======



    During fiscal 1998, the Company generated $13.6 million of net operating losses and $2.4 million of capital losses. These losses will be carried back to a prior period. As a result of such carryback, the Company anticipates a refund of $2.2 million and the generation of Federal alternative minimum tax credits of $2.7 million and general business tax credits of $.5 million. At September 30, 1998, the Company has Federal alternative minimum tax credit carryforwards of $4.5 million and general business tax credits of $.7 million that expire through 2003. State net operating losses of $104.6 million expire in varying amounts through 2018, and are fully reserved in the valuation allowance.



NOTE P--RELATED PARTY TRANSACTIONS



    MHM was spun off from the Company in fiscal 1993. MHM remained a related party through individuals with beneficial ownership interests in both MHM and the Company. MHM was obligated to the Company pursuant to a promissory note in the original amount of $11.5 million due in August 1998. The note bears interest at the prime rate plus 1.5% with interest payments only through fiscal 1995. Principal and interest payments commenced October 1, 1996. The Company recorded interest income related to the MHM note of $1 million and $1.1 million in 1997 and 1996, respectively. As a result of the continued deterioration in MHM's financial condition, the Company established reserves of $5.5 million and $6.0 million on amounts due from MHM, including accrued interest, in fiscal 1997 and 1996, respectively. In July 1998, the Company received $3.0 million from MHM in full satisfaction of all amounts due the Company.

                      MEDIQ INCORPORATED AND SUBSIDIARIES

                   YEARS ENDED SEPTEMBER 30, 1998, 1997, 1996



NOTE P--RELATED PARTY TRANSACTIONS (CONTINUED)


    Fees incurred by the Company with firms in which members of its Board of Directors are partners were $8.3 million, $2.3 million and $.8 million for 1998, 1997 and 1996, respectively. Included in 1998 is a one time fee of $6.0 million with respect to consummation of the Merger.



NOTE Q--PENSION PLAN



    The Company maintains a noncontributory defined benefit pension plan which provides retirement benefits to substantially all employees. Employees generally are eligible to participate in the plan after one year of service and become fully vested after five years of service. The plan provides benefits based on years of credited service and compensation. The Company makes contributions that are sufficient to fully fund its actuarially determined cost, generally equal to the minimum amounts required by ERISA. Assets of the plan consist primarily of stocks and bonds.



    Net periodic pension expense is comprised of:



                                                       YEAR ENDED SEPTEMBER 30,
                                                    ------------------------------
                                                      1998       1997       1996
                                                    --------   --------   --------
                                                            (IN THOUSANDS)
Service cost-benefits earned during the period....   $  551    $   451    $   609
Interest cost on projected benefit obligation.....    1,196      1,158      1,066
Actual return on plan assets......................     (861)    (3,029)    (1,463)
Net amortization and deferrals....................     (471)     1,952        544
                                                     ------    -------    -------
Net periodic pension expense......................   $  415    $   532    $   756
                                                     ======    =======    =======



    The following table presents the funded status of the plan and the amounts reflected in the Consolidated Balance Sheets:



                                                             SEPTEMBER 30,
                                                          -------------------
                                                            1998       1997
                                                          --------   --------
                                                            (IN THOUSANDS)
Actuarial present value of benefit obligations:
  Vested benefits.......................................  $(17,771)  $(15,116)
                                                          ========   ========
  Accumulated benefit obligation........................  $(18,376)  $(15,857)
                                                          ========   ========
Projected benefit obligation............................  $(19,309)  $(16,680)
Plan assets at fair value...............................    17,046     16,528
                                                          --------   --------
Projected benefit obligation in excess of plan assets...    (2,263)      (152)
Unrecognized net loss (gain)............................       139     (2,047)
Balance of unrecorded transition obligation.............       214        238
                                                          --------   --------
Accrued pension liability...............................  $ (1,910)  $ (1,961)
                                                          ========   ========

                      MEDIQ INCORPORATED AND SUBSIDIARIES

                   YEARS ENDED SEPTEMBER 30, 1998, 1997, 1996



NOTE Q--PENSION PLAN (CONTINUED)


The actuarial assumptions used in determining net periodic pension costs were:



                                                                   YEAR ENDED
                                                                 SEPTEMBER 30,
                                                         ------------------------------
                                                           1998       1997       1996
                                                         --------   --------   --------
Discount rate..........................................   6.75%       7.5%        8%
Expected long term return on plan assets...............      8%         8%        8%
Weighted average rate of increase in compensation
  levels...............................................      5%         5%        5%



NOTE R--SELECTED QUARTERLY FINANCIAL DATA (UNAUDITED)



    Selected quarterly financial data (in thousands, except per share amounts) for 1998 and 1997 is as follows:



                                                         FIRST      SECOND     THIRD      FOURTH
1998                                                    QUARTER    QUARTER    QUARTER     QUARTER
----                                                    --------   --------   --------   ---------
Revenues..............................................  $42,570    $46,409    $ 42,941   $  48,996
Operating income (loss)(A)............................    5,851      9,555     (35,295)      1,185
Income (loss) from continuing operations..............    1,333      3,429     (26,526)     (7,307)
Income from discontinued operations...................       --         --          --       2,044
Extraordinary item....................................       --         --      (4,098)       (429)
Net income (loss) available for common shareholders...    1,333      3,429     (32,224)    (10,241)
Earnings per share:
  Income (loss) before extraordinary items, net of
    preferred dividends
    Basic.............................................      .05        .13       (1.68)      (9.59)
    Diluted...........................................      .05        .13       (1.68)      (9.59)

                                                         FIRST      SECOND     THIRD      FOURTH
1997                                                    QUARTER    QUARTER    QUARTER     QUARTER
----                                                    --------   --------   --------   ---------
Revenues.                                               $ 35,483   $ 42,566   $ 39,625   $  38,286
Operating income (loss)...............................    6,538     10,189       7,781       4,996
Income (loss) from continuing operations..............   (7,491)     6,357       2,561      (3,668)(C)
Income (loss) from discontinued operations............   37,241 (B)     (66)    (1,092)     (1,142)
Extraordinary item....................................   (6,464)      (462)        (76)     (1,035)
Net income (loss) available for common shareholders...   23,286      5,829       1,393      (5,845)
Earnings per share:
  Income (loss) before extraordinary items, net of
    preferred dividends
    Basic.............................................     1.20        .25         .06        (.19)
    Diluted...........................................     1.20        .24         .06        (.19)


------------------------


(A) Includes nonrecurring merger and acquisition costs of $.4 million in the second quarter, $34.2 million in the third quarter and $.4 million in the fourth quarter. The third quarter also reflects a $6.0 million

                      MEDIQ INCORPORATED AND SUBSIDIARIES

                   YEARS ENDED SEPTEMBER 30, 1998, 1997, 1996



NOTE R--SELECTED QUARTERLY FINANCIAL DATA (UNAUDITED) (CONTINUED)


    charge to write down under utilized rental equipment to net realizable value and the fourth quarter includes a $3.4 million charge for acquired receivables.



(B) Reflects gain on sales of PCI and NutraMax, net of taxes.



(C) Includes MHM reserves of $3.6 million and the write off of UHS deferred acquisition costs of $2.4 million, net of tax benefits.



NOTE S--BUSINESS SEGMENT DATA



    The Company operates primarily in one business segment. The Company rents movable medical equipment and support surfaces on a short term basis nationwide and distributes a variety of disposable products, accessories and repair parts used with the types of equipment it rents. This segment represents more than 90% of the consolidated revenues, operating profit and assets exclusive of corporate assets.



NOTE T--NEW ACCOUNTING PRONOUNCEMENTS



    FASB has issued SFAS No. 130, "Reporting Comprehensive Income," which will result in disclosure of comprehensive income and its components (revenues, expenses, gains and losses) in a full set of general purpose financial statements. The Company is not required to adopt this standard until fiscal 1999. At this time, the Company has not determined the impact the adoption of this standard will have on the Company's financial statements.



    FASB has issued SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information," which establishes standards for the way public business enterprises report information about operating segments in annual financial statements and requires that those enterprises report selected information about operating segments in interim financial reports issued to shareholders. It also establishes standards for related disclosures about products and services, geographic areas and major customers. The Company is not required to adopt this standard until fiscal 1999. At this time, the Company has preliminarily determined that it only operates in one business segment.



    In February 1998, FASB issued SFAS No. 132 "Employers' Disclosures about Pensions and Other Postretirement Benefits". This statement, which improves disclosure about pensions and other postretirement benefits, is effective for fiscal years beginning after December 15, 1997. The Company does not believe the adoption of this standard will have a material impact on the Company's financial statements.



    In July 1998, FASB issued SFAS No. 133 "Accounting for Derivative Instruments and Hedging Activities". This statement, which establishes accounting and reporting standards for derivative instruments, including certain derivative instruments imbedded in other contracts, and for hedging activities, is effective for fiscal years beginning after June 15, 1999. At this time, the Company has not determined the impact the adoption of this standard will have on the Company's financial statements.

                      MEDIQ INCORPORATED AND SUBSIDIARIES



                CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS



                                  (UNAUDITED)



                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)



                                                       THREE MONTHS ENDED     NINE MONTHS ENDED
                                                            JUNE 30,              JUNE 30,
                                                       -------------------   -------------------
                                                         1999       1998       1999       1998
                                                       --------   --------   --------   --------
Revenues:
  Rental.............................................  $ 41,602   $ 33,706   $128,743   $103,700
  Sales..............................................    12,848      6,692     28,925     20,671
  Other..............................................     4,005      2,543      9,311      7,549
                                                       --------   --------   --------   --------
                                                         58,455     42,941    166,979    131,920
Costs and Expenses:
  Cost of sales......................................    10,197      5,455     22,589     16,725
  Operating..........................................    17,823     14,415     48,117     42,864
  Selling............................................     7,062      3,912     20,128     11,469
  General and administrative.........................     6,005      5,186     18,380     14,534
  Merger charges.....................................        --     34,204         --     34,567
  Depreciation and amortization......................    11,301     15,064     31,600     31,650
                                                       --------   --------   --------   --------
                                                         52,388     78,236    140,814    151,809
                                                       --------   --------   --------   --------
Operating Income (Loss)..............................     6,067    (35,295)    26,165    (19,889)
Other (Charges) and Credits:
  Interest expense...................................   (13,956)    (7,098)   (40,768)   (14,333)
  Other-net..........................................        72        235        465        714
                                                       --------   --------   --------   --------
Loss from Continuing Operations before
  Income Taxes and Extraordinary Item................    (7,817)   (42,158)   (14,138)   (33,508)
Income Tax Benefit...................................    (1,626)   (15,632)    (3,784)   (11,744)
                                                       --------   --------   --------   --------
Loss before Extraordinary Item.......................    (6,191)   (26,526)   (10,354)   (21,764)
Extraordinary Item--Early Retirement of Debt (net of
  taxes).............................................        --     (4,098)        --     (4,098)
                                                       --------   --------   --------   --------
Net Loss.............................................    (6,191)   (30,624)   (10,354)   (25,862)
Dividends on Preferred Stock.........................    (4,802)    (1,600)   (13,900)    (1,600)
                                                       --------   --------   --------   --------
Net Loss Available for Common Shareholders...........  $(10,993)  $(32,224)  $(24,254)  $(27,462)
                                                       ========   ========   ========   ========
Basic and Diluted Per Share Amount:
  Continuing operations, net of preferred
    dividends........................................  $ (10.15)  $  (1.68)  $ (22.51)  $  (1.03)
  Extraordinary item.................................        --       (.25)        --       (.18)
                                                       --------   --------   --------   --------
  Available for common shareholders..................  $ (10.15)  $  (1.93)  $ (22.51)  $  (1.21)
                                                       ========   ========   ========   ========
Weighted Average Number of Common Shares Outstanding:
Basic and Diluted....................................     1,083     16,702      1,077     22,650
                                                       ========   ========   ========   ========



            See Notes to Condensed Consolidated Financial Statements

                      MEDIQ INCORPORATED AND SUBSIDIARIES



                     CONDENSED CONSOLIDATED BALANCE SHEETS



                                 (IN THOUSANDS)



                                                               JUNE 30,      SEPTEMBER 30,
                                                                 1999             1998
                                                              -----------   ----------------
                                                              (UNAUDITED)   (SEE NOTE BELOW)
                                           Assets
Current Assets:
  Cash......................................................   $      --       $   2,411
  Accounts receivable (net of allowance of $9,370 and
    $11,432, respectively)..................................      75,148          52,659
  Inventories...............................................      27,321          21,820
  Other current assets......................................      13,061           9,923
                                                               ---------       ---------
      Total Current Assets..................................     115,530          86,813
Property, Plant and Equipment (net of accumulated
  depreciation and amortization of $180,647 and $155,749,
  respectively).............................................     111,040         103,917
Goodwill (net of accumulated amortization of $21,201 and
  $16,658, respectively)....................................     153,200          91,121
Deferred Financing Costs (net of accumulated amortization of
  $2,650 and $862, respectively)............................      19,523          20,013
Other Assets................................................      10,354           7,354
                                                               ---------       ---------
Total Assets................................................   $ 409,647       $ 309,218
                                                               =========       =========

                          Liabilities and Stockholders' Deficiency
Current Liabilities:
  Accounts payable..........................................   $  20,631       $  14,152
  Accrued expenses..........................................      16,535          20,569
  Other current liabilities.................................       1,147             281
  Current portion of long term debt.........................       8,273           2,037
                                                               ---------       ---------
      Total Current Liabilities.............................      46,586          37,039
Senior Debt.................................................     371,335         277,490
Subordinated Debt...........................................     190,514         190,514
Deferred Income Taxes.......................................      11,861          14,019
Other Liabilities...........................................       5,055           2,472
Mandatorily Redeemable Preferred Stock......................     131,676         113,037
Stockholders' Deficiency....................................    (347,380)       (325,353)
                                                               ---------       ---------
Total Liabilities and Stockholders' Deficiency..............   $ 409,647       $ 309,218
                                                               =========       =========



NOTE: THE BALANCE SHEET AT SEPTEMBER 30, 1998 HAS BEEN CONDENSED FROM THE AUDITED FINANCIAL STATEMENTS AT THAT DATE.



            See Notes to Condensed Consolidated Financial Statements

                      MEDIQ INCORPORATED AND SUBSIDIARIES



                CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS



                                  (UNAUDITED)



                                 (IN THOUSANDS)



                                                               NINE MONTHS ENDED
                                                                   JUNE 30,
                                                              -------------------
                                                                1999       1998
                                                              --------   --------
Cash Flows From Operating Activities
Net loss....................................................  $(10,354)  $(25,862)
Adjustments to reconcile net loss to net cash provided by
  (used in) operating activities............................    18,514     23,943
                                                              --------   --------
Net cash provided by (used in) operating activities.........     8,160     (1,919)

Cash Flows From Investing Activities
Purchases of equipment......................................   (18,254)   (17,909)
Acquisitions................................................   (82,947)   (11,032)
Collection of notes receivable..............................        --      2,250
Other.......................................................       328        654
                                                              --------   --------
Net cash used in investing activities.......................  (100,873)   (26,037)

Cash Flows From Financing Activities
Borrowings..................................................    93,000    151,499
Debt repayments.............................................    (1,400)  (133,872)
Deferred financing fees.....................................    (1,298)   (20,056)
Issuance of subordinated notes..............................        --    190,000
Issuance of common and preferred stocks.....................        --    148,235
Issuance of units...........................................        --     75,000
Repurchases of common and preferred stocks..................        --   (377,416)
Other.......................................................        --        130
                                                              --------   --------
Net cash provided by financing activities...................    90,302     33,520
                                                              --------   --------
(Decrease) increase in cash.................................    (2,411)     5,564
Cash:
  Beginning balance.........................................     2,411      3,639
                                                              --------   --------
  Ending balance............................................  $     --   $  9,203
                                                              ========   ========

Noncash investing and financing activity:
  Capital stock issued in an acquisition....................  $ 10,000         --
                                                              ========   ========



            See Notes to Condensed Consolidated Financial Statements

                      MEDIQ INCORPORATED AND SUBSIDIARIES



              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS



                                  (UNAUDITED)



NOTE A--CONDENSED CONSOLIDATED FINANCIAL STATEMENTS



    The condensed consolidated balance sheet as of June 30, 1999 and the condensed consolidated statements of operations and cash flows for the three and nine months ended June 30, 1999 and 1998 have been prepared by the Company, without audit. In the opinion of management, all adjustments (consisting only of normal, recurring adjustments) necessary to present fairly the financial position, results of operations and cash flows at June 30, 1999 and for all periods presented have been made.



    Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted. These condensed consolidated financial statements should be read in conjunction with the financial statements and notes thereto included in the Company's September 30, 1998 Annual Report on
Form 10-K. The results of operations for the period ended June 30, 1999 are not necessarily indicative of the operating results for the full year.



    Certain reclassifications have been made to conform prior year balances to the current year presentation.



NOTE B--INVENTORY



    The components of inventory were as follow:



                                                        JUNE 30,   SEPTEMBER 30,
                                                          1999         1998
                                                        --------   -------------
                                                             (IN THOUSANDS)
Raw materials.........................................  $ 1,587       $ 2,791
Finished goods........................................   25,734        19,029
                                                        -------       -------
                                                        $27,321       $21,820
                                                        =======       =======



NOTE C--PER SHARE AMOUNTS



    The Warrants were excluded from the computation of per share amounts for the three and nine months ended June 30, 1999 and 1998 because they were antidilutive in each period. At June 30, 1999 and 1998, the total number of shares of Common Stock underlying the Warrants was 91,209. Options to purchase shares of the Company's Common Stock were also excluded from the computation of per share amounts for the three and nine months ended June 30, 1999 because they were antidilutive. The number of options outstanding at June 30, 1999 was 51,853. No options were outstanding at June 30, 1998. The disparity in per share amounts for the respective periods presented in the Condensed Consolidated Statements of Operations is attributable to the Company's recapitalization that occurred in May 1998.



NOTE D--LONG TERM DEBT



    In May 1999, MEDIQ/PRN amended the New Credit Facility with Banque Nationale de Paris ("BNP") by reducing the borrowing capacity under the Acquisition Facility from $75.0 million to $50.0 million and establishing a Subfacility B under the Revolving Credit Facility with a borrowing capacity of $25.0 million. Borrowings under Subfacility B bear interest at a floating rate based upon, at MEDIQ/ PRN's option, (i) the higher of the prime rate of BNP or the Federal funds effective rate plus 0.5%, plus a margin of 1.0% or (ii) the London Interbank Offered Rate, plus a margin of 2.25%. Principal amounts

                      MEDIQ INCORPORATED AND SUBSIDIARIES

                                  (UNAUDITED)



NOTE D--LONG TERM DEBT (CONTINUED)


outstanding on November 30, 1999 under Subfacility B will amortize quarterly starting March 31, 2000 in increasing increments as scheduled in the modified New Credit Facility. Any remaining principal balance is due on the facility's termination date of June 30, 2004. Other terms and conditions of Subfacility B are generally the same as those existing for the Acquisition and Revolving Credit facilities. MEDIQ/PRN was charged a fee of approximately $1.0 million to effect the amendment to the New Credit Facility. This fee is being amortized over the remaining term of the facilities of approximately five years.



    In June 1999, MEDIQ/PRN borrowed $22.2 million available under the $50.0 million Acquisition Facility, $25.0 million under Subfacility B and approximately $2.5 million under the Revolving Credit Facility to fund the cash portion of the HTD Acquisition. (see Note E)



NOTE E--ACQUISITION



    On June 15, 1999, the Company, through MEDIQ/PRN, acquired all of the issued and outstanding common stock of HTD and certain of its subsidiaries pursuant to an Agreement and Plan of Merger dated June 14, 1999. Total consideration paid by the Company was approximately $59.7 million, comprising $49.7 million in cash and $10.0 million aggregate value of capital stock of the Company. The capital stock of the Company issued consisted of 44,225 shares of Common Stock, 513,548 shares of Series A Preferred Stock, 146,303 shares of Series B Preferred Stock and 264,438 shares of Series C Preferred Stock. HTD specialized in sales of disposable products, rentals of movable medical equipment and biomedical repair services to the acute care, alternate care and home care marketplaces. Following the acquisition, HTD was merged into MEDIQ/PRN. Contemporaneously with the Company's acquisition of HTD, HTD sold to an unrelated third party its subsidiaries not acquired by the Company.



    The HTD Acquisition was accounted for by the purchase method and, accordingly, the cost of the acquisition was allocated to the assets acquired and liabilities assumed based on their estimated fair values on May 28, 1999, the effective date of the acquisition for accounting purposes. Accordingly, operations of HTD were included in the Company's results of operations effective May 28, 1999. The excess of the cost over the estimated fair values of net assets acquired of $41.5 million was recorded as goodwill amortizable on a straight line basis over 20 years. The following pro forma financial information presents the consolidated results of operations of the Company as if the acquisition had occurred on October 1 of the respective periods presented. This unaudited pro forma information is presented for comparative purposes only and does not necessarily reflect the results of operations of the Company had the acquisition existed on the prescribed dates.



                                                            NINE MONTHS ENDED
                                                                JUNE 30,
                                                          ---------------------
                                                            1999        1998
                                                          ---------   ---------
                                                          (IN THOUSANDS, EXCEPT
                                                           PER SHARE AMOUNTS)
Revenues................................................  $214,955    $173,230
Loss before extraordinary item..........................    (9,528)    (23,840)
Per share amount........................................     (8.51)      (1.05)
Net loss................................................    (9,528)    (27,938)
Per share amount........................................     (8.51)      (1.23)

                      MEDIQ INCORPORATED AND SUBSIDIARIES

                                  (UNAUDITED)



NOTE E--ACQUISITION (CONTINUED)


    The initial allocation of the cost of the HTD Acquisition and the associated goodwill was estimated based on information currently available. The final allocation of the acquisition cost is contingent upon determinations and valuations not yet completed. The Company is unable to predict at this time whether any adjustments that may occur will have a material effect on the allocation.



NOTE F--CAPITAL STOCK



    After the issuance of capital stock in connection with the HTD Acquisition, the number of shares of capital stock outstanding at June 30, 1999 are: Common Stock--1,119,048; Series A Preferred Stock--8,336,310; Series B Preferred Stock--3,146,302; and Series C Preferred Stock--3,264,438. The number of shares outstanding for Series A Preferred Stock has been adjusted in a minor amount to reflect fractional shares upon future exchanges of pre merger capital stock connected with the Merger.



    Issued and outstanding Warrants in the amount of 140,885 for the purchase of 91,209 shares of the Company's Common Stock became exercisable on May 30, 1999.



NOTE G--INCOME TAXES



    The estimated annual effective income tax rate for fiscal 1999 was 26.8% at June 30, 1999. This rate is lower than the overall statutory rate for the Company of 40.0% due to estimated nondeductible costs associated with the Company's acquisitions and valuation allowances against net operating losses available for state income taxes. These items lower the tax benefit associated with the expected annual tax loss. The annual effective rate was adjusted in the third quarter from the rate estimated at March 31, 1999 as a result of adjustments in the third quarter for the estimated impacts of increased nondeductible goodwill and other costs related to acquisitions made in fiscal 1999.

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

Shareholder and Directors
CH Medical, Inc. and Subsidiaries

    We have audited the accompanying consolidated statements of net assets of CH Medical, Inc. and Subsidiaries (the "Company") as of August 31, 1997 and 1996 and the related consolidated statements of income and cash flows for each of the three years in the period ended August 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the net assets of CH Medical, Inc. and Subsidiaries at August 31, 1997 and 1996, and the results of their operations and their cash flows for each of the three years in the period ended August 31, 1997 in conformity with generally accepted accounting principles.

/s/ BDO SEIDMAN, LLP

December 12, 1997
Dallas, Texas

                       CH MEDICAL, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF NET ASSETS


                                                                     AUGUST 31,
                                                              -------------------------
                                                                 1997          1996
                                                              -----------   -----------
ASSETS:
Current
Cash and cash equivalents...................................  $   307,080   $   297,473
Accounts receivable--trade, net of allowance for doubtful
  accounts of $1,072,353 and $1,373,268, in 1997 and 1996,
  respectively (Note 3).....................................    7,149,520     5,471,764
Accounts receivable--other..................................           --        91,876
Inventories (Notes 1 and 3).................................    4,226,283     2,722,507
Other.......................................................      200,427        81,515
Intercompany income tax receivable due from CH Industries...      576,637            --
                                                              -----------   -----------
Total current assets........................................   12,459,947     8,665,135
Accounts receivable--long-term..............................      859,660            --
Net property and equipment (Notes 2, 3 and 5)...............    5,457,197     5,001,237
Other assets................................................       62,446        58,765
                                                              -----------   -----------
                                                              $18,839,250   $13,725,137
                                                              ===========   ===========
LIABILITIES AND NET ASSETS:
Current
Accounts payable............................................  $   983,434   $    95,279
Accrued expenses............................................      685,343       446,825
Income taxes payable........................................      117,000            --
Current maturities of obligations under capital lease.......           --         6,118
Dealer deposits.............................................       25,470        25,470
Revolving line of credit (Note 3)...........................    4,181,663     1,934,837
Other liabilities...........................................      458,891         1,618
                                                              -----------   -----------
Total current liabilities...................................    6,451,801     2,510,147
Note payable to officer.....................................      285,315       399,337
Income taxes payable (Note 7)...............................           --       499,911
Deferred income taxes (Note 7)..............................      338,442       264,496
Other liabilities...........................................      127,000            --
                                                              -----------   -----------
Total liabilities...........................................    7,202,558     3,673,891
Commitments and contingencies (Note 6)
Net assets..................................................   11,636,692    10,051,246
                                                              -----------   -----------
                                                              $18,839,250   $13,725,137
                                                              ===========   ===========


   See accompanying summary of accounting policies and notes to consolidated financial statements.

                       CH MEDICAL, INC. AND SUBSIDIARIES

                       CONSOLIDATED STATEMENTS OF INCOME

                                                                 YEAR ENDED AUGUST 31,
                                                        ---------------------------------------
                                                           1997          1996          1995
                                                        -----------   -----------   -----------
Net Rental and Sales..................................  $26,710,137   $22,711,898   $19,385,404
Rental Expenses and Cost of Goods Sold................   11,599,013     8,344,227     8,043,952
                                                        -----------   -----------   -----------
Gross Profit..........................................   15,111,124    14,367,671    11,341,452
                                                        -----------   -----------   -----------
Operating Expenses (Note 4):
  Selling expenses....................................    4,005,107     3,857,026     2,514,278
  Depreciation........................................    1,739,735     1,166,054       946,801
  General and administrative expenses including
    $348,708, $455,633 and $401,729 to related parties
    (Note 5)..........................................    7,692,257     6,137,383     4,455,563
                                                        -----------   -----------   -----------
Total Operating Expenses..............................   13,437,099    11,160,463     7,916,642
                                                        -----------   -----------   -----------
Operating Income......................................    1,674,025     3,207,208     3,424,810
                                                        -----------   -----------   -----------
Other Income (Expense):
  Other income........................................      442,898       526,738       125,814
  Interest............................................     (245,000)      (96,394)      (34,344)
  Litigation settlement...............................     (250,000)           --            --
                                                        -----------   -----------   -----------
Total Other Income (Expense)..........................      (52,102)      430,344        91,470
                                                        -----------   -----------   -----------
Income Before Income Taxes............................    1,621,923     3,637,552     3,516,280
Income Taxes (Note 7).................................      616,330     1,382,270     1,336,186
                                                        -----------   -----------   -----------
Net Income............................................  $ 1,005,593   $ 2,255,282   $ 2,180,094
                                                        ===========   ===========   ===========

   See accompanying summary of accounting policies and notes to consolidated financial statements.

                       CH MEDICAL, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS


                                                                  YEAR ENDED AUGUST 31,
                                                           ------------------------------------
                                                              1997         1996         1995
                                                           ----------   ----------   ----------
Operating Activities:
  Net income.............................................  $1,005,593   $2,255,282   $2,180,094
  Adjustments to reconcile net income to cash provided by
    operating activities:
    Depreciation.........................................   1,739,735    1,166,054      946,801
    Loss on disposition of fixed assets..................          --          588       93,824
    Deferred taxes.......................................      73,946      106,123      219,178
    Provision for bad debt...............................     170,000    1,119,384           --
  Changes in operating assets and liabilities:
    Accounts receivable--trade...........................  (2,236,501)  (3,727,898)     207,512
    Accounts receivable--other...........................      91,876      (91,876)      87,148
    Inventories..........................................  (1,503,776)    (318,261)    (466,436)
    Other assets.........................................    (695,549)     128,767     (212,430)
    Accounts payable.....................................     888,155     (200,808)      80,689
    Accrued expenses.....................................     238,518     (242,215)     531,705
    Income taxes payable.................................    (382,911)    (591,220)     169,183
    Other liabilities....................................     334,273      (13,366)       8,866
                                                           ----------   ----------   ----------
Cash provided by (used in) operating activities..........    (276,641)    (409,446)   3,846,134
                                                           ----------   ----------   ----------
Cash Used In Investing Activities--Capital
  expenditures...........................................  (1,840,438)  (2,144,190)  (2,226,921)
                                                           ----------   ----------   ----------
Financing Activities:
  Net borrowing (repayments) under note
    payable--officer.....................................    (114,022)     399,337           --
  Principal payments on obligations under capital
    lease................................................      (6,118)     (48,870)     (86,092)
  Net borrowings (repayments) under revolving line of
    credit...............................................   2,246,826    1,769,873     (846,764)
                                                           ----------   ----------   ----------
Cash provided by (used in) financing activities..........   2,126,686    2,120,340     (932,856)
                                                           ----------   ----------   ----------
Net increase (decrease) in cash and cash equivalents.....       9,607     (433,296)     686,357
Cash and cash equivalents at beginning of year...........     297,473      730,769       44,412
                                                           ----------   ----------   ----------
Cash and cash equivalents at end of year.................  $  307,080   $  297,473   $  730,769
                                                           ==========   ==========   ==========


   See accompanying summary of accounting policies and notes to consolidated financial statements.

                       CH MEDICAL, INC. AND SUBSIDIARIES


                         SUMMARY OF ACCOUNTING POLICIES



    DESCRIPTION OF BUSINESS AND BASIS OF PRESENTATION--The statements of net assets, income and cash flows relate to the operations of CH Medical, Inc. and Subsidiaries (the "Company"). The Company is engaged in the manufacture, sale and rental of special care hospital beds and associated acute care air support therapy systems. These financial statements are prepared pursuant to a letter of intent between CH Industries and MEDIQ ("MEDIQ") Incorporated whereby the net operating assets of CH Medical, Inc. will be acquired by MEDIQ.


    During the period covered by the financial statements, the Company's operations were conducted as an integral part of CH Industries overall operations, and separate financial statements were not prepared for the Company. These financial statements have been prepared from CH Industries' historical accounting records. The financial statements also include various allocated costs and expenses as described herein, which are not necessarily indicative of the costs and expenses which would have resulted if the Company had been operated as a separate entity. In addition, the Company was allocated a portion of CH Industries line of credit and related interest based on the ratio of debt to certain assets. Therefore, the statements of net assets, income and cash flows may not be indicative of the financial position and the results of operation that would have resulted if the Company were operated on a stand alone basis. All of the allocations and estimates reflected in the financial statements are based on assumptions that management believes reasonable under the circumstances.

    Certain expenses, consisting primarily of costs related to certain employees, the shareholder and related parties of the Company, and other non-operating items have been excluded from the financial statements presented, as they are not indicative of the net operating assets and liabilities nor the operations to be acquired under the Letter of Intent.


    PRINCIPLES OF CONSOLIDATION--The accompanying consolidated financial statements include the accounts of CH Medical, Inc. and the following wholly-owned subsidiaries:


    Cardio Systems International, Inc.

    Cardio Systems Manufacturing, Inc.

    Cardio Systems--Austin, Ltd.

    Cardio Systems--Dallas, Ltd.

    Cardio Systems--Atlanta, Inc.

    Cardio Systems--Chattanooga, Inc.

    Cardio Systems--Chicago, Inc.

    Cardio Systems--Fort Myers, Inc.

    Cardio Systems--Kansas City, Inc.

    Cardio Systems--Memphis, Inc.

    Cardio Systems--Miami, Inc.

    Cardio Systems--Oklahoma City, Inc.

    Cardio Systems--Sacramento, Inc.

    Cardio Systems--Tampa, Inc.

    Cardio Systems North America Dealer Corporation, Inc.

    Cardio Systems Operations, Inc.

    Cardio Systems Partners, Inc.

    Cardio Systems Sales, Inc.

                       CH MEDICAL, INC. AND SUBSIDIARIES


                         SUMMARY OF ACCOUNTING POLICIES


    Cardio Systems of Texas--Austin, Inc.

    Cardio Systems of Texas--Dallas, Inc.

    SCD Industries, Inc.

    Special Care Delivery, Inc.

    All significant intercompany transactions and balances have been eliminated in consolidation.

    REVENUE RECOGNITION--Service and rental revenue are recognized as services are rendered. Sales and other revenue are recognized when products are shipped.

    CASH AND CASH EQUIVALENTS--The Company considers all highly liquid investments with an original maturity of ninety days or less to be cash equivalents.

    INVENTORIES--Inventories are stated at the lower of cost (first-in, first-out) or market (net realizable value). Costs include material, labor and manufacturing overhead costs. Inventory expected to be converted into equipment for short-term rental has been reclassified to property, plant and equipment.

    PROPERTY, PLANT AND EQUIPMENT--Property, plant and equipment are stated at cost. Betterments which extend the useful life of the equipment are capitalized.

    DEPRECIATION AND AMORTIZATION--Depreciation on property, plant and equipment is calculated on the straight-line method over the estimated useful lives (thirty to forty years for the buildings and between three and ten years for most of the Company's other property and equipment) of the assets.

    INCOME TAXES--The Company recognizes certain transactions in different time periods for financial reporting and income tax purposes. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. The provision for deferred income taxes represents the change in deferred income tax accounts during the year.

    USE OF ESTIMATES--The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

    LONG LIVED ASSETS--In accordance with Statement of Financial Accounting Standards (SFAS) No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of," management reviews long-lived assets and intangible assets for impairment whenever events or changes in circumstances indicate the carrying amount of an asset may not be fully recoverable. As part of the assessment, management analyzes the undiscounted cash flows for each product that has significant long-lived or intangible asset values associated with it. This analysis for the asset values as of August 31, 1997 indicated there was no impairment to these assets' carrying values.

    NEW ACCOUNTING PRONOUNCEMENTS--Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income" ("SFAS No. 130") is effective for financial statements with fiscal years beginning after December 15, 1997. Earlier application is permitted. SFAS No. 130 establishes standards for reporting and display of comprehensive income and its components in a full set of general-purpose financial statements. The Company has yet to determine the preferred format for presenting this information.

                       CH MEDICAL, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. INVENTORIES

    Inventories are summarized as follows:


                                                             AUGUST 31,
                                                       -----------------------
                                                          1997         1996
                                                       ----------   ----------
Raw materials........................................  $  292,878   $  139,589
Work-in-process......................................   2,835,748    2,252,633
Finished goods.......................................   1,097,657      330,285
                                                       ----------   ----------
Total................................................  $4,226,283   $2,722,507
                                                       ==========   ==========


2. PROPERTY AND EQUIPMENT

    Property and equipment consist of the following:

                                                             AUGUST 31,
                                                      ------------------------
                                                         1997          1996
                                                      -----------   ----------
Rental medical equipment............................  $10,067,172   $8,300,665
Machinery and equipment.............................      463,336      450,381
Office equipment....................................      505,206      230,419
Building and improvements...........................      216,933      174,790
Vehicles............................................       89,142       89,142
Land................................................        8,536        8,536
                                                      -----------   ----------
Total cost..........................................   11,350,325    9,253,933
Accumulated depreciation............................   (5,893,128)  (4,252,696)
                                                      -----------   ----------
Net property and equipment..........................  $ 5,457,197   $5,001,237
                                                      ===========   ==========

3. LINE OF CREDIT

    CH Industries has a $7,000,000 revolving line of credit with a bank which expires January 5, 1998. The interest rate is at the 30-day LIBOR rate plus
2.25 percent. The Company has been allocated a portion of the line of credit based on the ratio of debt to certain assets. At August 31, 1997, the Company's interest rate was 7.9375 percent. The outstanding borrowings are secured by CH Industries' accounts receivable, inventories (including those of the Company) and the guarantee of the parent's stockholder. Certain financial covenants exist related to CH Industries total debt ratio, tangible net worth, working capital, capital expenditures and additional debt.

4.  OPERATING EXPENSES AND OTHER ALLOCATED EXPENSES

    All operating expenses are allocated to the Company using procedures deemed appropriate to the nature of the expenses involved. The procedures utilize various allocation bases such as relative investment and number of employees, and direct effort expended. Interest expense is determined at the corporate level based on the consolidated indebtedness of CH Industries and allocated to the Company on the basis of its proportionate share of certain assets of CH Industries. CH Industries management believes the allocations are reasonable, but they are not necessarily indicative of the costs that would have been incurred if the Company had been a separate entity.

                       CH MEDICAL, INC. AND SUBSIDIARIES

5. RELATED PARTY TRANSACTIONS

    The Company leases certain office space, warehouse facilities and equipment from its stockholder, CH Realty and CH Leasing, Ltd., a limited partnership controlled 99 percent by the stockholder. Rental expense for operating leases to affiliates was $348,708, $455,633, and $401,729 for the years ended August 31, 1997, 1996, and 1995, respectively.

6. COMMITMENTS

    The Company leases certain facilities and automobiles under operating leases expiring at various dates through 2004. Total rent expense under these operating leases was $1,137,356, $1,433,822, and $1,086,922 for the years ended
August 31, 1997, 1996, and 1995. As of August 31, 1997, future net minimum lease payments under operating leases that have initial or remaining noncancellable terms in excess of one year are as follows:

                                             VEHICLES   FACILITIES     TOTAL
                                             --------   ----------   ----------
1998.......................................  $296,661   $  565,410   $  862,071
1999.......................................   307,553      352,083      659,636
2000.......................................   108,139      246,245      354,384
2001.......................................        --      246,245      246,245
2002.......................................        --      246,245      246,245
Thereafter.................................        --      389,887      389,887
                                             --------   ----------   ----------
Total minimum lease payments...............  $712,353   $2,046,115   $2,758,468
                                             ========   ==========   ==========

    Minimum payments to affiliates total $246,245 per annum through 2002 and $389,887 thereafter.

7. INCOME TAXES

    Federal, state and local income taxes are allocated based upon an effective tax rate of 38 percent for 1997, 1996, and 1995. The allocation approximates the results that would occur if the businesses were a separate taxpayer. The components of income tax expense are as follows:

                                                   YEAR ENDED AUGUST 31,
                                             ----------------------------------
                                               1997        1996         1995
                                             --------   ----------   ----------
Current expense............................  $542,384   $1,276,147   $1,117,008
Deferred...................................    73,946      106,123      219,178
                                             --------   ----------   ----------
Total income taxes.........................  $616,330   $1,382,270   $1,336,186
                                             ========   ==========   ==========

    Deferred taxes result from temporary differences arising from differing methods of depreciation for tax and financial reporting purposes and from allowance for doubtful accounts not deductible for tax purposes.

    During the fiscal year ending August 31, 1995 CH Industries applied with the Internal Revenue Service to change their method of accounting for tax purposes. The change is currently being reviewed by the Internal Revenue Service. As a result of the change, for tax purposes, an estimated amount of $300,000 will be subject to a four year payout.

                       CH MEDICAL, INC. AND SUBSIDIARIES

7. INCOME TAXES (CONTINUED)
    Income tax expense differs from the amounts computed by applying the federal statutory rate of 34 percent primarily due to state income taxes.

8. SUPPLEMENTAL CASH FLOW INFORMATION

    Interest and income taxes paid during the year and allocated to the Company based on average outstanding debt and net income before taxes, respectively, were as follows:

                                                  YEAR ENDED AUGUST 31,
                                           ------------------------------------
                                              1997         1996         1995
                                           ----------   ----------   ----------
Interest.................................  $  226,900   $   84,100   $   35,600
                                           ==========   ==========   ==========
Income taxes.............................  $1,500,000   $1,921,000   $1,040,000
                                           ==========   ==========   ==========

                       CH MEDICAL, INC. AND SUBSIDIARIES

                UNAUDITED CONSOLIDATED STATEMENTS OF NET ASSETS


                                                              FEBRUARY 28,
                                                                  1998
                                                              ------------
ASSETS
Current:
  Cash and cash equivalents.................................  $   250,862
  Accounts receivable--trade, net of allowance for doubtful
    accounts of $1,172,837
    (Note 3)................................................    7,047,924
  Accounts receivable--other................................      709,054
  Inventories (Note 1 and 3)................................    5,023,788
                                                              -----------
Total current assets........................................   13,031,628
                                                              -----------
  Net property and equipment (Notes 2, 3 and 5).............    4,379,151
Other assets................................................    1,517,539
                                                              -----------
                                                              $18,928,318
                                                              ===========
LIABILITIES AND NET ASSETS
Current
  Accounts payable..........................................  $ 1,231,560
  Accrued expenses..........................................      551,918
  Dealer deposits...........................................       25,470
  Revolving line of credit (Note 3).........................    4,148,002
  Other liabilities.........................................       84,000
                                                              -----------
Total current liabilities...................................    6,040,950
Notes payable--other........................................       88,000
Note payable officer........................................       62,609
Federal income taxes payable (Note 7).......................           --
Deferred income taxes (Note 7)..............................      338,442
                                                              -----------
Total liabilities...........................................    6,530,001
Net assets..................................................   12,398,317
                                                              -----------
                                                              $18,928,318
                                                              ===========


   The accompanying notes are an integral part of the consolidated financial statements.

                       CH MEDICAL, INC. AND SUBSIDIARIES

                  UNAUDITED CONSOLIDATED STATEMENTS OF INCOME

                                                                  SIX MONTHS ENDED
                                                                    FEBRUARY 28,
                                                              -------------------------
                                                                 1998          1997
                                                              -----------   -----------
Net Rental and Sales........................................  $12,927,435   $12,322,897
Rental Expenses and Cost of Goods Sold......................    5,881,390     5,791,887
                                                              -----------   -----------
Gross Profit................................................    7,046,045     6,531,010
                                                              -----------   -----------
Operating Expenses (Note 4):
  Selling expenses..........................................    1,774,325     1,707,220
  Depreciation..............................................      887,951       874,783
  General and administrative expenses.......................    3,515,483     3,226,643
                                                              -----------   -----------
Total Operating Expenses....................................    6,177,759     5,808,646
                                                              -----------   -----------
Operating Income............................................      868,286       722,364
                                                              -----------   -----------
Other Income (Expense):
  Interest expenses.........................................     (154,007)      (74,713)
  Interest income...........................................        9,808         3,867
  Other income..............................................      189,142       381,658
                                                              -----------   -----------
Total Other Income (Expense)................................       44,943       310,812
                                                              -----------   -----------
Income Before Income Taxes..................................      913,229     1,033,176
Income Taxes (Note 6).......................................      347,028       431,456
                                                              -----------   -----------
Net Income..................................................  $   566,201   $   601,720
                                                              ===========   ===========

   The accompanying notes are an integral part of the consolidated financial statements.

                       CH MEDICAL, INC. AND SUBSIDIARIES

                UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                 SIX MONTHS ENDED
                                                                   FEBRUARY 28,
                                                              -----------------------
                                                                1998         1997
                                                              ---------   -----------
Operating Activities:
  Net Income................................................  $ 566,201   $   601,720
  Adjustments to reconcile net income to cash provided by
    operating activities:
    Depreciation............................................    887,951       874,783
    Allowance for Bad Debts.................................    440,000            --
  Changes in operating assets and liabilities:
    Accounts receivable--trade..............................    101,596    (1,929,099)
    Accounts receivable--other..............................   (508,627)        1,000
    Inventories.............................................   (797,505)     (159,858)
    Other assets............................................    (18,796)       (7,508)
    Accounts payable........................................    248,126       893,132
    Accrued expenses........................................   (250,425)     (158,118)
  Other liabilities.........................................   (374,891)           --
  Notes payable--other......................................    (39,000)           --
                                                              ---------   -----------
Cash provided by operating activities.......................    254,630       116,052
                                                              ---------   -----------
Cash Used in Investing Activities:
  Capital expenditures......................................    (54,481)   (1,503,256)
                                                              ---------   -----------

Financing Activities:
  Net borrowing under notes payable--officer................   (222,706)      167,037
  Net borrowings under revolving line of credit.............    (33,661)    1,149,437
                                                              ---------   -----------
Cash provided by (used in) financing activities.............   (256,367)    1,316,474
                                                              ---------   -----------
Net decrease in cash and cash equivalents...................    (56,218)      (70,730)
Cash and cash equivalents at beginning of year..............    307,080       297,473
                                                              ---------   -----------
Cash and cash equivalent at end of period...................  $ 250,862   $   226,743
                                                              =========   ===========

   The accompanying notes are an integral part of the consolidated financial statements.

                       CH MEDICAL, INC. AND SUBSIDIARIES

                    UNAUDITED SUMMARY OF ACCOUNTING POLICIES

    DESCRIPTION OF BUSINESS AND BASIS OF PRESENTATION--The statements of net assets, of income and cash flows relate to the operations of CH Medical, Inc. and Subsidiaries (the "Company"). The Company is engaged in the manufacture, sale and rental of special care hospital beds and associated acute care air support therapy systems. These financial statements are prepared pursuant to a letter of intent between CH Industries and MEDIQ ("MEDIQ") Incorporated whereby the net operating assets of CH Medical, Inc. will be acquired by MEDIQ.

    The condensed consolidated statement of net assets as of February 28, 1998 and the condensed consolidated statements of operations and cash flows for the six months ended February 28, 1998 and 1997 have been prepared by the Company, without audit. In the opinion of management, all adjustments (consisting only of normal, recurring adjustments) necessary to present fairly the financial position, results of operations and cash flows at February 28, 1998 and for all periods presented have been made.

    Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted. These condensed consolidated financial statements should be read in conjunction with the financial statements and notes thereto included in the Company's August 31, 1997 audited financial statements. The results of operations for the period ended February 28, 1998 are not necessarily indicative of the operating results for the full year.

    During the period covered by the financial statements, the businesses were conducted as an integral part of CH Industries overall operations, and separate financial statements were not prepared for the businesses. These financial statements have been prepared from CH Industries' historical accounting records. The financial statements also include various allocated costs and expenses as described herein, which are not necessarily indicative of the costs and expense which would have resulted if the businesses had been operated as a separate company. Therefore, the statement of operations may not be indicative of the results of operation that would have resulted if the Company were operated on a stand alone basis. All of the allocation and estimates reflected in the financial statements are based on assumptions that management believes reasonable under the circumstances.

    Certain expenses, consisting primarily of costs related to certain employees, the shareholder and related parties of the Company, and other non-operating items have been excluded from the financial statements presented, as they are not indicative of the net operating assets and liabilities nor the operations to be acquired under the letter of intent.

    PRINCIPLES OF CONSOLIDATION--The accompanying consolidated financial statements include the accounts of CH Medical, Inc. and the following wholly-owned subsidiaries:

    Cardio Systems International, Inc.
    Cardio Systems Manufacturing, Inc.
    Cardio Systems--Austin, Ltd
    Cardio Systems--Dallas, Ltd.
    Cardio Systems--Atlanta, Inc.
    Cardio Systems--Chattanooga, Inc.
    Cardio Systems--Chicago, Inc.
    Cardio Systems--Fort Myers, Inc.
    Cardio Systems--Kansas City, Inc.
    Cardio Systems--Memphis, Inc.
    Cardio Systems--Miami, Inc.
    Cardio Systems--Oklahoma City, Inc.
    Cardio Systems--Sacramento, Inc.
    Cardio Systems--Tampa, Inc.

                       CH MEDICAL, INC. AND SUBSIDIARIES

    Cardio Systems North America Dealer Corporation, Inc.
    Cardio Systems Operations, Inc.
    Cardio Systems Partners, Inc.
    Cardio Systems Sales, Inc.
    Cardio Systems of Texas-Austin, Inc
    Cardio Systems of Texas-Dallas, Inc.
    SCD Industries, Inc.
    Special Care Delivery, Inc.

    All significant intercompany transactions and balances have been eliminated in consolidation.

    REVENUE RECOGNITION--Services and rental revenue are recognized as services are rendered. Sales and other revenue are recognized when products are shipped.

    CASH AND CASH EQUIVALENTS--The Company considers all highly liquid investments with an original maturity of ninety days or less to be cash equivalents.

    INVENTORIES--Inventories are stated at the lower of cost (first-in, first-out) or market (net realizable value). Costs include material, labor and manufacturing overhead costs. Inventory expected to be converted into equipment for short-term rental has been reclassified to property, plant and equipment.

    PROPERTY, PLANT AND EQUIPMENT--Property, plant and equipment are stated at cost. Betterment's which extend the useful life of the equipment are capitalized.

    DEPRECIATION--Depreciation on property, plant and equipment is calculated on the straight-line method over the estimated useful lives (thirty to forty years for the buildings and between three and ten years for most of the Company's other property and equipment) of the assets.

    INCOME TAXES--The Company recognizes certain transactions in different time periods for the financial reporting and income tax purposes. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax basis. The provision for deferred income taxes represents the change in deferred income tax accounts during the period.

    USE OF ESTIMATES--The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

    LONG LIVED ASSETS--In accordance with Statement of Financial Accounting Standards (SFAS) No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of," management reviews long-lived assets and intangible assets for impairment whenever events or changes in circumstances indicate the carrying amount of an asset may not be fully recoverable. As part of the assessment, management analyzes the undiscounted cash flows for each product that has significant long-lived or intangible asset values associated with it. This analysis for the asset values as of August 31, 1997 indicated there was no impairment to these assets' carrying values.

    NEW ACCOUNTING PRONOUNCEMENTS--Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income" ("SFAS No. 130") is effective for financial statements with fiscal years beginning after December 15, 1997. Earlier application is permitted. SFAS No. 130 establishes standards for reporting and display of comprehensive income and its components in a full set of general-purpose financial statements. The Company has yet to determine the preferred format for presenting this information.

                       CH MEDICAL, INC. AND SUBSIDIARIES

              UNAUDITED NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. INVENTORIES

    Inventories are summarized as follows:

                                                              FEBRUARY 28,
                                                                  1998
                                                              ------------
Raw materials...............................................   $  351,665
Work-in-process.............................................    3,365,938
Finished goods..............................................    1,306,185
                                                               ----------
Total.......................................................   $5,023,788
                                                               ==========

2. PROPERTY AND EQUIPMENT

    Property and equipment consist of the following:

                                                              FEBRUARY 28,
                                                                  1998
                                                              ------------
Rental medical equipment....................................  $ 9,609,993
Machinery and equipment.....................................      463,336
Office equipment............................................      514,196
Building and improvements...................................      216,933
Vehicles....................................................       89,142
Land........................................................        8,536
                                                              -----------
Total.......................................................   10,902,136
Accumulated depreciation....................................   (6,522,985)
                                                              -----------
Net property and equipment..................................  $ 4,379,151
                                                              ===========

3. LINE OF CREDIT

    CH Industries has a $7,500,000 revolving line of credit with a bank which expires, May 1, 1999. The interest rate is at the 30-day LIBOR rate plus
2.25 percent. The Company has been allocated a portion of the line of credit based on the ratio of debt to current assets. At February 28, 1998, the Company's interest rate was 7.84 percent. The outstanding borrowings are secured by CH Industries' accounts receivable, inventories (including those of the Company) and the guarantee of the parent's stockholder. Certain financial covenants exist related to CH Industries total debt ratio, tangible net worth, working capital, capital expenditures and additional debt.

4. OPERATING EXPENSES AND OTHER ALLOCATION EXPENSES

    All operating expenses are allocated to the business using procedures deemed appropriate to the nature of the expense involved. The procedures utilized various allocation bases such as relative investments and number of employees, and direct effort expended. Interest expense is determined at the corporate level based on the consolidated indebtedness of CH Industries and allocated to the business on the basis of their proportionate share of current assets of CH Industries. CH Industries management believes the allocations are reasonable, but they are not necessarily indicative of the costs that would have been incurred if the businesses had been a separate company.

                       CH MEDICAL, INC. AND SUBSIDIARIES

5. RELATED PARTY TRANSACTIONS

    The Company leases certain office space, warehouse facilities and equipment from its stockholder, CH Realty and CH Leasing, Ltd., limited partnerships controlled 99 percent by the stockholder. Rental expenses for operating leases to affiliates was $145,296 and $191,869 for the six months ended February 28, 1998 and 1997, respectively.

6. INCOME TAXES

    Federal, state and local income taxes are allocated based upon an effective tax rate of 38 and 42 percent for the six months ended February 28, 1998 and 1997, respectively. The allocation approximates the results that would occur if the business were a separate taxpayer. Income tax expense differs from the amount computed by applying the federal statutory rate of 34 percent primarily due to varying state income taxes.

    Deferred taxes result from temporary differences arising from differing methods of depreciation for tax and financial reporting purposes and from allowance for doubtful accounts not deductible for tax purposes.

7. SUPPLEMENTAL

    Interest and income taxes paid during the six months ended February 28, 1998 was $905,000 compared with interest and income taxes paid during the six months ended February 28, 1997 of $1,677,000. These amounts were allocated to the Company based on average outstanding debt and net income before taxes.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS



To HTD Corporation and Subsidiaries:



    We have audited the accompanying combined statement of net assets of HTD Corporation (a Delaware corporation) and Subsidiaries excluding the acute care division (see Notes 1 and 11) as of December 31, 1998 and the related combined statements of operations, changes in net assets, and cash flows for the year then ended. These combined financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these combined financial statements based on our audit.



    We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.



    As further described in Note 11, these financial statements have been prepared pursuant to the Purchase Agreement between HTD Corporation and Subsidiaries and MEDIQ/PRN Life Support Services, Inc., and is not intended to be a complete presentation of HTD Corporation and Subsidiaries' financial statements.



    In our opinion, the combined financial statements referred to above present fairly, in all material respects, the combined net assets of HTD Corporation and Subsidiaries excluding the acute care division as of December 31, 1998 and the results of their combined operations and their combined cash flows for the year then ended, in conformity with generally accepted accounting principles.



/s/ ARTHUR ANDERSEN LLP



Birmingham, Alabama



July 29, 1999

      HTD CORPORATION AND SUBSIDIARIES, EXCLUDING THE ACUTE CARE DIVISION



                        COMBINED STATEMENT OF NET ASSETS



                                 (SEE NOTE 11)



                            AS OF DECEMBER 31, 1998



                                 ASSETS
CURRENT ASSETS:
  Cash and cash equivalents.................................  $   154,024
  Accounts receivable, less allowance for doubtful accounts
    of $325,410.............................................   12,001,754
  Inventory, net............................................    4,947,623
  Prepaid expenses and other current assets.................      530,595
  Deferred income taxes.....................................    1,150,521
  Refundable income taxes...................................      629,815
                                                              -----------
      Total current assets..................................   19,414,332

PROPERTY AND EQUIPMENT, NET.................................      655,992
RENTAL EQUIPMENT, NET.......................................   11,108,831
INTANGIBLE ASSETS, NET......................................   18,252,669
OTHER NONCURRENT ASSETS.....................................      974,940
                                                              -----------

      Total assets..........................................  $50,406,764
                                                              ===========

                       LIABILITIES AND NET ASSETS
CURRENT LIABILITIES:
  Current maturities of long-term debt......................  $   500,000
  Current maturities of capital lease obligations...........      455,556
  Accounts payable..........................................    7,184,416
  Accrued expenses..........................................    2,326,024
                                                              -----------
      Total current liabilities.............................   10,465,996

REVOLVING CREDIT LINE.......................................    8,062,164
LONG-TERM DEBT AND CAPITAL LEASE OBLIGATIONS, NET OF CURRENT
  MATURITIES................................................   14,128,325
STOCK REPURCHASE OBLIGATION.................................    3,000,005
DEFERRED INCOME TAXES.......................................    1,411,513
OTHER LONG-TERM LIABILITIES.................................      629,534
                                                              -----------

      Total liabilities.....................................   37,697,537

COMMITMENTS AND CONTINGENCIES (NOTE 10)

NET ASSETS..................................................   12,709,227
                                                              -----------

      Total liabilities and net assets......................  $50,406,764
                                                              ===========



 The accompanying notes are an integral part of this combined statement of net assets.

      HTD CORPORATION AND SUBSIDIARIES, EXCLUDING THE ACUTE CARE DIVISION



                        COMBINED STATEMENT OF OPERATIONS



                                 (SEE NOTE 11)



                      FOR THE YEAR ENDED DECEMBER 31, 1998



REVENUES....................................................  $42,720,548
COST OF REVENUES............................................   29,818,443
                                                              -----------
  Gross profit..............................................   12,902,105
                                                              -----------
OPERATING EXPENSES:
  Selling...................................................    2,341,176
  General and administrative................................    6,531,901
  Depreciation and amortization.............................    2,072,582
                                                              -----------
                                                               10,945,659
                                                              -----------
  Income from operations....................................    1,956,446
OTHER INCOME (EXPENSE):
  Interest income...........................................      862,591
  Interest expense..........................................   (1,038,189)
  Other.....................................................      693,416
                                                              -----------
  Income before provision for income taxes..................    2,474,264
PROVISION FOR INCOME TAXES..................................    1,244,416
                                                              -----------
  Net income................................................  $ 1,229,848
                                                              ===========



     The accompanying notes are an integral part of this combined financial statement.

      HTD CORPORATION AND SUBSIDIARIES, EXCLUDING THE ACUTE CARE DIVISION



                  COMBINED STATEMENT OF CHANGES IN NET ASSETS



                                 (SEE NOTE 11)



                      FOR THE YEAR ENDED DECEMBER 31, 1998



NET ASSETS, JANUARY 1, 1998                                   $ (2,575,400)
Net income..................................................     1,229,848
Net proceeds from private placement of common stock.........    10,791,737
Issuance of common stock for acquisitions...................    14,567,524
Investment in acute care division carved out................   (11,304,482)
                                                              ------------
NET ASSETS, DECEMBER 31, 1998...............................  $ 12,709,227
                                                              ============



     The accompanying notes are an integral part of this combined financial statement.

      HTD CORPORATION AND SUBSIDIARIES, EXCLUDING THE ACUTE CARE DIVISION



                        COMBINED STATEMENT OF CASH FLOWS



                                 (SEE NOTE 11)



                      FOR THE YEAR ENDED DECEMBER 31, 1998



CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income,...............................................  $  1,229,848
  Adjustments to reconcile net income to net cash used in
    operating activities:
    Depreciation and amortization...........................     2,072,582
    Loss on disposal of property and equipment and rental
      equipment.............................................         4,605
    Provision for doubtful accounts.........................        53,866
    Provision for obsolete inventory........................       144,234
    Amortization of debt issuance costs.....................       113,883
    Stock compensation expense..............................       378,495
    Deferred income tax provision...........................       109,182
    Increase (decrease) in operating cash flows, net of
      effects from purchase of subsidiaries, resulting from:
        Accounts receivable.................................    (3,016,401)
        Inventory...........................................      (298,827)
        Prepaid expenses and other current assets...........       448,220
        Refundable income taxes.............................      (629,815)
        Other noncurrent assets.............................       151,304
        Accounts payable and accrued expenses...............    (2,021,228)
        Other long-term liabilities.........................        58,534
                                                              ------------
    Net cash used in operating activities...................    (1,201,518)
                                                              ------------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Investment in acute care division carved out..............   (11,304,482)
  Purchase of subsidiaries, net of cash received............    (5,067,770)
  Additions to property and equipment and rental
    equipment...............................................    (3,478,224)
  Proceeds from disposals of property and equipment and
    rental equipment........................................       148,285
                                                              ------------
    Net cash used in investing activities...................   (19,702,191)
                                                              ------------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Principal payments on long-term debt and capital lease
    obligations.............................................    (7,173,370)
  Borrowings on long-term debt..............................    18,364,271
  Debt issuance costs paid..................................      (908,823)
  Net proceeds from private placement of common stock.......    10,791,737
  Repurchase of common stock................................      (135,082)
                                                              ------------
    Net cash provided by financing activities...............    20,938,733
                                                              ------------
INCREASE IN CASH AND CASH EQUIVALENTS.......................        35,024
CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR................       119,000
                                                              ------------
CASH AND CASH EQUIVALENTS, END OF YEAR......................  $    154,024
                                                              ============
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid for:
  Interest..................................................  $    907,454
                                                              ============
  Income taxes..............................................  $    599,300
                                                              ============



     The accompanying notes are an integral part of this combined financial statement.

      HTD CORPORATION AND SUBSIDIARIES, EXCLUDING THE ACUTE CARE DIVISION



                     NOTES TO COMBINED FINANCIAL STATEMENTS



                      FOR THE YEAR ENDED DECEMBER 31, 1998



1. BUSINESS AND ORGANIZATION



    HTD Corporation (the "Company") was founded in April 1997 to create a national contract sales and distribution company providing specialty medical products to the hospital and alternate-site health care markets (including sub-acute care facilities, home care companies, and specialty physician groups). As discussed in Note 3, effective May 1, 1998, the Company acquired Triad Holdings, Inc. ("THI"), Healthcare Technology Delivery, Inc. ("HTD"), MegaTech Medical, Inc. ("MegaTech"), and Bimeco, Inc. ("Bimeco") together with their respective subsidiaries. During 1998, the Company also acquired Omni
Medical, Inc. ("Omni Medical").



    THI, the successor to a business founded in 1981 and headquartered in Laguna Hills, California, represents manufacturers with product coverage principally in the infusion therapy market. THI sells its products to alternate-site health care providers throughout the United States from its distribution centers.



    HTD, the successor to a business founded in 1977 and headquartered in Bessemer, Alabama, represents manufacturers with product coverage in the surgical, anesthesiology, critical care, and cardiovascular/vascular markets. HTD sells its products primarily to hospitals in the Southeastern United States.



    MegaTech was founded in 1976 and maintains its headquarters in Baltimore, Maryland. It represents manufacturers with product coverage in the surgical and critical care markets. MegaTech sells its products principally to hospitals in the Northeastern United States.



    Bimeco maintains its headquarters in Largo, Florida. Bimeco is a distributor of medical equipment and related supplies. Bimeco's product line services hospitals as well as other health care markets.



    Omni Medical was founded in 1986 and maintains its headquarters in Redmond, Washington. It represents manufacturers with product coverage in the financial, anesthesiology, and critical care markets. Omni Medical sells its products primarily to hospitals in the Northwestern United States.



    As further discussed in Note 11, the Company was acquired by MEDIQ/PRN Life Support Services, Inc. ("MEDIQ/PRN") on June 15, 1999. Excluded from the accompanying financial statement presentation are the accounts of HTD, MegaTech, Omni Medical, and the acute care operations of Bimeco, all of which form the acute care division which was not acquired by MEDIQ/PRN. Such division was sold to a third party unrelated to MEDIQ/PRN and the Company simultaneously with the MEDIQ/ PRN transaction described in Note 11. The accompanying combined financial statements do not reflect an allocation of the MEDIQ/PRN purchase price. Reference to the Company hereafter is the Company excluding the acute care division.



2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES



BASIS OF PRESENTATION



    The accompanying combined financial statements have been prepared on the accrual basis of accounting and include the accounts of the Company and its subsidiaries, excluding the acute care division as described in Note 1. All significant intercompany amounts and transactions have been eliminated in combination.

      HTD CORPORATION AND SUBSIDIARIES, EXCLUDING THE ACUTE CARE DIVISION

                      FOR THE YEAR ENDED DECEMBER 31, 1998



2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)


USE OF ESTIMATES



    The preparation of financial statements in conformity with generally accepted accounting principles requires the use of estimates and assumptions by management in determining the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.



REVENUES AND EXPENSES



    The Company's revenues are primarily derived from sales of medical products and supplies under distribution agreements with various manufacturers and the renting of infusion pumps and other equipment under cancelable and noncancelable operating leases. Revenues are recorded at the time of shipment of products or performance of services. Revenues from the rental of infusion pumps and other equipment under cancelable and noncancelable operating leases are recognized as earned. Biomedical, commission, and installation revenues are recognized as the services are provided. Cost of revenues consists primarily of product costs, net of rebates, and freight charges. Selling expenses consist primarily of sales commissions, salaries of sales managers, travel and entertainment expenses, trade show expenses, and automobile allowances. General and administrative expenses consist primarily of executive compensation and related benefits, administrative salaries and benefits, office rent and utilities, communication expenses, and professional fees.



CASH AND CASH EQUIVALENTS



    For the purposes of the accompanying statement of net assets and statement of cash flows, the Company considers all investments with original maturities of three months or less to be cash equivalents.



INVENTORY



    Inventories consist primarily of medical supplies and equipment. Inventories, net of allowances of approximately $452,000, are valued at the lower of cost or market. Cost is determined using the first-in, first-out method. At December 31, 1998, management believes the Company had incurred no material impairments to the carrying values of its inventories, other than impairments for which provisions had been made.



PROPERTY AND EQUIPMENT



    Property and equipment are stated at cost, and depreciation is computed using the straight-line method over the estimated useful lives of the assets. Leasehold improvements are capitalized and amortized over the lesser of the life of the applicable lease or the estimated useful life of the applicable asset.



    Expenditures for repairs and maintenance are charged to expense when incurred. Expenditures for major renewals and betterments that extend the useful lives of existing equipment are capitalized and depreciated. On retirement or disposition of property and equipment, the cost and related accumulated depreciation are removed from the accounts and any resulting gain or loss is recognized in the statement of operations.

      HTD CORPORATION AND SUBSIDIARIES, EXCLUDING THE ACUTE CARE DIVISION

                      FOR THE YEAR ENDED DECEMBER 31, 1998



2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)


INTANGIBLE ASSETS



    Intangible assets originated in connection with the 1998 acquisitions (see
Note 3). Intangible assets are amortized on a straight-line basis over the following applicable amortization periods:



Goodwill....................................................  40 years
Covenants not to compete....................................  3-5 years
Patents.....................................................  17 years



LONG-LIVED ASSETS



    The Company continually evaluates whether events and circumstances have occurred that indicate that the remaining balance of long-lived assets, certain identifiable intangibles, and goodwill related to those assets to be held and used in the operations of the Company may be impaired and not be recoverable. In performing this evaluation, the Company uses an estimate of the related cash flows expected to result from the use of the asset and its eventual disposition. When this evaluation indicates the asset has been impaired, the Company will measure such impairment based on the asset's fair value and the amount of such impairment is charged to earnings.



OTHER NONCURRENT ASSETS



    Other noncurrent assets include deferred debt issuance costs of approximately $909,000. This amount is being amortized over a period approximating the term of the related debt of approximately seven years.



DEFERRED RENT



    Certain of the Company's facilities leases include scheduled rent increases and free rent periods. For financial reporting purposes, rent expense is recognized on a straight-line basis over the lease term. The difference between rent paid pursuant to the lease agreements and rent expense recognized for financial reporting purposes has been reported as deferred rent, and is included in other long-term liabilities in the accompanying combined statement of net assets.



INCOME TAXES



    The Company applies the liability method of accounting for income taxes. Under this method, deferred income taxes are recorded based on differences between the financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the underlying assets or liabilities are received or settled.



FAIR VALUE OF FINANCIAL INSTRUMENTS



    The Company's financial instruments consist primarily of cash and cash equivalents, trade receivables, trade payables, and debt instruments. The carrying amounts of those instruments reported in the accompanying combined statement of net assets are considered to estimate their respective fair values due to the short-term nature of such financial instruments and the current interest rate environment. The

      HTD CORPORATION AND SUBSIDIARIES, EXCLUDING THE ACUTE CARE DIVISION

                      FOR THE YEAR ENDED DECEMBER 31, 1998



2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)


carrying amounts of the Company's long-term debt and capital lease obligations reported in the accompanying combined statement of net assets are considered to approximate their respective fair values as these long-term instruments' interest rates approximate market rates at December 31, 1998.



CONCENTRATIONS OF CREDIT RISK



    In the normal course of business, the Company extends credit to its customers, which are primarily alternate-site health care providers. The Company regularly reviews its accounts receivable and makes provision for potentially uncollectible balances. At December 31, 1998, management believes the Company had incurred no material impairments to the carrying values of its accounts receivable, other than uncollectible amounts for which provisions had been made.



3. PRIVATE PLACEMENT AND BUSINESS COMBINATIONS



    On May 1, 1998, the Company (i) completed a private placement of 1,437,500 shares of the Company's common stock, at $8.00 per share and (ii) acquired in separate transactions (the "Acquisitions") four other companies (the "Founding Companies") for a total of $9.9 million in cash and 3,485,052 shares of common stock, of which 260,870 shares may be put to the Company during the 60-day period immediately following the first anniversary date of the closing of the Acquisitions in exchange for a $3.0 million subordinated promissory note of the Company. Since the shares may be put to the Company, such shares have been reported as Stock Repurchase Obligation in the accompanying combined statement of net assets.



    The total purchase price of the Acquisitions, as it relates to the net assets subsequently sold to MEDIQ/PRN, consisted of $5.2 million in cash and the issuance of the Company's common stock totaling $14.6 million. The total purchase price exceeded the fair value of net assets acquired by $18.4 million.



    The Acquisitions were accounted for under the purchase method of accounting; thus the combined financial statements reflect the operations of the Founding Companies from the date of the acquisition, exclusive of the acute care division for purposes of this presentation. For financial statement presentation purposes, HTD, one of the Founding Companies, in combination with the Company, has been identified as the accounting acquirer. Assuming the transaction had been consummated at January 1, 1998, the combined results of operations, excluding the acute care division, on a pro forma basis for the year ended December 31, 1998 would have been as follows:



                                                              (UNAUDITED)
                                                              -----------
Revenues....................................................  $60,337,966
Net income..................................................    1,759,994

      HTD CORPORATION AND SUBSIDIARIES, EXCLUDING THE ACUTE CARE DIVISION

                      FOR THE YEAR ENDED DECEMBER 31, 1998



4. PROPERTY AND EQUIPMENT



    Property and equipment at December 31, 1998 consist of the following:



                                                          ESTIMATED
                                                         USEFUL LIVES
                                                           IN YEARS      AMOUNT
                                                         ------------   --------
Office equipment.......................................           5     $325,053
Machinery and equipment................................           5      270,508
Furniture and fixtures.................................         5-7      196,396
Leasehold improvements.................................          10      195,523
                                                                        --------
                                                                         987,480
Less accumulated depreciation and amortization.........                  331,488
                                                                        --------
                                                                        $655,992
                                                                        ========



5. RENTAL EQUIPMENT



    Rental equipment at December 31, 1998 consists primarily of infusion pumps, which are depreciated over seven years:



Rental equipment............................................  $12,515,478
Less accumulated depreciation...............................    1,406,647
                                                              -----------
                                                              $11,108,831
                                                              ===========



6. INTANGIBLE ASSETS



    Intangible assets at December 31, 1998 consist of the following:



Goodwill....................................................  $18,375,709
Covenant not to compete.....................................      170,000
Patents.....................................................       41,407
                                                              -----------
                                                               18,587,116
Less accumulated amortization...............................      334,447
                                                              -----------
                                                              $18,252,669
                                                              ===========



7. LONG-TERM DEBT AND CAPITAL LEASE OBLIGATIONS



    During July 1998, the Company entered into a credit agreement with a financial institution consisting of a term loan, revolving credit line, and an acquisition credit facility. The $15 million revolving credit line expires on December 31, 2004 and bears interest at various rates ranging from 7.4% to 7.8% at December 31, 1998. Such rates are based on the leverage ratio of the Company and, at the Company's option, LIBOR or the Prime rate plus an applicable margin. At December 31, 1998, $4.0 million of the revolving credit line was at 7.4%, $1.8 million was at 7.5%, and $2.3 million was at 7.8%. Amounts outstanding under the revolving credit line amounted to approximately $8.1 million at December 31, 1998.

      HTD CORPORATION AND SUBSIDIARIES, EXCLUDING THE ACUTE CARE DIVISION

                      FOR THE YEAR ENDED DECEMBER 31, 1998



7. LONG-TERM DEBT AND CAPITAL LEASE OBLIGATIONS (CONTINUED)


Availability under the revolving credit line at December 31, 1998 was approximately $6.9 million. The weighted average interest rate on these borrowings during 1998 was 7.5%. These borrowings are secured by the Company's assets and guaranteed by the subsidiaries. The Company's long-term debt and capital lease obligations at December 31, 1998 consist of the following:



Term note payable, due in quarterly payments plus interest
  at the Bank's base rate plus an applicable margin rate
  (7.44% at December 31, 1998) through December 31, 2004,
  secured by the Company's assets and guaranteed by the
  subsidiaries..............................................  $11,750,000
Acquisition loan, due in fourteen scheduled installments
  commencing on September 30, 2001, bearing interest at a
  base rate plus an applicable margin rate (7.75% at
  December 31, 1998), secured by the Company's assets and
  guaranteed by the subsidiaries............................    1,320,000
Note payable due in a lump sum payment on April 30, 2005
  with no interest, unsecured...............................    2,025,000
Discount on note payable....................................     (763,820)
Capital lease obligations, interest at various rates, due in
  monthly installments through April 2000...................      752,701
                                                              -----------
  Total long-term debt......................................   15,083,881
Less current maturities.....................................      955,556
                                                              -----------
  Total.....................................................  $14,128,325
                                                              ===========



    The loan agreements contain various restrictive covenants generally common to such loan agreements which, among other things, require the Company to maintain minimum levels of equity and debt coverage ratios. At December 31, 1998, the Company was in compliance with the financial covenants. As of December 31, 1998, future minimum lease payments under capital lease obligations and maturities of debt are as follows:



                                                       CAPITAL
                                                        LEASES       DEBT
                                                       --------   -----------
1999.................................................  $493,534   $   500,000
2000.................................................   322,463     1,000,000
2001.................................................         0     1,750,000
2002.................................................         0     3,695,000
2003.................................................         0     2,875,000
Thereafter...........................................         0     5,275,000
                                                       --------   -----------
Total minimum lease payments and maturities..........   815,997   $15,095,000
                                                                  ===========
Less amounts representing interest...................    63,296
                                                       --------
Present value of minimum lease payments..............  $752,701
                                                       ========

      HTD CORPORATION AND SUBSIDIARIES, EXCLUDING THE ACUTE CARE DIVISION

                      FOR THE YEAR ENDED DECEMBER 31, 1998



8. EQUIPMENT RENTALS TO CUSTOMERS



    As discussed in Note 2, the Company rents biomedical equipment to various customers under noncancelable operating leases. Aggregate future minimum rentals to be received under noncancelable leases in effect at December 31, 1998 are as follows:



    Year ending December 31,



1999........................................................  $34,435
2000........................................................   21,964
2001........................................................   17,384
                                                              -------
                                                              $73,783
                                                              =======



9. INCOME TAXES



    The provision for federal and state income taxes at December 31, 1998 follows:



Federal:
  Current...................................................  $  989,691
  Deferred..................................................      95,184
                                                              ----------
                                                               1,084,875
                                                              ----------
State:
  Current...................................................     145,543
  Deferred..................................................      13,998
                                                              ----------
                                                                 159,541
                                                              ----------
                                                              $1,244,416
                                                              ==========



    Actual income tax expense differs from income tax expense computed by applying the U.S. federal statutory corporate tax rate of 34% to income before income taxes as follows:



Provision at the statutory rate.............................  $  841,250
Increase resulting from:
State income tax, net of federal benefit....................     105,297
Amortization................................................     125,915
Other.......................................................     171,954
                                                              ----------
                                                              $1,244,416
                                                              ==========

      HTD CORPORATION AND SUBSIDIARIES, EXCLUDING THE ACUTE CARE DIVISION

                      FOR THE YEAR ENDED DECEMBER 31, 1998



9. INCOME TAXES (CONTINUED)


    The tax effects of temporary differences representing deferred tax assets and liabilities result primarily from the following at December 31, 1998:



Deferred tax benefits:
  Accrued expenses..........................................  $ 688,873
  Inventory.................................................    242,791
  Allowance for doubtful accounts...........................    151,391
  Deferred rent.............................................     67,466
                                                              ---------
                                                              1,150,521
                                                              ---------
Deferred tax liabilities:
  Depreciation..............................................  1,318,393
  Other.....................................................     93,120
                                                              ---------
                                                              1,411,513
                                                              ---------
Net deferred tax liabilities................................  $ 260,992
                                                              =========



    At December 31, 1998, the Company had net operating loss carryforwards totalling approximately $3 million. The Company provided a valuation allowance equal to the deferred tax asset arising from the net operating loss carryforwards as future realization is uncertain.



10. COMMITMENTS AND CONTINGENCIES



LEASES



    The Company leases space for its warehouses and corporate office from third parties. Rent expense under these arrangements totaled approximately $1 million for the year ended December 31, 1998. The leases require the Company to pay taxes, maintenance, insurance, and certain other operating costs of the leased property.



    Future minimum lease payments required under noncancelable operating leases that have initial or remaining noncancelable lease terms in excess of one year at December 31, 1998 are as follows:



    Year ending December 31,



1999........................................................  $1,062,808
2000........................................................     855,696
2001........................................................     775,028
2002........................................................     411,658
2003........................................................     148,921
                                                              ----------
                                                              $3,254,111
                                                              ==========



INSURANCE



    The Company carries a broad range of insurance coverage, including general and business auto liability, commercial property, workers' compensation, and a general umbrella policy. The Company has

      HTD CORPORATION AND SUBSIDIARIES, EXCLUDING THE ACUTE CARE DIVISION

                      FOR THE YEAR ENDED DECEMBER 31, 1998



10. COMMITMENTS AND CONTINGENCIES (CONTINUED)


not incurred significant claims or losses under any of its insurance policies. The sale, distribution, rental, and repair of medical products involve a risk of product liability claims. The Company maintains product liability insurance coverage in amounts that it considers adequate.



SALES TAX CONSIDERATIONS



    Various states are increasingly seeking to impose sales or use taxes on interstate sales made into their state by out-of-state companies. Complex legal issues arise in these areas relating to, among other things, the required nexus of a business with a particular state, which may permit the state to require a business to collect such taxes. Although the Company believes that it has adequately provided for sales taxes on its sales, there can be no assurance as to the effect of actions state tax authorities may take on the Company's combined financial condition or the combined results of its operations.



LITIGATION



    The Company is a party to certain legal proceedings arising in the ordinary course of business. Management believes the outcome of such legal proceedings will not have a material adverse effect on the Company's combined financial condition or combined results of operations.



11. SUBSEQUENT EVENT (UNAUDITED)



    On June 15, 1999, all of the Company's issued and outstanding common stock along with THI and its subsidiaries representing the nonacute care business were acquired by MEDIQ/PRN pursuant to an Agreement and Plan of Merger dated
June 14, 1999. Total consideration paid by MEDIQ/PRN was approximately
$59.7 million, comprising $49.7 million in cash and $10.0 million aggregate value of capital stock of MEDIQ Incorporated, the parent company of MEDIQ/PRN. Following the acquisition, the Company, THI, and THI's subisidiaries were merged into MEDIQ/PRN. Contemporaneously with MEDIQ/PRN's acquisition of the Company, the Company sold to a third party unrelated to MEDIQ/PRN and the Company its subsidiaries representing the acute care division not acquired by MEDIQ/PRN for a purchase price of $17 million.



    In contemplation of the MEDIQ/PRN transaction, Bimeco's assets, liabilities, and operations related to its nonacute care business were transferred to THI in a nonmonetary transfer effective June 14, 1999.

      HTD CORPORATION AND SUBSIDIARIES, EXCLUDING THE ACUTE CARE DIVISION



                  CONDENSED COMBINED STATEMENTS OF NET ASSETS



                                  (SEE NOTE 2)



                                                               APRIL 30,      DECEMBER 31,
                                                                 1999             1998
                                                              -----------   ----------------
                                                              (UNAUDITED)   (SEE NOTE BELOW)
                           ASSETS
CURRENT ASSETS:
  Cash and cash equivalents.................................  $   961,716      $   154,024
  Accounts receivable, less allowance of $337,226 and
    $325,410, respectively..................................   11,987,973       12,001,754
  Inventory, net............................................    4,436,886        4,947,623
  Prepaid expenses and other current assets.................    1,657,026        2,310,931
                                                              -----------      -----------
      Total current assets..................................   19,043,601       19,414,332

PROPERTY AND EQUIPMENT (including Rental), net of
  accumulated depreciation and amortization of $2,806,356
  and $1,738,095, respectively..............................   11,849,954       11,764,823
INTANGIBLE ASSETS, net of accumulated amortization of
  $593,185 and $334,447, respectively.......................   17,993,931       18,252,669
OTHER NONCURRENT ASSETS.....................................      890,207          974,940
                                                              -----------      -----------
      Total assets..........................................  $49,777,693      $50,406,764
                                                              ===========      ===========

                 LIABILITIES AND NET ASSETS

CURRENT LIABILITIES:
  Current maturities of long-term debt and capital lease
    obligations.............................................  $   821,333      $   955,556
  Accounts payable..........................................    5,396,478        7,184,416
  Accrued expenses..........................................    2,851,059        2,326,024
                                                              -----------      -----------
      Total current liabilities.............................    9,068,870       10,465,996

REVOLVING CREDIT LINE.......................................    9,571,387        8,062,164
LONG-TERM DEBT AND CAPITAL LEASE OBLIGATIONS, net of current
  maturities................................................   14,019,863       14,128,325
STOCK REPURCHASE OBLIGATION.................................    3,000,005        3,000,005
OTHER LONG-TERM LIABILITIES.................................    2,036,023        2,041,047
                                                              -----------      -----------
      Total liabilities.....................................   37,696,148       37,697,537

NET ASSETS..................................................   12,081,545       12,709,227
                                                              -----------      -----------

      Total liabilities and net assets......................  $49,777,693      $50,406,764
                                                              ===========      ===========



Note: The statement of net assets at December 31, 1998 has been condensed from the audited financial statements at that date.



The accompanying notes are an integral part of this condensed combined statement of net assets.

      HTD CORPORATION AND SUBSIDIARIES, EXCLUDING THE ACUTE CARE DIVISION



                        COMBINED STATEMENT OF OPERATIONS



                                  (SEE NOTE 2)



                    FOR THE FOUR MONTHS ENDED APRIL 30, 1999



                                  (UNAUDITED)



REVENUES....................................................  $23,797,711
COST OF REVENUES............................................   16,532,815
                                                              -----------
  Gross profit..............................................    7,264,896
OPERATING EXPENSES:
  Selling...................................................      787,763
  General and administrative................................    2,680,141
  Depreciation and amortization.............................    1,326,999
                                                              -----------
                                                                4,794,903
  Income from operations....................................    2,469,993
OTHER INCOME (EXPENSE):
  Interest income...........................................       26,971
  Interest expense..........................................     (680,647)
  Other.....................................................     (142,293)
                                                              -----------
  Income before provision for income taxes..................    1,674,024
PROVISION FOR INCOME TAXES..................................      781,503
                                                              -----------
  Net income................................................  $   892,521
                                                              ===========



     The accompanying notes are an integral part of this combined financial statement.

      HTD CORPORATION AND SUBSIDIARIES, EXCLUDING THE ACUTE CARE DIVISION



                   CONDENSED COMBINED STATEMENT OF CASH FLOWS



                                  (SEE NOTE 2)



                    FOR THE FOUR MONTHS ENDED APRIL 30, 1999



                                  (UNAUDITED)



CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income................................................  $   892,521
  Adjustments to reconcile net income to net cash provided
    by operating activities, net............................    1,354,055
                                                              -----------
    Net cash provided by operating activities...............    2,246,576
                                                              -----------

CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchases of property and equipment.......................   (1,153,392)
                                                              -----------
    Net cash used in investing activities...................   (1,153,392)
                                                              -----------

CASH FLOWS FROM FINANCING ACTIVITIES:
  Principal payments on long-term debt and capital lease
    obligations.............................................     (454,472)
  Borrowings on long-term debt..............................      179,960
  Net borrowings on revolving credit line...................    1,509,223
  Other.....................................................   (1,520,203)
                                                              -----------
    Net cash used in financing activities...................     (285,492)
                                                              -----------

INCREASE IN CASH............................................      807,692

CASH AND CASH EQUIVALENTS, beginning of period..............      154,024
                                                              -----------
CASH AND CASH EQUIVALENTS, end of period....................  $   961,716
                                                              ===========



The accompanying notes are an integral part of this condensed combined financial statement.

      HTD CORPORATION AND SUBSIDIARIES, EXCLUDING THE ACUTE CARE DIVISION



              NOTES TO CONDENSED AND COMBINED FINANCIAL STATEMENTS



                    FOR THE FOUR MONTHS ENDED APRIL 30, 1999



                                  (UNAUDITED)



1. ORGANIZATION AND BASIS OF PRESENTATION



    As further discussed in Note 2, HTD Corporation (the "Company") along with its wholly owned subsidiary Triad Holdings, Inc. ("Triad") and its subsidiaries were acquired by MEDIQ/PRN Life Support Services, Inc. ("MEDIQ/PRN") on
June 15, 1999. MEDIQ/PRN is a wholly owned subsidiary of MEDIQ Incorporated ("MEDIQ"). The net assets acquired by MEDIQ/PRN represented the Company's nonacute care business, which principally consisted of sales of disposable products, rentals of moveable medical equipment, and biomedical repair services. The other subsidiaries of the Company--Healthcare Technology Delivery, Inc., MegaTech Medical, Inc., Bimeco, Inc. ("Bimeco"), and Omni
Medical, Inc.--represented the acute care division and were sold to a third party unrelated to MEDIQ/PRN and the Company simultaneously with the MEDIQ/PRN transaction as further described in Note 2. The combined financial statements presented herein are on a carved out basis that represent only the nonacute care business of the Company acquired by MEDIQ/PRN. The accompanying combined financial statements do not reflect an allocation of the MEDIQ/PRN purchase price.



    The condensed combined statement of net assets as of April 30, 1999 and the combined statement of operations and condensed combined statement of cash flows for the four months ended April 30, 1999 have been prepared by the Company without audit. In the opinion of management, all adjustments (consisting only of normal, recurring adjustments) necessary to present fairly the net assets, results of operations, and cash flows presented have been made. In preparing the financial statements presented on a carved out basis, the Company made certain estimates and allocations deemed reasonable under the circumstances.



    Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted. These condensed combined financial statements should be read in conjunction with the audited financial statements and notes thereto of the Company and Triad included elsewhere herein.



    The statements of operations and cash flows of the Company presented herein do not include the corresponding period of the prior fiscal year because such a comparison is not meaningful. During the four months ended April 30, 1998, the Company was a holding company without any significant assets or operations. The Company's nonacute care business, subsequently acquired by MEDIQ/PRN as discussed above and further in Note 2, was not formed until May 1, 1998 with the Company's acquisition of Triad and Bimeco. Triad was a significant acquiree of the Company during the year ended December 31, 1998. Triad's results of operations and cash flows for the four months ended April 30, 1998 represent the principal predecessor nonacute care business of the Company. Readers are directed to the separate financial statements of Triad for the four months ended April 30, 1998 included elsewhere herein.



2. SUBSEQUENT EVENT



    On June 15, 1999, all of the Company's issued and outstanding common stock along with Triad and its subsidiaries representing the nonacute care business were acquired by MEDIQ/PRN pursuant to an Agreement and Plan of Merger dated June 14, 1999. Total consideration paid by MEDIQ/PRN was approximately
$59.7 million, comprising $49.7 million in cash and $10.0 million aggregate value of capital stock of MEDIQ. Following the acquisition, the Company and Triad and its subsidiaries were merged into MEDIQ/PRN. Contemporaneously with MEDIQ/PRN's acquisition of the Company, the Company sold to

      HTD CORPORATION AND SUBSIDIARIES, EXCLUDING THE ACUTE CARE DIVISION

                    FOR THE FOUR MONTHS ENDED APRIL 30, 1999



                                  (UNAUDITED)



2. SUBSEQUENT EVENT (CONTINUED)


a third party unrelated to MEDIQ/PRN and the Company its subsidiaries representing the acute care division not acquired by MEDIQ/PRN as listed in
Note 1 for a purchase price of $17 million.



    In contemplation of the MEDIQ/PRN transaction, Bimeco's assets, liabilities, and operations related to its nonacute care business were transferred to Triad in a nonmonetary transfer effective June 14, 1999.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS



To Triad Holdings, Inc. and Subsidiaries:



    We have audited the accompanying consolidated statements of operations, changes in net assets, and cash flows for the four months ended April 30, 1998 of Triad Holdings, Inc. (a Delaware corporation) and Subsidiaries. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.



    We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.



    In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the results of their consolidated operations and their consolidated cash flows for the four months ended April 30, 1998 of Triad Holdings, Inc. and Subsidiaries in conformity with generally accepted accounting principles.



/s/ Arthur Andersen LLP
Birmingham, Alabama
July 29, 1999

                     TRIAD HOLDINGS, INC. AND SUBSIDIARIES



                      CONSOLIDATED STATEMENT OF OPERATIONS



                    FOR THE FOUR MONTHS ENDED APRIL 30, 1998



REVENUES....................................................  $15,535,062

COST OF REVENUES............................................   11,519,922
                                                              -----------
  Gross profit..............................................    4,015,140
                                                              -----------

OPERATING EXPENSES:
  Selling...................................................    1,217,032
  General and administrative................................    2,129,852
  Depreciation and amortization.............................      491,239
                                                              -----------
                                                                3,838,123
                                                              -----------
  Income from operations....................................      177,017

OTHER INCOME (EXPENSE):
  Interest income...........................................       28,296
  Interest expense..........................................     (201,546)
  Other, net................................................     (227,289)
                                                              -----------
  Loss before credit for income taxes.......................     (223,522)

CREDIT FOR INCOME TAXES.....................................      (64,800)
                                                              -----------
  Net loss..................................................  $  (158,722)
                                                              ===========



   The accompanying notes are an integral part of this consolidated financial statement.

                     TRIAD HOLDINGS, INC. AND SUBSIDIARIES



                CONSOLIDATED STATEMENT OF CHANGES IN NET ASSETS



                    FOR THE FOUR MONTHS ENDED APRIL 30, 1998



                                               COMMON STOCK
                                -------------------------------------------                               TOTAL
                                      CLASS A                CLASS B          ADDITIONAL                  STOCK-
                                --------------------   --------------------    PAID-IN      RETAINED     HOLDERS'
                                 SHARES      AMOUNT     SHARES      AMOUNT     CAPITAL      EARNINGS      EQUITY
                                ---------   --------   ---------   --------   ----------   ----------   ----------
BALANCE
  DECEMBER 31, 1997...........  1,362,190   $13,621    1,054,345   $10,543    $6,627,987   $1,222,033   $7,874,184
Stock options exercised.......          0         0       11,134       111        16,630            0       16,741
Net loss......................          0         0            0         0             0     (158,722)    (158,722)
                                ---------   -------    ---------   -------    ----------   ----------   ----------
BALANCE, APRIL 30, 1998.......  1,362,190   $13,621    1,065,479   $10,654    $6,644,617   $1,063,311   $7,732,203
                                =========   =======    =========   =======    ==========   ==========   ==========



   The accompanying notes are an integral part of this consolidated financial statement.

                     TRIAD HOLDINGS, INC. AND SUBSIDIARIES



                      CONSOLIDATED STATEMENT OF CASH FLOWS



                    FOR THE FOUR MONTHS ENDED APRIL 30, 1998



CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss....................................................  $ (158,722)
Adjustments to reconcile net loss to net cash provided by
  operating activities:
  Depreciation and amortization.............................     491,239
  Gain on disposal of property and equipment and rental
    equipment...............................................     (11,129)
  Provision for doubtful accounts...........................      20,000
  Increase (decrease) in operating cash flows resulting
    from:
    Accounts receivable.....................................    (227,621)
    Inventories.............................................    (504,661)
    Prepaid expenses and other current assets...............     480,918
    Other noncurrent assets.................................      (2,263)
    Accounts payable and accrued expenses...................   1,598,440
    Other long-term liabilities.............................        (176)
                                                              ----------
      Net cash provided by operating activities.............   1,686,025
                                                              ----------

CASH FLOWS FROM INVESTING ACTIVITIES:
Additions to property and equipment and rental equipment....    (699,926)
Proceeds from disposals of property and equipment and rental
  equipment.................................................      68,574
                                                              ----------
      Net cash used in investing activities.................    (631,352)
                                                              ----------

CASH FLOWS FROM FINANCING ACTIVITIES:
Borrowings on long-term debt................................     486,900
Principal payments on long-term debt and capital lease
  obligations...............................................    (527,814)
Net repayment of line of credit.............................  (1,101,287)
Payments on notes payable to stockholder....................      (8,628)
Proceeds from exercise of stock options.....................      16,741
                                                              ----------
      Net cash used in financing activities.................  (1,134,088)
                                                              ----------
DECREASE IN CASH AND CASH EQUIVALENTS.......................     (79,415)
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD..............     229,445
                                                              ----------
CASH AND CASH EQUIVALENTS, END OF PERIOD....................  $  150,030
                                                              ==========
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
      Cash paid for:
      Interest..............................................  $  201,546
                                                              ==========
      Income taxes..........................................  $        0
                                                              ==========

SUPPLEMENTAL DISCLOSURE OF NONCASH FINANCING ACTIVITIES:
      Rental equipment acquired under capital lease
        arrangements........................................  $  455,359
                                                              ==========



   The accompanying notes are an integral part of this consolidated financial statement.

                     TRIAD HOLDINGS, INC. AND SUBSIDIARIES



                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



                    FOR THE FOUR MONTHS ENDED APRIL 30, 1998



1. BUSINESS AND ORGANIZATION



    Triad Holdings, Inc. (the "Company") conducts business through its operating subsidiaries, Triad Medical, Inc. ("TMI"), which was incorporated in June 1980, and Triad Infusion Products, Inc. ("TIPI"), which was incorporated in October 1996. The Company is primarily engaged in the contract sale and distribution of medical supplies, devices, drugs, and durable equipment to home infusion health care providers throughout the United States. Additionally, the Company rents and services infusion pumps and leases biomedical equipment. The Company became a wholly owned subsidiary of HTD Corporation subsequent to April 30, 1998. (See Note 7)



2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES



BASIS OF PRESENTATION



    The accompanying consolidated financial statements have been prepared on the accrual basis of accounting and include the accounts of the Company and its subsidiaries as described in Note 1. All significant intercompany amounts and transactions have been eliminated in consolidation.



USE OF ESTIMATES



    The preparation of financial statements in conformity with generally accepted accounting principles requires the use of estimates and assumptions by management in determining the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.



REVENUES AND EXPENSES



    The Company's revenues are primarily derived from sales of medical products and supplies under distribution agreements with various manufacturers and the renting of infusion pumps and other equipment under cancelable and noncancelable operating leases. Revenues are recorded at the time of shipment of products or performance of services. Revenues from the rental of infusion pumps and other equipment under cancelable and noncancelable operating leases are recognized as earned. Biomedical, commission, and installation revenues are recognized as the services are provided. Cost of revenues consists primarily of product costs, net of rebates, and freight charges. Selling expenses consist primarily of sales commissions, salaries of sales managers, travel and entertainment expenses, trade show expenses, and automobile allowances. General and administrative expenses consist primarily of executive compensation and related benefits, administrative salaries and benefits, office rent and utilities, communication expenses, and professional fees.



CASH AND CASH EQUIVALENTS



    The Company considers all investments with original maturities of three months or less to be cash or cash equivalents.



PROPERTY AND EQUIPMENT



    Expenditures for repairs and maintenance are charged to expense when incurred. On retirement or disposition of property and equipment, the cost and related accumulated depreciation are removed from the accounts and any resulting gain or loss is recognized in the statement of operations.

                     TRIAD HOLDINGS, INC. AND SUBSIDIARIES

                    FOR THE FOUR MONTHS ENDED APRIL 30, 1998



2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)


DEFERRED RENT



    Certain of the Company's facilities leases include scheduled rent increases and free rent periods. For financial reporting purposes, rent expense is recognized on a straight-line basis over the lease term.



INCOME TAXES



    The Company applies the liability method of accounting for income taxes. Under this method, deferred income taxes are recorded based on differences between the financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the underlying assets or liabilities are received or settled.



STOCK-BASED COMPENSATION



    In accordance with Statement of Financial Accounting Standards ("SFAS")
No. 123, the Company accounts for stock option grants in accordance with Accounting Principles Board ("APB") Opinion No. 25, Accounting for Stock Issued to Employees, and has adopted the "disclosure only" alternative allowed under SFAS No. 123.



CONCENTRATIONS OF CREDIT RISK



    In the normal course of business, the Company extends credit to its customers which are primarily home infusion health care providers. The Company regularly reviews its accounts receivable and makes provision for potentially uncollectible balances. At December 31, 1998, management believes the Company had incurred no material impairments to the carrying values of its accounts receivable, other than uncollectible amounts for which provisions had been made.



3. INCOME TAXES



    The credit for federal and state income taxes is as follows:



Federal:
  Current...................................................  $(55,080)
  Deferred..................................................         0
                                                              --------
                                                               (55,080)
                                                              --------
State:
  Current...................................................    (9,720)
  Deferred..................................................         0
                                                              --------
                                                                (9,720)
                                                              --------
                                                              $(64,800)
                                                              ========



    The actual income tax credit differs from the income tax credit computed by applying the U.S. federal statutory corporate tax rate of 34% to income before income taxes because of state taxes and other miscellaneous items.

                     TRIAD HOLDINGS, INC. AND SUBSIDIARIES

                    FOR THE FOUR MONTHS ENDED APRIL 30, 1998



4. SIGNIFICANT SUPPLIERS



    Purchases from two vendors accounted for 40% of total purchases in the four-month period ended April 30, 1998. Although there are a limited number of suppliers, management believes that other suppliers could provide similar products on comparable terms. A change in suppliers, however, could cause a delay in product sales and a possible loss in revenues, which could affect operating results adversely.



5. STOCKHOLDERS' EQUITY



COMMON STOCK CLASSES



    At April 30, 1998 and December 31, 1997, the Company had two classes of Common Stock: Class A convertible Common Stock (Class A Common Stock) and Class B Common Stock.



    Holders of shares of Class A Common Stock may convert their shares into Class B Common Stock on a share-for-share basis at any time. The Class A Common Stock will be automatically converted into shares of Class B Common Stock upon the consummation of a qualified public offering that occurs before May 2000, or after May 2000 but only if the current holders of shares of Class A Common Stock shall have previously distributed their Class A Common Stock to certain third parties. Should the Company meet certain profitability objectives, the holders of shares of Class A Common Stock will be required to return 106,465 of the previously issued shares back to the Company.



    Holders of shares of Class A Common Stock vote as a class with the holders of shares of Class B Common Stock on the basis of one vote per share. Holders of shares of Class A Common Stock are entitled to dividends or other distributions declared or paid on each share of Class A Common Stock when and in the same amount as any dividend or other distribution is declared or paid on each share of Class B Common Stock.



STOCKHOLDERS' AGREEMENT



    Under an agreement between the Company and the holders of Class B Common Stock, (i) the Company's prior written consent is required for certain transfers and assignments of shares of Class B Common Stock, (ii) the Company has a right of first refusal on any sales of Class B Common Stock, and (iii) if a holder of shares of Class B Common Stock dies, the Company is obligated to repurchase the deceased holder's shares of Class B Common Stock for the greater of the estimated fair value of the shares, as determined annually by the Company's board of directors, or the insurance proceeds received by the Company on the death of the holder.



STOCK OPTIONS



    A 1992 Company stock option plan (the "Plan") provides for the grant of options to purchase shares of the Company's common stock to employees, officers, consultants, and directors of the Company. The timing of exercise for individual option grants is at the discretion of the Plan's administrator. Each option expires no later than 10 years after the date the option is granted (five years if the option is granted to a 10% stockholder) and generally vests over a three-year period.



    An option granted to an employee will expire (i) one year after the employee's employment by the Company terminates because of death or a permanent disability or (ii) 90 days after the employee's termination of employment for any other reason.

                     TRIAD HOLDINGS, INC. AND SUBSIDIARIES

                    FOR THE FOUR MONTHS ENDED APRIL 30, 1998



5. STOCKHOLDERS' EQUITY (CONTINUED)


    Market price is generally calculated by taking a factor of earnings before interest, taxes, depreciation, and amortization. As the exercise price on the date of grant equaled the market price, no compensation expense is recognized in the consolidated financial statements pursuant to APB Opinion No. 25. Stock option activity under the Plan is as follows:



                                                                                                WEIGHTED
                                                                SHARES                          AVERAGE
                                                              SUBJECT TO        EXERCISE        EXERCISE
                                                               OPTIONS           PRICE           PRICE
                                                              ----------   ------------------   --------
Balance, December 31, 1997..................................    151,624    $      1.50--$8.64    $5.42
Exercised...................................................     11,134           1.50-- 5.51     1.51
Cancelled/forfeited.........................................      2,500                  5.51     5.51
                                                                -------
Balance, April 30, 1998.....................................    137,990    $      1.50--$8.64    $5.73
                                                                =======



    At April 30, 1998, options to purchase 32,490 shares of common stock at a weighted average price of $4.31 per share were exercisable. The weighted average remaining contractual life for all options outstanding at April 30, 1998 is
8.1 years.



    Pursuant to SFAS 123, the fair value of each option granted to employees and directors is estimated using the Black-Scholes option-pricing model on the date of grant using assumptions for: (i) dividend yield, (ii) volatility factor,
(iii) weighted-average risk-free interest rate, and (iv) expected life of option.



    As discussed in Note 2, the Company has elected the "disclosure only" alternative allowed under SFAS No. 123. Accordingly, the Company is required to disclose pro forma net income (loss) over the vesting period of the options. However, the pro forma effect for the four months ended April 30, 1998 is immaterial.



6. COMMITMENTS AND CONTINGENCIES



INSURANCE



    The Company carries a broad range of insurance coverage, including general and business auto liability, commercial property, workers' compensation, and a general umbrella policy. The Company has not incurred significant claims of losses under any of its insurance policies.



    The sale, distribution, rental, and repair of medical products involve a risk of product liability claims. The Company maintains product liability insurance coverage in amounts that it considers adequate.



SALES TAX CONSIDERATIONS



    Various states are increasingly seeking to impose sales or use taxes on interstate sales made into their states by out-of-state companies. Complex legal issues arise in these areas relating to, among other things, the required nexus of a business with a particular state, which may permit the state to require a business to collect such taxes. Although the Company believes that it has adequately provided for sales taxes on its sales, there can be no assurance as to the effect of actions state tax authorities may take on the Company's consolidated financial condition or the consolidated results of operations.

                     TRIAD HOLDINGS, INC. AND SUBSIDIARIES

                    FOR THE FOUR MONTHS ENDED APRIL 30, 1998



6. COMMITMENTS AND CONTINGENCIES (CONTINUED)


LITIGATION



    The Company is party to certain legal proceedings arising in the ordinary course of business. Management believes the outcome of such legal proceedings will not have a material adverse effect on the Company's consolidated financial position or consolidated results of operations.



7. SUBSEQUENT EVENT (UNAUDITED)



    On May 1, 1998, all of the Company's issued and outstanding common stock was acquired by HTD Corporation. Total consideration paid by HTD Corporation was $13.2 million, comprising $3.0 million in cash and $10.2 million aggregate value of the capital stock of HTD Corporation.



    On June 15, 1999, all of the issued and outstanding common stock of HTD Corporation, the Company, and the Company's subsidiaries were acquired by MEDIQ/PRN Life Support Services, Inc. ("MEDIQ/PRN") pursuant to an Agreement and Plan of Merger dated June 14, 1999. Total consideration paid by MEDIQ/PRN was approximately $59.7 million, comprising $49.7 million in cash and $10.0 million aggregate value of capital stock of MEDIQ Incorporated, the parent company of MEDIQ/PRN. Following the acquisition, HTD Corporation along with the Company and its subsidiaries were merged into MEDIQ/ PRN.



    In contemplation of the MEDIQ/PRN transaction, the assets, liabilities, and operations of Bimeco, Inc., a wholly owned subsidiary of HTD Corporation, related to its nonacute care business were transferred to the Company in a nonmonetary transfer effective June 14, 1999.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

    NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR SOLICITATION OF AN OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH AN OFFER IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF OR THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE SUCH DATE.

                            ------------------------


                               TABLE OF CONTENTS



                                          PAGE
                                        --------
Available Information.................      i
Disclosure Regarding Forward-Looking
  Statements..........................     ii
Summary...............................      1
Risk Factors..........................     12
The Transactions......................     20
Use of Proceeds.......................     23
Market Information and Dividends......     24
Capitalization........................     25
Pro Forma Condensed Consolidated
  Statements of Operations............     26
Selected Consolidated Historical
  Financial Information...............     34
Management's Discussion and Analysis
  of Financial Condition and Results
  of Operations.......................     37
Business..............................     47
Management............................     62
Ownership of Capital Stock............     67
Description of Capital Stock..........     70
Certain Relationships and Related
  Transactions........................     75
Description of Certain Indebtedness...     76
Description of the Warrants...........     81
Plan of Distribution..................     85
Notice to Canadian Residents..........     86
Certain U.S. Federal Income Tax
  Considerations......................     87
Legal Matters.........................     91
Experts...............................     91
Index to Financial Statements.........    F-1


UNTIL       (90 DAYS AFTER THE DATE OF THIS PROSPECTUS), ALL DEALERS THAT EFFECT
TRANSACTIONS IN THE SECURITIES, WHETHER OR NOT PARTICIPATING IN THE ORIGINAL DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

                               MEDIQ INCORPORATED

                                140,885 Warrants
                                  to Purchase
                                91,209 Shares of
                                  Common Stock

                             ---------------------

                                   PROSPECTUS

                             ---------------------

-------------------------------------------
-------------------------------------------

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION


    The following costs were incurred in the initial registration of the
Warrants:



SEC Registration Fee........................................  $    222
Accounting Fees.............................................  $ 45,538
Printing and Engraving Expenses.............................  $131,832
Legal Fees and Expenses (other than blue sky)...............  $ 64,410
Underwriters Fees and Expenses..............................  $ 31,530
Miscellaneous Expense.......................................  $  1,029
                                                              --------
    Total...................................................  $274,561
                                                              ========


ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

    The Certificate of Incorporation of Holdings provides that the directors of Holdings shall be entitled to the benefits of all limitations on the liability of directors generally that are now or hereafter become available under the DGCL and that, without limiting the generality of the foregoing, no director shall be liable to Holdings or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to Holdings or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, relating to prohibited dividends or distributions or the repurchase or redemption of stock, or
(iv) for any transaction from which the director derived an improper personal benefit. The By-laws of Holdings provide that Holdings shall indemnify any person who was or is party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a "proceeding"), by reason of the fact that such person is or was a director or officer of Holdings or a constituent corporation absorbed in a consolidation or merger, or is or was serving at the request of Holdings or a constituent corporation absorbed in a consolidation or merger, as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, or is or was a director or officer of Holdings serving at its request as an administrator, trustee or other fiduciary of one or more of the employee benefit plans of Holdings or other enterprise, against expenses (including attorneys' fees), liability and loss actually and reasonably incurred or suffered by such person in connection with such proceeding, whether or not the indemnified liability arises or arose from any threatened, pending or completed proceeding by or in the right of Holdings, except to the extent that such indemnification is prohibited by applicable law. The By-laws of Holdings further provide that expenses incurred by a director or officer of Holdings in defending a proceeding shall be paid by Holdings in advance of the final disposition of such proceeding subject to the provisions of any applicable statute. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling Holdings pursuant to the foregoing provisions, Holdings has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

    The directors and officers of Holdings are insured against certain liabilities under Holdings' directors' and officers' liability insurance.

    The foregoing summary of the Certificate of Incorporation and By-laws of Holdings is qualified in its entirety by reference to the relevant provisions of Holdings' Certificate of Incorporation and By-laws, which are filed as exhibits to this Registration Statement.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES


    On May 6, 1998, Holdings commenced an offering of Senior Discount Debentures due 2009 (the "Old Debentures") to "qualified institutional buyers" (as defined in Rule 144A under the Securities Act). That offering was consummated on May 29, 1998 with the sale of 140,885 Units (the "Units"), each Unit consisting of one 13% Senior Discount Debenture due 2009 with a principal amount at maturity of $1,000 and one Warrant (a "Warrant") to purchase 0.6474 shares of Holdings' Common Stock. The aggregate offering price of the Units was $75,000,129. The aggregate discount to the initial purchasers of the Units was 3%, or $2,625,004. An exchange offer registration statement was filed by Holdings that became effective on October 21, 1998 with respect to an exchange of the Old Debentures for registered debentures having substantially identical terms (the "New Debentures"). All but $20.0 million of the Old Debentures were exchanged for registered debentures. The $20.0 million of Old Debentures remained unregistered at October 1, 1999 . This Post Effective Amendment is filed to update the initial registration of the Warrants and the shares of Common Stock issuable upon exercise of the Warrants that became effective on October 22, 1998.



    On September 3, 1998, Holdings sold 74,823 shares of Common Stock to Thomas
E. Carroll, Jay M. Kaplan and certain other persons for aggregate proceeds of $748,230. Such sales were made in reliance upon exemptions available under
Section 4(2) of the Securities Act or Regulation D promulgated thereunder. There were fewer than 35 purchasers in such offering. All but one of such purchasers were members of management or employees of the Company. Holdings believes that each purchaser who was not an accredited investor, either alone or with his purchaser representative(s), had the requisite knowledge and experience in financial and business matters that rendered such purchaser capable of evaluating the merits and risks of an investment in Common Stock.



    In June 1999, Holdings issued (i) 44,225 shares of Common Stock,
(ii) 513,548 shares of Series A Preferred Stock, (iii) 146,303 shares of
Series B Preferred Stock and (iv) 264,438 shares of Series C Preferred Stock to PENMAN. The shares of Holdings were issued in a private placement pursuant to
Section 4(2) of the Securities Act in exchange for 1,218,763 shares of common stock of HTD owned by PENMAN in connection with the HTD Acquisition.


ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

    (a) Exhibits:

       EXHIBIT
         NO.                                    DESCRIPTION
---------------------   ------------------------------------------------------------
         2.1            Agreement and Plan of Merger dated as of January 14, 1998, as amended as of April 27, 1998, by and between Holdings and
                        MQ (incorporated by reference to Annex A of the Proxy
                        Statement/Prospectus included in Form S-4 Registration
                        Statement originally filed by Holdings on February 13, 1998, as amended, File No. 333-46233)*

         2.2            Stock Option Agreement dated January 14, 1998 between MQ and the persons signatory thereto (incorporated by reference to
                        Annex E of the Proxy Statement/Prospectus included in Form
                        S-4 Registration Statement originally filed by Holdings on
                        February 13, 1998, as amended, File No. 333-46233)*

         2.3            Stockholder Agreements between BRS and the Rotko Entities
                        (incorporated by reference to Annex F of the Proxy
                        Statement/Prospectus included in Form S-4 Registration
                        Statement originally filed by Holdings on February 13, 1998, as amended, File No. 333-46233)*

       EXHIBIT
         NO.                                    DESCRIPTION
---------------------   ------------------------------------------------------------
         2.4            Rollover Agreement dated January 14, 1998 by and among
                        Holdings, MQ and the Rotko Entities (incorporated by
                        reference to Annex G of the Proxy Statement/Prospectus
                        included in Form S-4 Registration Statement originally filed by Holdings on February 13, 1998, as amended, File No.
                        333-46233)*

         2.5            Agreement and Plan of Merger dated July 23, 1996 among
                        Holdings, Cardinal Health, Inc., Panther Merger Corp. and
                        PCI Services, Inc. (incorporated by reference to Exhibit 2.1 to Schedule 13D filed by Cardinal Health, Inc. on July 29,
                        1996, File No. 5-42666)*

         2.6            Amended and Restated Stock Purchase Agreement dated November
                        20, 1996 among Holdings, MEDIQ Investment Services, Inc. and
                        NutraMax Products, Inc. (incorporated by reference to
                        Exhibit 2(a) to Annual Report on Form 10-K filed by NutraMax
                        Products, Inc. for the fiscal year ended September 28, 1996,
                        File No. 0-18671)*

         2.7            Affiliate Letter to Cardinal Health, Inc. from Holdings
                        dated August 16, 1996 (incorporated by reference to Exhibit
                        4 to Current Report on Form 8-K filed by Holdings on October
                        21, 1996, File No. 1-08147)*

         2.8            Stock Purchase Agreement dated November 13, 1997 among
                        Holdings, MEDIQ Investment Services, Inc. and InnoServ
                        Technologies, Inc. (incorporated by reference to Exhibit 2.8 to Annual Report on Form 10-K filed by Holdings for the
                        fiscal year ended September 30, 1997, File No. 1-08147)*

         2.9            Asset Purchase Agreement dated November 6, 1996 among
                        Holdings, MEDIQ Mobile X-Ray Services, Inc. and Symphony
                        Diagnostic Services No. 1, Inc. (incorporated by reference to Exhibit 2.5 to Annual Report on Form 10-K filed by
                        Holdings for the fiscal year ended September 30, 1996, File
                        No. 1-08147)*

        2.10            Asset Purchase Agreement dated as of April 24, 1998 among
                        MEDIQ/PRN, CH Medical, Inc. and the other parties named
                        therein (incorporated by reference to Exhibit 2 to Current
                        Report on Form 8-K filed by Holdings on April 28, 1998, File
                        No. 1-08147)*

        2.11            Agreement and Plan of Merger dated June 14, 1999 among
                        Holdings, MEDIQ/PRN, HTD and other parties name therein
                        (incorporated by reference to Exhibit 2 to Current Report on
                        Form 8-K filed by MEDIQ/PRN on June 28, 1999, File No.
                        1-11286)*

         3.1            Certificate of Incorporation of Holdings*

         3.2            By-laws of Holdings*

         4.1            Credit Agreement dated as of May 29, 1998 among MEDIQ/PRN, the Lender Parties party thereto, Banque Nationale de Paris, as Administrative Agent, Swing Line Bank, Initial Issuing
                        Bank and Arranger, NationsBank, N.A., as Syndication Agent,
                        and Credit Suisse First Boston, as Documentation Agent
                        (incorporated by reference to Exhibit 4.3 to Current Report on Form 8-K filed by Holdings on June 15, 1998, File No.
                        1-08147)*

         4.2            Indenture dated as of July 1, 1993 between Holdings and
                        First Union Bank, N.A. (formerly First Fidelity Bank, N.A.)
                        for 7.5% Exchangeable Subordinated Debentures due 2003
                        (incorporated by reference to Exhibit 4.1 to Form S-2
                        Registration Statement originally filed by Holdings on April
                        28, 1993, as amended, File No. 33-61724)*

         4.3            Form of 7.5% Exchangeable Subordinated Debentures due 2003
                        (incorporated by reference to Exhibit 4.2 to Form S-2
                        Registration Statement originally filed by Holdings on April
                        28, 1993, as amended, File No. 33- 61724)*

       EXHIBIT
         NO.                                    DESCRIPTION
---------------------   ------------------------------------------------------------
         4.4            Indenture dated as of May 15, 1998 among MEDIQ/PRN, the
                        Subsidiary Guarantors and United States Trust Company of New
                        York, as Trustee (incorporated by reference to Exhibit 4.2 to Current Report on Form 8-K filed by Holdings on June 15,
                        1998, File No. 1-08147)*

         4.5            Form of Old Note (included in Exhibit 4.4)*

         4.6            Form of New Note (included in Exhibit 4.4)*

         4.7            Indenture dated as of May 15, 1998 between Holdings and
                        United States Trust Company of New York, as Trustee
                        (incorporated by reference to Exhibit 4.1 to Current Report on Form 8-K filed by Holdings on June 15, 1998, File No.
                        1-08147)*

         4.8            Form of Old Debenture (included in Exhibit 4.7)*

         4.9            Form of New Debenture (included in Exhibit 4.7)*

        4.10            Warrant Agreement dated May 29, 1998 between Holdings and
                        United States Trust Company of New York, as Warrant Agent
                        (incorporated by reference to Exhibit 4.10 to Current Report on Form 8-K filed by Holdings on June 15, 1998, File No.
                        1-08147)*

        4.11            Form of Warrant (included in Exhibit 4.10)*

        4.12            Registration Rights Agreement dated May 21, 1998 among
                        Holdings, MEDIQ/PRN, the Subsidiary Guarantors, Credit
                        Suisse First Boston Corporation, NationsBanc Montgomery
                        Securities LLC and Banque Nationale de Paris (incorporated by reference to Exhibit 4.5 to Current Report on Form 8-K filed by Holdings on June 15, 1998, File No. 1-08147)*

        4.13            Registration Rights Agreement dated as of May 29, 1998 among
                        Holdings, MEDIQ/PRN, the investors named therein and MQ
                        Acquisition Corporation (incorporated by reference to
                        Exhibit 4.6 to Current Report on Form 8-K filed by Holdings on June 15, 1998, File No. 1-08147)*

        4.14            Securities Purchase and Holders Agreement dated as of May
                        29, 1998 among Holdings, the investors named therein and MQ
                        Acquisition Corporation (incorporated by reference to
                        Exhibit 4.7 to Current Report on Form 8-K filed by Holdings on June 15, 1998, File No. 1-08147)*

        4.15            Asset Purchase Agreement dated as of June 26, 1998 among
                        MEDIQ/PRN, National Patient Care Systems, Inc. and the other parties named therein (incorporated by reference to Exhibit
                        4 to Quarterly Report on Form 10-Q filed by Holdings for the fiscal quarter ended June 30, 1998, File No. 000-15500)*

         5.1            Opinion of Dechert Price & Rhoads*

        10.1            MEDIQ Executive Security Plan (incorporated by reference to
                        Exhibit 10.6 to Annual Report on Form 10- K filed by
                        Holdings for the fiscal year ended September 30, 1995, File
                        No. 1-08147)*

        10.2            Employment contract dated as of April 27, 1995 with Thomas
                        E. Carroll (incorporated by reference to Exhibit 10.9 to
                        Annual Report on Form 10-K filed by Holdings for the fiscal year ended September 30, 1995, File No. 1-08147)*

        10.3            Amendment No. 1 dated as of November 14, 1997 to employment contract with Thomas E. Carroll (incorporated by reference to Exhibit 10.9(a) to Annual Report on Form 10-K filed by
                        Holdings for the fiscal year ended September 30, 1997, File
                        No. 1-08147)*

       EXHIBIT
         NO.                                    DESCRIPTION
---------------------   ------------------------------------------------------------
        10.4            Employment contract dated as of June 20, 1995 with Jay M.
                        Kaplan (incorporated by reference to Exhibit 10.10 to Annual
                        Report on Form 10-K filed by Holdings for the fiscal year
                        ended September 30, 1995, File No. 1-08147)*

        10.5            Letter Agreement dated January 14, 1998 by and between
                        Bruckmann, Rosser, Sherrill & Co., Inc. and Holdings
                        (incorporated by reference to Exhibit 2.7 to Current Report on Form 8-K filed by Holdings on January 21, 1998, File No.
                        1-08147)*

        10.6            1998 MEDIQ Stock Option Plan dated October 1, 1998
                        (incorporated by reference to Exhibit 10.5 to Annual Report on Form 10-K filed by Holdings for the fiscal year ended
                        September 30, 1998, File No. 1-08147)*

        11.1            Statement of Per Share Amounts

        12.1            Statement of Ratios of Earnings to Fixed Charges

        12.2            Statements of Ratios of Adjusted EBITDA to Interest Expense
                        and Debt to Adjusted EBITDA

        21.1            Subsidiaries of Holdings

        23.1            Consent of Deloitte & Touche LLP

        23.2            Consent of Dechert Price & Rhoads (included in Exhibit 5.1)*

        23.3            Consent of BDO Seidman, LLP

        23.4            Consent of Arthur Andersen LLP

        24.1            Power of Attorney (included on signature page)*

        27.1            Financial Data Schedule for the periods ended September 30,
                        1998 and June 30, 1999*


------------------------

*   Previously filed.

    (b) Financial Statement Schedules:

           Schedule II--Valuation and Qualifying Accounts and Reserves

           Schedules not listed above are omitted because of the absence of the conditions under which they are required or because the information required by such omitted schedules is set forth in the financial statements or the notes thereto.

ITEM 17. UNDERTAKINGS

    (a) The undersigned Registrant hereby undertakes:

        (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

           (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

           (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

           (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

        (2) that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

        (3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    (b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


    Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Pennsauken, State of New Jersey, on the 1st day of November, 1999.


                                                       MEDIQ INCORPORATED

                                                       By:            /s/ THOMAS E. CARROLL
                                                            -----------------------------------------
                                                                        Thomas E. Carroll
                                                              PRESIDENT AND CHIEF EXECUTIVE OFFICER


    Pursuant to the requirements of the Securities Act of 1933, as amended, this Post-Effective Amendment No. 1 to the Registration Statement has been signed below by the following persons in the capacities indicated on November 1, 1999.



                      SIGNATURE                                            TITLE
                      ---------                                            -----
                /s/ THOMAS E. CARROLL
     -------------------------------------------       President, Chief Executive Officer and
                  Thomas E. Carroll                      Director (Principal Executive Officer)

                  /s/ JAY M. KAPLAN                    Senior Vice President--Finance, Treasurer and
     -------------------------------------------         Chief Financial Officer (Principal
                    Jay M. Kaplan                        Accounting Officer)

               /s/ BRUCE C. BRUCKMANN
     -------------------------------------------       Director
                 Bruce C. Bruckmann

               /s/ STEPHEN C. SHERRILL
     -------------------------------------------       Director
                 Stephen C. Sherrill

               /s/ ROBERT T. THOMPSON
     -------------------------------------------       Director
                 Robert T. Thompson


*By:                  /s/ JAY M. KAPLAN
            --------------------------------------
                        Jay M. Kaplan
                       Attorney-in-fact

           INDEPENDENT AUDITORS' REPORT ON THE SUPPLEMENTAL SCHEDULE


Board of Directors and Stockholders
MEDIQ Incorporated
Pennsauken, New Jersey



    Our audits were conducted for the purpose of forming an opinion on the basic financial statements taken as a whole. The supplemental schedule listed in item 16(b) is presented for the purpose of additional analysis and is not a required part of the basic financial statements. This schedule is the responsibility of the Company's management. Such schedule has been subjected to the auditing procedures applied in our audits of the basic financial statements and, in our opinion, is fairly stated in all material respects when considered in relation to the basic financial statements taken as a whole.



/s/ DELOITTE & TOUCHE LLP
Philadelphia, Pennsylvania
December 30, 1998

                      MEDIQ INCORPORATED AND SUBSIDIARIES

                                  SCHEDULE II

                 VALUATION AND QUALIFYING ACCOUNTS AND RESERVES


                 YEARS ENDED SEPTEMBER 30, 1998, 1997 AND 1996


                                 (IN THOUSANDS)


              COL A                   COL B                  COL C                    COL D         COL E
              -----                   -----      ------------------------------       -----         -----
                                                           ADDITIONS
                                                 ------------------------------
                                    BALANCE AT   CHARGED TO                                       BALANCE AT
                                    BEGINNING    COSTS AND       CHARGED TO                         END OF
DESCRIPTION                         OF PERIOD     EXPENSES    OTHER ACCOUNTS(1)   DEDUCTIONS(2)     PERIOD
-----------                         ----------   ----------   -----------------   -------------   ----------
Year ended September 30, 1998:
    Allowance for doubtful
      accounts....................    $4,077        7,912            2,482            3,039         $11,432
                                                                                                    =======

Year ended September 30, 1997:
    Allowance for doubtful
      accounts....................    $2,383        3,234              478            2,018         $ 4,077
                                                                                                    =======

Year ended September 30, 1996:
    Allowance for doubtful
      accounts....................    $2,207        1,237               --            1,061         $ 2,383
                                                                                                    =======


------------------------

(1) Primarily represents allowances for doubtful accounts related to acquisitions.


(2) Represents accounts directly written-off, net of recoveries.